File No. 333-_________

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________

FORM S-4

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

CHEMICAL FINANCIAL CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Michigan (State or Other Jurisdiction of Incorporation or Organization)	6022 (Primary Standard Industrial Classification Code Number)	38-2022454 (IRS Employer Identification Number)

235 E. Main Street
Midland, Michigan 48640
(989) 839-5350
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

David B. Ramaker Chairman, Chief Executive Officer and President 235 East Main Street Midland, Michigan 48640 (989) 839-5350

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Jeffrey A. Ott	J. Brennan Ryan
Charlie Goode	John M. Jennings
Warner Norcross & Judd LLP	Nelson Mullins Riley & Scarborough LLP
111 Lyon Street, N.W., Suite 900	Atlantic Station
Grand Rapids, Michigan 49503-2487	201 17th Street NW, Suite 1700
(616) 752-2000	Atlanta, Georgia 30363
(404) 322-6000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑              Accelerated filer ☐                  Non-accelerated filer ☐               Smaller reporting company ☐

                                                                            (do not check if smaller reporting company)

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock	35,094,409	N/A	$1,211,525,896	$122,000.66

(1)	Represents the maximum number of shares of Chemical Financial Corporation common stock that may be issued upon the completion of the merger described in this registration statement. The amount is based on the exchange of each share of Talmer Bancorp, Inc. Class A common stock for 0.4725 shares of Chemical Financial Corporation common stock and the exchange of each outstanding stock option of Talmer Bancorp, Inc. for the option to purchase 0.525 shares of Chemical Financial Corporation common stock.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and 457(f) under the Securities Act. The proposed maximum aggregate offering price was calculated by multiplying (i) 73,531,168, the estimated maximum number of shares of Talmer Bancorp, Inc. Class A common stock to be received by the Registrant or cancelled upon completion of the merger, including 66,846,744 shares of Class A common stock and 6,684,424 shares of Class A common stock reserved for issuance upon the exercise of outstanding stock options by (ii) $17.94, the average of the high and low prices per share of Talmer Bancorp, Inc. common stock as reported on the NASDAQ Stock Market on March 29, 2016, less (iii) $107.6 million, the estimated aggregate amount of cash expected to be paid by the Registrant in exchange for shares of Talmer Bancorp, Inc. common stock.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this joint proxy statement and prospectus is subject to completion and amendment. A registration statement relating to the securities described in this joint proxy statement and prospectus has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy these securities be accepted prior to the time the registration statement becomes effective. This joint proxy statement and prospectus shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any jurisdiction, in which such offer, solicitation or sale would be unlawful prior to registration under the securities laws of any such jurisdiction.

PRELIMINARY — SUBJECT TO COMPLETION — DATED MARCH 31, 2016

JOINT PROXY STATEMENT AND PROSPECTUS

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT

The board of directors of Chemical Financial Corporation is furnishing this joint proxy statement and prospectus and the accompanying form of proxy to Chemical shareholders to solicit proxies to vote at a special meeting of Chemical’s shareholders to be held on [●], at [●] local time, at the Midland Center for the Arts, 1801 W. St. Andrews Drive, Midland, Michigan and at any adjournments of the special meeting. The board of directors of Talmer Bancorp, Inc. is furnishing this joint proxy statement and prospectus and the accompanying form of proxy to Talmer shareholders to solicit proxies to vote at a special meeting of Talmer’s shareholders to be held on [●], at [●] local time, at Somerset Inn, 2601 West Big Beaver Road, Troy, Michigan 48084 and at any adjournments of the special meeting.

Chemical and Talmer entered into an Agreement and Plan of Merger, dated as of January 25, 2016. Under the terms of the merger agreement, Talmer will be merged with and into Chemical, with Chemical as the surviving corporation. The boards of directors of each of Chemical and Talmer have unanimously adopted the merger agreement and authorized and approved the merger and the other transactions contemplated thereby. At the special meetings, each of Chemical shareholders and Talmer shareholders will be asked to approve, among other things, a proposal to approve the merger agreement. Each of the boards of directors of Chemical and Talmer unanimously recommend that their respective shareholders vote “FOR” the proposal to approve the merger agreement and “FOR” all of the remaining proposals to be voted on at their respective special meeting as set forth in this joint proxy statement and prospectus.

Completion of the merger is subject to regulatory approval, approval of the merger agreement by Chemical and Talmer shareholders and other customary closing conditions. Upon completion of the merger, Talmer shareholders will receive 0.4725 shares of Chemical common stock and $1.61 in cash, without interest, for each share of Talmer Class A common stock that they own. The exchange ratio is fixed and will not be adjusted to reflect stock price changes prior to the effective time of the merger. Chemical shareholders will continue to own their existing Chemical shares.

Chemical common stock and Talmer Class A common stock are currently traded on The NASDAQ Stock Market under the symbols “CHFC” and “TLMR,” respectively. On January 25, 2016, the date of the Merger Agreement, the closing price per share of Chemical common stock was $29.70 and the closing price per share of Talmer Class A common stock was $16.00. On March 30, 2016, the closing price per share of Chemical common stock was $36.22 and the closing price per share of Talmer Class A common stock was $18.30. We urge you to obtain current market quotations for the shares of Chemical common stock and Talmer Class A common stock.

Your vote is important. Please submit your proxy as soon as possible regardless of whether or not you expect to attend the meeting in person.

Please read this joint proxy statement and prospectus carefully because it contains important information about the merger and the merger agreement. Read carefully the risk factors beginning on page 23. You can also obtain additional information about Chemical and Talmer from documents that each has filed with the Securities and Exchange Commission at www.sec.gov.

The shares of Chemical common stock to be issued in the merger are not deposits or savings accounts or other obligations of any bank or savings association, and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency. Chemical common stock is subject to investment risks, including possible loss of value.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this joint proxy statement and prospectus or determined if this joint proxy statement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This joint proxy statement and prospectus is dated [●]

and is first being mailed to Chemical shareholders on or about [●]

and to Talmer shareholders on or about [●].

 Chemical Financial Corporation
235 E. Main Street
Midland, Michigan 48640
(989) 839-5350

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To Be Held On [●]

To the Shareholders of Chemical Financial Corporation:

We are pleased to invite you to attend the special meeting of shareholders of Chemical Financial Corporation, a Michigan corporation (“Chemical”), which will be held at the Midland Center for the Arts, 1801 W. St. Andrews Drive, Midland, Michigan, on [●] at [●], local time, for the following purposes:

1.	To approve the Agreement and Plan of Merger, dated as of January 25, 2016, by and between Talmer Bancorp, Inc. (“Talmer”) and Chemical Financial Corporation (the “merger agreement”), under which Talmer will merge with and into Chemical (the “merger”), a copy of which is included as Annex A to the joint proxy statement and prospectus of which this notice is a part;

2.	To vote on a proposal to approve the issuance of shares of Chemical common stock, $1 par value per share, to shareholders of Talmer in connection with the merger;

3.	To vote on a proposal to approve an amendment to Chemical’s Articles of Incorporation to increase the number of authorized shares of common stock from 60 million to 100 million, a copy of which amendment is included as Annex B to the joint proxy statement and prospectus of which this notice is a part;

4.	To cast a non-binding, advisory vote to approve the compensation that may be paid or become payable to Chemical’s named executive officers that is based on or otherwise related to the merger (the “Chemical merger-related compensation proposal”); and

5.	To vote on a proposal to approve the adjournment of the Chemical special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve proposals 1 through 3 listed above (the “Chemical adjournment proposal”).

We will also transact such other business as may properly come before the special meeting or any adjournment of the special meeting.

The Chemical board of directors has fixed the close of business on [●] as the record date for the Chemical special meeting. Only Chemical shareholders of record at that time are entitled to receive notice of, and to vote at, the Chemical special meeting or any adjournment of the special meeting.

The Chemical board of directors has unanimously adopted the merger agreement and authorized and approved the merger and the other transactions contemplated thereby, and unanimously recommends that Chemical shareholders vote “FOR” the proposal to approve the merger agreement, “FOR” the proposal to approve the issuance of shares of Chemical common stock to Talmer shareholders in connection with the merger, “FOR” the proposal to approve the amendment to Chemical’s Articles of Incorporation, “FOR” the Chemical merger-related compensation proposal, and “FOR” the Chemical adjournment proposal.

Your vote is very important. Whether or not you expect to attend the Chemical special meeting in person, please vote your shares as promptly as possible by (i) visiting the internet site listed on the proxy,

(ii) calling the toll-free number listed on the proxy or (iii) submitting your proxy by mail by using the provided self-addressed, stamped envelope.

The enclosed joint proxy statement and prospectus provides a detailed description of the merger and the merger agreement and the other matters to be considered at the Chemical special meeting. We urge you to carefully read the joint proxy statement and prospectus, including any documents incorporated by reference, and the Annexes in their entirety. If you have any questions concerning the merger or the joint proxy statement and prospectus, would like additional copies or need help voting your shares of Chemical common stock, please contact Lori A. Gwizdala at (800) 867-9757.

By Order of the Chemical Board of Directors /s/ David B. Ramaker David B. Ramaker Chairman, Chief Executive Officer and President

[●], 2016

Midland, Michigan

Talmer Bancorp, Inc.

2301 West Big Beaver Road, Suite 525

Troy, Michigan 48084

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON [●], 2016

To the Shareholders of Talmer Bancorp, Inc.:

We are pleased to invite you to attend the special meeting of shareholders of Talmer Bancorp, Inc., which will be held on [●], 2016, at [●], local time, at the Somerset Inn, 2601 West Big Beaver Road, Troy, Michigan 48084, for the following purposes:

1.	To approve the Agreement and Plan of Merger, dated as of January 25, 2016, by and between Talmer Bancorp, Inc. (“Talmer”) and Chemical Financial Corporation (“Chemical”), as it may be amended from time to time (the “merger agreement”), a copy of which is included as Annex A to the joint proxy statement and prospectus of which this notice is a part, under which Talmer will merge with and into Chemical;

2.	To cast a non-binding, advisory vote, to approve the compensation that may be paid or become payable to Talmer’s named executive officers that is based on or otherwise related to the merger (the “Talmer merger-related compensation proposal”);

3.	To vote on a proposal to approve the adjournment or postponement of the Talmer special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve the merger agreement (the “Talmer adjournment proposal”); and

4.	To transact such other business as may properly come before the special meeting or any adjournments of the special meeting.

The Talmer board of directors has set [●], 2016 as the record date for the Talmer special meeting. Only holders of record of shares of Talmer Class A common stock at the close of business on [●], 2016 will be entitled to notice of, and to vote at, the Talmer special meeting and any adjournment or postponements thereof.

Talmer shareholder approval of the merger agreement is required to complete the merger, which requires the affirmative vote of a majority of the issued and outstanding shares of Talmer Class A common stock entitled to vote at the special meeting.

The Talmer board of directors has unanimously adopted the merger agreement and authorized and approved the merger and the transactions contemplated thereby, has recommended the merger agreement to Talmer shareholders, and recommends that you vote “FOR” the proposal to approve the merger agreement, “FOR” the Talmer merger-related compensation proposal, and “FOR” the Talmer adjournment proposal.

Your vote is very important. We urge you to vote your shares now whether or not you expect to attend the Talmer special meeting in person. Submitting a proxy now will not prevent you from being able to vote in person at the Talmer special meeting. You may revoke your proxy at any time before the proxy is voted by following the procedures described in the joint proxy statement and prospectus.

Voting by the Internet is fast and convenient, and your vote is immediately confirmed and tabulated. You may also vote by completing, signing, dating and returning the accompanying proxy card in the enclosed self-addressed, stamped envelope furnished for that purpose. If your shares are held in the name of a bank, broker or other nominee, please follow the instructions on the voting instruction card furnished by such bank, broker or other nominee.

The enclosed joint proxy statement and prospectus provides a detailed description of the merger and the merger agreement and the other matters to be considered at the Talmer special meeting. We urge you to carefully read the joint proxy statement and prospectus, including any documents incorporated by reference, and the Annexes in their entirety. If you have any questions concerning the merger or the joint proxy statement and prospectus, would like additional copies or need help voting your shares of Talmer Class A common stock, please contact Brad Adams at (248) 498-2862.

On behalf of the board of directors, /s/ David T. Provost David T. Provost President and Chief Executive Officer

[●], 2016

Troy, Michigan

TABLE OF CONTENTS

Page

ABOUT THIS JOINT PROXY STATEMENT AND PROSPECTUS	1
ADDITIONAL INFORMATION	2
QUESTIONS AND ANSWERS	3
SUMMARY	7
The Companies	7
The Merger	8
Summary Historical Consolidated Financial Data of Talmer	14
GAAP Reconciliation and Management Explanation of Non-GAAP Financial Measures	15
Summary Historical Consolidated Financial Data of Chemical	17
Summary Selected Pro Forma Combined Data (Unaudited)	19
Comparative Per Share Data (Unaudited)	20
Comparative Market Prices	20
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	22
RISK FACTORS	23
THE CHEMICAL PROPOSALS	27
Chemical Proposal 1 – Approval of the Merger Agreement	27
Chemical Proposal 2 – Approval of Issuance of Chemical Shares to Talmer Shareholders in the Merger	27
Chemical Proposal 3 – Approval of the Amendment to Chemical's Articles of Incorporation	27
Chemical Proposal 4 – Chemical Merger-Related Compensation Proposal	28
Chemical Proposal 5 – Chemical Adjournment Proposal	28
THE TALMER PROPOSALS	28
Talmer Proposal 1 – Approval of the Merger Agreement	28
Talmer Proposal 2 – Talmer Merger-Related Compensation Proposal	29
Talmer Proposal 3 – Talmer Adjournment Proposal	29
THE CHEMICAL SPECIAL MEETING	30
Date, Time and Place	30
Purpose of the Chemical Special Meeting	30
Recommendation of the Chemical Board of Directors	30
Chemical Record Date; Shareholders Entitled to Vote	30
Voting by Chemical's Directors and Executive Officers	31
Quorum and Adjournment	31
Required Vote	31
Voting of Proxies by Holders of Record	32
Shares Held in Street Name	32
Attending the Meeting; Voting in Person	32
Revocation of Proxies	33
Solicitation of Proxies	33
THE TALMER SPECIAL MEETING	34
Date, Time and Place	34
Purpose of the Talmer Special Meeting	34

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Recommendations of the Talmer Board of Directors	34
Talmer Record Date; Shareholders Entitled to Vote	34
Voting by Talmer’s Directors and Executive Officers	34
Quorum and Adjournment	35
Required Vote	35
Voting of Proxies by Holders of Record	35
Shares Held in Street Name	36
Attending the Meeting; Voting in Person	36
Revocation of Proxies	37
Solicitation of Proxies	37
THE MERGER	38
Effects of the Merger	38
Background of the Merger	38
Talmer’s Reasons for the Merger and Recommendation of the Talmer Board of Directors	52
Chemical’s Reasons for the Merger and Recommendation of the Chemical Board of Directors	55
Opinion of Chemical's Financial Advisor in Connection with the Merger	58
Opinion of Talmer's Financial Advisor in Connection with the Merger	69
Certain Talmer Unaudited Prospective Financial Information	80
Interests of Certain Chemical Directors and Executive Officers in the Merger	81
Interests of Certain Talmer Directors and Executive Officers in the Merger	82
Board of Directors and Management Following the Merger	88
Regulatory Clearances Required for the Merger	89
Exchange of Shares in the Merger	89
Litigation Related to the Merger	90
Bank Consolidation Following the Merger	90
Chemical Dividend Policy	90
Listing of Chemical Common Stock	91
De-Listing and Deregistration of Talmer Stock	91
Support Agreements	91
No Appraisal or Dissenters’ Rights	91
THE MERGER AGREEMENT	92
General; The Merger	92
When the Merger Becomes Effective	92
Merger Consideration	93
Dividends and Distributions	93
Treatment of Talmer Awards	93
Procedure for Receiving Merger Consideration	94
Lost, Stolen or Destroyed Certificates	95
Representations and Warranties	95
Conduct of Business Pending the Completion of the Transaction	97
Restrictions on Solicitation	100
Changes in Board Recommendations	101
Efforts to Obtain Required Shareholder Approvals	102
Efforts to Complete the Transactions	102
Other Covenants and Agreements	102
Conditions to Completion of the Transaction	103

ii

Termination of the Merger Agreement	105
Termination Fees and Expenses; Liability for Breach	107
Governance of the Combined Company Following the Completion of the Transaction	109
Indemnification and Insurance	110
Amendments, Extensions and Waivers	110
Governing Law	110
No Third Party Beneficiaries	111
Specific Performance	111
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES	112
Tax Consequences of the Merger Generally	112
Tax Consequences of the Merger to Chemical and Talmer	114
ACCOUNTING TREATMENT	114
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION	115
COMPARISON OF RIGHTS OF SHAREHOLDERS	122
Authorized Capital Stock	122
Issuance of Additional Shares	122
Number and Classification of Directors	123
Election of Directors	123
Nomination of Director Candidates by Shareholders	123
Removal of Directors	124
Indemnification of Directors, Officers and Employees	124
Shareholder Proposals	124
Special Meetings of Shareholders	125
Shareholder Action Without a Meeting	125
Amendment of Articles of Incorporation and Bylaws	125
Business Combination Restrictions and Other Shareholder Limitations	125
NO APPRAISAL OR DISSENTERS’ RIGHTS	126
LEGAL MATTERS	126
EXPERTS	126
Chemical	126
Talmer	126
SHAREHOLDER PROPOSALS	126
OTHER MATTERS PRESENTED AT THE MEETINGS	127
WHERE YOU CAN FIND MORE INFORMATION	128
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE	128

Annex A – Agreement and Plan of Merger, dated as of January 25, 2016

Annex B – Amendment to Chemical Financial Corporation Articles of Incorporation

Annex C – Opinion of Sandler O’Neill & Partners, L.P.

Annex D – Opinion of Keefe, Bruyette & Woods, Inc.

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ABOUT THIS JOINT PROXY STATEMENT AND PROSPECTUS

This joint proxy statement and prospectus, which forms part of a registration statement on Form S-4 filed with the U.S. Securities and Exchange Commission (referred to as the “SEC”) by Chemical, constitutes a prospectus of Chemical under Section 5 of the Securities Act of 1933, as amended (referred to as the “Securities Act”), with respect to the shares of Chemical common stock to be offered to Talmer shareholders in connection with the merger. This joint proxy statement and prospectus also constitutes a joint proxy statement for both Chemical and Talmer under Section 14(a) of the Securities Exchange Act of 1934, as amended (referred to as the “Exchange Act”). It also constitutes a notice of meeting with respect to the special meeting of Chemical shareholders and a notice of meeting with respect to the special meeting of Talmer shareholders.

You should rely only on the information contained in or incorporated by reference into this joint proxy statement and prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this joint proxy statement and prospectus. You should not assume that the information contained in this joint proxy statement and prospectus is accurate as of any date other than the date of this joint proxy statement and prospectus. You should not assume that the information incorporated by reference into this joint proxy statement and prospectus is accurate as of any date other than the date of the incorporated document. Neither our mailing of this joint proxy statement and prospectus to Chemical shareholders or Talmer shareholders nor the issuance by Chemical of shares of common stock pursuant to the merger will create any implication to the contrary.

This joint proxy statement and prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation. Information contained in this joint proxy statement and prospectus regarding Chemical has been provided by Chemical and information contained in this joint proxy statement and prospectus regarding Talmer has been provided by Talmer.

All references in this joint proxy statement and prospectus to “Chemical” refer to Chemical Financial Corporation. All references in this joint proxy statement and prospectus to “Talmer” refer to Talmer Bancorp, Inc. All references in this joint proxy statement and prospectus to “we,” “our” and “us” refer to Chemical and Talmer collectively, unless otherwise indicated or as the context requires.

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ADDITIONAL INFORMATION

This joint proxy statement and prospectus incorporates important business and financial information about Chemical and Talmer from other documents filed with the SEC that are not included in or delivered with this joint proxy statement and prospectus. You can obtain any of the documents filed with the SEC by Chemical and/or Talmer at no cost from the SEC’s website at www.sec.gov. You can also obtain the documents incorporated by reference into this joint proxy statement and prospectus free of charge by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

Chemical Financial Corporation

235 E. Main Street
Midland, Michigan 48640
(800) 867-9757

Attention: Lori A. Gwizdala

Talmer Bancorp, Inc.

2301 W. Big Beaver Road, Suite 525

Troy, Michigan 48084

(248) 498-2862

Attention: Brad Adams

Investors may also visit Chemical’s or Talmer’s website for more information about Chemical or Talmer, respectively. Chemical’s website is www.chemicalbankmi.com. Talmer’s website is www.talmerbank.com. Information included on these websites is not incorporated by reference into, and does not constitute a part of, this joint proxy statement and prospectus.

If you would like to request any documents, please do so by [●] in order to receive them before the special meetings.

For a more detailed description of the information incorporated by reference in this joint proxy statement and prospectus and how you may obtain it, see “Where You Can Find More Information” beginning on page 128.

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QUESTIONS AND ANSWERS

Q:     Why am I receiving this joint proxy statement and prospectus and what will I be asked to vote on?

A:     Chemical and Talmer have agreed to a merger pursuant to the terms of the merger agreement, a copy of which is included in this joint proxy statement and prospectus as Annex A. In order to complete the merger, among other things, Chemical shareholders must approve the merger agreement, the issuance of shares of Chemical common stock to Talmer shareholders in connection with the merger, and an amendment to Chemical’s Articles of Incorporation to increase the number of authorized shares of capital stock of Chemical and Talmer shareholders must approve the merger agreement. In addition, while not a condition to the closing of the merger, Chemical shareholders will vote on the Chemical merger-related compensation proposal and the Chemical adjournment proposal and Talmer shareholders will vote on the Talmer merger-related compensation proposal and the Talmer adjournment proposal.

Chemical and Talmer will hold separate special meetings of their shareholders to vote on these proposals.

Q:     What will I receive in the merger?

A:     Chemical shareholders: Whether or not the merger is completed, Chemical shareholders will retain the Chemical common stock that they currently own. They will not receive any merger consideration, and they will not receive any cash or any additional shares of Chemical common stock in the merger.

Talmer shareholders: If the merger is completed, Talmer shareholders will receive 0.4725 shares of Chemical common stock and $1.61 in cash, without interest, for each share of Talmer Class A common stock that they hold at the effective time of the merger plus cash in lieu of any fractional share of Chemical common stock. The exchange ratio is fixed and will not be adjusted to reflect stock price changes prior to the effective time of the merger. We urge you to obtain current market quotations for the shares of Chemical common stock and Talmer Class A common stock.

Q:     When and where will the special meetings be held?

A:     Chemical shareholders: The special meeting of Chemical shareholders will be held at the Midland Center for the Arts, 1801 W. St. Andrews Drive, Midland, Michigan, on [•], at [•], local time.

Talmer shareholders: The special meeting of Talmer shareholders will be held at the Somerset Inn, 2601 West Big Beaver Road, Troy, Michigan 48084, on [•], at [•], local time.

Q:     Who is entitled to vote at the special meetings?

A:     Chemical shareholders: The record date for the Chemical special meeting is [•]. Only record holders of shares of Chemical common stock at the close of business on such date are entitled to notice of, and to vote at, the Chemical special meeting.

Talmer shareholders: The record date for the Talmer special meeting is [•]. Only record holders of shares of Talmer Class A common stock at the close of business on such date are entitled to notice of, and to vote at, the Talmer special meeting.

Q:     What constitutes a quorum at the special meetings?

A:     Chemical shareholders: Shareholders who hold shares representing at least a majority of the shares entitled to vote at the Chemical special meeting must be present in person or represented by proxy to constitute a quorum. All shares of Chemical common stock represented at the Chemical special meeting, including shares that are represented but that vote to abstain, will be treated as present for purposes of determining the presence or absence of a quorum.

Talmer shareholders: Shareholders who hold shares representing at least a majority of the shares entitled to vote at the Talmer special meeting must be present in person or represented by proxy to constitute a quorum. All shares of

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Talmer Class A common stock represented at the Talmer special meeting, either in person or by proxy, including shares that are represented but that vote to abstain, will be treated as present for purposes of determining the presence or absence of a quorum.

Q:     How many votes do I have?

A:     Chemical shareholders: With respect to each proposal to be presented at the Chemical special meeting, holders of Chemical common stock are entitled to one vote for each share of Chemical common stock owned at the close of business on the Chemical record date.

Talmer shareholders: With respect to each proposal to be presented at the Talmer special meeting, holders of Talmer Class A common stock are entitled to one vote for each share of Talmer Class A common stock owned at the close of business on the Talmer record date.

Q:     What vote is required to approve each proposal?

A:     Chemical shareholders: The proposal to approve the merger agreement and the proposal to amend Chemical’s Articles of Incorporation each require the affirmative vote of a majority of the issued and outstanding shares of Chemical common stock entitled to vote at the Chemical special meeting. Failures to vote, broker non-votes and abstentions will have the same effect as a vote against this proposal.

The remaining proposals each require the approval of a majority of the votes cast on the proposal at the Chemical special meeting. Failures to vote, broker non-votes and abstentions will have no effect on the vote for the proposal.

Talmer shareholders: The proposal to approve the merger agreement requires the affirmative vote of a majority of the issued and outstanding shares of Talmer Class A common stock entitled to vote at the special meeting. Failures to vote, broker non-votes and abstentions will have the same effect as a vote against this proposal.

The remaining proposals each require the affirmative vote of a majority of the votes cast on the proposal at the Talmer special meeting. Failures to vote, broker non-votes and abstentions will have no effect on the vote for the proposal.

Q:     How does the Chemical board of directors recommend that Chemical shareholders vote?

A:     The Chemical board of directors unanimously recommends that Chemical shareholders vote “FOR” the proposal to approve the merger agreement, “FOR” the proposal to approve the issuance of shares of Chemical common stock to Talmer shareholders in connection with the merger, “FOR” the proposal to approve the amendment to Chemical’s Articles of Incorporation, “FOR” the Chemical merger-related compensation proposal, and “FOR” the Chemical adjournment proposal.

Q:     How does the Talmer board of directors recommend that Talmer shareholders vote?

A:     The Talmer board of directors unanimously recommends that Talmer shareholders vote “FOR” the proposal to approve the merger agreement, “FOR” the Talmer merger-related compensation proposal, and “FOR” the Talmer adjournment proposal.

Q:     How do I vote if I am a shareholder of record?

A:     Chemical shareholders: If you were a record holder of Chemical common stock at the close of business on the record date for the Chemical special meeting, you may vote in person by attending the Chemical special meeting or, you may authorize a proxy to vote by:

  submitting your Chemical proxy by mail by using the provided self-addressed, stamped envelope;

  visiting the internet site listed on the Chemical proxy and following the instructions provided on that site anytime until [●]; or

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  calling the toll-free number listed on the Chemical proxy and following the instructions provided in the recorded message anytime until [●].

Talmer shareholders: If you were a record holder of Talmer Class A common stock at the close of business on the record date for the Talmer special meeting, you may vote in person by attending the Talmer special meeting or, you may authorize a proxy to vote by:

  visiting the internet site listed on the Talmer proxy and following the instructions provided on that site anytime until [●]; or

  submitting your Talmer proxy by mail by using the provided self-addressed, stamped envelope.

Q:     My shares are held in “street name” by my broker, bank or other nominee. Will my broker, bank or other nominee automatically vote my shares for me?

A:     No. If your shares are held through a stock brokerage account or a bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” The “record holder” of such shares is your broker, bank or other nominee, and not you. If this is the case, this joint proxy statement and prospectus has been forwarded to you by your broker, bank or other nominee. You must provide the record holder of your shares with instructions on how to vote your shares. Otherwise, your broker, bank or other nominee may not vote your shares on any of the proposals to be considered at the Chemical special meeting or the Talmer special meeting, as applicable, and a broker non-vote will result.

Please follow the voting instructions provided by your broker, bank or other nominee so that it may vote your shares on your behalf. Please note that you may not vote shares held in street name by returning a proxy card directly to Chemical or Talmer or by voting in person at the special meeting unless you first obtain a “legal proxy” from your broker, bank or other nominee.

Q:     What will happen if I return my proxy without indicating how to vote?

A:     Chemical shareholders: If you properly complete and sign your proxy card but do not indicate how your shares of Chemical common stock should be voted on a proposal, the shares of Chemical common stock represented by your proxy will be voted as the Chemical board of directors recommends and, therefore, “FOR” the proposal to approve the merger agreement, “FOR” the proposal to approve the issuance of shares of Chemical common stock to Talmer shareholders in connection with the merger, “FOR” the proposal to approve the amendment to Chemical’s Articles of Incorporation, “FOR” the Chemical merger-related compensation proposal, and “FOR” the Chemical adjournment proposal.

Talmer shareholders: If you properly complete and sign your proxy card but do not indicate how your shares of Talmer Class A common stock should be voted on a proposal, the shares of Talmer Class A common stock represented by your proxy will be voted as the Talmer board of directors recommends and, therefore, “FOR” the proposal to approve the merger agreement, “FOR” the Talmer merger-related compensation proposal, and “FOR” the Talmer adjournment proposal.

Q:     Can I change my vote or revoke my proxy after I have returned a proxy or voting instruction card?

A:     Yes. If you are the record holder of either Chemical or Talmer stock, you can change your vote or revoke your proxy at any time before your proxy is voted at the applicable special meeting. You can do this by:

  timely delivering a signed written notice of revocation to the Corporate Secretary of Chemical or Talmer, as applicable;

  timely delivering a new, valid proxy bearing a later date; or

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  attending the special meeting and voting in person. Simply attending the Chemical special meeting or the Talmer special meeting without voting will not revoke any proxy that you have previously given or change your vote.

 If you hold shares of either Chemical or Talmer in “street name,” you must contact your broker, bank or other nominee to change your vote.

Q:     Do I need to do anything with my shares of common stock other than vote for the proposals at the special meeting?

A:     Chemical shareholders: If you are a Chemical shareholder, after the merger is completed, you are not required to take any action with respect to your shares of Chemical common stock.

Talmer shareholders: If you are a Talmer shareholder, after the merger is completed, each share of Talmer Class A common stock that you hold will be converted automatically into the right to receive 0.4725 shares of Chemical common stock and $1.61 in cash, without interest, together with cash in lieu of any fractional share. You will receive instructions at that time regarding exchanging your Talmer shares for shares of Chemical common stock. You do not need to take any action at this time. Please do not send your Talmer stock certificates with your proxy.

Q:     Are shareholders entitled to appraisal or dissenters’ rights?

A:     No. Neither the shareholders of Talmer nor the shareholders of Chemical are entitled to appraisal rights or dissenters’ rights in connection with the merger under Michigan law or otherwise.

Q:     What if I hold shares in both Chemical and Talmer?

A:     If you are both a Chemical shareholder and a Talmer shareholder, you will receive two separate packages of proxy materials. A vote cast as a Chemical shareholder will not count as a vote cast as a Talmer shareholder, and a vote cast as a Talmer shareholder will not count as a vote cast as a Chemical shareholder. Therefore, please separately submit a proxy for each of your Chemical and Talmer shares.

Q:     Who can help answer my questions?

A:     Shareholders of Chemical or Talmer who have questions about the merger, the other matters to be voted on at the special meetings, or how to submit a proxy or who desire additional copies of this joint proxy statement and prospectus or additional proxy cards should contact:

Chemical Financial Corporation

235 E. Main Street

Midland, Michigan 48640

(800) 867-9757

Attention: Lori A. Gwizdala

Talmer Bancorp, Inc.

2301 W. Big Beaver Road, Suite 525

Troy, Michigan 48084

(248) 498-2862

Attention: Brad Adams

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SUMMARY

The Companies

Chemical

Chemical Financial Corporation

235 E. Main Street

Midland, Michigan 48640

Telephone:  (989) 839-5350

Chemical is a financial holding company with its business concentrated in a single industry segment – commercial banking. Chemical is headquartered in Midland, Michigan and is the second largest banking company headquartered and operating branch offices in Michigan. Chemical’s common stock trades on the NASDAQ Stock Market under the symbol CHFC and is one of the issues comprising The NASDAQ Global Select Market.

As of December 31, 2015, Chemical had total assets of $9.2 billion, total loans of $7.3 billion, total deposits of $7.5 billion and total shareholders’ equity of $1.0 billion. Chemical operates through a single subsidiary bank, Chemical Bank.  As of December 31, 2015, Chemical Bank had 185 banking offices spread over 47 counties in Michigan.

More information about Chemical is available by visiting the “investor info” section of its website at www.chemicalbankmi.com. Information contained on Chemical’s website does not constitute part of, and is not incorporated into, this joint proxy statement and prospectus. For a complete description of Chemical’s business, financial condition, results of operations and other important information, please refer to Chemical’s filings with the SEC that are incorporated by reference in this document, including its Annual Report on Form 10-K for the year ended December 31, 2015. For instructions on how to find copies of these documents, see “Where You Can Find More Information” beginning on page 128.

Talmer

Talmer Bancorp, Inc.

2301 West Big Beaver Road, Suite 525

Troy, Michigan 48084

Telephone:  (248) 498-2802

Talmer is a bank holding company that was incorporated under the laws of the State of Michigan in February 2003. As of December 31, 2015, Talmer had total assets of $6.6 billion, total loans of $4.8 billion, total deposits of $5.0 billion, and total shareholders’ equity of $725.2 million. Talmer’s Class A common stock trades on The NASDAQ Stock Market under the symbol “TLMR.”

Talmer conducts substantially all of its operations through its wholly-owned subsidiary bank, Talmer Bank and Trust (“Talmer Bank”), which as of December 31, 2015, principally operated through 81 branches in Michigan, Ohio, Indiana, Illinois and Nevada and five lending offices located primarily in the Midwest. Talmer Bank’s product line includes loans to small and medium-sized businesses, residential mortgage loans, commercial real estate loans, residential and commercial construction and development loans, farmland and agricultural production loans, home equity loans, consumer loans and a variety of commercial and consumer demand, savings and time deposit products. Talmer Bank also offers online banking and bill payment services, online cash management, safe deposit box rentals, debit card and ATM card services and the availability of a network of ATMs for its customers.

Talmer’s website can be accessed at www.talmerbank.com. Information contained on Talmer’s website does not constitute part of, and is not incorporated into, this joint proxy statement and prospectus. For a complete description of Talmer’s business, financial condition, results of operations and other important information, please refer to Talmer’s filings with the SEC that are incorporated by reference in this document, including its Annual Report on Form 10-K for the year ended December 31, 2015, as amended. For instructions on how to find copies of these documents, see “Where You Can Find More Information” beginning on page 128.

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The Merger (see page 38)

Effects of the Merger (see page 38)

Subject to the terms and conditions of the merger agreement, at the effective time of the merger, Talmer will be merged with and into Chemical, and the separate corporate existence of Talmer shall cease, and Chemical shall be the surviving corporation of the merger.

Upon completion of the merger, Talmer shareholders will automatically have the right to receive the following for each share of Talmer Class A common stock they hold: (i) 0.4725 shares (the “exchange ratio”) of Chemical common stock and (ii) $1.61 in cash, without interest, plus cash in lieu of any fractional share of Chemical common stock.

Chemical’s Reasons for the Merger and Recommendation of the Chemical Board of Directors (see page 55)

The board of directors of Chemical supports the merger and believes that it is in the best interests of Chemical and its shareholders. In adopting the merger agreement and recommending approval of the Chemical proposals set forth in this joint proxy statement and prospectus, the Chemical board of directors consulted with members of Chemical’s management and with Chemical’s legal, financial, and business advisors, and also considered a number of factors that the Chemical board of directors viewed as supporting its decisions, including, among other factors, the belief that the merger will create the preeminent Michigan-based banking franchise; the fact that the merger will create the largest community bank headquartered in Michigan; the fact that the merger will allow Chemical to make a marked entry into southeast Michigan and expand for the first time beyond Michigan’s borders; the belief that the merger allows Chemical to efficiently and meaningfully cross the $10 billion in total assets threshold; and the expectation that the merger will result in approximately 8% accretion to Chemical earnings per share in the first full year and a tangible book value earn-back period of 3.25 years.

The Chemical board of directors unanimously recommends that Chemical shareholders vote “FOR” the proposal to approve the merger agreement, “FOR” the proposal to approve the issuance of shares of Chemical common stock to Talmer shareholders in connection with the merger, “FOR” the proposal to approve the amendment to Chemical’s Articles of Incorporation, “FOR” the Chemical merger-related compensation proposal, and “FOR” the Chemical adjournment proposal.

Talmer’s Reasons for the Merger and Recommendation of the Talmer Board of Directors (page 52)

The board of directors of Talmer supports the merger and believes that it is in the best interests of Talmer and its shareholders. The board of directors of Talmer believes that the merger will: create, and enable Talmer shareholders to become shareholders of, the preeminent Michigan-based banking franchise; provide significant earnings per share accretion for Talmer shareholders; provide increased dividends per share for Talmer shareholders; allow Talmer to merge with a growing partner that has sound credit quality and strong operating performance; provide primarily stock merger consideration and have a fixed exchange ratio, which will enable Talmer shareholders to participate in long-term stock price appreciation; and increase Talmer shareholder value as a result of, among other factors, franchise improvement, earnings per share accretion and combined company valuation. The Talmer board of directors believes that the terms of the merger are fair to and in the best interests of Talmer and its shareholders.

The Talmer board of directors unanimously recommends the merger agreement to Talmer shareholders and that Talmer shareholders vote “FOR” the proposal to approve the merger agreement, “FOR” the Talmer merger-related compensation proposal, and “FOR” the Talmer adjournment proposal.

Opinion of Chemical’s Financial Advisor in Connection with the Merger (see page 58)

In connection with the merger, Chemical’s financial advisor, Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”), delivered a written opinion, dated January 25, 2016, to the Chemical board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to Chemical of the merger consideration in the

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proposed merger. The full text of the opinion, which describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Sandler O’Neill in preparing the opinion, is attached as Annex C to this joint proxy statement and prospectus. The opinion was for the information of, and was directed to, the Chemical board of directors (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion did not address the underlying business decision of Chemical to engage in the merger or enter into the merger agreement or constitute a recommendation to the Chemical board of directors in connection with the merger, and it does not constitute a recommendation to any holder of Chemical common stock or any shareholder of any other entity as to how to vote in connection with the merger or any other matter.

Opinion of Talmer’s Financial Advisor in Connection with the Merger (see page 69)

In connection with the merger, Talmer’s financial advisor, Keefe, Bruyette & Woods, Inc. (“KBW”), delivered a written opinion, dated January 25, 2016, to the Talmer board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of Talmer Class A common stock of the merger consideration in the proposed merger. The full text of the opinion, which describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion, is attached as Annex D to this joint proxy statement and prospectus. The opinion was for the information of, and was directed to, the Talmer board of directors (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion did not address the underlying business decision of Talmer to engage in the merger or enter into the merger agreement or constitute a recommendation to the Talmer board of directors in connection with the merger, and it does not constitute a recommendation to any holder of Talmer Class A common stock or any shareholder of any other entity as to how to vote in connection with the merger or any other matter.

Interests of Certain Chemical Directors and Executive Officers in the Merger (see page 81)

In considering the recommendation of the Chemical board of directors that you vote to approve the proposals submitted for the Chemical shareholder vote set forth in this joint proxy statement and prospectus, you should be aware that Chemical’s directors and executive officers have interests in the merger that are different from, or in addition to, those of Chemical’s shareholders generally. In the case of Chemical directors, their additional interests are limited to their continued service as directors of the combined company. The Chemical board of directors was aware of and considered these potential interests, among other matters, in evaluating the merger agreement and the merger and in recommending to you that you approve the proposals submitted for the Chemical shareholder vote set forth in this joint proxy statement and prospectus.

The merger will constitute a “change in control” of Chemical for the purposes of Chemical’s stock incentive plans. All unvested stock options and other stock-based awards held by Chemical directors and executive officers will become fully vested as of the effective time of the merger.

The merger agreement provides that upon completion of the merger, (i) the board of directors of Chemical will consist of twelve directors, which will include the seven directors of Chemical serving immediately prior to the merger and (ii) David Ramaker, the Chairman, Chief Executive Officer and President of Chemical, will continue to serve as Chief Executive Officer of the combined company after the merger and Lori Gwizdala, the Chief Financial Officer of Chemical, will continue to serve as Chief Financial Officer of the combined company after the merger.

Interests of Certain Talmer Directors and Executive Officers in the Merger (see page 82)

In considering the recommendation of the Talmer board of directors that you vote to approve the proposals submitted for the Talmer shareholder vote set forth in this joint proxy statement and prospectus, you should be aware that Talmer’s directors and executive officers have interests in the merger that are different from, or in addition to, those of Talmer’s shareholders generally. The Talmer board of directors was aware of and considered these potential interests, among other matters, in evaluating the merger agreement and the merger and in recommending to you that you approve the proposals submitted for the Talmer shareholder vote set forth in this joint proxy statement and prospectus.

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These interests include:

  Five members of Talmer’s board of directors, including Gary Torgow, Talmer’s Chairman, and David Provost, Talmer’s current President and Chief Executive Officer, will be appointed to serve on the Chemical board of directors following the closing of the merger.

  Chemical has agreed to indemnify the directors and officers of Talmer following the merger against certain liabilities arising from their acts or omissions before the merger. Chemical has also agreed to provide directors’ and officers’ liability insurance and fiduciary liability insurance for the directors and officers of Talmer for a period of six years following the merger with respect to acts or omissions occurring before the merger that were committed by such officers and directors.

  Dennis Klaeser and Thomas Shafer will each receive a lump sum cash change in control payment upon completion of the merger under their existing Talmer employment agreements. (Mr. Provost and Mr. Torgow each voluntarily waived his right to receive a lump sum cash change in control payment upon completion of the merger under their existing Talmer employment agreements.)

  Gregory Bixby and certain other executive officers (other than Mr. Provost, Mr. Torgow, Mr. Klaeser and Mr. Shafer) will each be eligible for a lump sum cash change in control payment upon completion of the merger, if the executive officer is terminated without cause or if the executive officer terminates his or her employment for good reason during the 18 month period following the merger under their existing Talmer change in control agreements.

  As holders of equity-based compensation awards, Talmer’s directors and executive officers will be entitled to the same treatment of outstanding Talmer stock options and unvested Talmer restricted stock awards as Talmer’s other employees.

  Pursuant to the merger agreement, Mr. Provost, Mr. Torgow and Mr. Klaeser have entered into services agreements that provide for the payment of base salary compensation with Chemical and Talmer Bank that will become effective upon the closing of the merger.

  Mr. Shafer will enter into an employment agreement with the surviving bank (that will only become effective at the effective time of the subsidiary bank merger) to serve as an Executive Vice President of the surviving bank.

For a more complete description of these interests, see “The Merger - Interests of Certain Talmer Directors and Executive Officers in the Merger,” beginning on page 82.

Voting by Directors and Executive Officers and Support Agreements (see page 91)

At the close of business on the record date for the Chemical special meeting, Chemical directors and executive officers were entitled to vote [●] shares of, or approximately [●]%, of Chemical common stock outstanding on that date. At the close of business on the record date for the Talmer special meeting, Talmer directors and executive officers were entitled to vote [●] shares of, or approximately [●]%, of Talmer Class A common stock outstanding on that date.

Chemical’s and Talmer’s directors have entered into support agreements obligating them to vote their shares in favor of the merger agreement. At the close of business on the record date for the Chemical special meeting, Chemical directors were entitled to vote [●] shares of, or approximately [●]%, of Chemical common stock outstanding on that date. At the close of business on the record date for the Talmer special meeting, Talmer directors were entitled to vote [●] shares of, or approximately [●]%, of Talmer Class A common stock outstanding on that date.

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Treatment of Talmer Equity-Based Awards (see page 93)

Talmer Stock Options

Upon completion of the merger, all outstanding Talmer stock options will be converted into Chemical stock options in accordance with the terms of the merger agreement, provided that up to 25% of outstanding Talmer stock options at the time of execution of the merger agreement may be cashed out at closing as described in the following paragraph.

Cash Tender Offer for Up to 25% of Outstanding Talmer Stock Options

Talmer intends to make a tender offer to all holders of outstanding Talmer stock options (“optionholders”) that will give each optionholder the opportunity to tender to Talmer up to 25% of such optionholder’s options outstanding as of the date of the merger agreement, calculated on the basis of the number of shares of Talmer Class A common stock for which such options are exercisable, in exchange for a cash payment to be made on the closing date of the merger. Each option that is validly tendered and not withdrawn will be cancelled upon such payment. The payment for each such option will be calculated under a formula provided in the merger agreement that generally reflects the amount that each Talmer option is “in the money.” All options with the same exercise price will be cancelled for the same per-share consideration.

The tender offer will be conditioned on the satisfaction or waiver of all conditions in the merger agreement (except for those conditions in the merger agreement that by their nature cannot be satisfied until the closing date of the merger but that are expected to be satisfied at the closing date of the merger), and we expect that the tender offer will be completed simultaneous with or immediately prior to the merger. The closing of the merger is not conditioned on any particular percentage of Talmer options being tendered.

When Talmer commences the tender offer, Talmer will file with the SEC a Tender Offer Statement on Schedule TO, including the Offer to Purchase and related tender offer materials. The Tender Offer Statement (including an Offer to Purchase, a related Letter of Transmittal and other tender offer documents) will contain important information that should be read carefully before any decision is made with respect to the tender offer. These documents (and all other offer documents filed by Talmer with the SEC) will be available at no charge on the SEC’s website at www.sec.gov.

Talmer Restricted Stock Awards

All unvested Talmer restricted stock awards will be converted into Chemical restricted stock awards in accordance with the terms of the merger agreement and on the same terms and conditions applicable to the Talmer restricted stock awards, subject to any acceleration of vesting provided for in the applicable Talmer stock plan or award document.

Regulatory Approval Required for the Merger (see page 89)

Approval of the Board of Governors of the Federal Reserve System (“FRB”) is required to complete the merger. Approval has not yet been obtained.  While Chemical and Talmer expect to obtain all required regulatory clearances, we cannot assure you that these regulatory clearances will be obtained or that the granting of these regulatory clearances will not involve the imposition of additional conditions on the completion of the merger, including the requirement to divest assets, or require changes to the terms of the merger agreement. These conditions or changes could result in the conditions to the merger not being satisfied.

Conditions to Completion of the Merger (see page 103)

The obligations of Chemical and Talmer to complete the merger are subject to the satisfaction of outstanding conditions, including:

  the approval of the merger agreement by holders of a majority of the outstanding shares of Talmer Class A common stock;

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  the approval of each of the merger agreement and the amendment to Chemical’s Articles of Incorporation to increase the number of authorized shares of common stock from 60 million to 100 million by holders of a majority of the outstanding shares of Chemical common stock, and the approval of the issuance of Chemical common stock constituting the merger consideration to Talmer shareholders by a majority of votes cast by Chemical shareholders;

  the authorization for listing on NASDAQ of the shares of Chemical common stock to be issued pursuant to the merger, subject to official notice of issuance;

  the declaration of effectiveness by the SEC of this registration statement of which this joint proxy statement and prospectus forms a part, which registration statement must not be subject to any stop order or proceedings initiated or threatened by the SEC for such purpose;

  the absence of any order, injunction or decree issued by any court or agency of competent jurisdiction, or any other legal restraint or prohibition, preventing consummation of the merger or any other transaction contemplated by the merger agreement, and the absence of any law, regulation, order or decree prohibiting or making illegal the consummation of the merger; and

  the receipt and effectiveness of all required regulatory approvals, excluding regulatory approvals applicable solely to the consolidation of the parties’ respective subsidiary banks, the expiration of all statutory notice and waiting periods in respect of such regulatory approval, and the absence of any condition or restriction in connection with any such regulatory approval that would have a material adverse effect on the surviving corporation.

In addition, each of Chemical’s and Talmer’s obligations to effect the merger is subject to the satisfaction or waiver of additional conditions relating to the accuracy of the other party’s representations and warranties, the performance of the other party’s covenants, the absence of a material adverse effect on the other party and certain other matters.

No Solicitation of Alternative Proposals (see page 100)

If Chemical or Talmer receives an unsolicited acquisition proposal from a third party and the receiving party’s board of directors, among other things, determines in good faith (after consultation with its legal and financial advisors) that such unsolicited proposal is or is reasonably likely to result in a superior proposal to the merger, then the receiving party may furnish non-public information to and enter into discussions with that third party regarding the alternative acquisition proposal. Otherwise, the merger agreement generally precludes Chemical and Talmer from directly soliciting or engaging in discussions or negotiations with a third party with respect to an alternative acquisition proposal.

Termination of the Merger Agreement (see page 105)

Chemical and Talmer may mutually agree to terminate the merger agreement at any time, notwithstanding approval of the merger agreement by shareholders. Either company may also terminate the merger agreement if the merger is not consummated by December 31, 2016, subject to certain exceptions. In addition, either company may terminate the merger agreement to enter into a definitive agreement with respect to a superior proposal, subject to certain conditions and the payment of a termination fee.

Termination Fees and Expenses (see page 107)

Generally, all fees and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring those expenses, subject to the specific exceptions discussed in this joint proxy statement and prospectus where Chemical or Talmer, as the case may be, may be required to pay a termination fee of $34 million and/or expense reimbursement up to $3 million.

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Material U.S. Federal Income Tax Consequences of the Merger (see page 112)

Chemical and Talmer expect the merger to qualify as a “reorganization” for U.S. federal income tax purposes. If the merger qualifies as a reorganization, then, in general, Talmer shareholders who exchange their Talmer Class A common stock for Chemical common stock will not recognize any gain or loss for U.S. federal income tax purposes upon that exchange. Talmer shareholders, however, may have taxable gain or loss with respect to the cash received in exchange for their shares of Talmer Class A common stock and/or taxable gain or loss that may result from the receipt of cash in lieu of any fractional share of Chemical common stock that the Talmer shareholders would otherwise be entitled to receive.

You are urged to consult your own tax advisor regarding the particular consequences to you of the merger.

Litigation Related to the Merger (see page 90)

In connection with the merger, three purported Talmer shareholders have filed three putative class action lawsuits against Talmer, its board of directors, and Chemical. Among other remedies, the plaintiffs seek to enjoin the merger. If this litigation is not resolved, these lawsuits could prevent or delay completion of the merger and result in substantial costs to Talmer and Chemical, including any costs associated with indemnification. Additional lawsuits may be filed against Talmer, Chemical or the directors and officers of either company in connection with the merger. The defense or settlement of any lawsuit or claim that remains unresolved at the effective time of the merger may adversely affect Talmer’s and Chemical’s business, financial condition, results of operation, cash flows and market price.

No Appraisal or Dissenter’s Rights (see page 91)

Neither the Chemical shareholders nor the Talmer shareholders are entitled to appraisal rights or dissenters’ rights in connection with the merger under Michigan law or otherwise.

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Summary Historical Consolidated Financial Data of Talmer

The following tables set forth summary selected historical consolidated financial information of Talmer as of and for the years ended December 31, 2015, 2014, 2013, 2012 and 2011. The summary selected balance sheet data as of December 31, 2015 and 2014 and the summary selected income statement data for the years ended December 31, 2015, 2014 and 2013 was derived from Talmer’s audited consolidated financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2015, incorporated by reference in this joint proxy statement and prospectus. The summary selected balance sheet data as of December 31, 2013, 2012 and 2011 and the summary selected income statement data for the years ended December 31, 2012 and 2011 were derived from Talmer’s audited consolidated financial statements for each respective year that are not included in this joint proxy statement and prospectus or incorporated by reference in this joint proxy statement and prospectus. You should read this information in conjunction with Talmer’s consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in Talmer’s Annual Report on Form 10-K for the year ended December 31, 2015.

	As of and for the years ended December 31,
(Dollars in thousands, except per share data)	2015	2014	2013	2012	2011
Earnings Summary
Interest income	$234,888	$217,023	$179,722	$102,564	$119,478
Interest expense	20,222	12,760	11,725	5,695	7,076
Net interest income	214,666	204,263	167,997	96,869	112,402
Provision (benefit) for loan losses	(9,203)	4,327	5,098	35,872	68,319
Bargain purchase gains	—	41,977	71,702	—	39,385
Noninterest income	86,445	117,499	181,138	74,309	113,774
Noninterest expense	226,319	218,880	250,814	103,404	106,591
Income before income taxes	83,995	98,555	93,223	31,902	51,266
Income tax provision (benefit)	23,866	7,705	(5,335)	10,232	17,817
Net income	60,129	90,850	98,558	21,670	33,449
Per Share Data
Basic earnings per common share	$0.87	$1.30	$1.49	$0.46	$0.85
Diluted earnings per common share	0.81	1.21	1.41	0.44	0.82
Dividends paid per share	0.04	0.02	—	—	—
Dividend payout ratio	4.60%	1.54%	—%	—%	—%
Book value per common share	$10.97	$10.80	$9.32	$7.86	$7.23
Tangible book value per share(1)	10.72	10.61	9.12	7.77	7.06
Shares outstanding (in thousands)	66,115	70,532	66,234	66,229	44,469
Average diluted common shares (in thousands)	73,331	75,150	69,664	48,806	40,639
Selected Period End Balances
Total assets	$6,595,890	$5,872,264	$4,547,361	$2,347,508	$2,123,560
Securities available-for-sale	890,770	740,819	620,083	345,405	223,938
Total loans	4,806,700	4,249,127	3,003,984	1,322,151	1,254,879
Uncovered loans	4,806,700	3,902,637	2,473,916	604,446	324,486
Covered loans	—	346,490	530,068	717,705	930,393
FDIC indemnification asset	—	67,026	131,861	226,356	358,839
Total deposits	5,014,581	4,548,863	3,600,865	1,730,226	1,695,599
Total liabilities	5,870,675	5,110,657	3,930,346	1,826,765	1,802,234
Total shareholders’ equity	725,215	761,607	617,015	520,743	321,326
Tangible shareholders’ equity(1)	708,883	748,572	603,810	514,672	314,017
Performance and Capital Ratios
Return on average assets	0.95%	1.61%	2.09%	0.98%	1.60%
Return on average equity	8.04	12.42	16.33	6.16	11.95
Net interest margin (fully taxable equivalent)(2)	3.73	4.04	3.90	4.69	5.81

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	As of and for the years ended December 31,
	2015	2014	2013	2012	2011
Core efficiency ratio(1)	63.65	72.84	80.44	67.89	76.34
Average equity to average assets	11.76	12.96	12.77	15.88	13.35
Tangible average equity to tangible average assets(1)	11.52	12.73	12.50	15.63	13.04
Common equity tier 1 capital(3)	11.99	N/A	N/A	N/A	N/A
Tier 1 leverage ratio(3)	10.21	11.56	12.19	22.71	14.58
Tier 1 risk-based capital(3)	11.99	15.20	18.29	44.36	35.65
Total risk-based capital(3)	13.00	16.44	19.21	45.66	36.91
Asset Quality Ratios:
Net charge-offs (recoveries) to average loans	(0.17)%	0.19%	0.30%	2.95%	1.90%
Nonperforming assets as a percentage of total assets	1.30	1.78	1.55	1.79	1.20
Nonperforming loans as a percent of total loans	1.20	1.34	1.40	1.30	0.41
Allowance for loan losses as a percentage of period-end loans	1.12	1.30	1.93	4.72	5.04
Allowance for loan losses as a percentage of nonperforming loans, excluding loans accounted for under ASC 310-30	55.13	39.39	43.52	94.75	344.68

______________________________

(1)	Denotes a non-GAAP Financial Measure, see section entitled “GAAP Reconciliation and Management Explanation of Non-GAAP Financial Measures” below.
(2)	Presented on a tax equivalent basis using a 35% tax rate for all periods presented.
(3)	The year ended December 31, 2015 is under Basel III transitional and the years ended December 31, 2014, 2013, 2012 and 2011 are under Basel I.

GAAP Reconciliation and Management Explanation of Non-GAAP Financial Measures

Some of the financial data included in Talmer’s selected historical consolidated financial information are not measures of financial performance recognized by generally accepted accounting principles in the United States, or GAAP. These non-GAAP financial measures are “tangible shareholders’ equity,” “tangible book value per share,” “tangible average equity to tangible average assets,” and “core efficiency ratio.” Talmer’s management uses these non-GAAP financial measures in its analysis of Talmer’s performance.

  “Tangible shareholders’ equity” is shareholders’ equity less goodwill and other intangible assets. As with other financial assets, Talmer considered the FDIC indemnification asset to be a tangible asset. Talmer has not considered loan servicing rights as an intangible asset for purposes of this calculation.
  “Tangible book value per share” is defined as total equity reduced by goodwill and other intangible assets divided by total common shares outstanding. This measure is important to investors interested in changes from period-to-period in book value per share exclusive of changes in intangible assets. As with other financial assets, Talmer considered the FDIC indemnification asset to be a tangible asset. Talmer has not considered loan servicing rights as an intangible asset for purposes of this calculation.
  “Tangible average equity to tangible average assets” is defined as the ratio of average shareholders’ equity less average goodwill and average other intangible assets, divided by average total assets. This measure is important to investors interested in relative changes from period to period in equity and total assets, each exclusive of changes in intangible assets. As with other financial assets, Talmer considered the FDIC indemnification asset to be a tangible asset. Talmer has not considered average loan servicing rights as an intangible asset for purposes of this calculation.
  “Core efficiency ratio” begins with the efficiency ratio and then excludes certain items deemed by Talmer management to be unrelated to its regular operations including bargain purchase gains, net loss on the early termination of its FDIC loss share agreements, net gain on sale of branches, the fair value adjustment to its loan servicing rights, transaction and integration related costs, FDIC loss share income and expense recognized related to its targeted review of property efficiency.

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Talmer believes these non-GAAP financial measures provide useful information to management and investors that is supplementary to its financial condition, results of operations and cash flows computed in accordance with GAAP; however, Talmer acknowledges that its non-GAAP financial measures have a number of limitations. As such, you should not view these disclosures as a substitute for results determined in accordance with GAAP, and they are not necessarily comparable to non-GAAP financial measures that other companies use.

The following reconciliation table provides a more detailed analysis of these non-GAAP financial measures:

	For the years ended December 31,
(Dollars in thousands, except per share data)	2015	2014	2013	2012	2011
Total shareholders’ equity	$725,215	$761,607	$617,015	$520,743	$321,326
Less:
Core deposit intangibles	12,808	13,035	13,205	6,071	7,309
Goodwill	3,524	—	—	—	—
Tangible shareholders’ equity	$708,883	$748,572	$603,810	$514,672	$314,017
Shares outstanding	66,115	70,532	66,234	66,229	44,469
Tangible book value per share	$10.72	$10.61	$9.12	$7.77	$7.06
Average assets	$6,358,314	$5,646,248	$4,725,785	$2,215,501	$2,096,325
Average equity	747,424	731,766	603,657	351,909	279,817
Average core deposit intangibles	13,898	15,055	14,524	6,672	7,488
Average goodwill	3,167	—	—	—	—
Tangible average equity to tangible average assets	11.52%	12.73%	12.50%	15.63%	13.04%
Core efficiency ratio:
Net interest income	$214,666	$204,263	$167,997	$96,869	$112,402
Noninterest income	86,445	117,499	181,138	74,309	113,774
Total revenue	301,111	321,762	349,135	171,178	226,176
Less:
Bargain purchase gain	—	41,977	71,702	—	39,385
(Expense)/benefit from the change in the fair value of loan servicing rights due to valuation inputs or assumptions (1)	(3,323)	(10,237)	14,218	(598)	(582)
FDIC loss share income	(9,692)	(6,211)	(10,226)	21,498	50,551
Net gains on sales of branches	—	14,410	—	—	—
Total core revenue	314,126	281,823	273,441	150,278	136,822
Total noninterest expense	226,319	218,880	250,814	103,404	106,591
Less:
Transaction and integration related costs	4,207	13,609	30,849	1,382	2,145
Net loss on early termination of FDIC loss share agreements	20,364	—	—	—	—
Property efficiency review	1,820	—	—	—	—
Total core noninterest expense	199,928	205,271	219,965	102,022	104,446
Core efficiency ratio	63.65%	72.84%	80.44%	67.89%	76.34%

___________________________

(1)	Prior to January 1, 2013, we accounted for loan servicing rights using the amortization method. The years ended December 31, 2012 and 2011 include the impairment recognized on loan servicing rights.

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Summary Historical Consolidated Financial Data of Chemical

The following tables set forth summary selected historical consolidated financial information of Chemical as of and for the years ended December 31, 2015, 2014, 2013, 2012 and 2011. The summary selected balance sheet data as of December 31, 2015 and 2014 and the summary selected income statement data for the years ended December 31, 2015, 2014 and 2013 was derived from Chemical’s audited consolidated financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2015, incorporated by reference in this joint proxy statement and prospectus. The summary selected balance sheet data as of December 31, 2013, 2012 and 2011 and the summary selected income statement data for the years ended December 31, 2012 and 2011 were derived from Chemical’s audited consolidated financial statements for each respective year that are not included in this joint proxy statement and prospectus or incorporated by reference in this joint proxy statement and prospectus. You should read this information in conjunction with Chemical’s consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in Chemical’s Annual Report on Form 10-K for the year ended December 31, 2015.

	Year Ended
($ in thousands, except per share data)	December 31, 2015 (1)(2)(3)(4)	December 31, 2014 (1)(2)(3)	December 31, 2013 (1)(2)	December 31, 2012(1)(2)	December 31, 2011 (1)
INCOME STATEMENT DATA:
Interest income	$291,789	$227,261	$214,061	$210,758	$215,242
Interest expense	17,781	14,710	17,414	23,213	31,389
Net interest income	274,008	212,551	196,647	187,545	183,853
Provision for loan losses	6,500	6,100	11,000	18,500	26,000
Noninterest income, including securities gains	80,216	63,095	60,409	54,684	46,890
Securities gains, net	630	—	1,133	34	—
Operating expenses	223,894	179,925	164,948	151,921	144,493
Net income	86,830	62,121	56,808	51,008	43,050
Cash dividends declared per common share	$1.00	$0.94	$0.87	$0.82	$0.80
PERFORMANCE:
Basic earnings per share	$2.41	$1.98	$2.02	$1.86	$1.57
Diluted earnings per share	2.39	1.97	2.00	1.85	1.57
Book value per common share	26.62	24.32	23.38	21.69	20.82
Return on average assets	1.02%	0.96%	0.95%	0.94%	0.81%
Return on average shareholders’ equity	9.4%	8.2%	9.1%	8.7%	7.6%
Net interest margin	3.58%	3.59%	3.59%	3.76%	3.80%
BALANCE SHEET DATA:
Total assets	$9,188,797	$7,322,143	$6,184,708	$5,917,252	$5,339,453
Earning assets	8,426,736	6,833,898	5,819,049	5,541,426	4,986,936
Total loans	7,271,147	5,688,230	4,647,621	4,167,735	3,831,285
Total deposits	7,456,767	6,078,971	5,122,385	4,921,443	4,366,857
Other borrowings	242,391	—	—	34,289	43,057
Shareholders’ equity	1,015,974	797,133	696,500	596,341	571,729
DAILY AVERAGE BALANCE SHEET SUMMARY:
Total assets	$8,481,228	$6,473,144	$5,964,592	$5,442,079	$5,304,098
Earning assets	7,851,134	6,095,064	5,628,969	5,116,127	4,971,704
Total loans	6,583,846	4,976,563	4,355,152	3,948,407	3,730,795
Total deposits	6,958,667	5,339,422	4,964,082	4,464,062	4,349,873
Other borrowings	117,000	1,695	1,935	39,301	64,257
Shareholders’ equity	919,328	754,211	626,555	587,451	569,521

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	Year Ended
($ in thousands, except per share data)	December 31, 2015 (1)(2)(3)(4)	December 31, 2014 (1)(2)(3)	December 31, 2013 (1)(2)	December 31, 2012 (1)(2)	December 31, 2011 (1)
ASSET QUALITY RATIOS:
Net loan charge-offs to average loans	0.13%	0.19%	0.38%	0.57%	0.73%
Allowance for loan losses to total originated loans	1.26%	1.51%	1.81%	2.22%	2.60%
Allowance for loan losses to total nonperforming loans	87%	106%	96%	92%	82%
Nonperforming loans to total loans	1.15%	1.25%	1.76%	2.18%	2.77%
Nonperforming assets to total assets	1.02%	1.17%	1.48%	1.85%	2.47%
SELECTED RATIOS:
Total loans to total deposits	98%	94%	91%	85%	88%
Average total loans to average earning assets	84%	82%	77%	77%	75%
Noninterest income to net revenue	23%	23%	24%	23%	20%
Leverage ratio	8.6%	9.3%	9.9%	9.2%	9.0%
Tier 1 risk-based capital ratio	10.7%	11.1%	12.7%	12.0%	12.1%
Total risk-based capital ratio	11.8%	12.4%	14.0%	13.2%	13.3%
Average equity to average assets	10.8%	11.7%	10.5%	10.8%	10.7%
Tangible shareholders’ equity to tangible assets (5)	8.1%	8.5%	9.4%	8.1%	8.7%
Dividend payout ratio	41.8%	47.7%	43.5%	44.3%	51.0%

___________________________________________________

(1)	Includes the impact of the acquisition of O.A.K. Financial Corporation on April 30, 2010.
(2)	Includes the impact of the acquisition of 21 branch offices from Independent Bank on December 7, 2012.
(3)	Includes the impact of the acquisition of Northwestern Bancorp, Inc. on October 31, 2014.
(4)	Includes the impact of the acquisition of Lake Michigan Financial Corporation on May 31, 2015, and the acquisition of Monarch Community Bancorp, Inc. on April 1, 2015
(5)	The tangible shareholders’ equity to tangible assets is a non-GAAP financial measure. This financial measure has been included as Chemical believes it is an important metric to allow investors to analyze Chemical’s financial condition and capital strength. A reconciliation of this non-GAAP financial measure follows:

	December 31, 2015	December 31, 2014	December 31, 2013	December 31, 2012	December 31, 2011

Shareholders’ equity	$ 1,015,974	$ 797,133	$ 696,500	$ 596,341	$ 571,729
Intangible assets (a)	(299,123)	(188,505)	(125,485)	(127,897)	(117,493)
Tangible shareholders’ equity	$ 716,851	$ 608,628	$ 571,015	$ 468,444	$ 454,236

Total assets	$ 9,188,797	$ 7,322,143	$ 6,184,708	$ 5,917,252	$ 5,339,453
Intangible assets (a)	(299,123)	(188,505)	(125,485)	(127,897)	(117,493)
Tangible assets	$ 8,889,674	$ 7,133,638	$ 6,059,223	$ 5,789,355	$ 5,221,960

(a)   Includes goodwill, core deposit intangible assets and noncompete agreements, net of taxes.

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Summary Selected Pro Forma Combined Data (Unaudited)

The following table shows selected financial information on a pro forma combined basis giving effect to the merger as if the merger had become effective at the end of the period presented, in the case of balance sheet information, and at the beginning of the period presented, in the case of income statement information. Estimated merger and integration costs expected to be incurred in conjunction with this transaction are not included in the pro forma income statement information. The pro forma information reflects the purchase method of accounting.

The pro forma information, while helpful in illustrating the financial characteristics of the combined organization under one set of assumptions, does not reflect the potential benefits of the merger, nor does it include the funding cost or the lost opportunity cost related to the cash consideration, and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined organization would have been had the companies been combined as of the date and during the period presented.

(Dollar amounts in thousands, except per share data)	Year Ended December 31, 2015

Pro Forma Combined Income Statement Data
Net interest income	$482,369
Provision (benefit) for loan losses	(2,703)
Noninterest income	169,892
Operating expenses	469,168
Net income	135,317
Net income per common share:
Basic	$1.95
Diluted	$1.91
Pro Forma Combined Balance Sheet Data(1)
Total assets	$16,215,735
Total loans	12,033,894
Total deposits	12,470,303
Shareholders’ equity	2,120,593

(1)	The pro forma combined balance sheet data assumes the issuance of approximately 31,246,364 shares of Chemical common stock as merger consideration. This is based on the fixed exchange ratio of 0.4725 shares of Chemical common stock for each share of Talmer Class A common stock outstanding as of January 25, 2016, and a market price per share of Chemical common stock of $34.27 as of December 31, 2015. The number of shares to be issued is subject to adjustment in certain limited circumstances.

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Comparative Per Share Data (Unaudited)

The following table shows information about earnings per share, dividends paid per share, and tangible book value per share, on a historical basis and on a pro forma combined and pro forma equivalent per share basis.

Comparative Per Share Data	Chemical Historical	Talmer Historical	Pro Forma Combined (1)(2)	Equivalent Pro Forma Per Share of Talmer (3)

Year ended December 31, 2015:
Basic earnings	$2.41	$0.87	$1.95	$0.92
Diluted earnings	2.39	0.81	1.91	0.90
Cash dividends paid	1.00	0.04	1.00	0.47
Tangible book value	18.78	10.72	18.64	8.81

__________________________

(1)	The pro forma combined earnings per share amounts were calculated by totaling the historical earnings of Chemical and Talmer, adjusted for purchase accounting entries, and dividing the resulting amount by the average pro forma shares of Chemical and Talmer, giving effect to the merger as if it had occurred as of the beginning of the period presented, excluding any merger transaction costs. The pro forma combined tangible book value amount, however, does include the impact of estimated contractually obligated merger costs due upon completion of the merger. The average pro forma shares of Chemical and Talmer reflect historical basic and diluted shares, plus historical basic and diluted average shares of Talmer, as adjusted based on the fixed exchange ratio of 0.4725 shares of Chemical common stock for each share of Talmer Class A common stock. The number of shares to be issued is subject to adjustment in certain limited circumstances.
(2)	Pro forma combined cash dividends paid represents Chemical’s historical amounts only.
(3)	The equivalent pro forma per share amounts of Talmer were calculated by multiplying the pro forma combined amounts by the fixed exchange ratio of 0.4725 shares of Chemical common stock for each share of Talmer Class A common stock.

Comparative Market Prices

The following table shows the high, low and closing sale prices of Chemical common stock and Talmer Class A common stock as reported on NASDAQ for each of the quarterly periods presented.

	Chemical Common Stock			Talmer Class A Common Stock
	High	Low	Close	High	Low	Close
2015
First Quarter	$ 31.56	$ 28.16	$ 31.36	$ 15.62	$ 12.65	$ 15.32
Second Quarter	34.27	29.73	33.06	17.39	15.17	16.75
Third Quarter	34.49	30.09	32.35	18.16	15.00	16.65
Fourth Quarter	37.26	30.98	34.27	18.71	15.63	18.11
2014
First Quarter*	33.26	27.86	32.45	14.69	13.20	14.64
Second Quarter	33.28	26.99	28.08	15.42	13.05	13.79
Third Quarter	29.00	26.77	26.89	14.99	13.00	13.83
Fourth Quarter	30.95	26.10	30.64	14.80	13.47	14.04

_________________

* Talmer first publicly traded February 12, 2014.

The closing sales price of Chemical common stock as of January 25, 2016, the last trading day before the merger agreement was announced, was $29.70. The closing sales price of Chemical common stock as of March 30, 2016, the latest practicable trading day before the date of this joint proxy statement and prospectus, was $36.22. The closing sales price of Talmer Class A common stock as of January 25, 2016, the last trading day before the merger agreement was announced, was $16.00. The closing sales price of Talmer Class common stock as of March 30, 2016, the latest practicable trading day before the date of this joint proxy statement and prospectus, was $18.30.

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The following table shows the closing sales prices of Chemical common stock and Talmer Class A common stock as of January 25, 2016, the last trading day before the merger agreement was announced, and on March 30, 2016, the latest practicable trading day before the date of this joint proxy statement and prospectus. This table also shows the implied value of the merger consideration payable for each share of Talmer Class A common stock, which was calculated by multiplying the closing price of Chemical common stock on those dates by the exchange ratio of 0.4725 of a share of Chemical common stock per share of Talmer Class A common stock and then adding the cash consideration of $1.61.

	Chemical Common Stock	Talmer Class A Common Stock	Cash Consideration	Implied Value of One Share of Talmer Class A Common Stock

January 25, 2016	$29.70	$16.00	$1.61	$15.64
March 30, 2016	$36.22	$18.30	$1.61	$18.72

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This joint proxy statement and prospectus and the documents incorporated by reference into this joint proxy statement and prospectus contain forward-looking statements regarding Chemical’s and Talmer’s outlook or expectations with respect to the merger, including the expected costs to be incurred and cost savings to be realized in connection with the merger, the expected impact of the merger on Chemical’s future financial performance (including anticipated accretion to earnings per share and tangible book value earn back period), the assumed purchase accounting adjustments, other key transaction assumptions, the timing of the closing of the merger, and consequences of Talmer’s integration into Chemical. Words such as “anticipated,” “believes,” “estimated,” “expected,” “projected,” “assumed,” “approximately,” “continued,” “should,” “will” and variations of such words and similar expressions are intended to identify such forward-looking statements. Pro forma financial information is not a guaranty of future results and is presented for informational purposes only.

Forward-looking statements are not guarantees of future financial performance and are subject to risks, uncertainties and assumptions (“risk factors”) that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Neither Chemical nor Talmer assumes any duty to update, amend or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

Risk factors relating both to the merger and the integration of Talmer into Chemical after closing include, without limitation:

  Completion of the merger is dependent on, among other things, receipt of regulatory approvals and receipt of Talmer and Chemical shareholder approvals, the timing of which cannot be predicted with precision at this point and which may not be received at all.
  The impact of the completion of the merger on Chemical’s and Talmer’s financial statements will be affected by the timing of the merger.
  The merger may be more expensive to complete and the anticipated benefits, including anticipated cost savings and strategic gains, may be significantly harder or take longer to achieve than expected or may not be achieved in their entirety as a result of unexpected factors or events.
  The integration of Talmer’s business and operations into Chemical, which will include conversion of Talmer’s operating systems and procedures, may take longer than anticipated or be more costly than anticipated or have unanticipated adverse results relating to Talmer’s or Chemical’s existing businesses.
  Chemical’s ability to achieve anticipated results from the merger is dependent on the state of the economic and financial markets going forward. Specifically, in addition to other risks, Chemical may incur more credit losses than expected and customer and employee attrition may be greater than expected.
  The outcome of pending or threatened litigation, whether currently existing or commencing in the future, including litigation related to the merger.
  The effect of divestitures that may be required by regulatory authorities in certain markets in which Chemical and Talmer compete.
  The challenges of integrating, retaining and hiring key personnel.
  Failure to attract new customers and retain existing customers in the manner anticipated.

In addition, risk factors include, but are not limited to, the risk factors described in Item 1A of each of Chemical’s and Talmer’s Annual Reports on Form 10-K for the year ended December 31, 2015. These and other factors are representative of the risk factors that may emerge and could cause a difference between an ultimate actual outcome and a forward-looking statement.

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RISK FACTORS

In addition to the other information contained in or incorporated by reference into this joint proxy statement and prospectus, including the risk factors included in Chemical’s and Talmer’s Annual Report on Form 10-K for the year ended December 31, 2015 and the matters addressed in this joint proxy statement and prospectus under the heading “Special Note Regarding Forward-Looking Statements,” you should carefully consider the following risk factors in deciding how to vote on the merger agreement.

The value of the merger consideration will fluctuate with the price of Chemical common stock and Talmer shareholders cannot be certain of the market value of the merger consideration they will receive.

Upon completion of the merger, each share of Talmer Class A common stock will be converted into the right to receive merger consideration consisting of 0.4725 shares of Chemical common stock, $1.61 in cash, without interest, and cash in lieu of any fractional share pursuant to the terms of the merger agreement. Generally, there will be no adjustment made to the merger consideration as a result of fluctuations in the market price of Chemical common stock or Talmer Class A common stock. As a result, it is possible that the value of any Chemical common stock that a Talmer shareholder receives in the merger will be different than the value of such shares on the date that the Talmer board of directors and the Chemical board of directors adopted the merger agreement, on the date of the information concerning stock value presented in this joint proxy statement and prospectus, on the date that you vote to approve the merger agreement, and on the date the merger is completed. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in Chemical’s business, operations and prospects, and regulatory considerations. Many of these factors are beyond Talmer’s and Chemical’s control. Accordingly, at the time of the Chemical and the Talmer special meeting, as applicable, you will not necessarily know or be able to calculate the exact value of the shares of Chemical common stock the Talmer shareholders will receive upon completion of the merger. You should obtain current market quotations for shares of Chemical common stock and for shares of Talmer Class A common stock.

Regulatory approvals may not be received, may take longer to receive than expected, or may impose conditions that are not presently anticipated.

Before the merger may be completed, regulatory approvals must be obtained from the Federal Reserve Board. The Federal Reserve Board will consider, among other factors, the competitive impact of the merger, Chemical’s financial and managerial resources, the convenience and needs of the communities to be served, capital position, safety and soundness, legal and regulatory compliance matters, and Community Reinvestment Act matters, and they may impose conditions, limitations, obligations or restrictions on the conduct of the combined company’s business, require branch divestitures or changes to the terms of the merger agreement. There can be no assurance as to whether regulatory approvals will be received, the timing of those approvals or whether any conditions, limitations, obligations or restrictions will be imposed and, if imposed, that such conditions, limitations, obligations or restrictions will not have the effect of materially delaying the completion of the merger, imposing additional material costs on or materially limiting the revenues of the combined company following the merger or otherwise materially reduce the anticipated benefits of the merger.

Each party is subject to business uncertainties and contractual restrictions while the merger is pending, which could adversely affect each party’s business and operations.

Uncertainty about the effect of the merger on employees and customers may have an adverse effect on Talmer and Chemical. These uncertainties may impair Chemical’s and Talmer’s ability to attract, retain and motivate key personnel until the merger is consummated. Retention of certain employees by Chemical and Talmer may be challenging during the pendency of the merger, as certain employees may experience uncertainty about their future roles with Chemical. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with Chemical, Chemical’s business following the merger could be harmed. In addition, uncertainties related to the merger could cause customers and others that deal with Talmer or Chemical to seek to change existing business relationships with Talmer or Chemical, or delay or defer certain business decisions with respect to Talmer or Chemical, which could negatively affect Chemical’s or Talmer’s respective revenues, earnings and cash flows, as well as the market price of Chemical common stock or Talmer Class A common stock, regardless of whether the merger is completed. Furthermore, the merger agreement restricts each of Chemical and

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Talmer from taking specified actions without the consent of the other until the merger occurs or the merger agreement is terminated. These restrictions may prevent Chemical and Talmer from pursuing attractive business opportunities that may arise prior to the completion of the merger. See “The Merger Agreement – Conduct of Business Pending the Completion of the Transaction” for a summary of certain of the contractual restrictions to which Chemical and Talmer are subject.

Combining the two companies may be more difficult, costly or time-consuming than we expect.

The difficulties of merging the operations of Talmer with those of Chemical include, among others, integrating personnel with diverse business backgrounds, combining different corporate cultures, retaining key employees, and converting operating systems. The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of the companies, and the loss of key personnel. The diversion of management’s attention and any delays or difficulties encountered in connection with the merger and integration of Talmer into Chemical could have an adverse effect on the business and results of operations of Talmer or Chemical. As with any merger of banking institutions, there also may be business disruptions that cause the banks to lose customers or cause customers to take their deposits out of the banks. The success of the combined company following the merger may depend in large part on the ability to integrate the two businesses, including their business models, employees, cultures and operating systems. Inability to integrate our operations successfully and in a timely manner could result in the expected benefits of the merger not being realized.

Talmer shareholders’ and Chemical shareholders’ percentage ownership of the combined company will be much smaller than their percentage ownership of Talmer or Chemical individually.

Talmer shareholders currently have the right to vote in the election of the Talmer board of directors and on other matters affecting Talmer, and Chemical shareholders currently have the right to vote in the election of the Chemical board of directors and on other matters affecting Chemical. When the merger occurs, each Talmer shareholder will become a shareholder of Chemical, and each of the Talmer shareholders and Chemical shareholders will have a percentage ownership of the combined organization that is much smaller than the shareholder’s percentage ownership of either Talmer or Chemical individually. Because of this, each of the Talmer shareholders and Chemical shareholders will have less influence on the management and policies of the combined company than they now have on the management and policies of Talmer or Chemical individually. Based on the number of shares of Chemical common stock and Talmer Class A common stock outstanding at the close of business on the record date, [●], and based on the number of shares of Chemical common stock expected to be issued in the merger, the former shareholders of Talmer as a group will receive shares in the merger constituting approximately [●]% of the outstanding shares of Chemical common stock immediately after the merger. As a result, current shareholders of Chemical as a group will own approximately [●]% of the outstanding shares of Chemical common stock immediately after the merger. Because of this, each of the Talmer shareholders and Chemical shareholders will have less influence on the management and policies of the combined company than they now have on the management and policies of Talmer or Chemical individually.

The merger agreement limits Talmer’s and Chemical’s abilities to pursue alternatives to the merger.

The merger agreement contains provisions that limit the ability of Talmer and Chemical to encourage or consider competing third-party proposals related to an alternative transaction. These provisions, which include a $34.0 million termination fee payable under certain circumstances, might discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of Talmer or Chemical from considering or proposing that acquisition even, in the case of Talmer, if it were prepared to pay consideration with a higher per share market price than that proposed in the merger, or might result in a potential competing acquirer proposing to pay a lower per share price to acquire Talmer or Chemical than it might otherwise have proposed to pay.

The merger agreement may be terminated in accordance with its terms and the merger may not be completed, which could have a negative impact on Talmer and Chemical.

The merger agreement is subject to a number of conditions that must be fulfilled in order to complete the merger. Those conditions include completion of the merger by December 31, 2016, receipt of Talmer shareholder

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approval and Chemical shareholder approval, receipt of regulatory approvals, continued accuracy of certain representations and warranties by both parties and performance by both parties of certain covenants and agreements.

If the merger agreement is terminated, there may be various consequences to Chemical and Talmer, including:

  Chemical’s business and Talmer’s business may have been adversely impacted by the failure to pursue other beneficial opportunities due to the focus of management on the merger without realizing any of the anticipated benefits of completing the merger; and

  Chemical and Talmer may have incurred substantial expenses in connection with the merger without realizing any of the anticipated benefits of completing the merger.

If the merger agreement is terminated and the Talmer board of directors seeks another merger or business combination, under certain circumstances Talmer is required to pay Chemical a $34.0 million termination fee. If the merger agreement is terminated and the Chemical board of directors seeks another merger or business combination, under certain circumstances Chemical is required to pay Talmer a $34.0 million termination fee. In addition, upon termination of the merger agreement under certain circumstances, either party may be required to reimburse the other party for its expenses incurred in connection with the merger agreement, up to a total of $3.0 million. Talmer shareholders and Chemical shareholders cannot be certain that either Talmer or Chemical would be able to find a party willing to enter into a transaction on terms equally favorable or more favorable than the terms of the merger agreement.

The unaudited pro forma condensed combined financial information included in this document is preliminary and the actual financial condition and results of operations of Chemical after the merger may differ materially.

The unaudited pro forma condensed combined financial information in this document is presented for illustrative purposes only and is not necessarily indicative of what Chemical’s actual financial condition or results of operations would have been had the merger been completed on the dates indicated. The unaudited pro forma condensed combined financial information reflect adjustments, which are based upon preliminary estimates, to record the Talmer identifiable assets acquired and liabilities assumed at fair value and the resulting goodwill recognized. The purchase price allocation reflected in this document is preliminary, and final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of Talmer as of the date of the completion of the merger. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this document. For more information, see “Unaudited Pro Forma Condensed Combined Financial Information.”

We may fail to realize the cost savings estimated for the merger.

Chemical expects to achieve cost savings from the merger when the two companies have been fully integrated. The cost savings estimates assume the ability to combine the businesses of Chemical and Talmer in a manner that permits those cost savings to be realized. If the estimates turn out to be incorrect or if Chemical is not able to combine successfully the two companies, the anticipated cost savings may not be fully realized or realized at all, or may take longer to realize than expected.

The fairness opinion received by the Chemical board of directors from Sandler O’Neill and the fairness opinion received by the Talmer board of directors from KBW have not been, and are not expected to be, updated to reflect any changes in circumstances that may have occurred since the date of such opinions.

The fairness opinions of Sandler O’Neill and KBW were rendered to the parties’ respective board of directors on January 25, 2016. Changes in the operations and prospects of Chemical or Talmer, general market and economic conditions and other factors which may be beyond the control of Chemical and Talmer may have altered the value of Chemical or Talmer or the sale prices of shares of Chemical common stock and Talmer common stock as of the date of this joint proxy statement and prospectus, or may alter such values and sale prices by the time the merger is completed. The opinions from Sandler O’Neill and KBW, each dated January 25, 2016, do not speak as of any date other than the dates of such opinions.

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The merger may fail to qualify as a reorganization for federal income tax purposes, resulting in a shareholder’s recognition of taxable gain or loss in respect of all of his or her Talmer Class A common stock.

Chemical and Talmer intend for the merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). The Internal Revenue Service (“IRS”) will not provide a ruling on the matter. Chemical and Talmer each will, as a condition to closing, obtain an opinion from counsel that the merger will constitute a reorganization for federal income tax purposes. However, these opinions do not bind the IRS or prevent the IRS from adopting a contrary position. If the merger fails to qualify as a reorganization, Talmer shareholders generally would recognize gain or loss on each share of Talmer Class A common stock surrendered in an amount equal to the difference between the shareholder’s adjusted tax basis in that share and the fair market value of the Chemical common stock received in exchange for that share upon completion of the merger. If the merger qualifies as a reorganization, Talmer shareholders may recognize taxable gain with respect to the amount of cash received upon completion of the merger in exchange for their shares of Talmer Class A common stock.

Litigation filed against Talmer, Chemical, and their respective boards of directors that could prevent or delay the completion of the merger or result in the payment of damages following completion of the merger.

In connection with the merger, three purported Talmer shareholders have filed putative class action lawsuits against Talmer, Talmer’s board of directors, and Chemical. Among other remedies, the plaintiffs seek to enjoin the merger. If this litigation is not resolved, these lawsuits could prevent or delay completion of the merger and could result in substantial costs to Talmer and Chemical, including any costs associated with indemnification. Additional lawsuits may be filed against Talmer, Chemical, and their respective officers and boards of directors. The defense or settlement of any lawsuit or claim that remains unresolved at the time the merger is consummated may adversely affect Talmer’s and Chemical’s business, financial condition, results of operations, cash flows and market price.

Risks Relating to Chemical’s and Talmer’s respective businesses.

You should read and consider risk factors specific to Chemical’s business that will also affect the combined company after the merger. These risks are described in the sections entitled “Risk Factors” in Chemical’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and in other documents incorporated by reference into this joint proxy statement and prospectus. You should also read and consider risk factors specific to Talmer’s business that will also affect the combined company after the merger. These risks are described in the sections entitled “Risk Factors” in Talmer’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and in other documents incorporated by reference into this joint proxy statement and prospectus. Please see “Where You Can Find More Information” for the location of information incorporated by reference into this joint proxy statement and prospectus.

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THE CHEMICAL PROPOSALS

Chemical Proposal 1 – Approval of the Merger Agreement

At the Chemical special meeting, the Chemical shareholders will be asked to approve the merger agreement. Holders of Chemical common stock should read this joint proxy statement and prospectus carefully and in its entirety, including the annexes, for more detailed information concerning the merger agreement and the merger. A copy of the merger agreement is attached to this joint proxy statement and prospectus as Annex A.

After careful consideration, the Chemical board of directors unanimously adopted the merger agreement, authorized and approved the merger and the transactions contemplated by the merger agreement and determined the merger agreement and the merger to be advisable and in the best interests of Chemical and its shareholders.

The Chemical board of directors unanimously recommends that Chemical shareholders vote “FOR” the proposal to approve the merger agreement.

Chemical Proposal 2 – Approval of Issuance of Chemical Shares to Talmer Shareholders in the Merger

At the Chemical special meeting, the Chemical shareholders will be asked to approve the issuance of shares of Chemical common stock to Talmer shareholders in connection with the merger. If the merger is completed, Talmer shareholders will receive 0.4725 shares of Chemical common stock and $1.61 in cash for each share of Talmer Class A common stock that they hold at the effective time of the merger. Approval of this proposal is required under NASDAQ listing rules, and is a condition to the closing of the merger.

After careful consideration, the Chemical board of directors unanimously approved the issuance of shares of Chemical common stock to Talmer shareholders in connection with the merger.

The Chemical board of directors unanimously recommends that Chemical shareholders vote “FOR” the proposal to approve the issuance of shares of Chemical common stock to Talmer shareholders in connection with the merger.

Chemical Proposal 3 – Approval of the Amendment to Chemical’s Articles of Incorporation

At the Chemical special meeting, Chemical shareholders will be asked to approve a proposal to amend Chemical’s Articles of Incorporation to increase the number of authorized shares of Chemical common stock from 60,000,000 to 100,000,000. A copy of the proposed amendment to Chemical’s Articles of Incorporation is attached to this joint proxy statement and prospectus as Annex B. Approval of this proposal is a condition to the closing of the merger.

As of the close of business on the record date, [●], Chemical had no shares of Chemical preferred stock and [●] shares of Chemical common stock issued and outstanding. As of the close of business on the record date, [●], there were approximately [●] shares of Chemical common stock reserved for issuance under various equity plans of Chemical. Based on the number of shares of Talmer Class A common stock outstanding as of such date, if the merger is completed, Chemical would be required to issue approximately [●] additional shares of Chemical common stock to the Talmer shareholders. In addition, upon completion of the merger, Chemical would reserve for issuance approximately [●] million additional shares of Chemical common stock to cover, among other things, stock options, restricted stock, and other share-based awards assumed from Talmer. Chemical has determined that the 60 million shares of common stock currently authorized under Chemical’s Articles of Incorporation will be insufficient to complete the merger. It is estimated that following completion of the merger, Chemical will have approximately [●] million shares of common stock outstanding. The Chemical board of directors believes that it is advisable to have additional authorized shares of common stock available for important corporate purposes, such as to provide the ability to react quickly to strategic opportunities and to attract and retain talented employees through the use of equity incentive compensation. Although there are no present plans or commitments for the issuance of any of the additional shares that would be authorized upon approval of this amendment, other than the issuance of shares in connection with the merger, such additional shares would be available for equity incentive plans, possible future stock splits and dividends, public or private offerings of common stock or securities convertible into common stock,

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equity-based acquisitions and other corporate purposes that might be proposed. The additional shares of Chemical common stock will not be entitled to preemptive rights nor will existing shareholders have any preemptive right to acquire any of those shares when issued.

After careful consideration, the Chemical board of directors unanimously approved, subject to approval by the Chemical shareholders, an amendment to Chemical’s Articles of Incorporation to increase the number of authorized shares of Chemical common stock from 60,000,000 to 100,000,000.

The Chemical board of directors unanimously recommends that Chemical shareholders vote “FOR” the proposal to amend Chemical’s Articles of Incorporation to increase the number of authorized shares of Chemical common stock.

Chemical Proposal 4 – Chemical Merger-Related Compensation Proposal

Section 14A of the Exchange Act and Rule 14a-21(c) under the Exchange Act require that Chemical seek a nonbinding advisory vote from its shareholders to approve the “golden parachute” compensation that its named executive officers will receive in connection with the merger discussed in “The Merger – Interests of Certain Chemical Directors and Executive Officers in the Merger.” As required by these provisions, Chemical is asking its shareholders to vote on the adoption of the following resolution:

“RESOLVED, that the compensation that may be paid or become payable to Chemical’s named executive officers in connection with the merger, as disclosed in the table entitled “Golden Parachute Compensation” pursuant to Item 402(t) of Regulation S-K, including the associated narrative discussion, and the agreements or understandings pursuant to which such compensation may be paid or become payable, are hereby APPROVED.”

The vote with respect to this proposal is an advisory vote and will not be binding on Chemical, Talmer or the combined company. Therefore, regardless of whether Chemical shareholders approve this proposal, if the merger agreement is approved by the shareholders and the merger is completed, the “golden parachute” compensation will still be paid to such named executive officers to the extent payable in accordance with the terms of such compensation contracts and arrangements. Approval of this proposal is not a condition to the closing of the merger.

The Chemical board of directors unanimously recommends that you vote “FOR” approval of the Chemical merger-related compensation proposal.

Chemical Proposal 5 – Chemical Adjournment Proposal

The Chemical special meeting may be adjourned to another time or place if there are insufficient votes represented at the Chemical special meeting to constitute a quorum necessary to conduct business at the Chemical special meeting or if there are insufficient votes necessary to obtain the approval of Proposals 1 through 3, above.

Chemical requests that its shareholders authorize the holder of any proxy solicited by the Chemical board of directors on a discretionary basis to vote in favor of adjourning the Chemical special meeting to another time or place, if determined necessary or appropriate by Chemical, to solicit additional proxies (including the solicitation of proxies from Chemical shareholders who have previously voted). Approval of this proposal is not a condition to the closing of the merger.

The Chemical board of directors unanimously recommends that Chemical shareholders vote “FOR” approval of the Chemical adjournment proposal.

THE TALmer PROPOSALS

Talmer Proposal 1 – Approval of the Merger Agreement

At the Talmer special meeting, the Talmer shareholders will be asked to approve the merger agreement. Holders of Talmer Class A common stock should read this joint proxy statement and prospectus carefully and in its

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entirety, including the annexes, for more detailed information concerning the merger agreement and the merger. A copy of the merger agreement is attached to this joint proxy statement and prospectus as Annex A.

After careful consideration, the Talmer board of directors unanimously adopted the merger agreement, authorized and approved the merger and the transactions contemplated by the merger agreement and determined the merger agreement and the merger to be advisable and in the best interests of Talmer and its shareholders.

The Talmer board of directors unanimously recommends that Talmer shareholders vote “FOR” the proposal to approve the merger agreement.

Talmer Proposal 2 – Talmer Merger-Related Compensation Proposal

Section 14A of the Exchange Act and Rule 14a-21(c) under the Exchange Act require that Talmer seek a nonbinding advisory vote from its shareholders to approve the “golden parachute” compensation that its named executive officers will receive in connection with the merger discussed in “The Merger - Interests of Certain Talmer Directors and Executive Officers in the Merger.” As required by these provisions, Talmer is asking its shareholders to vote on the adoption of the following resolution:

“RESOLVED, that the compensation that may be paid or become payable to Talmer’s named executive officers in connection with the merger, as disclosed in the table entitled “Golden Parachute Compensation” pursuant to Item 402(t) of Regulation S-K, including the associated narrative discussion, and the agreements or understandings pursuant to which such compensation may be paid or become payable, are hereby APPROVED.”

The vote with respect to this proposal is an advisory vote and will not be binding on Talmer, Chemical, or the combined company. Therefore, regardless of whether Talmer shareholders approve this proposal, if the merger agreement is approved by the shareholders and completed, the “golden parachute” compensation will still be paid to such named executive officers to the extent payable in accordance with the terms of such compensation contracts and arrangements. Approval of this proposal is not a condition to the closing of the merger.

The Talmer board of directors unanimously recommends that you vote “FOR” approval of the Talmer merger-related compensation proposal.

Talmer Proposal 3 – Talmer Adjournment Proposal

The Talmer special meeting may be adjourned to another time or place if there are insufficient votes represented at the Talmer special meeting to constitute a quorum necessary to conduct business at the Talmer special meeting or if there are insufficient votes necessary to obtain the approval of Proposal 1, above.

Talmer requests that its shareholders authorize the holder of any proxy solicited by the Talmer board of directors on a discretionary basis to vote in favor of adjourning the Talmer special meeting to another time or place, if determined necessary or appropriate by Talmer, to solicit additional proxies (including the solicitation of proxies from Talmer shareholders who have previously voted). Approval of this proposal is not a condition to the closing of the merger.

The Talmer board of directors unanimously recommends that Talmer shareholders vote “FOR” the proposal to adjourn the Talmer special meeting, if necessary or appropriate to solicit additional proxies.

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THE CHEMICAL SPECIAL MEETING

Date, Time and Place

The special meeting of Chemical shareholders will be held at the Midland Center for the Arts, 1801 W. St. Andrews Drive, Midland, Michigan, on [●] at [●] , local time. On or about [●], Chemical commenced mailing this joint proxy statement and prospectus and the enclosed form of proxy to its shareholders entitled to vote at the Chemical special meeting.

Purpose of the Chemical Special Meeting

At the Chemical special meeting, Chemical shareholders will be asked to consider and vote on the following:

  a proposal to approve the merger agreement;

  a proposal to approve the issuance of shares of Chemical common stock to Talmer shareholders in connection with the merger;

  a proposal to approve an amendment to Chemical’s Articles of Incorporation to increase the number of authorized shares of Chemical common stock;

  a proposal to approve the Chemical merger-related compensation proposal;

  a proposal to approve the Chemical adjournment proposal.

Completion of the merger is conditioned on approval of the merger agreement, approval of the issuance of shares of Chemical common stock to Talmer shareholders in connection with the merger, and approval of the amendment to Chemical’s Articles of Incorporation to increase the number of authorized shares of Chemical common stock, among other conditions. Completion of the merger is not conditioned on the approval of the Chemical merger-related compensation proposal or the Chemical adjournment proposal.

Recommendation of the Chemical Board of Directors

At a special meeting held on January 25, 2016, the Chemical board of directors unanimously determined that the merger and the other transactions contemplated by the merger agreement, including the issuance of shares of Chemical common stock to Talmer shareholders in connection with the merger and the proposed amendment to the Chemical’s Articles of Incorporation to increase the authorized shares of common stock from 60 million to 100 million, are in the best interests of Chemical and its shareholders.  The Chemical board of directors unanimously recommends that Chemical shareholders vote “FOR” the proposal to approve the merger agreement, “FOR” the proposal to approve the issuance of shares of Chemical common stock to Talmer shareholders in connection with the merger, “FOR” the proposal to approve the amendment to Chemical’s Articles of Incorporation, “FOR” the Chemical merger-related compensation proposal, and “FOR” the Chemical adjournment proposal.

Chemical shareholders should carefully read this joint proxy statement and prospectus, including any documents incorporated by reference and the Annexes in their entirety, for more detailed information concerning the merger and the transactions contemplated by the merger agreement.

Chemical Record Date; Shareholders Entitled to Vote

The record date for the Chemical special meeting is [●]. Only record holders of shares of Chemical common stock at the close of business on such date are entitled to notice of, and to vote at, the Chemical special meeting or any adjournment or postponement of the meeting. At the close of business on the record date, the only outstanding voting securities of Chemical were common stock, and [●] shares of Chemical common stock were issued and outstanding and entitled to vote at the Chemical special meeting.

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Each share of Chemical common stock outstanding on the record date of the Chemical special meeting is entitled to one vote on each proposal and any other matter coming before the Chemical special meeting.

Voting by Chemical’s Directors and Executive Officers

At the close of business on the record date for the Chemical special meeting, Chemical directors and executive officers and their affiliates were entitled to vote [●] shares of Chemical common stock or approximately [●]% of the shares of Chemical common stock outstanding on that date. In connection with the merger agreement, the Chemical directors entered into Support Agreements with Talmer, in their capacities as shareholders, agreeing to vote in favor of the approval of the merger agreement, subject to certain limited exceptions. At the close of business on the record date for the Chemical special meeting, Chemical directors were entitled to vote [●] shares of Chemical common stock or approximately [●]% of the shares of Chemical common stock outstanding on that date.

Quorum and Adjournment

No business may be transacted at the Chemical special meeting unless a quorum is present. Shareholders who hold shares representing at least a majority of the shares entitled to vote at the Chemical special meeting must be present in person or by proxy to constitute a quorum. If a quorum is not present, the chairman may adjourn the meeting to solicit additional proxies. In addition, if fewer shares are voted than the number of shares required to obtain the necessary Chemical shareholder approvals, then the special meeting may be adjourned to allow additional time for obtaining additional proxies, if the approval of a majority of the votes cast at the special meeting on the Chemical adjournment proposal is obtained.

No notice of an adjourned meeting need be given if the time and place of the adjourned meeting are announced at the special meeting unless, after the adjournment, a new record date is fixed for the adjourned meeting, in which case a notice of the adjourned meeting shall be given to each shareholder of record entitled to vote at the meeting. At any adjourned meeting, all proxies will be voted in the same manner as they would have been voted at the original convening of the special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the adjourned meeting.

All shares of Chemical common stock represented at the Chemical special meeting, including shares that are represented but that vote to abstain, will be treated as present for purposes of determining the presence or absence of a quorum. Broker non-votes will have no effect on determining the presence or absence of a quorum.

Required Vote

The required votes to approve the Chemical proposals are as follows:

  The approval of the merger agreement requires the affirmative vote of a majority of the issued and outstanding shares of Chemical common stock entitled to vote at the Chemical special meeting. Failures to vote, broker non-votes and abstentions will have the same effect as votes against this proposal.

  The approval of the issuance of shares of Chemical common stock to Talmer shareholders in connection with the merger requires the approval of a majority of the votes cast on this proposal at the Chemical special meeting, assuming a quorum. Failures to vote, broker non-votes and abstentions will have no effect on the vote for this proposal.

  The approval of the proposed amendment to Chemical’s Articles of Incorporation to increase the number of authorized shares of Chemical common stock requires the approval of a majority of the outstanding shares of Chemical common stock entitled to vote at the Chemical special meeting. Failures to vote, broker non-votes and abstentions will have the same effect as votes against this proposal.

  The approval of the Chemical merger-related compensation proposal requires the approval of a majority of the votes cast on this proposal at the Chemical special meeting, assuming a quorum. Failures to vote, broker non-votes and abstentions will have no effect on the vote for this proposal.

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  The approval of the Chemical adjournment proposal requires the approval of a majority of the votes cast on this proposal at the Chemical special meeting, regardless of whether or not there is a quorum. Failures to vote, broker non-votes and abstentions will have no effect on the vote for this proposal.

Voting of Proxies by Holders of Record

If you were a record holder of Chemical common stock at the close of business on the record date of the Chemical special meeting, a proxy card is enclosed for your use. Chemical requests that you vote your shares as promptly as possible by (i) visiting the internet site listed on the Chemical proxy card, (ii) calling the toll-free number listed on the Chemical proxy card or (iii) submitting your Chemical proxy card by mail by using the provided self-addressed, stamped envelope. Information and applicable deadlines for voting through the internet or by telephone are set forth on the enclosed proxy card. When the accompanying proxy is returned properly executed, the shares of Chemical common stock represented by it will be voted at the Chemical special meeting or any adjournment or postponement of the meeting in accordance with the instructions contained in the proxy card. Your internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned a proxy card.

If a proxy is returned without an indication as to how the shares of Chemical common stock represented are to be voted with regard to a particular proposal, the Chemical common stock represented by the proxy will be voted in accordance with the recommendation of the Chemical board of directors and, therefore, “FOR” the proposal to approve the merger agreement, “FOR” the proposal to approve the issuance of shares of Chemical common stock to Talmer shareholders in connection with the merger, “FOR” the proposal to amend Chemical’s Articles of Incorporation to increase the number of authorized shares of Chemical common stock, “FOR” the proposal to approve the Chemical merger-related compensation proposal and “FOR” Chemical’s adjournment proposal.

As of the date hereof, the Chemical board of directors has no knowledge of any business that will be presented for consideration at the Chemical special meeting and that would be required to be set forth in this joint proxy statement and prospectus or the related proxy card other than the matters set forth in Chemical’s Notice of Special Meeting of Shareholders. If any other matter is properly presented at the Chemical special meeting for consideration, the persons named in the enclosed form of proxy and acting thereunder will vote in accordance with their discretion on such matter.

Your vote is important. If you were a record holder of Chemical common stock on the record date of the Chemical special meeting, please sign and return the enclosed proxy card, or vote via the internet or telephone, regardless of whether or not you plan to attend the Chemical special meeting in person. Proxies submitted through the specified internet website or by phone must be received by [●], Eastern Time, on [●].

Shares Held in Street Name

If you hold shares of Chemical common stock through a stock brokerage account or a bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” The “record holder” of such shares is your broker, bank or other nominee, and not you, and you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or other nominee. Please note that you may not vote shares held in street name by returning a proxy card directly to Chemical or by voting in person at the Chemical special meeting unless you have a “legal proxy,” which you must obtain from your broker, bank or other nominee. Please also note that brokers, banks or other nominees who hold shares of Chemical common stock on behalf of their customers may not give a proxy to Chemical to vote those shares without specific instructions from their customers.

If you are a Chemical shareholder and you do not instruct your broker, bank or other nominee on how to vote your shares, your broker, bank or other nominee may not vote your shares on any of the Chemical proposals.

Attending the Meeting; Voting in Person

Only Chemical shareholders, their duly appointed proxies and invited guests may attend the meeting. All attendees must present government-issued photo identification (such as a driver’s license or passport) for

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admittance. The additional items, if any, that attendees must bring depend on whether they are shareholders of record, beneficial owners, or proxy holders.

A Chemical shareholder who holds shares directly registered in such shareholder’s name with Chemical’s transfer agent, Computershare, and who wishes to attend the special meeting in person should bring government-issued photo identification.

A shareholder who holds shares in “street name” through a broker, bank, trustee or other nominee (referred to in this joint proxy statement and prospectus as a “beneficial owner”) and who wishes to attend the special meeting in person must bring proof of beneficial ownership as of the record date, such as a letter from the broker, bank, trustee or other nominee that is the record owner of such beneficial owner’s shares, a brokerage account statement or the voting instruction form provided by the broker.

A person who holds a validly executed proxy entitling such person to vote on behalf of a record owner of Chemical shares and who wishes to attend the special meeting in person must bring the validly executed proxy naming such person as the proxy holder, signed by the Chemical shareholder, and proof of the signing shareholder’s record ownership as of the record date.

No cameras, recording equipment or other electronic devices will be allowed in the meeting room. Failure to provide the requested documents at the door or failure to comply with the procedures for the special meeting may prevent shareholders from being admitted to the Chemical special meeting.

Revocation of Proxies

A Chemical shareholder may revoke a proxy at any time before it is voted at the meeting by taking any of the following four actions:

  delivering written notice of revocation to Chemical’s Corporate Secretary, William C. Collins, 235 East Main Street, Midland, Michigan 48640;

  delivering a proxy card bearing a later date than the proxy that you wish to revoke;

  casting a subsequent vote via telephone or the Internet, as described above; or

  attending the meeting and voting in person.

Merely attending the meeting will not, by itself, revoke your proxy; you must cast a subsequent vote at the meeting using forms provided for that purpose. Your last valid vote that we receive before or at the special meeting is the vote that will be counted.

Solicitation of Proxies

Chemical is soliciting proxies for the Chemical special meeting from its shareholders. In accordance with the merger agreement, Chemical will pay its own costs of soliciting proxies from its shareholders, including the cost of mailing this joint proxy statement and prospectus. In addition to solicitation of proxies by mail, proxies may be solicited by Chemical’s officers, directors and regular employees, without additional remuneration, by personal interview, telephone or other means of communication.

Chemical will make arrangements with brokerage houses, custodians, nominees and fiduciaries to forward proxy solicitation materials to beneficial owners of Chemical common stock. Chemical may reimburse these brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses incurred in forwarding the proxy materials.

To help assure the presence in person or by proxy of the largest number of shareholders possible, we have engaged [●], a proxy solicitation firm, which we refer to as “[●]”, to solicit proxies on Chemical’s behalf. We have

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agreed to pay [●] a proxy solicitation fee of $[●]. We will also reimburse [●] for its reasonable out-of-pocket costs and expenses.

THE TALMER SPECIAL MEETING

Date, Time and Place

The special meeting of Talmer shareholders will be held on [●], 2016, at [●], local time, at the Somerset Inn, 2601 West Big Beaver Road, Troy, Michigan 48084. On or about [●], Talmer commenced mailing this joint proxy statement and prospectus and the enclosed form of proxy to its shareholders entitled to vote at the Talmer special meeting.

Purpose of the Talmer Special Meeting

At the Talmer special meeting, Talmer shareholders will be asked to consider and vote on the following:

  a proposal to approve the merger agreement;

  a proposal to approve the Talmer merger-related compensation proposal; and

  a proposal to approve the Talmer adjournment proposal.

Completion of the merger is conditioned on approval of the merger agreement by the Talmer shareholders, among other conditions. Completion of the merger is not conditioned on the approval of the Talmer merger-related compensation proposal or the Talmer adjournment proposal.

Recommendations of the Talmer Board of Directors

The Talmer board of directors has unanimously determined that the merger is advisable and in the best interests of Talmer and its shareholders. The Talmer board of directors unanimously recommends that Talmer shareholders vote “FOR” the proposal to approve the merger agreement, “FOR” the Talmer merger-related compensation proposal, and “FOR” the Talmer adjournment proposal.

Talmer shareholders should carefully read this joint proxy statement and prospectus, including any documents incorporated by reference, and the Annexes in their entirety for more detailed information concerning the merger and the transactions contemplated by the merger agreement.

Talmer Record Date; Shareholders Entitled to Vote

The record date for the Talmer special meeting is [●], 2016. Only holders of record of shares of Talmer Class A common stock at the close of business on such date will be entitled to notice of, and to vote at, the Talmer special meeting and any adjournment or postponements of the meeting. At the close of business on the record date, the only outstanding voting securities of Talmer were Class A common stock, and [●] shares of Talmer Class A common stock were issued and outstanding and entitled to vote at the Talmer special meeting.

Each share of Talmer Class A common stock outstanding on the record date for the Talmer special meeting is entitled to one vote on each proposal to be considered at the Talmer special meeting.

Voting by Talmer’s Directors and Executive Officers

At the close of business on the record date for the Talmer special meeting, Talmer directors and executive officers and their affiliates were entitled to vote [●] shares of Talmer Class A common stock or approximately [●]% of the shares of Talmer Class A common stock outstanding on that date. In connection with the merger agreement, the Talmer directors entered into Support Agreements with Chemical, in their capacities as shareholders, agreeing to vote in favor of the approval of the merger agreement, subject to certain limited exceptions. At the close of business

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on the record date for the Talmer special meeting, Talmer directors were entitled to vote [●] shares of Talmer Class A common stock or approximately [●]% of the shares of Talmer Class A common stock outstanding on that date.

Quorum and Adjournment

No business may be transacted at the Talmer special meeting unless a quorum is present. Shareholders who hold shares representing at least a majority of the shares entitled to vote at the Talmer special meeting must be present in person or by proxy to constitute a quorum. If a quorum is not present, the chairman may adjourn the meeting to solicit additional proxies. In addition, if fewer shares are voted than the number of shares required to obtain the necessary Talmer shareholder approvals, then the special meeting may be adjourned to allow additional time for obtaining additional proxies, if the approval of a majority of the votes cast at the special meeting on the Talmer adjournment proposal is obtained.

No notice of an adjourned meeting needs to be given if the time and place of the adjourned meeting are announced at the special meeting unless, after the adjournment, a new record date is fixed for the adjourned meeting, in which case a notice of the adjourned meeting shall be given to each shareholder of record entitled to vote at the meeting. At any adjourned meeting, all proxies will be voted in the same manner as they would have been voted at the original convening of the special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the adjourned meeting.

In determining whether there is a quorum at the Talmer special meeting for purposes of all matters to be voted on, all votes “for” or “against” and all votes to “abstain” will be counted. Broker non-votes will have no effect on determining the presence or absence of a quorum.

Required Vote

The required votes to approve the Talmer proposals are as follows:

  The approval of the merger agreement requires the affirmative vote of a majority of the issued and outstanding shares of Talmer Class A common stock entitled to vote at the Talmer special meeting. An abstention, broker non-vote or a failure to vote your shares will have the same effect as a vote cast “against” this proposal.

  The approval of the Talmer merger-related compensation proposal requires the affirmative vote of a majority of the votes cast in person or by proxy at the special meeting, assuming a quorum is present. Abstentions, broker non-votes and a failure to vote your shares will have no effect on the outcome of this proposal.

  The approval of the Talmer adjournment proposal requires the affirmative vote of a majority of the votes cast in person or by proxy at the special meeting, regardless of whether or not there is a quorum. Abstentions, broker non-votes and a failure to vote your shares will have no effect on the outcome of this proposal.

Voting of Proxies by Holders of Record

If you were a record holder of Talmer Class A common stock at the close of business on the record date of the Talmer special meeting, a proxy card is enclosed for your use. Talmer requests that you vote your shares as promptly  as possible by (i) voting through the Internet site listed on the Talmer proxy card, or (ii) submitting your Talmer proxy card by mail by using the provided self-addressed, stamped envelope. Information and applicable deadlines for voting through the Internet are set forth on the enclosed proxy card. When the accompanying proxy is returned properly executed, the shares of Talmer Class A common stock represented by it will be voted at the Talmer special meeting or any adjournment or postponement of the meeting in accordance with the instructions contained in the proxy card. Your Internet vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned a proxy card.

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If a proxy is returned without an indication as to how the shares of Talmer Class A common stock represented are to be voted with regard to a particular proposal, the Talmer Class A common stock represented by the proxy will be voted in accordance with the recommendation of the Talmer board of directors and, therefore, “FOR” the proposal to approve the merger agreement, “FOR” the Talmer merger-related compensation proposal, and “FOR” the Talmer adjournment proposal.

At the date hereof, the Talmer board of directors has no knowledge of any business that will be presented for consideration at the Talmer special meeting and that would be required to be set forth in this joint proxy statement and prospectus or the related proxy card other than the matters set forth in Talmer’s Notice of Special Meeting of Shareholders. If any other matter is properly presented at the Talmer special meeting for consideration, the persons named in the enclosed form of proxy and acting thereunder will vote in accordance with their discretion on such matter.

Your vote is important. Accordingly, if you were a record holder of Talmer Class A common stock on the record date of the Talmer special meeting, please sign and return the enclosed proxy card or vote via the Internet, regardless of whether or not you plan to attend the Talmer special meeting in person. Proxies submitted through the specified internet website must be received by [●], Eastern Time, on [●].

Shares Held in Street Name

If you hold shares of Talmer Class A common stock through a stock brokerage account or a bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” The “record holder” of such shares is your broker, bank or other nominee, and not you, and you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or other nominee. Please note that you may not vote shares held in street name by returning a proxy card directly to Talmer or by voting in person at the Talmer special meeting unless you have a “legal proxy,” which you must obtain from your broker, bank or other nominee. Please also note that brokers, banks or other nominees who hold shares of Talmer Class A common stock on behalf of their customers may not give a proxy to Talmer to vote those shares without specific instructions from their customers.

If you are a Talmer shareholder and you do not instruct your broker, bank or other nominee on how to vote your shares, your broker, bank or other nominee may not vote your shares on any of the Talmer proposals.

Attending the Meeting; Voting in Person

Only Talmer shareholders, their duly appointed proxies, and invited guests may attend the meeting. All attendees must present government-issued photo identification (such as a driver’s license or passport) for admittance. The additional items, if any, that attendees must bring depend on whether they are shareholders of record, beneficial owners, or proxy holders.

A Talmer shareholder who holds shares directly registered in such shareholder’s name with Talmer’s transfer agent, American Stock Transfer & Trust Company, and who wishes to attend the special meeting in person should bring government-issued photo identification.

A shareholder who holds shares in “street name” through a broker, bank, trustee or other nominee (referred to as a “beneficial owner”) and who wishes to attend the special meeting in person must bring proof of beneficial ownership as of the record date, such as a letter from the broker, bank, trustee or other nominee that is the record owner of such beneficial owner’s shares, a brokerage account statement or the voting instruction form provided by the broker.

A person who holds a validly executed proxy entitling such person to vote on behalf of a record owner of Talmer shares and who wishes to attend the special meeting in person must bring the validly executed proxy naming such person as the proxy holder, signed by the Talmer shareholder, and proof of the signing shareholder’s record ownership as of the record date.

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No cameras, recording equipment or other electronic devices will be allowed in the meeting room. Failure to provide the requested documents at the door or failure to comply with the procedures for the special meeting may prevent shareholders from being admitted to the Talmer special meeting.

Revocation of Proxies

If you are a Talmer record holder (i.e., you hold your shares directly instead of through a brokerage account or other nominee) and you change your mind after you return your proxy, you may revoke it and change your vote at any time before the polls close at the Talmer special meeting. You may do this by:

  delivering written notice of revocation to Talmer’s Corporate Secretary, James Dunn, 2301 West Big Beaver Road, Suite 525, Troy, Michigan 48084;

  delivering a proxy card bearing a later date than the proxy that you wish to revoke;

  casting a subsequent vote via the Internet; or

  attending the meeting and voting in person.

Merely attending the meeting will not, by itself, revoke your proxy; you must cast a subsequent vote at the meeting using forms provided for that purpose.

If you hold your shares through a brokerage account, you must contact your brokerage firm to revoke your proxy.

Solicitation of Proxies

Talmer is soliciting proxies for the Talmer special meeting from its shareholders. In accordance with the merger agreement, Talmer will pay its own costs of soliciting proxies from its shareholders, including the cost of mailing this joint proxy statement and prospectus. In addition to solicitation of proxies by mail, proxies may be solicited by Talmer’s officers, directors and regular employees, without additional remuneration, by personal interview, telephone or other means of communication.

Talmer will make arrangements with brokerage houses, custodians, nominees and fiduciaries to forward proxy solicitation materials to beneficial owners of Talmer Class A common stock. Talmer may reimburse these brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses incurred in forwarding the proxy materials.

To help assure the presence in person or by proxy of the largest number of shareholders possible, we have engaged [●], a proxy solicitation firm, which we refer to as “[●]”), to solicit proxies on Talmer’s behalf. We have agreed to pay to [●] a proxy solicitation fee of $[●]. We will also reimburse [●] for its reasonable out-of-pocket costs and expenses.

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THE MERGER

This discussion of the merger is qualified in its entirety by reference to the merger agreement, which is attached to this joint proxy statement and prospectus and registration statement as Annex A. You should read the entire merger agreement carefully, as it is the legal document that governs the merger.

Effects of the Merger

At the effective time of the merger, Talmer will merge with and into Chemical. Chemical will be the surviving entity following the merger.

In the merger, each outstanding share of Talmer Class A common stock will be converted into the right to receive 0.4725 shares of Chemical common stock and $1.61 in cash, without interest, together with cash paid in lieu of any fractional share of Chemical common stock. This exchange ratio is fixed and will not be adjusted to reflect stock price changes prior to the effective time of the merger. Chemical shareholders will continue to hold their existing Chemical shares.

Background of the Merger

As part of Talmer’s ongoing consideration and evaluation of its long-term prospects and strategies, since the recapitalization of Talmer in 2010, Talmer’s Board of Directors and senior management have regularly reviewed and assessed its business strategies and objectives, all with the goal of enhancing long term value for its shareholders. The Talmer Board of Directors also formed a Strategic Initiatives Committee in November of 2014 in order to facilitate preliminary consideration of corporate opportunities in an efficient and timely manner and involve the Talmer Board with management in preliminary discussions regarding such opportunities. The Talmer Strategic Initiatives Committee is comprised of three independent directors. Its members on March 31, 2015 were David Leitch, Ron Klein and Barbara Mahone. In November of 2015, Mr. Leitch left Talmer’s Board of Directors upon his appointment as general counsel of a major national bank, and Al Papa replaced him on the Talmer Strategic Initiatives Committee.

The Talmer Board of Directors, directly and through the Talmer Strategic Initiatives Committee, reviews and assesses strategic alternatives, including growth strategies (including acquisitions and organic growth), capital planning (including warrant repurchases, share repurchases, dividends and FDIC loss-share agreement terminations), and potential earnings improvement through revenue increases, expense reductions and strategic mergers. The Talmer Board of Directors has also reviewed the state of the banking industry generally and Talmer in particular, including the economic, interest rate and regulatory environment; the competitive landscape for community banks; public trading prices of bank stocks; and bank merger and acquisition activity and valuations. These meetings have included discussions regarding potential business combinations, economies of scale, increased client service, and shareholder value benefits that might be achieved if Talmer were to become a larger institution through acquisitions of troubled institutions and small, healthy banks, acquisitions of banks with more substantial size, or a merger with a similarly-sized or significantly larger financial institution.

In recent years, in addition to pursuing organic loan growth and implementing its capital planning strategies, Talmer, with the assistance of its outside advisors, has repeatedly evaluated the community bank merger and acquisition market and potential merger partners and acquisition candidates for Talmer. Talmer directors and executive officers have had discussions from time to time with many investment bankers and financial institutions in an effort to maintain knowledge of the relevant market for business combinations and to gauge the potential interest level and suitability of various financial institutions with respect to exploring a business combination with Talmer. These contacts have occurred through formal and informal meetings and telephone calls and impromptu meetings at investor conferences, banking industry conferences, and social settings. As part of Talmer’s active involvement in the bank merger and acquisition market, between April 30, 2010 and February 6, 2015, Talmer completed eight acquisitions. Of these, the pursuit of troubled bank acquisitions was its primary initial focus. Four of Talmer’s acquisitions were FDIC-assisted transactions and two of them involved bank acquisitions from holding companies in transactions facilitated under Section 363 of the U.S. Bankruptcy Code. In addition, in 2014, Talmer also engaged in two branch sale transactions involving branches that were outside of Talmer’s Midwest regional focus area.

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Talmer Exploratory Discussions with Other Institutions

While Talmer was pursuing troubled bank acquisition transactions, as part of Talmer’s ongoing efforts to explore opportunities to enhance long-term value for its shareholders, Talmer and its advisers also continued to engage in discussions and due diligence with numerous other potential merger and acquisition partners. As a result of Talmer’s activities and analysis of the community bank merger and acquisition market, Talmer developed its understanding of its logical potential merger and acquisition partners. Prior to the announcement of the merger with Chemical, a number of possible merger or acquisition discussions and meetings took place over a multi-year period with parties that were similar in size to or substantially larger than Talmer which Talmer deemed to have the highest likelihood of engaging in a transaction with Talmer, taking into account a number of criteria, including the ability-to-pay, strategic rationale, regulatory readiness and previous oral expressions of interest. A number of the more substantive exploratory discussions that occurred during 2014 and 2015 include the following.

In late March 2014, a representative of Keefe, Bruyette & Woods, Inc. (“KBW”), an investment banking firm that had served as an underwriter in connection with Talmer’s initial public offering in February 2014 and had also previously provided other financial advisory services to Talmer, and the CEO of a community bank located in the Midwest that was slightly larger than Talmer, which we refer to as “Institution A,” discussed a potential merger transaction between Talmer and Institution A. Subsequently, Talmer senior executives and representatives of KBW met with executives of Institution A on several occasions during 2014 to discuss a potential merger with Talmer. In September 2015, Institution A advised Talmer’s CFO that Institution A was focused on other priorities and so was not interested in pursuing a business combination with Talmer.

In November 2014, Talmer senior executives met with senior executives of a substantially larger regional bank with operations in the State of Michigan, which we refer to as “Institution B,” and discussed a potential merger. The meeting ended with a commitment to have further discussions, but without any clearly defined next steps. In August 2015, Talmer re-initiated discussions with Institution B to determine whether it was interested in pursuing a strategic transaction with Talmer. Institution B expressed a desire to continue to meet periodically, but it was made clear to Talmer’s CFO that Institution B was not prepared to pursue a transaction with Talmer at that time. In December 2015, Talmer’s CEO met with Institution B’s CEO and further discussed the possibility of a merger transaction between Institution B and Talmer. Institution B advised Talmer’s CEO that Institution B was not in a position to pursue a business combination with Talmer at that time.

In November 2014, Talmer’s CEO met with the CEO of a larger regional bank with banking offices in Michigan and Ohio, which we refer to as “Institution C,” and discussed their respective banking franchises, management philosophies and the possibility of joining together. In July 2015, Talmer’s senior management team met with several members of Institution C’s senior management team to discuss a potential strategic merger transaction. Following this meeting, the parties participated in a number of telephone calls through the end of 2015. At the conclusion of these discussions, in December 2015, Talmer was informed that Institution C was not interested in pursuing a business combination in the near term.

In April 2015, Talmer’s CFO met with senior management of a bank that was slightly larger than Talmer and located in one of Talmer’s markets, which we refer to as “Institution D.” Institution D had been identified with input from KBW as a financial institution that might have interest in exploring a potential transaction with Talmer. The parties discussed Talmer as well as Institution D’s long-term desire to expand further into Talmer’s Michigan markets. Institution D informed Talmer’s CFO that they had a long-term interest in Talmer’s markets; however, they were not planning on this expansion within the next couple of years.

Talmer’s discussions with Institutions A, B, C and D were all preliminary in nature, with no specific proposals being made. In addition to these institutions, Talmer or its advisers had preliminary exploratory discussions during 2014 and 2015 with representatives of several other potential merger partners that were similar sized to or substantially larger than Talmer, none of which indicated that it was interested in pursuing a business combination with Talmer at that time, except for Chemical and one substantially larger party that we refer to as “Institution E,” as discussed below.

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Discussions Between Talmer and Chemical and Talmer and Institution E

The Chemical Board of Directors and management team regularly review Chemical’s performance, risks, opportunities and strategy and discusses such matters at board meetings. Chemical’s Board of Directors and management team review and evaluate the possibility of pursuing various strategic alternatives and relationships as part of Chemical’s ongoing efforts to strengthen its businesses and improve its operations and financial performance in order to create value for its shareholders, taking into account economic, regulatory, competitive and other conditions. Since 2000, Chemical has completed 11 merger and acquisition transactions, including, most recently, the acquisitions of Northwestern Bancorp, Inc. (October 31, 2014), Monarch Community Bancorp, Inc. (April 1, 2015) and Lake Michigan Financial Corporation (May 31, 2015). In addition, during the last several years, the Chemical Board of Directors and management team have considered other strategic transactions with other companies, including Talmer. In May 2014, with Talmer’s knowledge and approval, KBW discussed with Chemical’s Chairman, Chief Executive Officer and President, David B. Ramaker, a potential merger between Chemical and Talmer and offered to introduce Mr. Ramaker to Mr. Provost of Talmer. A possible strategic transaction with Talmer was first introduced to the Chemical Board of Directors at a meeting held on July 22, 2014 in executive session, at which meeting the Board of Directors instructed Mr. Ramaker to proceed to learn more about the possibilities of a possible strategic transaction with Talmer and pursue informal discussions about a possible transaction with Talmer management.

Following an introduction by KBW, Mr. Provost and Mr. Ramaker met on August 15, 2014 to discuss management philosophies and the concept of a potential business combination.

On September 24, 2014, Mr. Torgow, Mr. Provost and Mr. Klaeser had discussions with Mr. Ramaker and Chemical’s CFO, Lori A. Gwizdala to discuss the respective cultures and governance of Chemical and Talmer, including how the respective cultures and governance of each organization might assimilate together following a potential business combination.

On October 21, 2014, the Chemical Board of Directors met in executive session and continued discussions relating to a possible strategic transaction with Talmer, including Mr. Ramaker provided his thoughts on his initial impressions relating to the viability of a transaction based on discussions with Talmer management to date.

During February 2015, Mr. Klaeser had discussions with Ms. Gwizdala, regarding Chemical’s potential interest in a business combination with Talmer. These discussions focused on financial logic and strategic compatibility, and no specific proposals were made. In March 2015, with Talmer’s knowledge and approval, KBW provided information to Chemical regarding Talmer and a potential merger between Talmer and Chemical.

On March 6, 2015, Talmer’s Chairman had a social lunch with the CEO of Institution E, during which they discussed the banking environment and their respective institutions’ business philosophies. Prior to its initial public offering, in 2013, Talmer had engaged in discussions regarding a possible business combination with Institution E. After conducting preliminary due diligence, Institution E had expressed interest in acquiring Talmer in a primarily stock transaction, although the merger consideration proposed was not considered sufficient by Talmer’s Board of Directors, which decided to move forward independently. Senior management of Talmer and Institution E had continued to have informal dialogue over the next year and a half.

Talmer senior executives met with senior executives of Institution E on two subsequent occasions in March 2015 to further discuss their respective institutions’ financial performance, markets, and management philosophies, with no specific merger proposals being made.

On March 31, 2015, the Talmer Strategic Initiatives Committee held a meeting that was also attended by Messrs. Torgow, Provost and Klaeser as well as KBW and Talmer’s outside legal counsel, Nelson Mullins Riley & Scarborough, LLP (“Nelson Mullins”), to discuss strategic planning in general, as well as a potential acquisition by Talmer of another institution and Talmer’s discussions of a strategic transaction with Institution E. As described below, KBW was subsequently engaged to serve as Talmer’s financial advisor in connection with the potential transaction with Institution E.

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During its March 31, 2015 meeting, the Talmer Strategic Initiatives Committee was updated regarding the potential acquisition by Talmer of another bank of approximately $2 billion in assets—which we refer to as “Institution F”—that had been reviewed with the Talmer Strategic Initiatives Committee in January 2015. Institution F had indicated to Talmer that it would require a higher valuation range than the indicative range proposed by Talmer, and Talmer management discussed with the committee that an acquisition at the higher valuation range would not provide sufficient earnings accretion to Talmer shareholders and would create downside risk to Talmer’s valuation. The committee also discussed another bank that management had performed due diligence on that had recently been acquired by another bank. Management believed that this bank would have also been a strategic fit with Talmer, but that it had been acquired for a price that was notably higher than the price that Talmer had considered paying.

The Talmer Strategic Initiatives Committee then discussed the recent contact between Talmer management and Institution E. Mr. Klaeser advised the Talmer Strategic Initiatives Committee that any business combination with Institution E would likely include a significant portion of stock as a result of Institution E’s capital structure, and that due consideration should be given to potential share price appreciation of Institution's E's stock and the perceived interest of many Talmer shareholders to maintain a stock investment in the combined company if a merger with Institution E were to occur.

Also at this meeting, KBW discussed with the Talmer Strategic Initiatives Committee, among other matters: the market outlook for banks; trends in financial acquisition analysis, including tangible book value earn-back calculations, price-to-earnings and price-to-book trends; then current market and analyst expectations for Talmer; the status of discussions with various potential Talmer business combination partners; the significant number of informal discussions in which Talmer had engaged during the prior two years with banks in Talmer’s markets; and publicly available financial information regarding Institution E and its prospects. During this discussion, KBW explained how financial institution mergers were being received in the current public markets, including the observed impact that “overpriced” mergers, such as mergers with dilution earn back periods that exceed periods that were acceptable to the investor market, have had upon acquirer stock prices immediately following merger agreement announcements.

The Talmer Strategic Initiatives Committee discussed with management and KBW various challenges and opportunities associated with various strategic alternatives, including, among others, pursuing: (i) a stand-alone strategy relying on organic growth, (ii) acquisitions of troubled institutions and small, healthy banks, (iii) acquisitions of banks with more substantial size, (iv) a merger with a similarly-sized institution, or (v) a merger with a significantly larger financial institution. The committee discussed with management Talmer’s strategy and goals, including Talmer’s expected 2015 earnings, Talmer’s potential acquisition targets, the diminishing opportunities for troubled-bank acquisitions by Talmer, and continuing regulatory burdens. The committee requested that Talmer management keep it up to date regarding discussions with Institution E, including by scheduling a subsequent meeting if Institution E made a proposal or if negotiations with respect to terms of a potential merger with Institution E otherwise developed. Following this meeting, Talmer and Institution E initiated more formalized due diligence. With Talmer’s knowledge and approval, KBW also maintained communication with Chemical regarding a potential merger between Talmer and Chemical.

On May 31, 2015, Chemical completed its previously announced acquisition of Lake Michigan Financial Corporation, with respect to which KBW had served as Chemical’s financial advisor. Upon completion of the Chemical merger with Lake Michigan Financial Corporation, KBW ceased to have any active investment banking services engagement with Chemical.

On June 8, 2015, the Talmer Strategic Initiatives Committee held a meeting that was also attended by Messrs. Torgow, Provost and Klaeser as well as KBW and Nelson Mullins. The committee received an update regarding discussions and due diligence with Institution E, discussions with Chemical, and preliminary exploratory discussions with other financial institutions. Also at this meeting, KBW discussed with the committee, among other things, Institution E’s financial and stock performance and for illustrative purposes certain financial aspects of a hypothetical merger with Institution E. The committee considered, in consultation with KBW, the likelihood that, based on Institution E’s financial ability to pursue and provide consideration in a potential merger with Talmer, the value of the merger consideration at the time of announcement of a merger with Institution E was expected to potentially be at or near then-current Talmer share trading prices. However, the committee also considered, in

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consultation with KBW, potential earnings accretion to Talmer shareholders and other factors that could potentially contribute to a merger with Institution E being in the best interest of Talmer shareholders, such as price to earnings ratios, price to book value ratios, premium to market pricing over a multi-month period, the possibility that Institution E’s stock was undervalued, and the potential impact of a merger on Institution E’s common stock value. At this meeting, KBW also discussed with the committee, among other matters, possible strategic options that might be available to Talmer as well as advantages and disadvantages of various approaches to exploring potential strategic merger partners.

Nelson Mullins discussed with the Talmer Strategic Initiatives Committee various transaction structures and provided an overview of the fiduciary duties of board members associated therewith. The committee instructed management and KBW to continue discussions with Institution E and to also continue outreach efforts to Chemical and certain other institutions. The committee also directed that Talmer’s due diligence on Institution E continue. The committee expressed its availability to further discuss a potential transaction with Institution E and the committee’s willingness to convene a meeting on short notice. The committee instructed management and KBW to keep the committee updated and to be prepared to discuss a potential merger with Institution E with the full Talmer Board when a transaction appeared more likely to occur. Management discussed concerns regarding the extensive due diligence being conducted by Institution E and possible risks that enterprise-wide due diligence raised with respect to the retention of key employees. The committee noted these concerns.

On June 9, 2015, the Talmer Board of Directors held a meeting that was also attended by Dennis Klaeser and Nelson Mullins, and received a report from the Talmer Strategic Initiatives Committee with respect to the committee’s meeting the day before. The Board discussed the matters that had been reviewed with and considered by the Talmer Strategic Initiatives Committee on the previous day and the process by which potential transactions would be evaluated. The Talmer Strategic Initiatives Committee informed the full Talmer Board that it was heavily involved in the process and would continue to update the full Talmer Board regarding any developments.

On June 17, 2015, the Talmer Board of Directors held a meeting that was also attended by Dennis Klaeser, and Talmer COO Tom Shafer as well as Nelson Mullins. The Board discussed the process to date with Institution E, discussions with other potentially interested merger partners, KBW’s engagement as Talmer’s financial advisor in connection with a potential transaction with Institution E and the importance of confidentiality and of Talmer continuing to operate as effectively as possible without potential employee and customer distractions caused by rumors of a transaction. Senior management provided a summary of the process to date with Institution E, and discussed that Institution E had indicated that due to the recent increase in Talmer’s stock price, which closed at $16.84 on June 16, 2015 (as compared to a closing price of $14.20 on March 5, 2015, the day before the lunch meeting between Mr. Torgow and the CEO of Institution E), and the current value of Institution E’s stock, an offer from Institution E would likely provide no premium or would be at a discount to the market trading price at the time of a deal announcement. Mr. Torgow informed the Board that based on his prior discussions with Institution E, the value of the merger consideration could be below current market levels. Nevertheless, a merger with Institution E was expected to involve at least 80% stock consideration, and the Board discussed that, depending on various factors, a merger could potentially be advisable. The Board was advised that KBW was going to continue discussions with other potentially interested merger partners. Talmer’s management indicated that if negotiations continued to develop, it would convene additional meetings with the Board to provide the Board with significant additional detail and KBW’s advice and assistance. The Talmer Strategic Initiatives Committee noted KBW’s bank merger expertise and reported that the committee had been well-served by the advice and assistance that KBW had provided to the Talmer Strategic Initiatives Committee. After discussing the proposed engagement of KBW, the Board approved the retention of KBW to serve as Talmer’s financial advisor in anticipation of a potential merger with Institution E. Following the meeting, Nelson Mullins delivered to the Board a memorandum reviewing the Board’s fiduciary duties in connection with its evaluation of a potential business combination transaction.

On June 18, 2015, Mr. Provost and Mr. Ramaker met at a banking conference to further discuss the possibility of a transformational merger between Talmer and Chemical.

On June 24, 2015, Mr. Klaeser and Ms. Gwizdala met to discuss lending, Talmer’s strategic focus and markets, and steps and challenges associated with merging similarly-sized institutions. Mr. Klaeser and Ms. Gwizdala also discussed certain critical accounting matters and certain financial matters relating to a possible strategic transaction between Talmer and Chemical. Chemical informed Talmer that it was focused on completing

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the integration process related to its recent acquisition, although the parties agreed that they would continue dialogue.

On June 29, 2015, the Talmer Strategic Initiatives Committee held a meeting that was also attended by Messrs. Torgow, Provost, Klaeser and Shafer as well as KBW and Nelson Mullins. The committee discussed Mr. Klaeser’s meeting with Ms. Gwizdala to discuss a transformational merger between Talmer and Chemical, as well as a scheduled meeting with Institution C’s management team. The committee received an update regarding, among other matters, the extensive due diligence being performed by Institution E, discussions between KBW and Institution E’s investment banker, and the due diligence to be performed by Talmer. The committee suggested several items to be included in the list of reverse due diligence topics, and Nelson Mullins indicated that management would update the committee on these topics once the related due diligence was complete.

On July 7, 2015, the Talmer Strategic Initiatives Committee held a meeting that was also attended by Messrs. Torgow, Provost and Klaeser as well as KBW and Nelson Mullins. The committee discussed Institution E’s due diligence. In addition, KBW discussed with the committee, among other matters, the potential risks, opportunities and shareholder value expectations associated with remaining independent and those associated with completing a business combination transaction, including an acquisition of a bank with substantial size, a merger with a similarly-sized institution, or a merger with a significantly larger financial institution.

On July 10, 2015, Talmer senior executives met with senior executives of Institution E and discussed remaining due diligence and anticipated future earnings for the combined company.

On July 13, 2015, counsel to Institution E delivered a draft merger agreement to Nelson Mullins. The draft merger agreement contemplated all-stock merger consideration, but it did not include a proposed stock exchange ratio.

On July 14, 2015, the Talmer Strategic Initiatives Committee held a meeting that was also attended by Messrs. Torgow, Provost, Klaeser and Shafer as well as KBW and Nelson Mullins. At this meeting, Mr. Torgow reported to the committee regarding the recent meeting with Institution E. KBW discussed with the committee, among other matters, the potential merger with Institution E, and possible advantages and disadvantages of strategic alternatives that might be available to Talmer, including continuing as a standalone entity, an acquisition of a bank with substantial size, a merger with a similarly-sized institution, including Chemical, or a merger with a significantly larger financial institution. Nelson Mullins discussed the draft merger agreement with the committee.

Also on July 14, 2015, the Talmer Board of Directors held a meeting that was also attended by Messrs. Klaeser and Shafer as well as KBW and Nelson Mullins. At this meeting, KBW discussed with the Board, among other matters, the potential merger with Institution E, Institution E’s operating and financial metrics and possible advantages and disadvantages of strategic alternatives that might be available to Talmer, including continuing as a standalone entity, an acquisition of a bank with substantial size, a merger with a similarly-sized institution, including Chemical, or a merger with a significantly larger financial institution.

On July 17, 2015, the Talmer Strategic Initiatives Committee held a meeting that was also attended by Messrs. Torgow, Provost, Klaeser and Shafer as well as KBW and Nelson Mullins. Mr. Torgow reported to the Talmer Strategic Initiatives Committee regarding recent discussions with Institution E with respect to due diligence and the timing of a potential merger consideration proposal. The committee reviewed the draft Institution E merger agreement and discussed the Board’s fiduciary duties and certain provisions of the draft agreement with Nelson Mullins.

On July 21, 2015, KBW attended a Chemical Board of Directors meeting regarding a strategic options review. KBW was requested to discuss the state of the banking industry, overview of the markets, various operating themes, historical review of the mergers and acquisitions in the depository institution sector, Chemical’s current business model and the issues surrounding crossing $10 billion in total assets, a summary of strategic options that might be available to Chemical (including the status quo, various acquisitions, mergers and control sale) and the advantages and disadvantages of each category. With Talmer’s knowledge and approval, one of the numerous examples of potentially available options for Chemical discussed by KBW was a potential merger with Talmer, which was addressed during a brief portion of KBW’s discussion with the Chemical Board of Directors. KBW

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provided information regarding a potential merger with Talmer, including strategic rationale, transaction structure considerations and illustrative potential pro forma financial impacts of a hypothetical merger. After KBW left this meeting, the Chemical Board of Directors met in executive session and continued discussions relating to a possible strategic transaction with Talmer, including an update from Mr. Ramaker on discussions with Talmer management to date.

On or around July 28, 2015, Institution E advised Talmer that it was not going to make a merger consideration proposal, in part because Institution E was not willing to offer a level of merger consideration that Institution E believed would be acceptable to Talmer. The Talmer Board of Directors met on July 29, 2015 with Mr. Klaeser and Nelson Mullins and were advised of Institution E’s position. Due to a combination of increased regulatory scrutiny and risk management oversight, banks’ due diligence processes have grown significantly. Directors noted that a substantial number of persons from Institution E accessed electronic due diligence, with an even larger number with overall knowledge of the transaction. This level of access inevitably led to some knowledge of the transaction within Talmer’s employee ranks. As a result, senior management expressed concern about employee retention, and the Compensation Committee felt a need to institute new retention incentives to retain certain key personnel.

On July 29, 2015, Mr. Provost from Talmer and Mr. Ramaker from Chemical spoke at length on the telephone regarding a potential transformational merger. They agreed to revisit the matter over the following months once Chemical completed integration activities related to its most recent acquisition.

On July 30, 2015, Mr. Klaeser from Talmer and Ms. Gwizdala from Chemical met to further discuss critical accounting matters, including accounting for impaired loans, FDIC loss share arrangements, deferred tax assets related to net operating loss carryforwards and potential cost synergies, and certain financial matters, including capital levels and cash liquidity available to fund any portion of a strategic transaction.

On September 23, 2015, Mr. Provost and Mr. Shafer met with Mr. Ramaker, Chemical’s Executive Vice President and Chief Operating Officer – Customer Experience, Robert S. Rathbun, and Chemical’s Executive Vice President and Chief Credit Officer, James E. Tomczyk and discussed credit aspects relating to each institution, including credit culture and philosophy, core credit competencies, underwriting procedures and processes, lending staffing and overall credit quality of the loan portfolio. Also on September 23, 2015, Mr. Klaeser and Ms. Gwizdala met and further discussed critical accounting matters and financial matters relating to a potential strategic transaction between Talmer and Chemical.

In early October 2015, with Talmer’s knowledge and approval, KBW provided updated information to Chemical regarding a potential merger between Chemical and Talmer for purposes of facilitating Chemical management’s preparation for a meeting of the Chemical Board of Directors on October 20, 2015. Consistent with discussions to date between Chemical’s and Talmer’s respective managements, which had not advanced to negotiation of the merger consideration, the information was focused on addressing the potential strategic rationale for a merger, including industrial logic, pro forma branch footprint and the loan and deposit portfolios of each institution and on a combined basis. The information also addressed transaction structure considerations and the potential financial viability of the merger for both parties, including illustrative potential pro forma financial impacts of a hypothetical merger.

On October 20, 2015, the Chemical Board of Directors met in executive session and continued discussions relating to a possible strategic transaction with Talmer, including an update from Mr. Ramaker on discussions with Talmer management to date. At this meeting, Mr. Ramaker reviewed certain aspects relating to a strategic transaction with Talmer, including the rationale and industrial logic for a transaction, a pro forma franchise footprint, preliminary due diligence findings, the corporate and capitalization history of Talmer (in particular, Mr. Ramaker noted that WL Ross Funds had fully divested its approximate 14% ownership in Talmer common stock on August 31, 2015 and that certain other “halo” investors in Talmer’s IPO had also previously fully divested their ownership in Talmer common stock), the loan and deposit portfolios of each institution and on a pro forma basis, a contribution analysis, various financial metrics, a sensitivity analysis and certain “guideposts” for a transformational merger. The Chemical Board of Directors gave Mr. Ramaker direction to proceed with entering into formal discussions with Talmer about a potential strategic transaction and authorized Mr. Ramaker to engage a financial advisor.

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On October 23, 2015, Chemical retained Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”) as its financial advisor with respect to a potential strategic transaction with Talmer.

On October 26, 2015, the Talmer Strategic Initiatives Committee held a meeting that was also attended by Messrs. Torgow, Provost and Klaeser as well as KBW and Nelson Mullins. At this meeting, various aspects of a potential merger with Chemical were discussed, including, among other matters, the potential strategic fit, costs savings, governance, earnings and capital impacts, and merger consideration and value to Talmer shareholders associated with a potential merger with Chemical. The committee considered, in consultation with Talmer’s senior executives and KBW, that the proposed merger with Chemical would be a transformational strategic combination of similarly-sized institutions rather than a sale of Talmer to Chemical and that the merger would be expected to, among other things:

•	create, and enable Talmer shareholders to become shareholders of, the preeminent Michigan-based banking franchise;

•	provide significant earnings per share accretion for Talmer shareholders;

•	provide increased dividends per share for Talmer shareholders;

•	allow Talmer to merge with a growing partner that has sound credit quality and strong operating performance;

•	provide primarily stock merger consideration and have a fixed exchange ratio, which would enable Talmer shareholders to participate in long-term stock price appreciation; and

•	increase Talmer shareholder value as a result of, among other factors, franchise improvement, earnings per share accretion and combined company valuation.

KBW discussed with the Talmer Strategic Initiatives Committee for illustrative purposes certain potential financial aspects of a hypothetical merger with Chemical. The committee and KBW also discussed factors such as relative contribution, earnings per share accretion and tangible book value earn back period that could impact the parties’ negotiation of the merger consideration exchange ratio. The committee recognized that, given the anticipated high percentage of stock consideration, Talmer shareholders would have a significant interest in the performance of Chemical’s stock price. The committee considered, in consultation with KBW, the likelihood that a merger with Chemical would provide earnings per share accretion for Chemical shareholders and a tangible-book-value earn back period for Chemical shares that was within the range observed in other financial institution mergers to have been previously acceptable to the investor market and which would be expected to support combined company stock price appreciation. The committee also discussed with Talmer’s senior executives Talmer’s overall strategy and goals.

On October 28, 2015, the Talmer Board of Directors held a meeting that was also attended by Dennis Klaeser and Nelson Mullins. The Talmer Strategic Initiatives Committee reported on its October 26, 2015 meeting, including the matters regarding the potential merger with Chemical that had been considered and discussed. Mr. Provost informed the Board that he had recently met with the Chemical CEO to discuss their respective companies and the possibility of exploring a business combination transaction generally, with no specific proposal being made. The rationale for a merger, as outlined during the Talmer Strategic Initiatives Committee’s October 26, 2015 meeting, was discussed with the Board. The Talmer Board of Directors discussed the potential retention of KBW as Talmer’s financial advisor in connection with a potential merger with Chemical. The Board authorized the Talmer Strategic Initiatives Committee to approve the retention of KBW as Talmer’s financial advisor subject to the Strategic Initiative Committee’s review of a conflicts of interest analysis with respect to KBW and engagement terms.

From November 2, 2015, the date the parties executed a non-disclosure agreement, until the execution of the merger agreement, Chemical and Talmer conducted mutual due diligence including, in addition to the review of

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publicly available information and materials posted to an online data room or provided during on-site diligence, a combination of in-person and telephone meetings between Chemical and Talmer personnel.

On November 3, 2015, the Talmer Strategic Initiatives Committee held a meeting that was also attended by Messrs. Provost and Klaeser as well as KBW and Nelson Mullins. The committee discussed KBW’s prior investment banking and financial advisory services for Chemical and Talmer, the fact that to date KBW had previously discussed the potential merger between Chemical and Talmer separately with and had provided information to both parties in order to facilitate their respective preliminary assessments of their respective interests in exploring the potential merger, and the fact that Chemical had retained Sandler O’Neill as its financial advisor with respect to a potential merger with Talmer. KBW confirmed for the committee, among other things, that it did not have at that time a current or prospective investment banking services engagement with Chemical. The Talmer Strategic Initiatives Committee discussed KBW’s prior relationships with Chemical, including the relationships described under the section entitled “Opinion of Talmer’s Financial Advisor in Connection with the Merger,” and determined that they did not impair the ability of KBW to continue to act as the financial advisor to Talmer. The Talmer Strategic Initiatives Committee concluded that, based on KBW’s extensive knowledge of both Talmer and the market with respect to community bank mergers and the committee’s confidence in KBW’s capabilities and professionalism based on Talmer’s previous experiences working with KBW, KBW was the best positioned investment bank to advise Talmer in connection with a potential merger with Chemical and approved the retention of KBW as Talmer’s financial advisor in connection with a potential merger with Chemical.

On November 17, 2015, the Talmer Board of Directors held a meeting that was also attended by Dennis Klaeser and Nelson Mullins. The Talmer Strategic Initiatives Committee discussed with the Board the conflicts of interest analysis with respect to KBW and the potential terms of KBW’s engagement. The Board discussed the ongoing due diligence process with Chemical. Also on November 17, 2015, Mr. Provost and Mr. Ramaker met and discussed certain aspects relating to a proposed strategic transaction, including corporate culture, operating structure, operating territory, conversion of data systems and the process of due diligence.

On November 25, 2015, Mr. Provost and Mr. Ramaker met and discussed certain aspects relating to a proposed strategic transaction between Talmer and Chemical, including early results of due diligence, types of loan structures and potential cultural differences and the respective loan portfolios of each institution.

On December 3, 2015, the Talmer Strategic Initiatives Committee held a meeting that was also attended by Messrs. Torgow, Provost and Klaeser as well as Nelson Mullins. The committee discussed the status and outlook for the due diligence process relating to a potential merger with Chemical. It also reviewed and approved the terms of KBW’s engagement.

On December 15, 2015, the Talmer Board of Directors held a meeting that was also attended by Dennis Klaeser and Nelson Mullins. The Board discussed the due diligence process, potential merger costs savings associated with a Chemical merger and the timing of a potential letter of intent.

On December 21, 2015 and December 22, 2015, the parties negotiated the terms of a letter of intent for the transaction.

On December 22, 2015, the Talmer Strategic Initiatives Committee met to discuss the status of the potential Chemical merger, and to review a draft preliminary, non-binding letter and term sheet, which we refer to as the “letter of intent.” The meeting was attended by Messrs. Torgow, Provost, Klaeser and Shafer as well as KBW and Nelson Mullins. The committee reviewed the strategic rationale of a merger with Chemical and received an update on the progress of due diligence efforts. The committee reviewed with KBW and Nelson Mullins the terms of the draft letter of intent, including: the entities involved, strategic rationale, transaction structure, timing, form of consideration, exchange ratio, dividends, management structure, board of directors composition, headquarters location, employees, employment contracts, anticipated termination fees, covenants, representations and warranties, conditions and other merger agreement provisions, exclusivity expectations, contingencies, approvals, indemnification, due diligence, that at least 50% of Talmer stock options would be allowed to convert into Chemical stock options, and certain other assumptions. The letter of intent contemplated merger consideration to Talmer shareholders composed of 90% Chemical stock and 10% cash. The exchange ratio, viewed on a 100% stock merger consideration equivalent basis, was between 0.50 and 0.525 Chemical shares for each Talmer share. Based on the closing price of $34.65 for Chemical’s shares on December 17, 2015, the range of the exchange ratio set forth in the letter of intent, viewed on a 100% stock merger consideration equivalent basis, indicated an implied value range of the merger consideration of between $17.32 and $18.19. Based on the

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closing price of $34.65 for Chemical’s shares on December 17, 2015, and assuming a 100% stock merger consideration equivalent exchange ratio of 0.525, the implied value of the merger consideration of $18.19 for each Talmer share represented a 4.3% premium over Talmer’s stock price of $17.44 on December 17, 2015, a 9.1% premium over Talmer’s ninety-day volume weighted average trading price, and a 37.3% premium over Talmer’s initial public offering price.

The Talmer Strategic Initiatives Committee considered, in consultation with KBW, potential earnings accretion and dividend increases for Talmer shareholders based on the potential terms set forth in the letter of intent. In addition, KBW discussed with the committee that, at that time, Chemical’s common stock was not performing as well as the stock of certain other financial institutions considered to be peers of Chemical and that this market underperformance was potentially attributable in part to apparent market concern that Chemical could cross the $10 billion asset threshold without engaging in a material transaction, which could result in Chemical incurring additional expenses such as debit card interchange fee limitations, Consumer Financial Protection Bureau oversight, additional stress testing requirements and potential surcharges levied by the FDIC, without offsetting benefits from the economies of scale provided by a material transaction. The committee discussed with KBW how potential Chemical share price appreciation might occur due to Chemical earnings accretion resulting from the merger if Chemical were to trade at an earnings per share multiple in line with financial institutions considered to be its peers, and how any such appreciation could benefit Talmer shareholders because of the anticipated significant stock component of the merger consideration and fixed merger exchange ratio with respect to such stock component. The Talmer Strategic Initiatives Committee discussed regulatory and other due diligence matters, as well as potential merger agreement breakup fees. The committee asked questions of KBW and Nelson Mullins throughout the meeting, and the members discussed, among other things, the strategic rationale, transaction structure, timing, form of consideration, exchange ratio, governance, definitive agreement and key assumptions related to the potential merger. The committee approved the non-binding letter of intent and directed management to call a board meeting to present the letter of intent to the full board.

On December 22, 2015, the Chemical Board of Directors met with select members of Chemical management (including Mr. Ramaker and Ms. Gwizdala), Sandler O’Neill and Chemical’s outside legal counsel, Warner Norcross & Judd LLP (“Warner Norcross”), to consider a merger with Talmer and authorize and approve the terms and delivery of the letter of intent. Sandler O’Neill reviewed with the Chemical Board of Directors various aspects relating to a merger with Talmer, including a transaction overview and assumptions (including fair value adjustments, regulatory costs, cost savings and other assumptions), a pro forma merger analysis (with the merger consideration at various prices and composed on 90% stock and 10% cash and 100% stock), including a summary financial impact on Chemical, reconciliations related to transaction value and shares of Chemical common stock to be issued in a merger and a tangible book value earn back sensitivity analysis. The Chemical Directors asked questions of Chemical management and Sandler O’Neill throughout the presentation. Mr. Ramaker reviewed the terms of the letter of intent. Following questions that were asked of Chemical management, Sandler O’Neill and Warner Norcross, the Chemical Board of Directors approved the terms and delivery of the letter of intent to Talmer. The letter of intent was delivered to Talmer following the meeting.

On January 5, 2016, the Talmer Board of Directors held a meeting that was also attended by Messrs. Klaeser and Shafer as well as KBW and Nelson Mullins. The Board discussed the terms of the letter of intent. In response to the Board’s questions regarding whether there was an exchange ratio ceiling above which the merger would be unacceptable to Chemical, the Talmer Board was advised by Mr. Klaeser that earnings contributions were critical to both parties and that if the exchange ratio, viewed on a 100% stock merger consideration equivalent basis, was greater than 0.525 then Chemical’s earnings per share accretion from the merger would decrease to a level that would likely be lower than Chemical would accept. The board reviewed the strategic rationale for the merger, and KBW discussed with the Board the financial aspects of the potential merger, including the exchange ratio range set forth in the letter of intent and the impact of the recent decline and volatility in bank stock prices since the December 22, 2015 meeting of the Talmer Strategic Initiatives Committee on the implied transaction statistics for the merger. Based on the closing price of Chemical’s shares on January 4, 2016 of $33.01, and assuming a 100% stock merger consideration equivalent exchange ratio of 0.525, the implied value of the merger consideration was reduced to $17.33 which represented a 1.8% discount to the closing price of Talmer’s shares as of the same date, a 3.3%

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premium to Talmer’s ninety-day volume-weighted average price, and a 33.3% premium to Talmer’s initial public offering price.

The Board also considered, in consultation with KBW, whether, in the event of a financial downturn, the combined company would be expected to perform better than Talmer as a stand-alone entity. The Board considered that Chemical had performed relatively well in the most recent economic downturn and that the anticipated increase in earnings per share for Talmer shareholders as a result of the merger should be a positive factor for shareholders in the combined company in the event of an economic downturn. Throughout the discussion of the letter of intent, members of the Talmer Board asked questions of KBW and Nelson Mullins and provided input on the topics presented.

Nelson Mullins discussed the directors’ fiduciary duties in connection with the Talmer Board’s evaluation of a potential business combination transaction. Nelson Mullins reviewed a draft merger agreement that Nelson Mullins had prepared and provided to the Board. Among other provisions, Nelson Mullins discussed with the Talmer Board terms of the merger agreement that provided that a termination fee could become payable if Talmer or Chemical terminated the merger agreement in certain circumstances, that would prohibit Talmer and Chemical from soliciting third-party acquisition proposals, and that would provide Talmer and Chemical with the ability to match third-party acquisition proposals made to the other party, as well as the unlikelihood that such terms would have a preclusive effect on a potentially interested third party from making a superior offer because the provisions preserved the ability of the parties to pay a termination fee and accept a superior proposal. The Talmer Board were informed by Talmer’s advisors that in their experience such provisions were consistent with common market practice in transactions of this nature.

The Board also discussed Talmer’s efforts to support community development programs in the locales it serves, including with respect to the Southeast Michigan metropolitan area, and the possibility of Chemical making a donation, in connection with a potential business combination transaction with Talmer, to an appropriate community development foundation focused on revitalization or community reinvestment efforts in the Southeast Michigan metropolitan area.

On January 6, 2016, Nelson Mullins delivered an initial draft of the merger agreement to Chemical and to Warner Norcross. Through January 25, 2016, the respective management teams of Chemical and Talmer, with the assistance of the respective legal counsel and the financial advisors to Chemical and Talmer, engaged in negotiations with respect to the merger agreement and exchanged drafts of the merger agreement.

On January 12, 2016, the Talmer Board of Directors held a meeting that was also attended by Messrs. Klaeser and Shafer, Talmer Chief Legal Officer Jim Dunn and Nelson Mullins. The Board discussed due diligence, the status of the merger agreement negotiations, as well as the recent stock price volatility of the market as a whole and of the shares of Chemical and Talmer, whose shares had closed at $32.40 per share and $17.05 per share, respectively, on the day before the meeting.

On January 14, 2016, the Talmer Strategic Initiatives Committee held a meeting that was also attended by Messrs. Torgow, Provost, Klaeser and Shafer and Nelson Mullins. The committee discussed the status and outlook for the due diligence process as well as Chemical’s comments on the draft merger agreement. Nelson Mullins explained that Talmer’s processes were designed to provide significant oversight and involvement by Talmer’s Board of Directors in the evaluation and negotiation of the potential merger.

On January 18, 2016, the Chemical Board of Directors met with select members of Chemical management (including Mr. Ramaker and Ms. Gwizdala) and Sandler O’Neill to consider a merger with Talmer. At this meeting, Chemical management reviewed with the Chemical Board of Directors its due diligence findings with respect to Talmer, including relating to corporate history and organization, capitalization, finance and accounting, taxation, lending, deposits and borrowings, facilities, contracts and agreements, personnel and compensation, legal, risk management, mortgage banking, commercial banking, information technology, treasury and ALCO, corporate strategy, consumer and retail, internal audit, fiduciary activities and wealth management and special assets and presented its findings and assessment of risks associated with Talmer's business operations. Management also updated the Chemical Board of Directors on the status of negotiations with respect to the merger agreement, the voting and support agreements and the services agreements with Messrs. Torgow, Provost and Klaeser.

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Management noted for the Chemical Board of Directors that, on December 28, 2015, Talmer entered into an agreement to terminate Talmer’s loss share arrangements with the FDIC and discussed the expected resulting benefits to Talmer’s future results of operations. In addition, Sandler O’Neill discussed certain aspects of a merger with Talmer and the Chemical directors asked questions of Sandler O’Neill throughout the presentation.

On January 19, 2016, the Talmer Board of Directors held a meeting that was attended by Messrs. Klaeser and Shafer as well as KBW and Nelson Mullins. The Board discussed due diligence and the status of the merger agreement negotiations. KBW and Nelson Mullins discussed with the Board the termination fee that could become payable if Talmer or Chemical terminated the merger agreement in certain circumstances, and reviewed termination fees included in certain other merger transactions. The Talmer Board discussed with Nelson Mullins and KBW that a termination fee equal to 3% of the merger consideration had been raised as a possibility and that such a termination fee percentage would be relatively low compared to the percentages observed in certain other community bank mergers. The Talmer Board, in consultation with Nelson Mullins and KBW, considered that it would be unlikely that such a termination fee would have a preclusive effect on a potentially interested third party from making a superior offer.

KBW again discussed with the Board the decline and volatility in bank stock prices since December of 2015, including the stock prices of Talmer and Chemical, and the impact that this decline could have on announcement-date transaction multiples. During the period between the December 22, 2015 meeting of the Talmer Strategic Initiatives Committee and the execution of the merger agreement, as the parties considered and negotiated with respect to the transaction and continued to perform due diligence on one another, U.S. equity markets experienced tremendous volatility. For example, from December 22, 2015 to January 25, 2016, the S&P 500 Bank Index declined by 17.4% and the share prices of Chemical and Talmer common stock declined by 14.4% and 10.8%, respectively.

The Talmer Board also discussed with Nelson Mullins and KBW the advantages and disadvantages of a fixed merger exchange ratio versus a floating merger exchange ratio and stock collars. A fixed exchange ratio was determined to better position Talmer shareholders to participate in any Chemical stock price increase after the announcement of a merger agreement and appeared to be more customary based on the publicly disclosed terms of certain other bank merger transactions. In addition, based on the publicly disclosed terms of certain other merger transactions, a stock collar appeared to be unusual for a merger of similarly sized banks where the target company’s shareholders were to receive primarily stock merger consideration. Nelson Mullins made a presentation to the Board and answered questions from directors regarding the advantages and disadvantages of an exclusive litigation forum bylaw provision.

On January 19, 2016, the Chemical Board of Directors met with select members of Chemical management (including Mr. Ramaker and Ms. Gwizdala) and Sandler O’Neill to consider a merger with Talmer. Specifically, Sandler O’Neill reviewed with the Chemical Board of Directors updated transaction modeling using new assumptions based on due diligence findings and compared the updated transaction modeling with the information Sandler O’Neill reviewed with the Chemical Board of Directors on December 22, 2015. The Chemical directors asked questions of Sandler O’Neill throughout the presentation.

On January 24, 2016, the Chemical Board of Directors met with select members of Chemical management (including Mr. Ramaker and Ms. Gwizdala), Sandler O’Neill and Warner Norcross, to consider a merger with Talmer. At this meeting, management informed the Chemical Board of Directors that the merger agreement, the voting and support agreements and the services agreements with Messrs. Torgow, Provost and Klaeser were in negotiated form. Warner Norcross reviewed the terms of the merger agreement with the Board of Directors, including the non-solicitation provisions and termination fee that could become payable if Talmer or Chemical terminated the merger agreement in certain circumstances, the voting and support agreements and the terms of the services agreements with Messrs. Torgow, Provost and Klaeser. Warner Norcross also reviewed the directors’ fiduciary duties in connection with the Chemical Board of Directors’ evaluation of a merger with Talmer. The Chemical directors asked questions of Warner Norcross throughout the presentation.

Sandler O’Neill reviewed with the Board of Directors various aspects relating to a merger with Talmer, generally consistent with those aspects discussed during the January 19, 2016 Chemical Board of directors meeting, but with certain information updated for the presentation. In addition, Sandler O’Neill reviewed certain trading data for Chemical and Talmer stock, an implied purchase price per share analysis, a comparable company analysis for Chemical and Talmer and on a pro forma basis, an analysis of analyst estimates for Chemical and Talmer, a net

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present value analysis for Chemical and Talmer and on a pro forma basis, shareholder composition for Chemical and Talmer, a precedent transaction analysis. The Chemical Directors asked questions of Chemical management and Sandler O’Neill throughout the presentation.

On January 25, 2016, the Talmer Compensation Committee met in executive session with Nelson Mullins. Nelson Mullins provided an overview of draft employment services agreements with Messrs. Torgow, Provost and Klaeser that were proposed to become effective upon the closing of a merger with Chemical. The agreements were requested by Chemical to provide management support and commitment regarding these executives’ roles with the combined company. The agreements provided for base salary only and stated that the individuals were not expected to be eligible for the Chemical Bank Annual Incentive Plan or the Chemical Bank Long Term Incentive Plan or any bonus or incentive plan of Chemical or any stock options, restricted stock units, or other equity awards under any Chemical equity plan. The base salary amounts were materially less than the total compensation amounts (including equity awards and bonus) of these individuals in each of the past three years. In addition, the agreements of each of Mr. Torgow and Mr. Provost eliminated change in control payments of approximately $1.2 million that would otherwise have been payable to each of Mr. Torgow and Mr. Provost upon completion of a merger with Chemical. The employment services agreements of Mr. Torgow and Mr. Provost contained eighteen-month post-termination non-compete and non-solicitation provisions. Subject to approval of the merger agreement with Chemical by the Talmer Board of Directors, the Compensation Committee approved the employment services agreements.

The Talmer Compensation Committee also reviewed a draft merger agreement provision that would allow Talmer to offer to cancel up to 25% of the outstanding Talmer stock options immediately prior to completion of a merger with Chemical in exchange for an amount for each such cancelled stock option equal to the difference between the per share value of the merger consideration and the per share exercise price of such option. All of Talmer’s stock options were already fully vested, and Talmer directors and officers could already exercise their options and sell into the market in accordance with SEC Rule 144 and subject to applicable securities laws. The committee reviewed the provision, discussed its possible benefits and determined that it was fair to and in the best interests of Talmer and its shareholders. The committee was aware that any actual offer to cancel Talmer stock options for a cash payment would require further Compensation Committee approval.

Later in the day on January 25, 2016, the Talmer Board of Directors held a meeting that was also attended by Dennis Klaeser, Thomas Shafer and JoAnne Huls, the Chief of Staff at Talmer Bank as well as KBW and Nelson Mullins. The Compensation Committee reported to the Board with respect to its review and actions regarding the employment services agreements of Messrs. Torgow, Provost and Klaeser, and its determinations with respect to the draft merger agreement provision concerning the potential cash-out of 25% of the outstanding Talmer stock options. Nelson Mullins discussed with the Board potential advantages and disadvantages of an exclusive forum bylaw provision. The Board unanimously approved the amendment and restatement of the Talmer bylaws to include an exclusive forum bylaw provision.

At this meeting, KBW made a presentation to the Talmer Board regarding the financial aspects of the proposed transaction and rendered to the Talmer Board of Directors an opinion to the effect that, as of that date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in such opinion, the merger consideration in the proposed merger was fair, from a financial point of view, to holders of Talmer common stock. Prior to delivery of KBW’s opinion, the Talmer directors engaged in extensive discussions with KBW and among themselves regarding, among other matters, the anticipated earnings per share and dividend accretion for Talmer shareholders, the timing of the proposed transaction in light of recent stock market volatility, and the value of Talmer shares if Talmer were to remain independent as compared to the value of such shares if Talmer were to merge with Chemical.

The Talmer Board considered, in consultation with KBW, the fact that, based on Chemical’s closing share price of $30.69 on January 22, 2016, the implied value of the merger consideration per share of Talmer was $16.11, which represented a 2.5% discount to Talmer’s closing share price on January 22, 2016. However, the Talmer board of directors also considered, in consultation with KBW, that the recent share price declines of Chemical and Talmer appeared to be part of overall stock market declines and not the result of any developments specific to the fundamental financial results of Talmer or Chemical, which did not appear to have changed in any material respect over the prior month. The Talmer Board was advised that the recent decline in Chemical’s stock price had provided additional leverage for Talmer to use in negotiating for merger consideration that was at the highest end of the range

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set forth in the letter of intent, notwithstanding the fact that that the stock price volatility had not affected the relative contributions of the parties with respect to assets, loans, deposits, tangible common equity or net income. The proposed merger consideration of 0.4725 shares of Chemical common stock and $1.61 in cash for each share of Talmer common stock reflected a 100% stock merger consideration equivalent exchange ratio of 0.525 (based on Chemical’s closing stock price on January 22, 2016). Management reported that it had insisted on an exchange ratio at the highest end of the possible range negotiated in the letter of intent. The Talmer board considered, in consultation with KBW, that the Chemical merger was expected to result in per share earnings and dividend accretion for Talmer shareholders, which would be expected to result in greater long-term value. The Talmer Board also considered that Talmer shareholders would receive primarily Chemical stock as merger consideration, which would position Talmer shareholders to participate in any general market recovery and to benefit from the anticipated synergies associated with the proposed Chemical merger. Additionally, the Talmer Board noted that five of the 12 total directors of the combined company would be current Talmer directors (including Messrs. Torgow and Provost).

Nelson Mullins reviewed the terms of the merger agreement with the Talmer Board, including the termination fee that could become payable if Talmer or Chemical terminated the merger agreement in certain circumstances. The Talmer Board discussed with Nelson Mullins the unlikelihood that the termination fee would have a preclusive effect on a potentially interested third party from making a superior offer. The Board also discussed the plan for the combined company to donate to the Community Foundation of Southeast Michigan’s Talmer/Chemical Donor Advised Fund, and the impact that it could have on Southeast Michigan communities.

The Talmer directors further discussed among themselves, and in consultation with Talmer senior management, KBW and Nelson Mullins, the terms of the proposed merger agreement, Talmer’s potential future prospects as an independent company and Talmer’s strategic alternatives. After considering the proposed terms of the merger agreement and the various presentations of its financial and legal advisors, and taking into consideration the matters discussed during the meeting and in prior meetings of the Talmer Board and the Talmer Strategic Initiatives Committee, including the factors described under “—Talmer’s Reasons for the Merger and Recommendation of the Talmer Board of Directors”, the Talmer Board of Directors unanimously adopted and approved the merger agreement and unanimously determined to recommend the merger agreement to the Talmer shareholders for approval.

The Board also discussed with Nelson Mullins and approved voting and support agreements to be entered into by each director with Chemical, which agreements would terminate by their terms in the event the Board recommends a superior business combination proposal for Talmer and its shareholders.

On January 25, 2016, the Chemical Board of Directors met with select members of Chemical management (including Mr. Ramaker and Ms. Gwizdala), Sandler O’Neill and Warner Norcross, to consider a merger with Talmer. At this meeting, management informed the Chemical Board of Directors that the merger agreement, the voting and support agreements and the services agreements with Messrs. Torgow, Provost and Klaeser were in final form and ready to be executed.

Sandler O’Neill rendered its oral opinion, subsequently confirmed in writing, that, as of January 25, 2016, and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken as set forth in its opinion, the proposed merger consideration was fair, from a financial point of view, to Chemical.

After considering the proposed terms of the merger agreement and the various presentations of its financial and legal advisors, and taking into consideration the matters discussed during the meeting and in prior meetings of the Chemical Board of Directors, including the factors described under “—Chemical’s Reasons for the Merger and Recommendation of the Chemical Board of Directors”, the Chemical Board of Directors unanimously adopted and approved the merger agreement and unanimously determined to recommend the merger agreement to the Chemical shareholders for approval. In addition, the Chemical Board of Directors approved the voting and support agreements and the services agreements with Messrs. Torgow, Provost and Klaeser.

The merger agreement was entered into on January 25, 2016. On the morning of January 26, 2016, Talmer and Chemical issued a joint news release publicly announcing the merger agreement.

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Talmer’s Reasons for the Merger and Recommendation of the Talmer Board of Directors

In reaching its decision to adopt the merger agreement and recommend that Talmer’s shareholders approve the merger agreement, in addition to relying on personal knowledge of Talmer, Chemical and the banking industry, the Talmer Board of Directors evaluated the merger and merger agreement in consultation with Talmer senior management and outside financial and legal advisors, reviewed various financial data and due diligence information, and considered the views of, among others, Talmer’s CFO and COO. After such consultation and review, and after considering Talmer’s future prospects as an independent company and its strategic alternatives, the Talmer Board of Directors concluded that the proposed merger with Chemical was fair to and in the best interests of Talmer and its shareholders.

In evaluating the merger agreement and reaching its decision to adopt the merger agreement and recommend that Talmer shareholders approve the merger agreement, Talmer’s Board of Directors considered a number of factors, including the following, which are not intended to be exhaustive and are not presented in any relative order of importance:

•	the belief that the merger will create, and enable Talmer shareholders to become shareholders of, the preeminent Michigan-based banking franchise;

•	the anticipated earnings per share accretion for Talmer shareholders as a result of the merger;

•	the anticipated future receipt by Talmer shareholders of an increase in dividends after completion of the merger as Chemical shareholders, based on Chemical’s current and forecasted dividend payout ratio;

•	the views of the Talmer Board of Directors as to the prospect that Chemical’s stock price was undervalued considering its strong performance metrics, consistently strong credit metrics and strong organic and acquisitive growth over the prior five years;

•	the current and prospective business and economic environment of the markets in which Talmer operates, including consolidation in the banking industry, a declining number of opportunities for troubled bank acquisitions, the level of pricing for healthy bank acquisitions, the regulatory burdens on financial institutions and the increased regulatory costs associated with having more than $10 billion in assets, and anticipated core net interest margin pressure as accretable yield from legacy purchased loans diminishes;

•	the fact that Talmer shares would be converted primarily into Chemical common stock in the merger, which would allow Talmer shareholders to participate substantially in the future performance of the combined businesses of Talmer and Chemical, the potential synergies resulting from the merger and potential increases in the trading price of Chemical’s shares;

•	the business, earnings, operations, financial condition, stock price performance, management, prospects, capital levels and credit quality of both Talmer and Chemical, taking into account the results of Talmer’s due diligence of Chemical;

•	the overall greater scale that would be achieved by the merger, which is expected to position the combined company to efficiently cross the $10 billion asset threshold and operate efficiently, thereby facilitating continued growth and profitability;

•	the Talmer Board of Directors’ views with respect to other potential Talmer strategic alternatives, including remaining independent, making acquisitions, pursuing other similarly-sized merger partners and pursuing larger merger partners;

•	the Talmer Board of Directors’ views with respect to the value of the merger consideration to Talmer’s shareholders, including: the implied net present value of the merger consideration (based on (i) 2016 and 2017 EPS consensus “street estimates” for Chemical and dividend and long term net income and balance sheet growth rate assumptions for Chemical provided by Chemical management, (ii) financial forecasts and

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projections relating to Talmer prepared by Talmer management, and (iii) pro forma assumptions (including purchase accounting adjustments, cost savings and related expenses) prepared by Talmer management in consultation with Chemical management) compared to the implied net present value of Talmer’s common stock if Talmer were to remain an independent company (based on Talmer’s internal management financial forecasts and projections) and as compared to recent Talmer share trading prices;

•	the form and amount of the merger consideration, including the tax effects of stock merger consideration;

•	the fact that Talmer shareholders would own approximately 45% of the combined company;

•	the fact that five of the 12 total directors of the combined company would be current Talmer directors (including Messrs. Torgow and Provost);

•	the results of Talmer’s exploration of possible merger partners other than Chemical, the Talmer Board of Directors’ views based on years of strategic combination discussions and evaluations, with respect to the likelihood of any such other merger occurring and providing greater value to Talmer shareholders, and the ability of the combined company to explore potential merger opportunities and for current Talmer shareholders, as Chemical shareholders following the Talmer merger with Chemical, to participate in the financial benefits of any such combined company merger;

•	the views of the Talmer Board of Directors as to the potential of the combined company’s strong position in Michigan and adjacent markets to make it an attractive acquisition candidate;

•	the views of the Talmer Board of Directors with respect to the complementary aspects of the businesses of Talmer and Chemical, including geographic focus, business lines and compatibility of management philosophies with respect to credit quality, operating performance and expenses, which the Talmer Board of Directors believes should facilitate integration and enhance the likelihood of successful post-merger operations;

•	the views of the Talmer Board of Directors as to the ability of Chemical’s and Talmer’s management teams to successfully integrate and operate the business of the combined company after the merger;

•	the continued participation from both merger parties in the management team and board of directors of the combined company, which increases the likelihood that the expected benefits of the merger will be realized;

•	the potential revenue synergy opportunities resulting from the merger, including opportunities to cross-sell expanded products and services to a larger combined customer base and to larger customers;

•	the potential cost-saving opportunities resulting from the merger which were estimated to be approximately $52 million per year, with 50% of these savings expected to be achieved in the first year after the merger and the full amount to be achieved in subsequent years;

•	the Talmer Board of Directors’ understanding of Chemical’s commitment to its strategic position in Michigan and in the Midwest region, and the Talmer Board of Directors’ views as to the potential of the combined company to serve, and to compete effectively in, its markets;

•	Chemical’s historical performance and asset quality, and the views of the Talmer Board of Directors as to the stability of the combined company’s business and earnings in varying economic and market climates;

•	the views of the Talmer Board of Directors as to the likelihood that the regulatory approvals necessary to complete the merger would be obtained;

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•	the views of the Talmer Board of Directors as to the potential pro-forma impact of the merger on the future profitability and earnings per share of Chemical and the potential impact of such factors on Chemical’s stock price;

•	the potential increased demand among index funds and other large investors for the stock of the combined company, which stock is expected to be more liquid than the stock of Talmer or Chemical on a standalone basis, and the potential for stock price appreciation as a result;

•	the potential trading peer group for the combined company and potential increased trading multiple to earnings for the combined company compared to the multiplier at which Chemical’s stock was trading on a standalone basis;

•	the financial presentation, dated January 25, 2016, of KBW to the Talmer Board of Directors and opinion, dated January 25, 2016, of KBW to the Talmer Board of Directors as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of Talmer common stock of the merger consideration in the proposed merger, as more fully described below under “Opinion of Talmer’s Financial Advisor in connection with the Merger;” and

•	the terms of the merger agreement, including the tax treatment and transaction protection provisions provided by the merger agreement, including:

o	the ability of Talmer’s Board of Directors to withdraw its recommendation to Talmer’s shareholders under certain circumstances to accept a superior business combination proposal (and the fact that the voting support agreements signed by Talmer directors terminate upon any change of the Talmer Board of Directors’ recommendation with respect to the merger with Chemical); and

o	the ability of Talmer’s Board of Directors to terminate the merger agreement in order to enter into a definitive agreement with respect to a superior proposal (subject to payment of a $34 million termination fee, which termination fee was lower, as a percentage of transaction value, than the average termination fee in selected transactions reviewed by the Talmer Board of Directors).

The Talmer Board of Directors also considered a variety of risks and other potentially negative factors concerning the merger, including the following, which are not intended to be exhaustive and are not presented in any relative order of importance:

•	that the exchange ratio for the stock portion of the merger consideration is fixed, so that if the market price of Chemical common stock is lower at the time of the closing of the merger, the economic value of the per share merger consideration to be received by Talmer’s shareholders in exchange for their shares of Talmer common stock will also be lower;

•	the fact that the estimated value of the merger consideration as of January 25, 2016 represented a discount to the closing price of Talmer common stock on the preceding trading day;

•	the possibility that the merger and the related integration process could result in the loss of key employees, in the disruption of Talmer’s ongoing business and in the loss of customers for the combined company;

•	there can be no assurance that all conditions to the parties’ obligations to complete the merger agreement will be satisfied, including the risk that certain regulatory approvals, the receipt of which are conditions to the consummation of the merger, might not be obtained, and, as a result, that the merger might not be consummated;

•	the fact that Talmer’s officers and employees would have to focus on actions required to complete the merger, which would divert their attention from Talmer’s day-to-day business, and that Talmer will incur substantial transaction costs even if the merger is not consummated;

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•	the risk that potential benefits and synergies sought in the merger might not be realized or might not be realized within the expected time period, and the risks associated with the integration of the two companies;

•	the restrictions on the conduct of Talmer’s business prior to the completion of the merger, which are customary for public company merger agreements involving financial institutions, but which, subject to specific exceptions, could delay or prevent Talmer from undertaking business opportunities that might arise or any other action it would otherwise take with respect to the operations of Talmer absent the pending completion of the merger;

•	the significant risks and costs involved in connection with entering into and completing the merger, or failing to complete the merger in a timely manner, or at all, including as a result of any failure to obtain required regulatory approvals, such as the risks and costs relating to diversion of management and employee attention from other strategic opportunities and operational matters, potential employee attrition, and the potential effect on business and customer relationships;

•	the fact that shareholder litigation is common in connection with public company mergers;

•	the fact that Talmer would be prohibited from affirmatively soliciting acquisition proposals after execution of the merger agreement, and the possibility that, while it was not viewed as precluding other proposals, the $34 million termination fee payable by Talmer upon the termination of the merger agreement under certain circumstances could potentially dampen the interest of other potential acquirers in making a competing offer to acquire Talmer; and

•	the fact that Talmer shareholders would not be entitled to dissenters’ rights in connection with the merger.

In addition, the Talmer Board of Directors was aware of and considered the fact that some of Talmer’s directors and executive officers may have other interests in the merger that may be different from, or in addition to, their interests as Talmer shareholders, as more fully described under “—Interests of Talmer’s Directors and Executive Officers in the Merger.” The Talmer Board of Directors also realized that there can be no assurance about future results, including results expected or considered in the factors listed above. However, the Board of Directors concluded that the potential positive factors outweighed the risks and other potentially negative factors associated with the merger.

In reaching its conclusion, the Talmer Board of Directors did not find it practical to assign, and did not assign, any relative or specific weight to the different factors that were considered, and individual members of the Talmer Board of Directors may have given different weight to different factors. It should be noted that the explanation of the reasoning of the Talmer Board of Directors and certain information presented in this section is forward-looking in nature and should be read in light of the factors set forth in the section entitled “Special Note Regarding Forward-Looking Statements.”

The Talmer Board of Directors unanimously adopted the merger agreement and recommends that you vote “FOR” approval of the merger agreement.

Each of the Talmer directors has entered into a voting and support agreement with Chemical, pursuant to which they have agreed to vote in favor of the merger agreement at the special meeting. For more information regarding the voting and support agreements, please see the section entitled “The Merger — Support Agreements” beginning on page 91.

Chemical’s Reasons for the Merger and Recommendation of the Chemical Board of Directors

In adopting the merger agreement and recommending approval of the Chemical proposals set forth in this joint proxy statement and prospectus, the Chemical board of directors consulted with members of Chemical’s management and with Chemical’s legal, financial, and business advisors, and also considered a number of factors that the Chemical board of directors viewed as supporting its decisions. The principal factors that the Chemical board of directors viewed as supporting its decisions are:

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•	the belief that the merger will create the preeminent Michigan-based banking franchise;

•	the fact that the merger will create the largest community bank headquartered in Michigan, with approximately $16 billion in total assets, $12 billion in total loans and $13 billion in total deposits and 266 locations primarily in Michigan and northeast Ohio as of December 31, 2015;

•	the fact that the merger will allow Chemical to make a marked entry into southeast Michigan and expand for the first time beyond Michigan’s borders;

•	the belief that, in Talmer, Chemical will be partnering with a like-minded, growth-oriented organization that shares a conservative lending culture built by talented and experienced professionals who seek to develop and support long-term customer relationships with businesses and consumers who reside in the communities they serve;

•	the belief that the combined organization will add increased talent and scale and established track records for acquisitive and organic growth resulting in continued growth;

•	the belief that the merger will allow the combined organization to more effectively and efficiently navigate the challenges and costs associated with becoming a larger financial institution;

•	the belief that the merger allows Chemical to efficiently and meaningfully cross the $10 billion in total assets threshold and the expected resulting mitigation of regulatory costs associated with crossing that threshold;

•	the expectation that the merger will result in complementary strengths in specialty business lines, such as wealth management and mortgage banking, leading to organic growth opportunities across the combined organization’s expanded franchise;

•	the fact that the merger will result in the combined organization having material scale in nearly all of the lower peninsula of Michigan and immediate scale in northeastern Ohio;

•	the expectation that the merger will result in approximately 8% accretion to Chemical earnings per share in the first full year and a tangible book value earn-back period of 3.25 years;

•	the fact that the combined organization will have a deep, experienced team based on management strengths of Chemical and Talmer;

•	the expectation that the combined company will have a comprehensive retail branch delivery system in Michigan, which will offer access to new customers and markets;

•	the compatible cultures of Chemical and Talmer, with similar strategies, customer focus, strong service and community orientation;

•	the potential opportunities for greater efficiencies from conducting Chemical’s and Talmer’s operations as part of a single enterprise;

•	the board of directors’ belief that the merger represents a superior opportunity for increasing shareholder value compared to the other strategic alternatives available to Chemical;

•	the expectation that the combined company will have increased resources to invest in future growth opportunities in comparison to Chemical on a stand-alone basis; and

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•	the opinion of Sandler O’Neill, dated January 25, 2016, addressed to Chemical’s board of directors as to the fairness, from a financial point of view, of the merger consideration to Chemical, as more fully described below under the caption “Opinion of Chemical’s Financial Advisor.”

In addition to considering the factors described above, the Chemical board of directors also considered the following factors:

•	its knowledge of Chemical’s business, operations, financial condition, earnings and prospects and its knowledge of Talmer’s business, operations, financial condition, earnings and prospects, taking into account Talmer’s publicly-filed information and the results of Chemical’s due diligence review of Talmer;

•	the long-term and recent historical trading prices with respect to Chemical common stock and Talmer Class A common stock and the type and amount of the merger consideration;

•	the fact that the exchange ratio is fixed and will not fluctuate based upon changes in the market price of Chemical common stock or Talmer Class A common stock between the date of the merger agreement and the date of the completion of the merger;

•	the terms and conditions of the merger agreement, including the commitments by both Chemical and Talmer to complete the merger and certain reciprocal provisions that may have the effect of discouraging alternative acquisition proposals involving Talmer or Chemical, and the likelihood of completing the merger; and

•	the fact that the merger agreement does not preclude a third party from making an unsolicited proposal for a competing transaction with Chemical or Talmer and, that under certain circumstances, Chemical or Talmer, as applicable, may furnish non-public information to and enter into discussions with such third party regarding an alternative transaction and the Chemical or Talmer board, as applicable, may withdraw or modify its recommendations to Chemical or Talmer shareholders regarding the merger and terminate the merger agreement to enter into an alternative transaction under certain circumstances.

The Chemical board of directors weighed the foregoing against a number of potentially negative factors, including:

•	the restrictions on the conduct of Chemical’s business during the period between the execution of the merger agreement and the completion of the merger;

•	the costs associated with the completion of the merger and the realization of the benefits expected to be obtained in connection with the merger, including management’s time and energy and potential opportunity cost;

•	the challenges in absorbing the effect of any failure to complete the merger, including potential termination fees and shareholder and market reactions;

•	the risk that regulatory agencies may not approve the merger or may impose terms and conditions on their approvals that adversely affect the business and financial results of the combined company;

•	the challenges inherent in the combination of two businesses of the size and complexity of Chemical and Talmer, including the possible diversion of management attention for an extended period of time;

•	the risk of not being able to realize all of the anticipated cost savings and operational synergies between Chemical and Talmer and the risk that other anticipated benefits might not be realized; and

•	the risks of the type and nature described under “Risk Factors,” beginning on page 23, and the matters described under “Special Note Regarding Forward-Looking Statements,” beginning on page 22.

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This discussion of the information and factors considered by Chemical’s board of directors in reaching its conclusions and recommendation includes the principal factors considered by the board of directors, but is not intended to be exhaustive and may not include all of the factors considered by the Chemical board of directors. In view of the wide variety of factors considered in connection with its evaluation of the merger and the other transactions contemplated by the merger agreement, and the complexity of these matters, the Chemical board of directors did not find it useful and did not attempt to quantify, rank or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the merger and the other transactions contemplated by the merger agreement, and to make its recommendation to Chemical shareholders. Rather, the Chemical board of directors viewed its decisions as being based on the totality of the information presented to it and the factors it considered, including its discussions with and questioning of members of Chemical’s management and outside legal and financial advisors. In addition, individual members of the Chemical board of directors may have assigned different weights to different factors.

Certain of Chemical’s directors and executive officers have financial interests in the merger that are different from, or in addition to, those of Chemical’s shareholders generally, as discussed under the caption “The Merger – Interests of Certain Chemical Directors and Executive Officers in the Merger,” below. The Chemical board of directors was aware of and considered these potential interests, among other matters, in evaluating the merger and in making its recommendation to Chemical shareholders.

The Chemical board of directors unanimously adopted the merger agreement, authorized the merger and the other transactions contemplated by the merger agreement, and determined that the merger and the other transactions contemplated by the merger agreement, including the issuance of shares of Chemical common stock to Talmer shareholders in connection with the merger, are in the best interests of Chemical and its shareholders. Accordingly, the Chemical board of directors unanimously recommends that Chemical shareholders vote “FOR” the proposal to approve the merger agreement, “FOR” the proposal to approve the issuance of shares of Chemical common stock to Talmer shareholders in connection with the merger, “FOR” the proposal to approve the amendment to Chemical’s Articles of Incorporation to increase the number of shares of Chemical’s common stock, “FOR” the Chemical merger-related compensation proposal, and “FOR” the Chemical adjournment proposal.

Opinion of Chemical’s Financial Advisor in Connection with the Merger

Chemical retained Sandler O’Neill to act as an independent financial advisor to the Chemical board of directors in connection with Chemical’s consideration of a possible business combination. Sandler O’Neill is a nationally recognized investment banking firm whose principal business specialty is advising financial institutions. In the ordinary course of its investment banking business, Sandler O’Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. The Chemical board of directors also considered the fact that Sandler O’Neill is familiar with Chemical and its business, as Sandler O’Neill has provided investment banking services to Chemical in the past.

Sandler O’Neill acted as financial advisor in connection with the proposed merger and participated in certain of the negotiations leading to the execution of the merger agreement. At the January 25, 2016 meeting at which the Chemical board of directors considered and adopted the merger agreement and authorized and approved the merger, Sandler O’Neill delivered to the Chemical board of directors its oral opinion, which was subsequently confirmed in writing, that, as of such date, the merger consideration was fair to Chemical from a financial point of view. The full text of Sandler O’Neill’s opinion is attached as Annex C to this joint proxy statement and prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of Chemical common stock are urged to read the entire opinion carefully in connection with their consideration of the merger agreement and the merger.

Sandler O’Neill’s opinion speaks only as of the date of the opinion. The opinion was directed to the Chemical board of directors in connection with its consideration of the merger agreement and the merger and is directed only to the fairness, from a financial point of view, of the merger consideration to Chemical. Sandler O’Neill’s opinion does not constitute a recommendation to any holder of Chemical common stock as

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to how such holder of Chemical common stock should vote with respect to the merger agreement and the merger or any other matter. It does not address the underlying business decision of Chemical to engage in the merger, the relative merits of the merger as compared to any other alternative business strategies that might exist for Chemical or the effect of any other transaction in which Chemical might engage. Sandler O’Neill did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the merger by any Chemical or Talmer officer, director, or employee, or class of such persons, if any, relative to the amount of any compensation to be received by any other shareholder. Sandler O’Neill’s opinion was approved by Sandler O’Neill’s fairness opinion committee.

In connection with rendering its opinion, Sandler O’Neill reviewed and considered, among other things:

•	a draft of the merger agreement dated January 25, 2016;

•	certain publicly available financial statements and other historical financial information of Chemical that Sandler O’Neill deemed relevant;

•	certain publicly available financial statements and other historical financial information of Talmer that Sandler O’Neill deemed relevant;

•	publicly available consensus mean analyst earnings per share estimates for Chemical for the years ending December 31, 2016 and December 31, 2017, as well as an estimated earnings per share growth rate for the years thereafter, as provided by the senior management of Chemical;

•	publicly available consensus mean analyst earnings per share estimates for Talmer for the years ending December 31, 2016 and December 31, 2017, as well as an estimated earnings per share growth rate for the years thereafter, as provided by the senior management of Talmer;

•	the pro forma financial impact of the merger on Chemical based on assumptions related to transaction expenses, purchase accounting adjustments, regulatory costs and cost savings, as provided by the senior management of Chemical;

•	the publicly reported historical price and trading activity for Chemical and Talmer Class A common stock, including a comparison of certain financial and stock market information for Chemical and Talmer Class A common stock and certain stock indices as well as similar publicly available information for certain other companies, the securities of which are publicly traded;

•	a comparison of certain financial information for Chemical and Talmer with similar bank institutions for which publicly available information is available;

•	the financial terms of certain other recent business combinations in the commercial banking industry on a national basis, to the extent publicly available;

•	the current market environment generally and the banking environment in particular; and

•	such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O’Neill considered relevant.

Sandler O’Neill also discussed with certain members of the senior management of Chemical the business, financial condition, results of operations and prospects of Chemical and held similar discussions with certain members of the senior management of Talmer regarding the business, financial condition, results of operations and prospects of Talmer.

In performing its review, Sandler O’Neill relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by it from public sources, that was provided to it by Chemical or Talmer, or their respective representatives, or that was otherwise reviewed by it, and Sandler O’Neill

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assumed such accuracy and completeness for purposes of rendering its opinion without any independent verification or investigation. Sandler O’Neill relied, at the direction of Chemical, without independent verification or investigation, on the assessments of the management of Chemical as to its existing and future relationships with key employees and partners, clients, products and services and assumed, with the consent of Chemical, that there would be no developments with respect to any such matters that would affect Sandler O’Neill’s analyses or opinion. Sandler O’Neill further relied on the assurances of the respective managements of Chemical and Talmer that they were not aware of any facts or circumstances that would have made any of such information inaccurate or misleading. Sandler O’Neill was not asked to undertake, and did not undertake, an independent verification of any such information and did not assume any responsibility or liability for the accuracy and completeness thereof. Sandler O’Neill did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Chemical or Talmer, or any of their respective subsidiaries, nor was Sandler O’Neill furnished with any such evaluations or appraisals. Sandler O’Neill rendered no opinion or evaluation on the collectability of any assets or the future performance of any loans of Chemical or Talmer. Sandler O’Neill did not make an independent evaluation of the adequacy of the allowance for loan losses of Chemical or Talmer, or the combined entity after the merger, and did not review any individual credit files related to Chemical or Talmer. Sandler O’Neill assumed, with Chemical’s consent, that the respective allowances for loan losses for both Chemical and Talmer were adequate to cover such losses and would be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Sandler O’Neill used publicly available consensus mean analyst earnings per share estimates for Chemical for the years ending December 31, 2016 and December 31, 2017, as well as an estimated earnings per share growth rate for the years thereafter, as provided by the senior management of Chemical, as well as publicly available consensus mean analyst earnings per share estimates for Talmer for the years ending December 31, 2016 and December 31, 2017, as well as an estimated earnings per share growth rate for the years thereafter, as provided by the senior management of Talmer. Sandler O’Neill also received and used in its pro forma analyses certain assumptions relating to transaction expenses, purchase accounting adjustments, regulatory costs and cost savings, as provided by the senior management of Chemical. With respect to the foregoing information, the senior managements of Chemical and Talmer confirmed to Sandler O’Neill that such information reflected (or, in the case of the publicly available mean analyst earnings per share estimates referred to above, were consistent with) the best currently available estimates and judgments of the senior managements of Chemical and Talmer, respectively, and Sandler O’Neill assumed that the financial results reflected in such information would be achieved. Sandler O’Neill expressed no opinion as to such estimates or judgments, or the assumptions on which they were based. Sandler O’Neill also assumed that there had been no material change in Chemical’s or Talmer’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to Sandler O’Neill. Sandler O’Neill assumed in all respects material to its analysis that Chemical and Talmer would remain as going concerns for all periods relevant to its analyses.

Sandler O’Neill also assumed, with Chemical’s consent, that (i) each of the parties to the merger agreement would comply in all material respects with all material terms of the merger agreement and all related agreements, that all of the representations and warranties contained in such agreements were true and correct in all material respects, that each of the parties to such agreements would perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements were not waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Chemical, Talmer or the merger or any related transaction, (iii) the merger and any related transactions would be consummated in accordance with the terms of the merger agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements, and (iv) the merger would qualify as a tax-free reorganization for federal income tax purposes. Finally, with Chemical’s consent, Sandler O’Neill relied upon the advice that Chemical received from its legal, accounting or tax advisors as to all legal, accounting and tax matters relating to the merger and the other transactions contemplated by the merger agreement.

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Sandler O’Neill’s analyses and the views expressed therein are necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Sandler O’Neill as of, the date of its opinion. Events occurring after the date of the opinion could materially affect Sandler O’Neill’s views. Sandler O’Neill has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date thereof. Sandler O’Neill expressed no opinion as to the trading values of Chemical common stock or Talmer Class A common stock after the date of its opinion or what the value of Chemical common stock would be once it is actually received by the holders of Talmer Class A common stock.

In rendering its opinion, Sandler O’Neill performed a variety of financial analyses. The summary below is not a complete description of all of the analyses underlying Sandler O’Neill’s opinion or the presentation made by Sandler O’Neill to the Chemical board of directors, but is a summary of the material analyses performed and presented by Sandler O’Neill. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O’Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O’Neill’s comparative analyses described below is identical to Chemical or Talmer and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of Chemical and Talmer and the companies to which they are being compared. In arriving at its opinion, Sandler O’Neill did not attribute any particular weight to any analysis or factor that it considered. Rather, Sandler O’Neill made qualitative judgments as to the significance and relevance of each analysis and factor. Sandler O’Neill did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion, rather, Sandler O’Neill made its determination as to the fairness of the merger consideration on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole.

In performing its analyses, Sandler O’Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Chemical, Talmer and Sandler O’Neill. The analyses performed by Sandler O’Neill are not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Sandler O’Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to the Chemical board of directors at its January 25, 2016 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler O’Neill’s analyses do not necessarily reflect the value of Chemical common stock or the prices at which Chemical or Talmer Class A common stock may be sold at any time. The analyses of Sandler O’Neill and its opinion were among a number of factors taken into consideration by the Chemical board of directors in making its determination to adopt the merger agreement and authorize and approve the merger and the analyses described below should not be viewed as determinative of the decision of the Chemical board of directors or management with respect to the fairness of the merger.

Summary of Proposed Merger Consideration and Implied Transaction Metrics. Sandler O’Neill reviewed the financial terms of the merger. As described in the merger agreement, each share of Talmer Class A common stock issued and outstanding immediately prior to the effective time of the merger, other than certain shares described in the merger agreement which will be cancelled without any consideration delivered in exchange therefor, will be converted into the right to receive $1.61 in cash, without interest, and 0.4725 shares of Chemical common stock. Based upon Chemical’s price per share of common stock of $30.69 as of January 22, 2016, Sandler O’Neill calculated an aggregate implied transaction value of approximately $1.1 billion, or $16.11 per share. Based upon Chemical’s 1-month volume weighted average price per share of common stock of $32.52 as of January 22, 2016, Sandler O’Neill calculated an aggregate implied transaction value of approximately $1.2 billion, or $16.97 per share. The aggregate implied transaction value was calculated assuming, at the direction of Chemical and Talmer’s

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senior management, 66,114,798 outstanding shares of Talmer Class A common stock and 7,235,424 outstanding Talmer Class A common stock options with a weighted average exercise price of $6.97 per share, as of December 31, 2015, and assuming 75% of the outstanding Talmer stock options are converted into Chemical options and 25% are cashed out, based upon guidance of Talmer and Chemical senior management. Based upon financial information for Talmer as of or for the period ending December 31, 2015 (unless otherwise indicated), Sandler O’Neill calculated the following implied transaction metrics:

	Chemical common stock price of $30.69		Chemical 1- Month Volume weighted average common stock price of $32.52
Transaction Price / Book Value Per Share:	147%		155%
Transaction Price / Tangible Book Value Per Share:	150%		158%
Transaction Price / 2015 Earnings Per Share:	19.9x		21.0x
Transaction Price / 2016 Estimated Earnings Per Share(1):	13.1x		13.8x
Transaction Price / 2017 Estimated Earnings Per Share(1):	11.8x		12.5x
Tangible Book Premium / Core Deposits(2):	10.8%		12.4%
Market Premium(3):	(2.5%	)	2.7%

___________________

(1)	Based on mean analyst earnings per share estimates as provided by Bloomberg.
(2)	Core deposits defined as total deposits, less time deposit accounts with a balance of at least $100,000.
(3)	Talmer closing price of $16.52 per share as of January 22, 2016.

Stock Trading History. Sandler O’Neill reviewed the history of the publicly reported trading prices of Chemical common stock for the three-year period ended January 22, 2016 and Talmer Class A common stock for the period beginning February 11, 2014, the first trading day following Talmer’s initial public offering of common stock, and ending January 22, 2016. Sandler O’Neill then compared the relationship between the movements in the price of Chemical and Talmer Class A common stock, respectively, to movements in their respective peer groups, as well as certain stock indices.

Chemical’s Three Year Stock Performance

	Beginning Value January 22, 2013	Ending Value January 22, 2016
Chemical	100%	124.4%
NASDAQ Bank Index	100%	126.9%
Chemical Peer Group	100%	121.6%

Talmer’s Stock Performance Since Initial Public Offering

	Beginning Value February 11, 2014	Ending Value January 22, 2016
Talmer	100%	127.1%
NASDAQ Bank Index	100%	100.6%
Talmer Peer Group	100%	110.0%

Comparable Company Analysis. Sandler O’Neill used publicly available information to compare selected financial information for Chemical with a group of financial institutions selected by Sandler O’Neill. The Chemical peer group consisted of Midwest banks whose securities trade on a major exchange with assets between $5.0 billion and $15.0 billion (the “Chemical Peer Group”). The Chemical Peer Group excluded announced merger targets and MB Financial due to its pending acquisition which will result in total assets above the defined asset range. The Chemical Peer Group consisted of the following companies:

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Old National Bancorp	Heartland Financial USA, Inc.
First Midwest Bancorp, Inc.	Talmer Bancorp, Inc.
Great Western Bancorp, Inc.	First Merchants Corporation
First Financial Bancorp.	1st Source Corporation
Park National Corporation

The analysis compared publicly available financial information for Chemical as of or for the periods ending December 31, 2015 and September 30, 2015 with corresponding data for the Chemical Peer Group as of or for the period ending September 30, 2015 (unless otherwise indicated), with pricing data as of January 22, 2016. The table below sets forth the data for Chemical and the median, mean, high and low data for the Chemical Peer Group.

Comparable Company Analysis

			Chemical Peer Group
	Chemical 12/31/15	Chemical 9/30/15	Median	Mean	High	Low
Total assets (in millions)	$9,189	$9,265	$7,300	$7,976	$11,915	$5,188
Tangible common equity/Tangible assets	7.91%	7.64%	8.50%	8.72%	10.96%	6.50%
Leverage ratio	8.62%	8.39%	9.29%	9.61%	12.23%	8.33%
Total risk-based capital ratio	11.78%	11.59%	13.24%	13.48%	14.97%	11.43%
LTM Return on average assets	1.02%	0.97%	1.00%	1.02%	1.16%	0.84%
LTM Return on average tangible common equity	13.0%	12.4%	13.1%	12.3%	15.2%	8.3%
LTM Net interest margin	3.58%	3.58%	3.74%	3.73%	3.94%	3.41%
LTM Efficiency ratio	59.8%	60.6%	63.0%	62.6%	71.1%	48.5%
Loan loss reserves/Gross loans	1.01%	1.05%	1.04%	1.17%	2.20%	0.75%
Non-performing assets(1)/Total assets	*	1.47%	0.84%	1.09%	1.76%	0.67%
Net charge-offs/Average loans	0.24%	0.05%	0.02%	0.03%	0.18%	(0.11%)
Price/Tangible book value	163%	168%	157%	158%	202%	129%
Price/Book value	115%	117%	112%	120%	182%	91%
Price/LTM Earnings per share	12.8x	14.1x	12.8x	13.9x	21.2x	9.7x
Price/FY1 Est. Earnings per share(2)	11.4x	12.3x	12.3x	12.9x	16.7x	9.7x
Price/FY2 Est. Earnings per share(2)	10.7x	11.4x	11.6x	11.7x	15.0x	9.6x
Current Dividend Yield	3.4%	3.4%	2.3%	2.6%	4.4%	0.2%
LTM Dividend Ratio	45.0%	45.0%	30.9%	32.7%	68.6%	5.1%
Market value (in millions)	$1,170	$1,170	$1,092	$1,059	$1,334	$612

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(1)	Nonperforming assets include nonaccrual loans and leases, renegotiated loans and leases and real estate owned.
(2)	FY1 EPS estimate represents 2015 EPS estimate for companies not having reported December 31, 2015 financial results, and 2016 EPS estimates where December 31, 2015 results have been reported. FY2 EPS estimate represents 2016 EPS estimates for companies not having reported December 31, 2015 financial results, and 2017 EPS estimates where December 31, 2015 results have been reported. Great Western Bancorp, Inc.’s FY1 estimate represents 2016 fiscal year ending September 30, 2016 and FY2 estimate represents fiscal year ending September 30, 2017.
*	Indicates financial metric is unavailable or has been provided by Chemical management but is not comparable to data provided by SNL Financial.

Source:   SNL Financial and Chemical senior management.

Note:	LTM defined as last-twelve-months; Financial data for First Financial Bancorp and 1st Source Corporation as of December 31, 2015; First Financial Bancorp’s Leverage Ratio, ROATCE and NPAs/Total Assets data as of September 30, 2015; 1st Source Corporation’s Leverage Ratio and NPAs/Total Assets data as of September 30, 2015.

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Sandler O’Neill used publicly available information to perform a similar analysis for Talmer and a group of financial institutions, as selected by Sandler O’Neill. Talmer’s peer group consisted of Midwest banks whose securities trade on a major exchange with assets between $3.0 billion and $10.0 billion (the “Talmer Peer Group”). The Talmer Peer Group excluded companies with supervoting structures and announced merger targets. The Talmer Peer Group consisted of the following companies:

First Midwest Bancorp, Inc.	Great Southern Bancorp, Inc.
Great Western Bancorp, Inc.	Community Trust Bancorp, Inc.
Chemical Financial Corporation	First Busey Corporation
First Financial Bancorp.	Lakeland Financial Corporation
Park National Corporation	Enterprise Financial Services Corp
Heartland Financial USA, Inc.	MainSource Financial Group, Inc.
First Merchants Corporation	Peoples Bancorp Inc.
1st Source Corporation

The analysis compared publicly available financial information for Talmer as of or for the periods ending September 30, 2015 and December 31, 2015 with corresponding data for the Talmer Peer Group as of or for the period ending September 30, 2015 (unless otherwise indicated), with pricing data as of January 22, 2016. The table below sets forth the data for Talmer and the median, mean, high and low data for the Talmer Peer Group.

Comparable Company Analysis

			Talmer Peer Group
	Talmer 12/31/15	Talmer 9/30/15	Median	Mean	High	Low
Total assets (in millions)	$6,596	$6,504	$5,188	$5,883	$9,935	$3,229
Tangible common equity/Tangible assets	10.77%	10.76%	8.90%	8.95%	10.96%	6.50%
Leverage ratio	10.21%	10.21%	10.14%	10.16%	12.40%	8.33%
Total risk-based capital ratio	13.00%	13.20%	13.79%	14.07%	17.95%	11.43%
LTM Return on average assets	0.95%	0.96%	1.04%	1.02%	1.29%	0.43%
LTM Return on average tangible common equity	*	8.3%	11.8%	11.9%	15.2%	5.8%
LTM Net interest margin	3.73%	3.74%	3.72%	3.70%	4.53%	3.07%
LTM Efficiency ratio	*	69.5%	60.6%	60.8%	71.1%	48.5%
Loan loss reserves/Gross loans	1.12%	1.16%	1.14%	1.28%	2.20%	0.78%
Non-performing assets(1)/Total assets	*	1.44%	0.83%	1.06%	2.73%	0.30%
Net charge-offs/Average loans	(0.23%)	(0.11%)	0.10%	0.11%	0.38%	(0.05%)
Price/Tangible book value	154%	157%	158%	155%	202%	116%
Price/Book value	151%	153%	117%	125%	182%	75%
Price/LTM Earnings per share	20.4x	21.2x	13.4x	14.3x	23.6x	9.7x
Price/FY1 Est. Earnings per share(2)	13.4x	16.7x	12.4x	13.2x	17.6x	9.7x
Price/FY2 Est. Earnings per share(2)	12.1x	13.4x	11.6x	11.8x	15.0x	9.6x
Current Dividend Yield	0.2%	0.2%	2.6%	2.8%	4.4%	1.2%
LTM Dividend Ratio	5.1%	5.1%	33.8%	38.1%	82.2%	14.1%
Market value (in millions)	$1,092	$1,092	$672	$795	$1,324	$318

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(1)	Nonperforming assets include nonaccrual loans and leases, renegotiated loans and leases and real estate owned.
(2)	FY1 EPS estimate represents 2015 EPS estimate for companies not having reported December 31, 2015 financial results, and 2016 EPS estimates where December 31, 2015 results were reported. FY2 EPS estimate represents 2016 EPS estimates for companies which had not reported December 31, 2015 financial results, and 2017 EPS estimates where December 31, 2015 results were reported. Great Western Bancorp, Inc.’s FY1 estimate represents 2016 fiscal year ending September 30, 2016 and FY2 estimate represents fiscal year ending September 30, 2017.

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*	Indicates financial metric was unavailable or has been provided by Talmer management but is not comparable to data provided by SNL Financial.

Source:   SNL Financial and Talmer senior management.

Note:	LTM defined as last-twelve-months; Financial data for First Financial Bancorp, 1st Source Corporation, Great Southern Bancorp, Inc. and Community Trust Bancorp, Inc. as of December 31, 2015; First Financial Bancorp’s Leverage Ratio, LTM Return on average tangible common equity and Non-performing assets/total assets as of September 30, 2015; 1st Source Corporation’s Leverage Ratio and non-performing assets/total assets as of September 30, 2015; Great Southern Bancorp, Inc.’s non-performing assets/total assets as of September 30, 2015.

Analysis of Selected Merger Transactions. Sandler O’Neill reviewed a group of selected merger and acquisition transactions. The group consisted of nationwide bank and thrift transactions announced between January 1, 2013 and January 24, 2016 with reported deal values over $100 million where pro forma target ownership was greater than 40% (the “Nationwide Precedent Transactions”).

The Nationwide Precedent Transactions group was composed of the following transactions:

Acquiror	Target
BBCN Bancorp Inc.	Wilshire Bancorp Inc.
Nicolet Bankshares Inc.	Baylake Corp.
Yadkin Financial Corporation	VantageSouth Bancshares
Center Bancorp Inc.	ConnectOne Bancorp Inc.
Rockville Financial Inc.	United Financial Bancorp
Heritage Financial Corporation	Washington Banking Company
Umpqua Holdings Corporation	Sterling Financial Corporation
Mercantile Bank Corporation	Firstbank Corporation
Peoples Financial Services	Penseco Financial Services
Union First Market Bankshares Corporation	StellarOne Corporation
Provident New York Bancorp	Sterling Bancorp

Using the latest publicly available information prior to the announcement of the relevant transaction, Sandler O’Neill reviewed the following transaction metrics: transaction price to last-twelve-months earnings per share, transaction price to estimated earnings per share, transaction price to book value per share, transaction price to tangible book value per share, tangible book premium to core deposits, and 1-day market premium. Sandler O’Neill compared the indicated transaction metrics for the merger to the median, mean, high and low metrics of the Nationwide Precedent Transactions group.

		Nationwide Precedent Transactions
	Chemical / Talmer	Median	Mean	High	Low
Transaction price/LTM earnings per share:	19.9x(1)	16.1x	17.1x	21.8x	13.9x
Transaction price/Estimated earnings per share:	13.1x(2)	17.0x	16.9x	19.6x	13.1x
Transaction price/Book value per share:	147%(3)	134%	140%	194%	103%
Transaction price/Tangible book value per share:	150%(3)	149%	161%	224%	140%
Core deposit premium:	10.8%(3)	7.5%	9.7%	22.9%	5.3%
1-Day market premium:	(2.5%)	14.5%	15.0%	26.1%	5.2%

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(1)	Calculated using 2015 earnings per share.
(2)	Calculated using 2016 mean analyst estimated earnings per share per Bloomberg.
(3)	Calculated using December 31, 2015 book value and tangible book value per share.

Source: SNL Financial and Talmer senior management.

Net Present Value Analyses. Sandler O’Neill performed an analysis that estimated the net present value per share of Chemical common stock, assuming that Chemical performed in accordance with publicly available consensus mean analyst earnings per share estimates for Chemical for the years ending December 31, 2016 through

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December 31, 2017 as well as an estimated earnings per share growth rate for the years thereafter, as provided by the senior management of Chemical. To approximate the terminal value of Chemical common stock at December 31, 2020, Sandler O’Neill applied price to 2020 earnings multiples ranging from 11.0x to 16.0x and multiples of December 31, 2020 tangible book value ranging from 125% to 175%. The terminal values were then discounted to present values using different discount rates ranging from 8.0% to 12.0% when applied to 2020 earnings multiples and 8.0% to 12.0% when applied to multiples of December 31, 2020 tangible book value, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Chemical common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of Chemical common stock of $26.28 to $43.06 when applying earnings multiples and $24.52 to $38.66 when applying multiples of tangible book value.

Earnings Per Share Multiples

Discount Rate	11.0x	12.0x	13.0x	14.0x	15.0x	16.0x
8.0%	$31.14	$33.52	$35.91	$38.29	$40.68	$43.06
9.0%	$29.82	$32.10	$34.38	$36.66	$38.93	$41.21
10.0%	$28.58	$30.75	$32.93	$35.11	$37.28	$39.46
11.0%	$27.40	$29.48	$31.56	$33.64	$35.71	$37.79
12.0%	$26.28	$28.26	$30.25	$32.24	$34.23	$36.22

Tangible Book Value Multiples

Discount Rate	125%	135%	145%	155%	165%	175%
8.0%	$29.03	$30.96	$32.88	$34.81	$36.74	$38.66
9.0%	$27.81	$29.65	$31.49	$33.33	$35.17	$37.01
10.0%	$26.66	$28.41	$30.17	$31.93	$33.69	$35.44
11.0%	$25.56	$27.24	$28.92	$30.60	$32.28	$33.96
12.0%	$24.52	$26.13	$27.73	$29.34	$30.95	$32.55

Sandler O’Neill also considered and discussed with the Chemical board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler O’Neill performed a similar analysis assuming Chemical’s net income varied from 25% above estimates to 25% below estimates. This analysis resulted in the following range of per share values for Chemical common stock, applying the price to 2020 earnings multiples range of 11.0x to 16.0x referred to above and a discount rate of 8.86%.

Earnings Per Share Multiples

Annual Estimate Variance	11.0x	12.0x	13.0x	14.0x	15.0x	16.0x
(25.0%)	$23.70	$25.42	$27.14	$28.86	$30.58	$32.30
(20.0%)	$24.96	$26.80	$28.63	$30.46	$32.30	$34.13
(15.0%)	$26.22	$28.17	$30.12	$32.07	$34.02	$35.96
(10.0%)	$27.48	$29.55	$31.61	$33.67	$35.73	$37.80
(5.0%)	$28.74	$30.92	$33.10	$35.28	$37.45	$39.63
0.0%	$30.00	$32.30	$34.59	$36.88	$39.17	$41.46
5.0%	$31.26	$33.67	$36.08	$38.49	$40.89	$43.30
10.0%	$32.53	$35.05	$37.57	$40.09	$42.61	$45.13
15.0%	$33.79	$36.42	$39.06	$41.69	$44.33	$46.97
20.0%	$35.05	$37.80	$40.55	$43.30	$46.05	$48.80
25.0%	$36.31	$39.17	$42.04	$44.90	$47.77	$50.63

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Sandler O’Neill also performed an analysis that estimated the net present value per share of Talmer Class A common stock, assuming Talmer performed in accordance with publicly available consensus mean analyst earnings per share estimates for Talmer for the years ending December 31, 2016 and December 31, 2017 as well as an estimated earnings per share growth rate for the years thereafter, as provided by the senior management of Talmer. To approximate the terminal value of Talmer Class A common stock at December 31, 2020, Sandler O’Neill applied price to 2020 earnings multiples ranging from 11.0x to 16.0x and multiples of December 31, 2020 tangible book value ranging from 125% to 175%. The terminal values were then discounted to present values using different discount rates ranging from 9.0% to 13.0% when applied to 2020 earnings multiples and 9.0% to 13.0% when applied to multiples of December 31, 2020 tangible book value, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Talmer Class A common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of Talmer Class A common stock of $11.57 to $19.32 when applying multiples of earnings and $12.66 to $20.45 when applying multiples of tangible book value.

Earnings Per Share Multiples

Discount Rate	11.0x	12.0x	13.0x	14.0x	15.0x	16.0x
9.0%	$13.75	$14.86	$15.98	$17.09	$18.20	$19.32
10.0%	$13.16	$14.22	$15.29	$16.35	$17.41	$18.48
11.0%	$12.60	$13.62	$14.63	$15.65	$16.67	$17.68
12.0%	$12.07	$13.04	$14.01	$14.99	$15.96	$16.93
13.0%	$11.57	$12.50	$13.43	$14.36	$15.29	$16.22

Tangible Book Value Multiples

Discount Rate	125%	135%	145%	155%	165%	175%
9.0%	$15.06	$16.14	$17.21	$18.29	$19.37	$20.45
10.0%	$14.41	$15.44	$16.47	$17.50	$18.53	$19.56
11.0%	$13.80	$14.78	$15.77	$16.75	$17.73	$18.72
12.0%	$13.22	$14.16	$15.10	$16.04	$16.98	$17.92
13.0%	$12.66	$13.56	$14.46	$15.36	$16.26	$17.16

Sandler O’Neill also considered and discussed with the Chemical board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler O’Neill performed a similar analysis, assuming Talmer’s net income varied from 25% above estimates to 25% below estimates. This analysis resulted in the following range of per share values for Talmer Class A common stock, applying the price to 2020 earnings multiples range of 11.0x to 16.0x referred to above and a discount rate of 12.00%.

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Earnings Per Share Multiples

Annual Estimate Variance	11.0x	12.0x	13.0x	14.0x	15.0x	16.0x
(25.0%)	$9.40	$10.13	$10.85	$11.58	$12.31	$13.04
(20.0%)	$9.93	$10.71	$11.49	$12.26	$13.04	$13.82
(15.0%)	$10.47	$11.29	$12.12	$12.94	$13.77	$14.60
(10.0%)	$11.00	$11.88	$12.75	$13.62	$14.50	$15.37
(5.0%)	$11.53	$12.46	$13.38	$14.31	$15.23	$16.15
0.0%	$12.07	$13.04	$14.01	$14.99	$15.96	$16.93
5.0%	$12.60	$13.62	$14.65	$15.67	$16.69	$17.71
10.0%	$13.14	$14.21	$15.28	$16.35	$17.42	$18.49
15.0%	$13.67	$14.79	$15.91	$17.03	$18.15	$19.26
20.0%	$14.21	$15.37	$16.54	$17.71	$18.87	$20.04
25.0%	$14.74	$15.96	$17.17	$18.39	$19.60	$20.82

In connection with its analyses, Sandler O’Neill considered and discussed with the Chemical board of directors how the present value analyses would be affected by changes in the underlying assumptions. Sandler O’Neill noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Pro Forma Merger Analysis. Sandler O’Neill analyzed certain potential pro forma effects of the merger, based on the following assumptions: (i) the merger closes on June 30, 2016; (ii) 100% of the outstanding shares of Talmer common are converted into the stock consideration at the fixed exchange ratio of 0.4725 and receive $1.61 in cash (other than certain shares described in the merger agreement which will be cancelled without any consideration delivered in exchange therefor); and (iii) 75% of the outstanding Talmer stock options are converted into Chemical options and 25% are cashed out, based upon guidance of Talmer and Chemical senior management. Sandler O’Neill also utilized assumptions, as provided by the senior management of Chemical, relating to (a) estimated transaction costs and expenses, (b) purchase accounting adjustments, (c) anticipated regulatory costs, and (d) estimated cost savings resulting from the merger. The analysis indicated that the merger would be accretive to Chemical’s estimated earnings per share in 2017 (the first full-year after the estimated closing of the transaction) and dilutive to estimated tangible book value per share at close.

In connection with this analysis, Sandler O’Neill considered and discussed with the Chemical board of directors how the analysis would be affected by changes in the underlying assumptions, including the impact of final purchase accounting adjustments determined at the closing of the transaction, and noted that the actual results achieved by the combined company may vary from projected results and the variations may be material.

Sandler O’Neill’s Relationship. Sandler O’Neill is acting as Chemical’s financial advisor in connection with the merger and Chemical has agreed to pay Sandler O’Neill a fee for such services in an amount equal to 0.70% of the aggregate merger consideration, a substantial portion of which is contingent upon the closing of the merger. Sandler O’Neill also received a fee from Chemical in an amount equal to $500,000 as a result of rendering its opinion, which opinion fee will be credited in full towards the fee that will become payable on the day of closing of the merger. Chemical has also agreed to indemnify Sandler O’Neill against certain liabilities arising out of Sandler O’Neill’s engagement and to reimburse Sandler O’Neill for certain of its out-of-pocket expenses incurred in connection with its engagement.

In the two years preceding the date of its opinion, Sandler O’Neill provided certain other investment banking services to Chemical, for which compensation was received, and may provide, and receive compensation for, such services in the future, including during the pendency of the merger. In addition, as Sandler O’Neill advised the Chemical board of directors, in the two years preceding the date of Sander O’Neill’s opinion, Sandler O’Neill provided certain investment banking services to Talmer and received compensation for such services. In the ordinary course of Sandler O’Neill’s business as a broker-dealer, Sandler O’Neill may purchase securities from and

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sell securities to Chemical and Talmer and their respective affiliates. Sandler O’Neill may also actively trade the equity and debt securities of Chemical, Talmer or their affiliates for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

Opinion of Talmer’s Financial Advisor in Connection with the Merger

Talmer engaged Keefe, Bruyette & Woods, Inc. (“KBW”) to render financial advisory and investment banking services to Talmer, including an opinion to the Talmer board of directors as to the fairness, from a financial point of view, to the holders of Talmer Class A common stock of the merger consideration to be received by such shareholders in the proposed merger of Talmer with and into Chemical. Talmer selected KBW because KBW is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger and is familiar with Talmer and its business. As part of its investment banking business, KBW is continually engaged in the valuation of financial services businesses and their securities in connection with mergers and acquisitions.

As part of its engagement, representatives of KBW attended the meeting of the Talmer board of directors held on January 25, 2016, at which the Talmer board of directors evaluated the proposed merger. At this meeting, KBW discussed with the Talmer board of directors the financial aspects of the proposed merger and rendered an opinion to the Talmer board of directors to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in its opinion, the merger consideration in the proposed merger was fair, from a financial point of view, to the holders of Talmer Class A common stock. The Talmer board of directors adopted the merger agreement at this meeting.

The description of the opinion set forth herein is qualified in its entirety by reference to the full text of the opinion, which is attached as Annex D to this joint proxy statement and prospectus and is incorporated herein by reference, and describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion.

KBW’s opinion speaks only as of the date of the opinion. The opinion was for the information of, and was directed to, the Talmer board of directors (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion addressed only the fairness, from a financial point of view, of the merger consideration in the merger to the holders of Talmer Class A common stock. It did not address the underlying business decision of Talmer to engage in the merger or enter into the merger agreement or constitute a recommendation to the Talmer board of directors in connection with the merger, and it does not constitute a recommendation to any holder of Talmer Class A common stock or any shareholder of any other entity as to how to vote in connection with the merger or any other matter, nor does it constitute a recommendation regarding whether or not any such shareholder should enter into a voting, shareholders’ or affiliates’ agreement with respect to the merger.

KBW’s opinion was reviewed and approved by KBW’s Fairness Opinion Committee in conformity with its policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

In connection with the opinion, KBW reviewed, analyzed and relied upon material bearing upon the merger and upon the financial and operating condition of Talmer and Chemical, including, among other things:

  a draft of the merger agreement dated January 25, 2016 (the most recent draft then made available to KBW);

  the audited financial statements for the three fiscal years ended December 31, 2014, and the Annual Reports on Form 10-K for the two fiscal years ended December 31, 2014, of Talmer;

  the unaudited quarterly financial statements and Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2015, June 30, 2015 and September 30, 2015 of Talmer;

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  certain unaudited quarterly and fiscal year-end financial results for the period ended December 31, 2015 of Talmer (provided to KBW by representatives of Talmer);

  the audited financial statements and Annual Reports on Form 10-K for the three fiscal years ended December 31, 2014 of Chemical;

  the unaudited quarterly financial statements and Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2015, June 30, 2015 and September 30, 2015 of Chemical;

  certain draft and unaudited quarterly and fiscal year-end financial results for the period ended December 31, 2015 of Chemical (provided to KBW by representatives of Chemical);

  certain regulatory filings of Talmer, Talmer Bank, Chemical and Chemical Bank, including (as applicable) the quarterly reports on Form FRY-9C and Form FRY-9LP and the quarterly call reports filed with respect to each quarter during the three year period ended December 31, 2014 and the three quarters ended March 31, 2015, June 30, 2015 and September 30, 2015;

  certain other interim reports and other communications of Talmer and Chemical to their respective shareholders; and

  other financial information concerning the businesses and operations of Talmer and Chemical that was furnished to KBW by Talmer and Chemical or which KBW was otherwise directed to use for purposes of KBW’s analyses.

KBW’s consideration of financial information and other factors that it deemed appropriate under the circumstances or relevant to its analyses included, among others, the following:

  the historical and current financial position and results of operations of Talmer and Chemical;

  the assets and liabilities of Talmer and Chemical;

  the nature and terms of certain other merger transactions and business combinations in the banking industry;

  a comparison of certain financial and stock market information for Talmer and Chemical with similar information for certain other companies the securities of which were publicly traded;

  financial and operating forecasts and projections of Talmer that were prepared by, and provided to KBW and discussed with KBW by, Talmer management and that were used and relied upon by KBW at the direction of such management and with the consent of the Talmer board of directors;

  publicly available consensus “street estimates” (per FactSet Research Systems) of Chemical for 2016 and 2017, as well as assumed long term growth rates provided to KBW by Chemical management, all of which information was discussed with KBW by such management and used and relied upon by KBW based on such discussions, at the direction of Talmer management and with the consent of the Talmer board of directors; and

  estimates regarding certain pro forma financial effects of the merger on Chemical (including, without limitation, the cost savings and related expenses expected to result or be derived from the merger) that were prepared (in consultation with Chemical management) by, and provided to and discussed with KBW by, the management of Talmer, and used and relied upon by KBW at the direction of Talmer management and with the consent of the Talmer board of directors.

KBW also performed such other studies and analyses as it considered appropriate and took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as

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its experience in securities valuation and knowledge of the banking industry generally. KBW also held discussions with senior management of Talmer and Chemical regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as KBW deemed relevant to its inquiry.

In conducting its review and arriving at its opinion, KBW relied upon and assumed the accuracy and completeness of all of the financial and other information that was provided to it or that was publicly available and did not independently verify the accuracy or completeness of any such information or assume any responsibility or liability for such verification, accuracy or completeness. KBW relied upon the management of Talmer as to the reasonableness and achievability of the financial and operating forecasts and projections of Talmer and the estimates regarding certain pro forma financial effects of the merger on Chemical referred to above (and the assumptions and bases for such forecasts, projections and estimates, including without limitation, the cost savings and related expenses expected to result or be derived from the merger) and KBW assumed, with the consent of the Talmer board of directors, that such forecasts, projections and estimates were reasonably prepared on a basis reflecting the best currently available estimates and judgments of such management and that such forecasts projections and estimates would be realized in the amounts and in the time periods estimated by such management. KBW further relied, with the consent of Talmer, upon Chemical management as to the reasonableness and achievability of the publicly available consensus “street estimates” of Chemical and the assumed long term growth rates provided to and discussed with KBW by such management referred to above and KBW assumed, with the consent of the Talmer board of directors, that such information was reasonably prepared on a basis reflecting, or in the case of the publicly available consensus “street estimates” of Chemical referred to above were consistent with, the best currently available estimates and judgments of Chemical management and that the forecasts, projections and estimates reflected in such information would be realized in the amounts and in the time periods estimated.

It is understood that the forecasts, projections and estimates of Talmer and Chemical provided to KBW were not prepared with the expectation of public disclosure and that all such forecasts, projections and estimates, together with the publicly available consensus “street estimates” of Chemical referred to above that KBW was directed to use, were based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions and that, accordingly, actual results could vary significantly from those set forth in such information. KBW assumed, based on discussions with the respective managements of Talmer and Chemical with the consent of the Talmer board of directors, that all such information provided a reasonable basis upon which KBW could form its opinion and KBW expressed no view as to any such information or the assumptions or bases therefor. KBW relied on all such information without independent verification or analysis and did not in any respect assume any responsibility or liability for the accuracy or completeness thereof.

KBW also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either Talmer or Chemical since the date of the last financial statements of each such entity that were made available to KBW. KBW is not an expert in the independent verification of the adequacy of allowances for loan and lease losses and KBW assumed, without independent verification and with Talmer’s consent, that the aggregate allowances for loan and lease losses for Talmer and Chemical were adequate to cover such losses. In rendering its opinion, KBW did not make or obtain any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of Talmer or Chemical, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor did KBW examine any individual loan or credit files, nor did it evaluate the solvency, financial capability or fair value of Talmer or Chemical under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, KBW assumed no responsibility or liability for their accuracy.

KBW assumed, in all respects material to its analyses:

  that the merger and any related transactions (including the subsidiary bank merger) would be completed substantially in accordance with the terms set forth in the merger agreement (the final terms of which KBW assumed would not differ in any respect material to KBW’s analyses from the draft reviewed and referred to above) with no adjustments to the merger consideration;

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  that the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement were true and correct;

  that each party to the merger agreement and all related documents would perform all of the covenants and agreements required to be performed by such party under such documents;

  that there were no factors that would delay any necessary regulatory or governmental approval for the merger or any related transaction or cause any necessary regulatory or governmental approval for the merger or any related transaction to be subject to any adverse conditions, and that all conditions to the completion of the merger and any related transaction would be satisfied without any waivers or modifications to the merger agreement; and

  that in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the merger and any related transaction, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, would be imposed that would have a material adverse effect on the future results of operations or financial condition of Talmer, Chemical, the combined entity, or the contemplated benefits of the merger, including the cost savings and related expenses expected to result or be derived from the merger.

KBW assumed, in all respects material to KBW’s analyses, that the merger would be consummated in a manner that complied with the applicable provisions of the Securities Act, the Exchange Act, and all other applicable federal and state statutes, rules and regulations. KBW was further advised by representatives of Talmer that Talmer relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to Talmer, Chemical, the merger, any related transaction (including the subsidiary bank merger), and the merger agreement. KBW did not provide advice with respect to any such matters.

KBW’s opinion addressed only the fairness, from a financial point of view, as of the date of the opinion, to the holders of Talmer Class A common stock of the merger consideration to be received by such holders in the merger. KBW’s opinion did not consider, include or address any other terms or aspects of the merger or any term or aspect of any related transaction (including the subsidiary bank merger), including without limitation, the form or structure of the merger (including the form of merger consideration or the allocation thereof between cash and stock) or any related transaction, any consequences of the merger or any related transaction to Talmer, its shareholders, creditors or otherwise, or any terms, aspects, merits or implications of any employment, consulting, voting, support, shareholder or other agreements, arrangements or understandings contemplated or entered into in connection with the merger or otherwise. KBW’s opinion was necessarily based upon conditions as they existed and could be evaluated on the date of such opinion and the information made available to KBW through such date. Developments subsequent to the date of KBW’s opinion may have affected, and may affect, the conclusion reached in KBW’s opinion and KBW did not and does not have an obligation to update, revise or reaffirm its opinion. KBW’s opinion did not consider, include or address:

  the underlying business decision of Talmer to engage in the merger or enter into the merger agreement;

  the relative merits of the merger as compared to any strategic alternatives that are, have been or may be available to or contemplated by Talmer or the Talmer board of directors;

  the fairness of the amount or nature of any compensation to any of Talmer’s officers, directors or employees, or any class of such persons, relative to the compensation to the holders of Talmer Class A common stock;

  the effect of the merger or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of Talmer (other than the holders of Talmer Class A common stock solely with respect to the merger consideration, as described in KBW’s opinion and not relative to the consideration to be received by holders of any other class of securities) or holders of any class of securities of Chemical or any other party to any transaction contemplated by the merger agreement;

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  whether Chemical has sufficient cash, available lines of credit or other sources of funds to enable it to pay the aggregate amount of the cash consideration to the holders of Talmer Class A common stock at the closing of the merger;

  the actual value of the Chemical common stock to be issued in the merger;

  the prices, trading range or volume at which Talmer Class A common stock or Chemical common stock would trade following the public announcement of the merger or the prices, trading range or volume at which Chemical common stock would trade following the consummation of the merger;

  any advice or opinions provided by any other advisor to any of the parties to the merger or any other transaction contemplated by the merger agreement; or

  any legal, regulatory, accounting, tax or similar matters relating to Talmer, Chemical, their respective shareholders, or relating to or arising out of or as a consequence of the merger or any related transaction (including the subsidiary bank merger), including whether or not the merger would qualify as a tax-free reorganization for United States federal income tax purposes.

In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of KBW, Talmer and Chemical. Any estimates contained in the analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the KBW opinion was among several factors taken into consideration by the Talmer board of directors in making its determination to adopt the merger agreement and authorize and approve the merger and the other transactions contemplated thereby. Consequently, the analyses described below should not be viewed as determinative of the decision of the Talmer board of directors with respect to the fairness of the merger consideration. The type and amount of consideration payable in the merger were determined through negotiation between Talmer and Chemical and the decision to adopt the merger agreement was solely that of the Talmer board of directors.

The following is a summary of the material financial analyses presented by KBW to and reviewed by KBW with the Talmer board of directors in connection with its opinion. The summary is not a complete description of the financial analyses underlying the opinion or the presentation made by KBW to the Talmer board of directors, but summarizes the material analyses performed and presented in connection with such opinion. The financial analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex analytic process involving various determinations as to appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, KBW did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, KBW believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion.

Implied Transaction Statistics for the Proposed Merger

In the financial analyses described below performed for purposes of its opinion, KBW utilized an implied transaction value for the proposed merger of $16.11 per share of Talmer Class A common stock, consisting of the sum of (i) the implied value of the stock consideration based on the closing price of Chemical common stock on January 22, 2016, and (ii) the cash consideration. In addition to such financial analyses, KBW reviewed with the Talmer board of directors, among other things, the following implied transaction statistics for the proposed merger, which (as indicated below) were based on either the implied transaction value for the proposed merger of $16.11 per

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share of Talmer Class A common stock or an implied “fully diluted” transaction value for the proposed merger (after giving effect to the treatment of Talmer stock options in the proposed merger) of approximately $1.131 billion in the aggregate and used historical financial information of Talmer as of or for the latest 12 month (“LTM”) period ended December 31, 2015 and either consensus “street estimates” for Talmer or internal estimates for Talmer prepared by Talmer management:

	Consensus “Street Estimates”	Internal Talmer Management Estimates

Implied Transaction Value Per Share / LTM Earnings Per Share (“EPS”)	19.9 x	19.9 x
Implied “Fully Diluted” Transaction Value / LTM Earnings	20.0 x	20.0 x
Implied Transaction Value Per Share / 2016 Estimated EPS	13.1 x	13.1 x
Implied “Fully Diluted” Transaction Value / 2016 Estimated Earnings	13.1 x	13.2 x
Implied Transaction Value Per Share / 2017 Estimated EPS	11.8 x	11.3 x
Implied “Fully Diluted” Transaction Value / 2017 Estimated Earnings	11.9 x	11.3 x
Implied Transaction Value Per Share / Tangible Book Value Per Share	1.50 x	1.50 x
Implied “Fully Diluted” Transaction Value / Tangible Book Value	1.60 x	1.60 x

KBW also reviewed with the Talmer board of directors, among other things, the implied value of the stock consideration provided for in the proposed merger based on the average price of Chemical common stock for various periods ended January 22, 2016, as compared to the implied value of the stock consideration of $14.50 based on the closing price of Chemical common stock on January 22, 2016:

Based on:	Implied Value of Stock Consideration (0.4725x)

Current Chemical Stock Price	$14.50
30-Day VWAP (1)	$15.65
90-Day VWAP (1)	$15.96
LTM Average	$15.28
Average since 2/11/2014 (2)	$14.51

(1)	VWAP refers to Volume Weighted Average Price.
(2)	February 11, 2014 was Talmer’s initial public offering date.

Selected Companies Analyses

Using publicly available information, KBW compared the financial performance, financial condition and market performance of Chemical and Talmer to 19 selected depositories headquartered in the Midwest region (defined as Illinois, Indiana, Iowa, Kansas, Kentucky, Michigan, Minnesota, Missouri, Nebraska, North Dakota, Ohio, South Dakota and Wisconsin) that were traded on NASDAQ or the New York Stock Exchange with total assets between $3 billion and $15 billion. The selected companies were as follows:

1st Source Corporation	Great Western Bancorp, Inc.
Capitol Federal Financial, Inc.	Heartland Financial USA, Inc.
Community Trust Bancorp, Inc.	Lakeland Financial Corporation
Enterprise Financial Services Corp	MainSource Financial Group, Inc.
First Busey Corporation	MB Financial, Inc.
First Financial Bancorp.	Old National Bancorp
First Merchants Corporation	Park National Corporation
First Midwest Bancorp, Inc.	Peoples Bancorp Inc.
Flagstar Bancorp, Inc.	Republic Bancorp, Inc.
Great Southern Bancorp, Inc.

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To perform this analysis, KBW used the profitability data and other financial information as of, or for the period ended September 30, 2015, and market price information as of January 22, 2016. KBW also used 2016 and 2017 earnings per share (“EPS”) estimates taken from consensus “street estimates” (per FactSet Research Systems) for Chemical, Talmer and the selected companies. Certain financial data prepared by KBW, as referenced in the tables presented below, may not correspond to the data presented in Chemical and Talmer’s historical financial statements, or the data prepared by Sandler O’Neill & Partners, L.P. presented under the section “The Merger — Opinion of Chemical’s Financial Advisor in Connection with the Merger,” as a result of the different assumptions and methods used by KBW to compute the financial data presented.

KBW’s analysis showed the following concerning the financial performance of Chemical, Talmer and, to the extent publicly available, the selected companies:

				Selected Companies
	Chemical	Talmer		Bottom Quartile	Average	Median	Top Quartile

LTM Core Return on Average Assets (1)	1.07%	1.03%		0.96%	1.05%	1.09%	1.16%
LTM Core Return on Average Equity (1)	9.75%	8.50%		7.95%	8.95%	9.34%	9.93%
LTM Core Return on Average Tangible Common Equity (1)	13.35%	8.69%		11.44%	11.58%	12.04%	13.05%
LTM Net Interest Margin	3.58%	3.74%	(3)	3.35%	3.56%	3.72%	3.86%
LTM Fee Income / Revenue Ratio (2)	23.2%	25.5%		23.1%	27.4%	28.2%	33.0%
LTM Efficiency Ratio	60.6%	69.5%		65.8%	61.5%	63.4%	59.0%

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(1)	Core income excludes extraordinary items, non-recurring items, gains/losses on sale of securities, and amortization of intangibles. In the case of Great Southern Bancorp, Inc., non-recurring items for Q4 2014 were not publicly available.
(2)	Excludes gains/losses on sale of securities.
(3)	Excluding the impact of excess accretable yield, Talmer had a Q3 2015 core net interest margin of 3.46%, per Talmer earnings release for Q3 2015.

KBW’s analysis also showed the following concerning the financial condition of Chemical, Talmer and the selected companies:

			Selected Companies
	Chemical	Talmer	Bottom Quartile	Average	Median	Top Quartile

Tangible Common Equity / Tangible Assets	7.64%	10.76%	8.47%	9.53%	8.96%	10.15%
Total Risk-Based Capital / Risk-Weighted Assets	11.59%	13.20%	13.31%	15.99%	14.75%	16.32%
Loans / Deposits	94.8%	91.7%	82.9%	93.5%	89.8%	96.9%
Loan Loss Reserve / Gross Loans	1.05%	1.16%	1.01%	1.24%	1.17%	1.48%
Nonperforming Assets / Loans + OREO (1)	1.88%	2.02%	2.15%	1.50%	1.22%	0.90%
LTM Net Charge-Offs / Average Loans	0.12%	0.05%	0.18%	0.16%	0.10%	0.03%

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(1)	Nonperforming assets include nonaccrual loans, loans 90+ days past due and other real estate owned.

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In addition, KBW’s analysis showed the following concerning the market performance of Chemical, Talmer and, to the extent publicly available, the selected companies:

			Selected Companies
	Chemical	Talmer	Bottom Quartile	Average	Median	Top Quartile

Price / 60-Day VWAP (1)	88.8%	95.0%	86.4%	89.4%	89.4%	92.1%
One – Year Stock Price Change	3.7%	22.3%	(5.0%)	(0.3%)	(1.4%)	1.9%
1-Year Total Return	7.1%	22.6%	(2.4%)	2.4%	1.4%	5.5%
YTD Stock Price Change	(10.4%)	(8.8%)	(13.4%)	(10.5%)	(10.7%)	(8.6%)
Stock Price / Book Value per Share	1.17x	1.53x	1.00x	1.19x	1.14x	1.34x
Stock Price / Tangible Book Value per Share	1.71x	1.57x	1.30x	1.47x	1.52x	1.65x
Stock Price / LTM EPS	14.1x	21.2x	12.6x	14.4x	13.4x	15.5x
Stock Price / 2016 EPS	11.4x	13.4x	11.2x	12.6x	12.4x	13.6x
Stock Price / 2017 EPS	10.8x	12.1x	10.1x	11.4x	10.9x	12.1x
Dividend Yield (2)	3.4%	0.2%	2.2%	2.7%	2.6%	3.5%
LTM Dividend Payout	45.0%	5.1%	23.4%	42.1%	33.8%	49.2%

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(1)	VWAP refers to Volume Weighted Average Price.
(2)	Most recent completed quarter dividend annualized as a percentage of stock price.

KBW also reviewed with the Talmer board of directors the corresponding trading multiple for Talmer of 11.6x based on the closing share price of Talmer Class A common stock on January 22, 2016 and the internal 2017 EPS estimate for Talmer prepared by Talmer management and provided to KBW.

No company used as a comparison in the above selected companies analyses is identical to Talmer or Chemical. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Select Transactions Analysis

KBW reviewed publicly available information related to 14 selected bank and thrift “merger of equals” transactions in the U.S. announced since January 1, 2010 with transaction values greater than $100 million and in which the former shareholders of the accounting target were expected to own more than 40% of the pro forma company. The selected transactions were as follows:

Accounting Buyer:	Accounting Target:
BBCN Bancorp, Inc.	Wilshire Bancorp, Inc.
Nicolet Bankshares, Inc.	Baylake Corp.
Yadkin Financial Corporation	VantageSouth Bancshares, Inc.
Center Bancorp, Inc.	ConnectOne Bancorp, Inc.
Rockville Financial, Inc.	United Financial Bancorp, Inc.
Heritage Financial Corporation	Washington Banking Company
Umpqua Holdings Corporation	Sterling Financial Corporation
Mercantile Bank Corporation	Firstbank Corporation
PacWest Bancorp	CapitalSource Inc.
Peoples Financial Services Corp.	Penseco Financial Services Corporation
Union First Market Bankshares Corporation	StellarOne Corporation
Provident New York Bancorp	Sterling Bancorp
Hancock Holding Company	Whitney Holding Corporation
Nara Bancorp, Inc.	Center Financial Corporation

For each selected transaction, KBW derived the following implied transaction statistics, in each case based on the transaction consideration value paid for the accounting target and using financial data based on the

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accounting target’s then latest publicly available financial statements and forward year EPS consensus “street estimates” prior to announcement of the respective transaction:

  price per common share to tangible book value per share of the accounting target;

  price per common share to LTM EPS of the accounting target;

  price to next year estimated EPS of the accounting target; and

  tangible equity premium to core deposits of the accounting target (total deposits less time deposits greater than $100,000), referred to as core deposit premium.

KBW also reviewed the price per common share paid for the accounting target for each selected transaction as a premium to the closing price of the accounting target one day prior to the announcement of the transaction (expressed as a percentage and referred to as the one-day market premium). The above transaction statistics for the selected transactions were compared with the corresponding transaction statistics for the proposed merger based on the implied transaction value for the proposed merger of $16.11 per share of Talmer Class A common stock and using historical financial information for Talmer as of, or for the latest 12 months ended, December 31, 2015, 2016 EPS consensus “street estimates” for Talmer and the closing share price of Talmer Class A common stock on January 22, 2016.

The results of the analysis are set forth in the following table (excluding the impact of LTM and next year estimated EPS multiples for selected transaction, which multiples were considered not to be meaningful because they were negative):

		Selected Transactions
	Chemical / Talmer	Bottom Quartile	Average	Median	Top Quartile

Transaction Price / Tangible Book Value	1.50x	1.45x	1.59x	1.54x	1.68x
Transaction Price / LTM EPS	19.9x	15.1x	21.7x	16.6x	20.4x
Transaction Price / Next Year EPS Est.	13.1x	13.9x	15.6x	16.1x	17.2x
Core Deposit Premium	10.8%	6.4%	11.1%	7.4%	12.7%
One-Day Market Premium	(2.5%)	11.6%	16.6%	14.7%	19.6%

No company or transaction used as a comparison in the above selected transaction analysis is identical to Talmer or the proposed merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Relative Contribution Analysis

KBW analyzed the relative standalone contribution of Chemical and Talmer to various pro forma balance sheet and income statement items and the pro forma market capitalization of the combined entity. This analysis excluded purchase accounting adjustments. To perform this analysis, KBW used (i) historical balance sheet and LTM net income data for Chemical and Talmer as of December 31, 2015, (ii) net income consensus “street estimates” for Chemical and net income estimates for Talmer provided by Talmer management, and (iii) market price data as of January 22, 2016. The results of KBW’s analysis are set forth in the following table, which also compares the results of KBW’s analysis with the implied pro forma ownership percentages of Chemical’s and Talmer’s respective shareholders in the combined company based on the 90% stock / 10% cash implied merger consideration mix provided for in the proposed merger and also based on a hypothetical exchange ratio of 0.525x assuming 100% stock consideration in the proposed merger for illustrative purposes:

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	Chemical as a % of Combined	Talmer as a % of Combined
Ownership
90% stock / 10% cash (1)	55.0%	45.0%
100% stock (1)(2)	52.4%	47.6%

Balance Sheet
Total Assets	58.2%	41.8%
Net Loans	60.0%	40.0%
Deposits	59.8%	40.2%
Tangible Common Equity (3)	50.3%	49.7%

Net Income to Common
2015 GAAP Net Income	59.1%	40.9%
2016 Estimated GAAP Net Income	54.6%	45.4%
2017 Estimated GAAP Net Income	52.3%	47.7%

Market Capitalization
Pre – Deal Market Capitalization	51.7%	48.3%

(1)	Based solely on Chemical and Talmer common shares outstanding as of December 31, 2015 as provided by Chemical and Talmer. After giving effect to the treatment of Talmer stock options in the proposed merger, the implied pro forma ownership percentage of Talmer’s shareholders and option holders in the combined company on a fully diluted basis would be approximately 46.3% based on the 90% stock/10% cash implied merger consideration mix provided for in the proposed merger and approximately 48.8% based on a hypothetical exchange ratio of 0.525x assuming 100% stock consideration in the proposed merger.
(2)	For illustrative purposes only.
(3)	Includes adjustment for Chemical’s deferred tax credit.

Pro Forma Financial Impact Analysis

KBW performed a pro forma financial impact analysis that combined projected income statement and balance sheet information of Chemical and Talmer. Using closing balance sheet estimates as of June 30, 2016 for Chemical and Talmer per the respective managements of Chemical and Talmer, the 2017 net income consensus “street estimate” for Chemical, an assumed long-term earnings growth rate for Chemical provided by Chemical management, a 2017 net income estimate and assumed long-term earnings growth rate for Talmer provided by Talmer management, and pro forma assumptions (including certain purchase accounting adjustments, cost savings and related expenses) provided by Talmer management (prepared in consultation with Chemical management), KBW analyzed the potential financial impact of the merger on certain projected financial results of Chemical. This analysis indicated that the merger could be accretive to Chemical’s 2017 and 2018 estimated EPS and dilutive to Chemical’s estimated tangible book value per share as of June 30, 2016. This analysis also indicated that, based on Chemical’s projected pro forma financial results attributable to a share of Talmer Class A common stock using a hypothetical exchange ratio of 0.525x (assuming 100% stock consideration in the proposed merger for illustrative purposes), the merger could be accretive relative to Talmer’s 2017 and 2018 estimated EPS and dilutive relative to Talmer’s estimated tangible book value per share as of June 30, 2016. Additionally, this analysis indicated that Chemical’s annualized fourth quarter 2015 quarterly dividend, when multiplied by the hypothetical exchange ratio of 0.525x, was higher than each of Talmer’s fourth quarter 2015 annualized quarterly dividend and Talmer’s estimated 2016 dividends provided by Talmer management. Furthermore, the analysis indicated that, pro forma for the proposed merger, each of Chemical’s tangible common equity to tangible assets ratio, Leverage Ratio, Tier 1 Risk-Based Capital Ratio and Total Risk-Based Capital Ratio as of June 30, 2016 could be lower. For all of the above, the actual results achieved by Chemical following the merger may vary from the projected results, and the variations may be material.

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Discounted Cash Flow Analysis

KBW performed a discounted cash flow analysis to estimate a range for the implied equity value of Talmer. In this analysis, KBW used financial forecasts and projections relating to the earnings, dividends and assets of Talmer prepared, and provided to KBW, by Talmer management, and assumed discount rates ranging from 8.0% to 12.0%. The ranges of values were derived by adding (i) the present value of the estimated cash dividends that Talmer could generate over the period from 2016 through 2021 as a stand alone company, and (ii) the present value of Talmer’s implied terminal value at the end of such period. In calculating the terminal value of Talmer, KBW applied a range of 11.0x to 15.0x estimated 2022 earnings. This discounted cash flow analysis resulted in a range of implied values per share of Talmer Class A common stock of approximately $13.22 per share to $21.10 per share.

KBW also performed a discounted cash flow analysis of the pro forma combined company to estimate a range for the implied value of the merger consideration per share of Talmer Class A common stock. In this analysis, KBW used (i) financial forecasts and projections relating to the earnings and assets of Chemical based on 2016 and 2017 EPS consensus “street estimates” for Chemical and dividend and long term net income and balance sheet growth rate assumptions for Chemical provided by Chemical management, (ii) financial forecasts and projections relating to the earnings, dividends and assets of Talmer provided by Talmer management, and (iii) pro forma assumptions (including purchase accounting adjustments, cost savings and related expenses) provided by Talmer management (prepared in consultation with Chemical management), and KBW assumed discount rates ranging from 8.0% to 12.0%. The ranges of values were derived by adding (i) the present value of the estimated cash dividends that the pro forma combined company could generate over the period from 2016 to 2021, and (ii) the present value of the pro forma combined company’s implied terminal value at the end of such period. In calculating the terminal value of the pro forma combined company, KBW applied a range of 11.0x to 15.0x estimated 2022 earnings for the pro forma combined company. This discounted cash flow analysis resulted in a range of implied values of the merger consideration per share of Talmer Class A common stock of approximately $15.64 per share to $23.74 per share.

The discounted cash flow analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, dividend payout rates, and discount rates. The foregoing discounted cash flow analyses did not purport to be indicative of the actual values or expected values of Talmer or the pro forma combined company.

Miscellaneous

KBW acted as financial advisor to Talmer in connection with the proposed merger and did not act as an advisor to or agent of any other person. As part of its investment banking business, KBW is continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, KBW has experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of their broker-dealer business and further to certain existing sales and trading relationships with Talmer and Chemical, KBW and its affiliates may from time to time purchase securities from, and sell securities to, Talmer and Chemical. As a market maker in securities, KBW and its affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of Talmer or Chemical for their own accounts and for the accounts of their customers and clients.

Pursuant to the KBW engagement agreement, Talmer agreed to pay KBW a total cash fee equal to 1.00% of the aggregate merger consideration, $200,000 of which became payable to KBW upon entering into the engagement letter, $2,000,000 of which became payable to KBW with the rendering of its opinion and the balance of which is contingent upon the closing of the merger. Talmer also agreed to reimburse KBW for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention and to indemnify KBW against certain liabilities relating to or arising out of KBW’s engagement or KBW’s role in connection therewith. In addition to this present engagement, in the past two years, both KBW and a broker-dealer acquired by an affiliate of KBW in June 2015 provided investment banking and financial advisory services to Talmer and received compensation for such services. Both KBW and such broker-dealer served as underwriters in connection with the initial public offering of Talmer in February 2014. KBW also served as financial advisor to Talmer in connection with its acquisition of four banking subsidiaries of Capitol Bancorp Ltd. in January 2014 and as an underwriter in connection with a follow-on

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public offering of Talmer in August 2015. In connection with those public offerings and acquisition, KBW and such broker dealer received fees (including underwriting discounts) of approximately $8 million in the aggregate from Talmer. In the past two years, KBW has provided investment banking and financial advisory services to Chemical and received compensation for such services. KBW served as financial advisor to Chemical in connection with its acquisitions of Northwestern Bancorp in October 2014, Monarch Community Bancorp, Inc. in April 2015 and Lake Michigan Financial Corporation in May 2015, and as an underwriter in connection with a follow-on public offering of Chemical in June 2014. In connection with those acquisitions and public offering, KBW received fees (including underwriting discounts) of approximately $4.8 million in the aggregate from Chemical. KBW may in the future provide investment banking and financial advisory services to Talmer or Chemical and receive compensation for such services.

Certain Talmer Unaudited Prospective Financial Information

Talmer does not as a matter of course publicly disclose forecasts or internal projections as to future performance, revenues, earnings, financial condition or other results due to, among other reasons, the inherent uncertainty of the underlying assumptions and estimates. However, in connection with the evaluation of a potential merger, Talmer management prepared certain projections of Talmer’s future financial performance for 2016 and 2017, which we refer to as the Talmer management projections, which contain unaudited prospective financial information with respect to Talmer on a standalone, pre-merger basis, and which were made available to Talmer’s financial advisor, KBW, and to Chemical and its financial adviser, Sandler O’Neill. The Talmer management projections were not prepared with a view toward public disclosure and the inclusion of the Talmer management projections in this document should not be regarded as an indication that Talmer or any other recipient of the Talmer management projections considered, or now considers, them to be necessarily predictive of actual future results. Neither Talmer nor its affiliates assume any responsibility for the accuracy of the Talmer management projections. The Talmer management projections were not prepared with a view toward complying with the guidelines of the SEC, the guidelines established by the Public Company Accounting Oversight Board for preparation or presentation of financial information, or generally accepted accounting principles in the United States. Neither Talmer’s current independent registered public accounting firm, Crowe Horwath LLP, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the Talmer management projections, or expressed any opinion or any other form of assurance on such information or its achievability. The report of Crowe Horwath LLP that is incorporated by reference into this document related only to Talmer’s historical financial information. It does not extend to any prospective financial information.

The Talmer management projections reflect numerous estimates and assumptions made by Talmer with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to Talmer’s business, all of which are difficult to predict and many of which are beyond Talmer’s control. The Talmer management projections also reflect assumptions as to certain business decisions that are subject to change. The Talmer management projections reflect subjective judgment in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. As such, the Talmer management projections constitute forward-looking information and are subject to risks and uncertainties that could cause actual results to differ materially from the results forecasted in such prospective information, including, but not limited to, Talmer’s performance, industry performance, general business and economic conditions, customer requirements, competition, adverse changes in applicable laws, regulations or rules, interest rates, the regulatory environment, and the various risks set forth in Talmer’s reports filed with the SEC. None of Talmer, Chemical nor any of their financial advisors, nor any of their affiliates assumes any responsibility for the validity, accuracy or completeness of the Talmer management projections described below. The Talmer management projections do not take into account any circumstances or events occurring after the date they were prepared, including the transactions contemplated by the merger agreement. Further, the Talmer management projections do not take into account the effect of any failure of the merger to occur. None of Talmer, Chemical nor any of their financial advisors nor any of their affiliates intends to, and each of them disclaims any obligation to, update, revise or correct such Talmer management projections if they are or become inaccurate (even in the short term). The inclusion of the Talmer management projections herein should not be deemed an admission or representation by Talmer or Chemical that they are viewed by Talmer or Chemical as material information of Talmer, particularly in light of the inherent risks and uncertainties associated with such forecasts.

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The following table presents selected items of the Talmer management projections.

($ in millions, except per share data)	As of and for the Years Ending December 31,
	2016	2017
Balance Sheet:
Total Assets	$7,353,102	$7,914,304
Total Net Loans	5,354,410	5,952,234
Total Deposits	5,702,645	6,244,523
Total Common Shareholders’ Equity	797,877	871,690
Tangible Common Equity	788,980	865,893
Book Value Per Share	12.07	13.18
Tangible Book Value Per Share	11.88	13.04
Income Statement:
Net Income	$85,885	$100,259
Earnings Per Diluted Share	1.23	1.43
Capital Ratios:
Average Tangible Common Equity / Average Tangible Assets	10.70%	10.91%
Tier 1 Leverage Ratio	9.01%	9.64%
Tier 1 Common Equity / Risk-Weighted Assets (Tier 1 Common Capital Ratio)	10.56%	11.29%
Total Risk-Based Capital Ratio	11.60%	12.25%

In addition, Talmer senior management provided KBW with, and directed KBW to rely upon and utilize, a 8% annual net income growth rate assumption for 2018 through 2021 for purposes of the discounted cash flow analysis performed in connection with KBW’s fairness opinion.

Interests of Certain Chemical Directors and Executive Officers in the Merger

In considering the recommendation of the Chemical board of directors that you vote to approve the proposals submitted for the Chemical shareholder vote set forth in this joint proxy statement and prospectus, you should be aware that some of Chemical’s directors and executive officers have financial interests in the merger that are different from, or in addition to, those of Chemical’s shareholders generally. In the case of Chemical directors, their additional interests are limited to their continued service as directors of the combined company. The Chemical board of directors was aware of and considered these potential interests, among other matters, in evaluating the merger agreement and the merger and in recommending to you that you approve the proposals submitted for the Chemical shareholder vote set forth in this joint proxy statement and prospectus.

The merger will constitute a “change in control” of Chemical for the purposes of the Chemical stock incentive plan. All unvested stock options and other stock-based awards held by Chemical’s executive officers and directors will become fully vested as of the effective time of the merger.

The merger agreement provides that upon completion of the merger, (i) the board of directors of Chemical will consist of twelve directors, which will include the seven directors of Chemical serving immediately prior to the merger and (ii) David Ramaker, the Chairman, Chief Executive Officer and President of Chemical, will continue to serve as Chief Executive Officer of the combined company after the merger and Lori Gwizdala, the Chief Financial Officer of Chemical, will continue to serve as Chief Financial Officer of the combined company after the merger.

Golden Parachute Compensation

The following table sets forth the information required by Item 402(t) of Regulation S-K promulgated by the SEC regarding certain compensation which Chemical’s named executive officers may receive that is based on or that otherwise relates to the merger. The amounts are calculated assuming that the effective date of the merger occurred on [●], 2016. The amounts indicated below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including assumptions described below, and do not reflect certain compensation actions that may occur before the completion of the merger. The merger-related compensation

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payable to the Chemical named executive officers is the subject of a non-binding advisory vote of Chemical shareholders, as described under “The Chemical Proposals — Chemical Proposal 4 – Chemical Merger-Related Compensation Proposal” beginning on page 28.

Name	Cash ($)	Equity ($)(1)	Pension/ NQDC ($)	Perquisites/ Benefits ($)	Tax Reimburse- ments($)	Other ($)	Total ($)
David B. Ramaker	—	1,517,141	—	—	—	—	1,517,141

Thomas W. Kohn	—	561,310	—	—	—	—	561,310

Lori A. Gwizdala	—	540,111	—	—	—	—	540,111

James E. Tomczyk	—	431,345	—	—	—	—	431,345

Daniel W. Terpsma	—	148,179	—	—	—	—	148,179

____________________________

(1)	Represents the aggregate dollar value of the acceleration of in-the-money stock options, restricted stock performance units and restricted stock service-based units, assuming a value of $30.80 per share of Chemical common stock, which was the average closing market price of Chemical common stock over the first five business days following the first public announcement of the transaction.

Interests of Certain Talmer Directors and Executive Officers in the Merger

In considering the recommendation of the Talmer board of directors that you vote to approve the proposals submitted for the Talmer shareholder vote set forth in this joint proxy statement and prospectus, you should be aware that Talmer’s directors and executive officers have interests in the merger that are different from, or in addition to, those of Talmer’s shareholders generally. The Talmer board of directors was aware of and considered these potential interests, among other matters, in evaluating the merger agreement and the merger and in recommending to you that you approve the proposals submitted for the Talmer shareholder vote set forth in this joint proxy statement and prospectus.

These interests are described in further detail below. For purposes of all Talmer agreements described below, the completion of the merger contemplated by the merger agreement will constitute a change in control, change of control event or term of similar meaning. Certain of the agreements described below require the executive officer to be terminated without cause, or require the executive officer to terminate his or her employment for good reason before receiving a change in control benefit. We refer to either of these events as a “qualifying termination.”

Director Appointments

Under the merger agreement, Gary Torgow, Talmer’s current Chairman, and David Provost, Talmer’s current President and Chief Executive Officer, will be appointed to the board of directors of Chemical at the effective time of the merger. In addition, Chemical will appoint three additional directors from Talmer’s board of directors to serve on the board of directors of the combined company following the merger. As of the date of this joint proxy statement and prospectus, the additional three individuals from Talmer who will become directors of the combined company have not been determined.

If the merger is completed, Chemical intends to merge Talmer Bank with and into Chemical Bank. At the effective time of the bank merger, Chemical Bank will appoint two new directors to serve on the board of the combined bank, which two individuals will be mutually agreed upon by Talmer and Chemical. As of the date of this joint proxy statement and prospectus, the two new individuals who will become directors of the combined bank have not been determined.

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Indemnification and Insurance

To the fullest extent permitted by applicable law, Chemical has agreed that it will indemnify, and provide for the advancement of reasonable expenses to, present and former Talmer directors and officers with respect to liabilities arising from acts or omissions of such directors and officers occurring before the merger. Chemical has also agreed to maintain, for at least six years from the effective time of the merger, Talmer’s existing directors’ and officers’ liability insurance and fiduciary liability insurance coverage for acts or omissions of such directors and officers occurring before the merger. Alternatively, Chemical may substitute such coverage with policies that provide substantially the same coverage, or Chemical may purchase a six-year prepaid tail policy on terms and conditions providing substantially equivalent benefits as the current insurance policies. Chemical will not be required, however, to pay premiums for insurance coverage in excess of 300% of the last annual premium paid by Talmer before the date of the merger agreement. If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the 300% maximum premium amount, then Chemical must purchase the greatest coverage available for the cost, not exceeding such 300% maximum premium amount.

Existing Talmer Employment Agreements

Talmer has existing employment agreements with the following executive officers: David Provost, Gary Torgow, Dennis Klaeser and Thomas Shafer. Each of these employment agreements provide for certain lump sum cash payments upon a change in control of Talmer.

Under the merger agreement, Mr. Provost and Mr. Torgow each entered into services agreements with Chemical and Talmer Bank, as described below, which will become effective at the closing of the merger, and will supersede their existing Talmer employment agreements. Under the services agreements, Mr. Provost and Mr. Torgow each voluntarily waived his right to receive a lump sum cash payment upon a change in control of Talmer that otherwise would have been paid to each officer upon the closing of the merger under their existing Talmer employment agreements. Absent such a waiver, Mr. Provost and Mr. Torgow each would have been entitled to receive a lump sum cash payment at the closing of the merger equal to two times the sum of each officer’s then current base salary, or $1.2 million (based on each officer’s current base salary of $600,000). The aggregate amount of such payments to Mr. Provost and Mr. Torgow would have equaled $2.4 million. In addition, under the services agreements, all provisions in Mr. Provost’s and Mr. Torgow’s Talmer employment agreement that entitle each officer to certain excise tax payments upon certain events (similar to the provision described below in Mr. Shafer’s employment agreement with Talmer) will remain in full force and effect.

Under the merger agreement, Mr. Klaeser also entered into a services agreement with Chemical and Talmer Bank, as described below, which will become effective at the closing of the merger, and will supersede his existing Talmer employment agreement. Under Mr. Klaeser’s services agreement, Chemical has agreed to assume the obligation to pay Mr. Klaeser his change in control payment under his existing Talmer employment agreement, equal to a lump sum cash payment of two times his current base salary plus an amount equal to his average bonus paid in the prior two calendar years, or $1,984,307 (based on his current base salary of $500,012 and average bonus of $492,142), subject to his execution of a general release and waiver of claims against Talmer and its affiliates. In addition, under the services agreement, all provisions in Mr. Klaeser’s Talmer employment agreement that entitle him to certain excise tax payments upon certain events (similar to the provision described below in Mr. Shafer’s employment agreement with Talmer) will remain in full force and effect.

Mr. Shafer has entered into an employment agreement with Talmer pursuant to which he is entitled to a lump sum payment at the closing of the merger equal to one times his current base salary plus an amount equal to his average bonus paid in the prior two calendar years, or $803,266 (based on his current base salary of $425,000 and average bonus of $378,266), subject to his execution of a general release and waiver of claims against Talmer and its affiliates. In addition, his outstanding stock options will accelerate and become fully vested upon a change in control and continue to be exercisable as provided in the agreement or plan under which they were granted. As of the date hereof, all of Mr. Shafer’s Talmer stock options are fully vested.

Mr. Shafer’s employment agreement with Talmer also provides that if Mr. Shafer’s employment is terminated by Talmer or Talmer Bank without cause or if he terminates his employment for good reason, he is

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entitled to receive a severance payment equal to one times his current annual base salary plus an amount equal to the average of his bonus paid in the prior two calendar years, to be paid in equal installments over a one year period (subject to certain exceptions), and all of his outstanding stock options would accelerate and become fully vested and exercisable for a period of 90 days following the termination date. Under the employment agreement, if, in connection with a change in control event, Mr. Shafer experiences a qualifying termination, he is entitled to receive either the severance payment or the change in control payment, but not both. A termination of Mr. Shafer’s employment shall be conclusively deemed to be in connection with a change in control event if it occurs within six months before or after the closing date of a change in control.

Mr. Shafer’s employment agreement with Talmer further provides that if any payment received by him following a change in control is determined to constitute a “parachute payment” as such term is defined in Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended, Talmer will pay to Mr. Shafer an additional amount which, after the imposition of all income and excise taxes thereon, is equal to the excise tax imposed by Section 4999 of the Internal Revenue Code with respect to such payment.

Existing Talmer Change in Control Agreements

Talmer is also a party to change in control agreements with Gregory Bixby and four other executive officers (other than Mr. Provost, Mr. Torgow, Mr. Klaeser and Mr. Shafer). Under these agreements, upon providing proper notice, if, during the 18 month period commencing after a change in control (or in the event of an anticipatory termination, the period commencing up to six months prior to the consummation of a change in control), Talmer terminates the officer without cause, or the officer terminates his or her employment for good reason, the officer is entitled to receive a severance payment in a lump sum equal to one times his or her annual base salary plus an amount equal to the average of his or her annual performance bonuses during the two calendar years before the change in control event.

In general, the change in control agreements also provide that for a term of one year following the officer’s termination he or she will not solicit any of Talmer’s customers with whom he or she had contact during the 12 months before his or her termination or solicit Talmer’s employees to join a competing business. In addition, the agreements generally provide that for a term of one year following the officer’s termination he or she will not, without Talmer’s prior written consent, engage in any business which is essentially the same as Talmer’s business within the State of Michigan, or within 25 miles of one of Talmer’s locations, if located outside of the State of Michigan. Mr. Bixby’s change in control agreement also provides that Mr. Bixby may engage in a business that is essentially the same as Talmer’s business within the restricted area and within the one year period following his termination, if he provides prior written notice of such intent and if he pays an amount equal to the pro rata portion of the severance payment Talmer previously paid to him under the change in control agreement.

The estimated aggregate amount that would be payable to Talmer’s executive officers, including Mr. Bixby, assuming each officer experienced a qualifying termination at the closing of the merger under their respective change in control agreements is $1,890,212.

Treatment of Outstanding Talmer Equity Awards

Under the merger agreement, outstanding equity-based awards held by Talmer’s directors and executive officers as of the effective time of the merger will be treated as follows:

Talmer Stock Options

Upon completion of the merger, all outstanding Talmer stock options will be converted into Chemical stock options in accordance with the terms of the merger agreement, provided that up to 25% of outstanding Talmer stock options at the time of execution of the merger agreement may be cashed out at closing as described below.

Talmer intends to make a tender offer to all holders of outstanding Talmer stock options (“optionholders”), including all of Talmer’s directors and executive officers. The tender offer was authorized by the compensation

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committee of Talmer’s board of directors and by the full board. The members of the compensation committee have indicated that they will not participate in the tender offer.

The tender offer will give each optionholder the opportunity to tender to Talmer up to 25% of such optionholder’s options outstanding as of the date of the merger agreement, calculated on the basis of the number of shares of Talmer Class A common stock for which such options are exercisable, in exchange for a cash payment to be made on the closing date of the merger. Each option that is validly tendered and not withdrawn will be cancelled upon such payment. The payment for each such option will be calculated as follows: the optionholder will be entitled to receive, for each cancelled option to purchase one share of Talmer Class A common stock, cash in an amount equal to the “Option Cash-Out Consideration,” less any required withholding taxes. “Option Cash-Out Consideration” means, for each cancelled option, cash in an amount equal to (i) the sum of (A) the product of (x) 0.4725 (the exchange ratio in the merger) multiplied by (y) the “Chemical Closing Price,” plus (B) $1.61, minus (ii) the per-share exercise price for such cancelled option. The “Chemical Closing Price” means the volume weighted average trading price on the NASDAQ Global Select Market of Chemical common stock for the 15 full trading days ending on the second trading day immediately preceding the closing date of the merger. All options with the same exercise price will be cancelled for the same Option Cash-Out Consideration.

For illustrative purposes, the table below shows the cash payment the executive officers would receive in respect of tendering outstanding Talmer stock options, applying the assumptions described in the footnotes to the table.

Talmer Stock Options

	Outstanding Stock Options
Name	(#)	Option Cash-Out Consideration(1) (2)
David Provost	1,907,924	$5,617,368
Gary Torgow	1,645,000	4,292,034
Dennis Klaeser	450,000	1,143,338
Thomas Shafer	450,000	1,143,338
Gregory Bixby	150,000	334,238
All Other Executive Officers as a Group (5 persons)	839,000	2,245,860

(1)	The amounts set forth assumes that each executive officer tenders 25% of such optionholder’s options, calculated on the basis of the number of shares of Talmer Class A common stock for which such options are exercisable, by tendering the executive officer’s options with the lowest exercise prices to produce the highest Option Cash-Out Consideration.
(2)	The Option Cash-Out Consideration was calculated using $30.80 as the assumed Chemical Closing Price, which was the average closing market price of Chemical common stock over the first five business days following the first public announcement of the merger transactions, which occurred prior to the opening of NASDAQ on January 26, 2016.

Talmer Restricted Stock

As of the date hereof, Talmer’s ten executive officers held an aggregate of 525,200 shares of unvested Talmer restricted stock, which includes an aggregate of 188,500 shares of Talmer restricted stock subject to retention grants described below and an aggregate of 336,700 shares of Talmer restricted stock that were granted in 2014 and 2015. Under the merger agreement, all restricted stock awards of Talmer that are unvested and remain outstanding at the effective time of the merger will be converted into restricted stock awards of Chemical, on the same terms and conditions as were applicable to the Talmer restricted stock awards. The number of shares of Chemical common stock into which the Talmer restricted stock will convert is equal to the product of (i) the total number of shares of Talmer restricted stock multiplied by (ii) the “Equity Award Exchange Ratio,” rounded up or down, if necessary, to the nearest whole share of Chemical common stock. Under the merger agreement, the

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“Equity Award Exchange Ratio” is defined as the sum of (A) 0.4725 (the exchange ratio in the merger) plus (B) the quotient of (x) $1.61 divided by (y) the Chemical Closing Price.

As noted above, on February 22, 2016, the compensation committee of the Talmer board of directors approved an aggregate of 188,500 retention restricted stock awards for its executive officers, which includes 51,000 shares granted to each of Mr. Provost and Mr. Torgow and 31,000 shares granted to each of Mr. Klaeser and Mr. Shafer. No retention awards were granted to Mr. Bixby. These awards were intended to address retention in connection with the anticipated merger, while at the same time preserving appropriate incentives and alignment of executives with Talmer shareholders in light of the possibility that the merger may not close. The awards were granted on February 22, 2016. These retention grants replaced the annual equity awards that executives would otherwise have received in 2016, consistent with Talmer’s historical practice of providing long-term equity compensation as a portion of overall executive compensation. These retention awards vest in equal installments on the first, second and third anniversaries of the February 22, 2016 grant date. Under the restricted stock agreements, the completion of the merger will not result in vesting of the retention awards. However, if an executive officer’s employment is terminated without cause by Talmer or Talmer Bank, or any of their respective successors, then the shares of restricted stock will become fully vested (regardless of whether or not the merger closes).

In addition to the retention grants, Talmer’s executive officers hold an aggregate of 336,700 shares of unvested restricted stock that were granted in 2014 and 2015 that vest upon the earlier of (i) the vesting of the shares of restricted stock under the terms of the agreement, (ii) the one-year anniversary of a change of control event; or (iii) the date the officer is terminated by Talmer or Talmer Bank, or any of their respective successors, without cause, or by the officer for good reason, during the one-year period following such change of control event. If the executive officer’s employment ceases for any reason other than a qualifying termination following a change in control, all shares of restricted stock that are not then vested will be immediately and automatically forfeited and cancelled. For an estimate of the amounts payable in connection with the merger with respect to the 2014 and 2015 restricted stock grants, which have vesting rights affected by the merger, see “—Golden Parachute Compensation” below.

Employment with Chemical

Each of Mr. Provost, Mr. Torgow, Mr. Klaeser, and Mr. Shafer have agreed to serve as officers of the combined company or combined bank, as applicable, upon the closing of the merger.

Services Agreements with Mr. Provost, Mr. Torgow and Mr. Klaeser

Each of Mr. Provost, Mr. Torgow and Mr. Klaeser has executed a services agreement with Chemical and Talmer Bank, which will become effective upon the closing of the merger and will supersede their existing Talmer employment agreements.

Mr. Provost will become Vice Chairman of Growth Strategy of Chemical and will also continue to serve as Chief Executive Officer of Talmer Bank, until it is merged with Chemical Bank. Mr. Provost’s services agreement has a term of 24 months beginning on the effective date of the merger. Under the agreement, he will receive an annual salary of $1.0 million, which may not be adjusted downward during the term. He will also be eligible for a $600 per month car allowance, as well as a membership in a country club of his choice. Under the agreement, if Chemical terminates his employment with or without cause during the term, Chemical will continue to pay Mr. Provost his annual salary through the end of the term. As noted above, under the services agreement, Mr. Provost has agreed to waive his change in control payment under his existing Talmer employment agreement. In addition, unlike his existing Talmer employment agreement, Mr. Provost’s services agreement with Chemical does not contain change in control provisions or protections. The services agreement further provides that Mr. Provost is not expected to be eligible for the Chemical Bank Annual Incentive Plan or the Chemical Bank Long Term Incentive Plan or any other bonus or incentive plan of Chemical Bank or any stock options, restricted stock units or other equity awards under any Chemical equity plan. Mr. Provost’s services agreement also contains provisions related to non-competition and non-solicitation that generally preclude Mr. Provost, for a period of 18 months following the termination of the agreement, from engaging, directly or indirectly, in the operation of a bank in Michigan or any other state in which Chemical or one of its subsidiaries operated a bank during the term of his agreement, or from

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diverting from Chemical any trade or business with any customer or supplier with whom Mr. Provost had contact during his employment, subject to certain conditions and exceptions.

Mr. Torgow will become Chairman of the board of directors of Chemical. Mr. Torgow’s services agreement has a term of 24 months beginning on the effective date of the merger. Under the agreement, he will receive an annual salary of $1.0 million, which may not be adjusted downward during the term. He will also be eligible for a $600 per month car allowance, as well as a membership in a country club of his choice. Under the agreement, if Chemical terminates his employment with or without cause during the term, Chemical will continue to pay Mr. Torgow his annual salary through the end of the term. As noted above, under the services agreement, Mr. Torgow has agreed to waive his change in control payment under his existing Talmer employment agreement. In addition, unlike his existing Talmer employment agreement, Mr. Torgow’s services agreement with Chemical does not contain change in control provisions or protections. The services agreement further provides that Mr. Torgow is not expected to be eligible for the Chemical Bank Annual Incentive Plan or the Chemical Bank Long Term Incentive Plan or any other bonus or incentive plan of Chemical Bank or any stock options, restricted stock units or other equity awards under any Chemical equity plan. Mr. Torgow’s services agreement also contains provisions related to non-competition and non-solicitation that generally preclude Mr. Torgow, for a period of 18 months following the termination of the agreement, from engaging, directly or indirectly, in the operation of a bank in Michigan or any other state in which Chemical or one of its subsidiaries operated a bank during the term of his agreement, or from diverting from Chemical any trade or business with any customer or supplier with whom Mr. Torgow had contact during his employment, subject to certain conditions and exceptions.

Mr. Klaeser will become Chief Strategy Officer of Chemical and will also continue to serve as Chief Financial Officer of Talmer Bank, until it is merged with Chemical Bank. Mr. Klaeser’s services agreement has a term of 24 months beginning on the effective date of the merger. Under the agreement, he will receive an annual salary of $500,000, which may not be adjusted downward during the term. He will also be eligible for a $600 per month car allowance, as well as a membership in a country club of his choice. Under the agreement, if Chemical terminates his employment with or without cause during the term, Chemical will continue to pay Mr. Klaeser his annual salary through the end of the term. Unlike his existing Talmer employment agreement, Mr. Klaeser’s services agreement with Chemical does not contain change in control provisions or protections, although Chemical has agreed to assume the change in control payments due and payable to Mr. Klaeser under his existing Talmer employment agreement upon the closing of the merger. The services agreement further provides that Mr. Klaeser is not expected to be eligible for the Chemical Bank Annual Incentive Plan or the Chemical Bank Long Term Incentive Plan or any other bonus or incentive plan of Chemical Bank or any stock options, restricted stock units or other equity awards under any Chemical equity plan. Mr. Klaeser’s services agreement also contains provisions related to non-competition and non-solicitation that generally preclude Mr. Klaeser, for a period of 12 months following the termination of the agreement, from engaging, directly or indirectly, in the operation of a bank in Michigan or any other state in which Chemical or one of its subsidiaries operated a bank during the term of his agreement, or from diverting from Chemical any trade or business with any customer or supplier with whom Mr. Klaeser had contact during his employment, subject to certain conditions and exceptions.

Under their respective services agreements, each of Mr. Provost, Mr. Torgow and Mr. Klaeser will also be eligible to participate in Chemical’s employee benefit plans, including its 401(k) plan, group health plan and non-qualified deferred compensation plan.

Employment Agreement with Mr. Shafer

Mr. Shafer will enter into an employment agreement with the surviving bank (that will only become effective at the effective time of the subsidiary bank merger) to serve as an Executive Vice President of the surviving bank.

Golden Parachute Compensation

The following table sets forth the information required by Item 402(t) of Regulation S-K promulgated by the SEC regarding certain compensation which Talmer named executive officers may receive that is based on or that otherwise relates to the merger. The amounts are calculated assuming that the effective date of the merger occurred

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on [●], 2016. The amounts indicated below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including assumptions described below, and do not reflect certain compensation actions that may occur before the completion of the merger. The merger-related compensation payable to the Talmer named executive officers is the subject of a non-binding advisory vote of Talmer shareholders, as described under “The Talmer Proposals — Talmer Proposal 2 – The Talmer Merger-Related Compensation Proposal” beginning on page 29.

As discussed above in “—Existing Talmer Employment Agreements” beginning on page 83, under the merger agreement, Mr. Provost, Mr. Torgow and Mr. Klaeser each entered into services agreements with Chemical and Talmer Bank, which will become effective at the closing of the merger, and will supersede their existing Talmer employment agreements. Under the services agreements, Mr. Provost and Mr. Torgow each voluntarily waived his right to receive a $1.2 million lump sum cash payment that otherwise would have been paid to each officer upon the closing of the merger under their existing Talmer employment agreements.

Name	Cash ($)(1)	Equity ($)(2)	Pension/ NQDC ($)	Perquisites/ Benefits ($)	Tax Reimburse- ments($)	Other ($)	Total ($)
David Provost	—	1,185,554	—	—	—	—	1,185,554

Gary Torgow	—	1,185,554	—	—	—	—	1,185,554

Dennis Klaeser	1,984,307	824,300	—	—	—	—	2,808,607

Thomas Shafer	803,266	646,523	—	—	—	—	1,449,789

Gregory Bixby	470,500	387,926	—	—	—	—	858,426

____________________________

(1)	Cash. Mr. Provost and Mr. Torgow each voluntarily waived his right to receive a lump sum cash payment upon a change in control of Talmer that otherwise would have been made to each officer upon the closing of the merger under their existing Talmer employment agreements. The amounts set forth for Mr. Klaeser and Mr. Shafer represents a single trigger lump sum cash payment under each of their existing Talmer employment agreements. The amount set forth for Mr. Bixby represents a double trigger lump sum cash payment under his existing Talmer change in control agreement assuming he has a qualifying termination event during the 18 month period following the effective date of the merger.

(2)	Equity. The amounts set forth represents the value of each officer’s unvested restricted stock related to the 2014 and 2015 annual restricted stock awards assuming that each executive officer either (i) remains employed with the combined company until the one-year anniversary of the effective date of the merger, or (ii) has a qualifying termination event during the one-year period following the effective date of the merger, at which time all of such unvested shares of Talmer restricted stock will fully vest. The value of the unvested 2014 and 2015 annual restricted stock awards was calculated assuming that each share of Talmer restricted stock would convert into shares of Chemical common stock, based on the formula contained in the merger agreement described above under “Treatment of Outstanding Talmer Equity Awards—Talmer Restricted Stock,” using $30.80 as the assumed Chemical Closing Price, which was the average closing market price of Chemical common stock over the first five business days following the first public announcement of the merger transactions, which occurred prior to the opening of NASDAQ on January 26, 2016. The value of the converted shares also assumes a per share price of $30.80. For the retention awards, the completion of the merger itself will not result in vesting of the restricted stock awards and, therefore, these restricted stock awards have been excluded from this table.

Board of Directors and Management Following the Merger

Immediately following the effective time of the merger, the board of directors of Chemical will consist of twelve members, which will include the seven directors of Chemical serving immediately prior to the merger and five of the directors of Talmer serving immediately prior to the merger, two of whom shall be Gary Torgow and David Provost. The parties will consult as to the other three Talmer directors who will serve on the board of directors of Chemical following the merger.

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David Ramaker will continue to serve as Chief Executive Officer of Chemical after the merger, and Gary Torgow will become Chemical’s Chairman. Lori Gwizdala will continue to serve as Chemical’s Chief Financial Officer. David Provost will become Vice Chairman of Growth Strategy of Chemical and Dennis Klaeser will become Chemical’s Chief Strategy Officer. Following the consolidation of Chemical Bank and Talmer Bank, Thomas Shafer will become Executive Vice President of Chemical Bank.

Regulatory Clearances Required for the Merger

The merger must be approved by the Board of Governors of the Federal Reserve System, which will review, among other things, the effect of the merger on competition, the companies’ capital position, safety and soundless, legal and regulatory compliance matters and Community Investment Act matters. There can be no assurance as to whether this and other regulatory approvals will be obtained, the timing of such approvals or whether any conditions will be imposed on such approvals.

Chemical and Talmer have agreed to use their respective commercially reasonable efforts to obtain as promptly as practicable applicable regulatory approvals, and any other approval required under any applicable federal or state law. Chemical and Talmer have agreed to cooperate with one another to determine which regulatory filings or approvals are required to be made or obtained prior to the effective date of the merger and to timely make all such filings and seek all such approvals. Chemical and Talmer are currently reviewing which such regulatory filings and approvals, if any, are required and expect to timely make all such filings and seek all such approvals.

Chemical and Talmer cannot assure you that other government agencies or private parties will not initiate actions to challenge the merger before or after it is completed. Any such challenge to the merger could result in a court order enjoining the merger or in restrictions or conditions that would have a material adverse effect on the combined company following the merger if the merger is completed. Such restrictions and conditions could include requiring the divestiture or spin-off of assets or businesses. No additional shareholder approval is expected to be required or sought for any decision by Chemical or Talmer after the Chemical special meeting and the Talmer special meeting to agree to any terms and conditions necessary to resolve any regulatory objections to the merger.

Exchange of Shares in the Merger

Chemical intends to appoint Computershare to serve as exchange agent to handle the exchange of shares of Talmer Class A common stock for shares of Chemical common stock. At the effective time of the merger, each share of Talmer Class A common stock will be converted into the right to receive the merger consideration, consisting of 0.4725 shares of Chemical common stock and $1.61 in cash, without interest, and cash in lieu of any fractional share of Chemical common stock, without the need for any action by the holders of Talmer Class A common stock.

Promptly after the effective time of the merger, but in no event later than ten days after the effective time, Chemical will cause the exchange agent to mail to each holder of record of one or more Talmer stock certificates a letter of transmittal specifying, among other things, that delivery will be effected, and risk of loss and title to any certificates representing Talmer Class A common stock shall pass, only upon proper delivery of such certificates to the exchange agent. The letter of transmittal will also include instructions explaining the procedure for surrendering Talmer stock certificates in exchange for the merger consideration. Talmer shareholders should not return Talmer stock certificates with the enclosed proxy card.

After the effective time of the merger, shares of Talmer Class A common stock will no longer be outstanding, will be automatically canceled and will cease to exist and each certificate, if any, that previously represented shares of Talmer Class A common stock will represent only the right to receive the merger consideration as described above. With respect to merger consideration deliverable upon the surrender of Talmer stock certificates, until holders of such Talmer stock certificates have surrendered such stock certificates to the exchange agent for exchange, those holders will not receive dividends or distributions with respect to such shares of Chemical common stock issuable as merger consideration with a record date after the effective time of the merger, and will not receive interest on any cash issuable as merger consideration.

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Talmer shareholders will not receive any fractional shares of Chemical common stock pursuant to the merger. In lieu of fractional shares, Chemical will pay to each former Talmer shareholder who otherwise would be entitled to receive a fractional share of Chemical common stock an amount in cash (rounded up to the nearest cent), without interest thereon, equal to the product of (i) the volume weighted average trading price on the NASDAQ Global Select Market of Chemical common stock for the 15 full trading days ending on the second trading day immediately preceding the closing date of the merger, multiplied by (ii) the fraction of a share (rounded to the nearest thousandth) of Chemical common stock which such holder otherwise would be entitled to receive.

Chemical shareholders need not take any action with respect to their shares of Chemical common stock, and will continue to hold their shares of Chemical common stock after the effective time of the merger.

Litigation Related to the Merger

On February 22, 2016, two putative class action and derivative complaints were filed in the Circuit Court for Oakland County, Michigan by individuals purporting to be a shareholder of Talmer. The actions are styled Regina Gertel Lee v. Chemical Financial Corporation, et. al., Case No. 2016-151642-CB and City of Livonia Employees’ Retirement System v. Chemical Financial Corporation et. al., Case No. 2016-151641-CB.  On March 22, 2016, one additional putative class action and derivative complaint was filed in the Circuit Court for Oakland County, Michigan by an individual purporting to be a shareholder of Talmer, styled Stephen Bushansky v. Gary Torgow et. al. Case No. 2016-152112-CB.  All three complaints purport to bring the complaints derivatively on behalf of Talmer against the individual defendants, and individually and on behalf of all others similarly situated against Talmer and Chemical. The complaints allege, among other things, that the directors of Talmer breached their fiduciary duties to Talmer’s shareholders in connection with the merger by approving a transaction pursuant to an allegedly inadequate process that undervalues Talmer and includes preclusive deal protection provisions, and that Chemical allegedly aided and abetted the Talmer directors in breaching their duties to Talmer’s stockholders. The complaints also allege that the individual defendants have been unjustly enriched. All three complaints seek various remedies on behalf of the putative class (consisting of all shareholders of Talmer who are not related to or affiliated with any defendant).  The complaints filed on February 22, 2016 also request, among other things, that the Court enjoin the merger from being consummated in accordance with its agreed-upon terms, direct the Talmer directors to exercise their fiduciary duties, rescind the merger agreement to the extent that it is already implemented, award the plaintiff all costs and disbursements in each respective action (including reasonable attorneys’ and experts’ fees), and grant such further relief as the court deems just and proper.  The complaint filed on March 22, 2016 contains similar requests for relief that include, among other things, that the Court declare the Talmer directors breached their fiduciary duties, determine and award damages flowing from those breaches, enjoin the proposed transaction, rescind the transaction if it is consummated or award the class rescissory damages, direct an accounting of all damages, award the plaintiff all costs associated with bringing the action (including reasonable attorneys’ and experts’ fees), and grant such further relief as the court deems just and proper.  Talmer, Chemical and the individual defendants all believe that the claims asserted against each of them are without merit and intend to vigorously defend against these lawsuits.

Bank Consolidation Following the Merger

Following completion of the merger, Chemical intends to consolidate Talmer Bank with and into Chemical Bank, with Chemical Bank as the surviving institution, subject to, among other things, regulatory approval.

Chemical Dividend Policy

Chemical currently pays quarterly cash dividends of $0.26 per share on shares of its common stock and currently intends to consider the declaration of a dividend on a quarterly basis. Any future determination regarding dividend or distribution payments will be at the discretion of the Chemical board of directors, subject to applicable limitations under Michigan law, and will depend upon many factors, including results of operations, financial condition, liquidity, capital requirements and legal requirements.

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Listing of Chemical Common Stock

It is a condition to the completion of the merger that the shares of Chemical common stock to be issued to Talmer shareholders pursuant to the merger (including those shares of Chemical common stock to be issued upon conversion of the Talmer share-based awards) be authorized for listing on NASDAQ, subject to official notice of issuance.

De-Listing and Deregistration of Talmer Stock

Upon completion of the merger, the Talmer Class A common stock currently listed on NASDAQ will cease to be listed on NASDAQ and will subsequently be deregistered under the Exchange Act.

Support Agreements

Each of Chemical’s directors, in their capacities as shareholders of Chemical, entered into a Support Agreement with Talmer pursuant to which the Chemical directors have agreed, subject to certain exceptions, to vote their shares, and to use reasonable efforts to cause all shares owned by such director jointly with any other person over which such director has shared voting control to be voted, in favor of the merger agreement. At the close of business on the record date for the Chemical special meeting, Chemical directors were entitled to vote [●] shares of, or approximately [●]%, of Chemical common stock outstanding on that date.

Each of Talmer’s directors, in their capacities as shareholders of Talmer, entered into a Support Agreement with Chemical pursuant to which the Talmer directors have agreed, subject to certain exceptions, to vote their shares, and to use reasonable efforts to cause all shares owned by such director jointly with any other person over which such director has shared voting control to be voted, in favor of the merger agreement. At the close of business on the record date for the Talmer special meeting, Talmer directors were entitled to vote [●] shares of, or approximately [●]%, of Talmer Class A common stock outstanding on that date.

No Appraisal or Dissenters’ Rights

Under Michigan law, as well as the governing instruments of each company, neither the holders of Chemical common stock nor the holders of Talmer Class A common stock are entitled to appraisal rights or dissenters’ rights in connection with the merger.

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THE MERGER AGREEMENT

The following describes the material provisions of the merger agreement, which is included as Annex A to this joint proxy statement and prospectus and incorporated by reference herein. The summary of the material provisions of the merger agreement below and elsewhere in this joint proxy statement and prospectus is qualified in its entirety by reference to the merger agreement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. Chemical and Talmer encourage you to read the merger agreement carefully in its entirety before making any decisions regarding the merger as it is the legal document governing the merger and related transactions.

The merger agreement and this summary of its terms have been included to provide you with information regarding the terms of the merger agreement and are not intended to provide any factual information about Chemical or Talmer. Chemical and Talmer are responsible for considering whether additional disclosure of material information is required to make the statements in this joint proxy statement and prospectus not misleading. Factual disclosures about Chemical or Talmer contained in this joint proxy statement and prospectus or Chemical’s or Talmer’s public reports filed with the SEC may supplement, update or modify the factual disclosures about Chemical or Talmer contained in the merger agreement and described in this summary. The representations, warranties and covenants made in the merger agreement by Chemical and Talmer are qualified and subject to important limitations agreed to by Chemical and Talmer in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were made solely for the benefit of the parties to the merger agreement, and were negotiated with the principal purpose of allocating risk between the parties to the merger agreement rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality that may be different from that generally relevant to shareholders or applicable to reports and documents filed with the SEC, and in some cases are qualified by confidential disclosures that were made by each party to the other, which disclosures are not reflected in the merger agreement or otherwise publicly disclosed. The representations and warranties in the merger agreement will not survive the completion of the merger. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement, and subsequent developments or new information qualifying a representation or warranty may have been included or incorporated by reference into this joint proxy statement and prospectus. For the foregoing reasons, the representations, warranties and covenants or any descriptions of those provisions should not be read alone, but instead should be read together with the information provided elsewhere in this joint proxy statement and prospectus and in the documents incorporated by reference into this joint proxy statement and prospectus. See “Where You Can Find More Information” beginning on page 128.

General; The Merger

At the effective time of the merger, upon the terms and subject to the satisfaction or waiver of the conditions of the merger agreement and in accordance with the Michigan Business Corporation Act, Talmer will be merged with and into Chemical, the separate corporate existence of Talmer will cease, and Chemical will be the surviving corporation of the merger. As of the effective time of the merger, the articles of incorporation of the surviving corporation will be the articles of incorporation of Chemical as in effect immediately prior to the effective time, and the bylaws of Chemical as in effect immediately prior to the effective time will be the bylaws of the surviving corporation. Effective as of the effective time of the merger, Chemical will cause the size of the board of directors of the surviving corporation to be 12 directors.

When the Merger Becomes Effective

Chemical and Talmer will file a certificate of merger (the “Certificate of Merger”) with the Michigan Department of Licensing and Regulatory Affairs after the last of the conditions to the closing of the merger have been satisfied or waived (other than those conditions that by their nature are to be satisfied or waived at the closing of the merger), or at such other date and time as the parties may agree. The merger will be effective when the Certificate of Merger is accepted for filing by the Michigan Department of Licensing and Regulatory Affairs or at such later time as is agreed to by the parties and specified in the Certificate of Merger. If requested by Chemical,

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the effective time of the Merger will occur on either the last day or the first day of a month, but will not occur during a month in which a calendar quarter ends.

Chemical and Talmer currently expect to complete the transaction in the second half of 2016, subject to receipt of required shareholder approvals and regulatory approvals and the satisfaction or waiver of the other conditions to the merger, described below.

Merger Consideration

The merger agreement provides that, at the effective time of the merger, each share of Talmer Class A common stock issued and outstanding immediately prior to the effective time of the merger (except for shares of Talmer Class A common stock owned, directly or indirectly, by Talmer or Chemical immediately before the effective time of the merger (excluding any of such shares that are held (i) as a result of debts previously contracted, or (ii) in trust accounts or otherwise held in a fiduciary or agency capacity and beneficially owned by third parties), which will be cancelled and cease to exist with no consideration paid) will be converted into the right to receive 0.4725 (referred to as the “exchange ratio”) fully paid and nonassessable shares of Chemical common stock plus $1.61 in cash (collectively the “merger consideration”). Upon this conversion, such shares of Talmer Class A common stock will no longer be outstanding and all rights with respect to such shares will cease to exist, except for the right to receive the merger consideration (and cash in lieu of fractional shares).

Pursuant to the merger, Chemical will not issue any certificates or scrip representing fractional shares of Chemical common stock in exchange for shares of Talmer Class A common stock, or pay any dividends or distributions with respect to such fractional share interests, and such fractional share interests will not entitle the holder thereof to vote or to have any rights as a holder of shares of Chemical common stock. Instead, a shareholder of Talmer who otherwise would have been entitled to receive a fraction of a share of Chemical common stock in connection with the merger will receive cash (without interest, and rounded to the nearest cent) in an amount equal to the product of (i) the volume weighted average trading price on the NASDAQ Global Select Market of Chemical common stock for the 15 full trading days ending on the second trading day immediately preceding the closing date of the merger, multiplied by (ii) such fraction of a share of Chemical common stock, rounded to the nearest thousandth.

After the effective time of the merger, there will be no further transfers on the stock transfer books of Talmer of shares of Talmer Class A common stock that were outstanding immediately prior to the effective time of the merger.

Dividends and Distributions

No dividends or other distributions with respect to Chemical common stock with a record date on or after the effective time of the merger will be paid to the holder of any unsurrendered certificate or book-entry share that represented Talmer Class A common stock immediately prior to the effective time of the merger until the holder of such certificate or book-entry surrenders such certificate or book-entry share in accordance with the instructions received from the exchange agent. Following such surrender, there will be paid, without interest, with respect to whole shares of Chemical common stock that shares of Talmer Class A common stock represented by the certificate or book-entry share have been converted into: (i) at the time of such surrender, the amount of dividends or other distributions with a record date and a payment date on or after the effective time of the merger and on or prior to the date of such surrender and (ii) at the appropriate payment date, the amount of any dividends or other distributions with a record date on or after the effective time of the merger and prior to the date of such surrender and a payment date subsequent to the date of such surrender.

Treatment of Talmer Awards

Talmer Stock Options

As of the effective time of the merger, each outstanding Talmer stock option (excluding any Talmer stock options cancelled immediately prior to the effective time pursuant to the tender offer as described below) will be assumed by Chemical substantially in accordance with the terms of the Talmer stock plans and any applicable award

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agreements and will be converted into a stock option with respect to the number of shares of Chemical common stock equal to the product of (i) the total number of shares of Talmer Class A common stock subject to such Talmer stock option, multiplied by (ii) the equity award exchange ratio (defined below), rounded up or down, if necessary, to the nearest whole share of Chemical common stock. The per-share exercise price of such Talmer stock option will be adjusted to equal the quotient of (a) the exercise price per share of Talmer Class A common stock at which such stock option was exercisable immediately prior to the effective time, divided by (b) the equity award exchange ratio, rounded up or down to the nearest whole cent, if necessary. The “equity award exchange ratio” means the sum of (i) the exchange ratio (0.4725), plus (ii) the quotient of (a) the cash consideration ($1.61) divided by (b) the “Chemical Closing Price,” which is the volume weighted average trading price on the NASDAQ Global Select Market of Chemical common stock for the 15 full trading days ending on the second trading day immediately preceding the closing date of the merger.

Cash Tender Offer for Up to 25% of Outstanding Talmer Stock Options

Talmer intends to make a tender offer to all holders of outstanding Talmer stock options (“optionholders”) that will give each optionholder the opportunity to tender to Talmer up to 25% of such optionholder’s options that were outstanding on January 25, 2016 (the date of the merger agreement), calculated on the basis of the number of shares of Talmer Class A common stock for which such options are exercisable, in exchange for a cash payment to be made on the closing date of the merger. Each option that is validly tendered and not withdrawn will be cancelled upon such payment. The payment for each such option will be calculated as follows: the optionholder will be entitled to receive, for each cancelled option to purchase one share of Talmer Class A common stock, cash in an amount equal to the “Option Cash-Out Consideration,” less any required withholding taxes. “Option Cash-Out Consideration” means, for each cancelled option, cash in an amount equal to (i) the sum of (A) the product of (x) 0.4725 multiplied by (y) the Chemical Closing Price, plus (B) $1.61, minus (ii) the per-share exercise price for such cancelled option. All options with the same exercise price will be cancelled for the same Option Cash-Out Consideration.

The tender offer will be conditioned on the satisfaction or waiver of all conditions in the merger agreement (except for those conditions in the merger agreement that by their nature cannot be satisfied until the closing date of the merger but that are expected to be satisfied at the closing date of the merger), and we expect that the tender offer will be completed simultaneous with or immediately prior to the merger. The closing of the merger is not conditioned on any particular percentage of Talmer options being tendered.

When Talmer commences the tender offer, Talmer will file with the SEC a Tender Offer Statement on Schedule TO, including the Offer to Purchase and related tender offer materials. The Tender Offer Statement (including an Offer to Purchase, a related Letter of Transmittal and other tender offer documents) will contain important information that should be read carefully before any decision is made with respect to the tender offer. These documents (and all other offer documents filed by Talmer with the SEC) will be available at no charge on the SEC’s website at www.sec.gov.

Talmer Restricted Stock Awards

Each restricted stock award granted under a Talmer stock plan which is unvested or contingent and is outstanding immediately prior to the effective time will, as of the effective time, cease to represent any rights with respect to shares of Talmer Class A common stock and will be converted into a stock award with respect to the number of shares of Chemical common stock equal to the product of (i) the total number of shares of Talmer Class A common stock subject to the Talmer stock award, multiplied by (ii) the equity award exchange ratio, rounded up or down, if necessary, to the nearest whole share of Chemical common stock. Each converted stock award will continue to be subject to the terms of the applicable Talmer stock plan (but taking into account any changes to the restricted stock award; including acceleration of vesting, provided for in the applicable Talmer stock plans or related award agreement as a result of the merger).

Procedure for Receiving Merger Consideration

At or prior to the effective time of the merger, Chemical will deposit with the exchange agent (i) evidence of shares of Chemical common stock in book-entry form, in the aggregate amount equal to the number of shares of

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Chemical common stock to which holders of Talmer Class A common stock are entitled based on the exchange ratio, (ii) cash in an amount sufficient to pay all cash consideration to which holders of Talmer Class A common stock are entitled based on cash consideration of $1.61 per share of Talmer Class A common stock, and (iii) cash in an amount sufficient to make payments in lieu of any fractional shares and payments of any dividends or other distributions payable pursuant to the merger agreement. The cash and shares deposited pursuant to the foregoing are referred to as the “exchange fund.”

As soon as reasonably practicable after the effective time of the merger (but in any event, no later than ten days after the effective time of the merger), Chemical will cause the exchange agent to mail to each holder of record of shares of Talmer Class A common stock immediately prior to the merger that were converted at the effective time of the merger into the right to receive the merger consideration, (i) a letter of transmittal and (ii) instructions for use in effecting the surrender of certificates or book-entry shares of Talmer Class A common stock in exchange for the merger consideration, cash in lieu of fractional shares and any dividends or other distributions payable pursuant to the merger agreement. Each holder of Talmer Class A common stock will be entitled to receive the appropriate merger consideration, cash in lieu of any fractional shares and any dividends or distributions payable pursuant to the merger agreement upon surrendering to the exchange agent such shareholder’s certificates or book-entry shares, together with a properly executed letter of transmittal and any other documents required by the exchange agent. The merger consideration and any other consideration paid under the merger agreement may be reduced by any amounts required to be deducted and withheld pursuant to any applicable tax law. You should not return your certificates representing shares of Talmer Class A common stock to the exchange agent without a letter of transmittal, and you should not return your certificates representing Talmer Class A common stock to Talmer.

If any shares of Chemical common stock are to be issued as merger consideration to a person other than the person in whose name the certificates or book-entry shares representing shares of Talmer Class A common stock are registered, it will be a condition to such issuance that such surrendered Talmer certificate or book-entry share is properly endorsed with a medallion signature guaranty or otherwise in proper form for transfer, and that the person requesting payment will have paid to the exchange agent in advance any transfer or other similar taxes required by reason of the issuance of Chemical shares in any name other than that of the registered holder of the surrendered Talmer shares, or required for any other reason, or establish, to the satisfaction of the exchange agent, that such taxes have been paid or are not payable.

No interest will be paid or will accrue on the merger consideration payable in respect of any shares of Talmer Class A common stock.

Lost, Stolen or Destroyed Certificates

If any certificate representing shares of Talmer Class A common stock has been lost, stolen or destroyed, the exchange agent will deliver the applicable merger consideration, any cash in lieu of any fractional shares payable and any dividends or other distributions payable pursuant to the merger agreement with respect to the shares formerly represented by such certificate if the shareholder asserting the claim of a lost, stolen or destroyed certificate has delivered an affidavit of that fact to the exchange agent and has posted a bond through the exchange agent in such amount as the exchange agent would charge other similarly situated holders of Chemical common stock as indemnity against any claim that may be made against the exchange agent with respect to such lost, stolen or destroyed Talmer certificate.

Representations and Warranties

The merger agreement contains a number of representations and warranties made by each of Talmer and Chemical that relate to, among other things:

•	corporate existence, organization, qualification and corporate power;
•	adoption of the merger agreement and approval of the merger and the other transactions contemplated by the merger agreement by the relevant board of directors and the receipt by the relevant board of directors of a fairness opinion from its financial advisors;
•	any conflicts created by the transactions contemplated by the merger agreement, including the merger;
•	subsidiaries;
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•	capital structure and capitalization;
•	financial statements;
•	the absence of certain changes or events;
•	legal proceedings;
•	regulatory filings;
•	the absence of certain indemnification claims;
•	conduct of business in compliance with applicable laws;
•	information supplied in connection with the merger agreement, this joint proxy statement and prospectus and the registration statement of which it is a part;
•	agreements with bank regulators;
•	tax matters;
•	owned and leased real and personal property;
•	intellectual property;
•	possession and status of material permits and other rights from appropriate governmental entities necessary for the conduct of business as presently conducted;
•	material contracts;
•	labor and employment matters;
•	employee benefits;
•	environmental matters;
•	performance of duties as a fiduciary;
•	certain related person transactions and relationships;
•	changes in certain business relationships;
•	insurance;
•	maintenance of content of books and records;
•	data security and customer privacy;
•	loan-related matters, including loan guarantees, loans and investments, allowances for loan and lease losses, and loan origination and servicing;
•	documents filed with the SEC and other securities laws matters;
•	joint ventures and strategic alliances;
•	policies and procedures;
•	the absence of a shareholder rights or other similar plan; and
•	the absence of undisclosed liabilities.

Many of the representations and warranties in the merger agreement are qualified by a “materiality” or “material adverse effect” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct, individually or in the aggregate, as the case may be, would be material or have a material adverse effect, respectively). For purposes of the merger agreement, a “material adverse effect” with respect to a party is any fact, event, change, condition, development, circumstance, or effect that, individually or in the aggregate, (i) is or would be reasonably likely to be material and adverse to the business, assets, liabilities, properties, results of operations, or financial condition of such party and its subsidiaries taken as a whole, or (ii) prohibits or materially impairs or would be reasonably likely to materially impair the ability of such party to timely consummate the merger and the related transactions contemplated by the merger agreement, except, in the case of clause (i), for any adverse fact, event, change, condition, development, circumstance or effect to the extent arising from:

i.	changes after the date of the merger agreement in GAAP or regulatory accounting requirements applicable to banks and their holdings, generally;

ii.	changes after the date of the merger agreement in laws of general applicability to banks and their holding companies, generally, or interpretations thereof by governmental entities;

iii.	changes after the date of the merger agreement in global or national political conditions (including the outbreak of war or acts of terrorism) or in general economic or market conditions affecting banks and their holding companies, generally;

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iv.	the taking of any action required or expressly permitted by, or the failure to take any action prohibited by, the merger agreement;

v.	the announcement or pendency of the merger agreement or the transactions contemplated thereby;

vi.	the occurrence of any natural or man-made disaster; or

vii.	the acts or omissions of a party, prior to the effective time of the merger, taken at the written request or with the prior written consent of the other party;

except, in the case of each of (i) through (iii), above, to the extent that such party is affected in a disproportionate manner as compared to other community banks and their holding companies in the midwestern United States.

The representations and warranties of the parties to the merger agreement will expire upon the effective time of the merger or the termination of the merger agreement pursuant to its terms.

Conduct of Business Pending the Completion of the Transaction

Each of Talmer and Chemical has agreed to certain covenants in the merger agreement restricting the conduct of its business between the date of the merger agreement and the effective time of the merger. In general, except as expressly contemplated or permitted by the merger agreement or as required by applicable law or with the prior written consent of the other party (which consent will not be unreasonably withheld, conditioned or delayed), each party will conduct its business in the ordinary course of business generally consistent with past practice in all material respects and will use its commercially reasonable efforts to (i) preserve substantially intact such party’s business organization and advantageous business relationships, and (ii) retain the services of such party’s key officers and key employees.

In addition, each of Talmer and Chemical have agreed to reciprocal restrictions relating to the conduct of their respective businesses between the date of the merger agreement and the effective time of the merger, including, but not limited to, prohibitions against taking the following actions without the other party’s prior written consent (which consent may not be unreasonably withheld, conditioned or delayed) and subject, in each case, to certain exceptions specified in the merger agreement or previously disclosed in writing to the other party as provided in the merger agreement:

•	other than in the ordinary course of business consistent with past practice (which includes creation of deposit liabilities, purchases of federal funds, borrowings from the Federal Home Loan Bank, sales of certificates of deposit, and entry into repurchase agreements), incurring any indebtedness for borrowed money, or assuming, guaranteeing, endorsing or otherwise as an accommodation becoming responsible for the obligations of, or making any loan or advance or capital contribution to, any other person;

•	adjusting, splitting, combining or reclassifying of any of its capital stock;

•	making, declaring or paying any dividend or other distribution on, or directly or indirectly redeeming, purchasing or otherwise acquiring, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock (except (i) dividends paid by any party’s subsidiaries to such party or any of its wholly-owned subsidiaries, (ii) regular quarterly dividends by each party on its common stock as disclosed in writing to the other party, (iii) dividends in respect of certain outstanding trust preferred securities (and, with respect to Chemical, the payoff of Chemical’s outstanding trust preferred securities), and (iv) acceptance of such party’s shares in payment of the exercise price or withholding taxes incurred in connection with the vesting of equity-based awards, in each case in accordance with past practice and the terms of the applicable stock plans and related award agreements);

•	granting equity-based awards with respect to shares of such party’s common stock;

•	issuing any securities except pursuant to settlement of equity-based awards previously granted under such party’s stock plans, provided that each party may in its reasonable discretion engage in a bona fide capital raising transaction without the prior written consent of the other party;

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•	entering into any new or amending any existing employment, consulting, severance, termination or change in control agreements;

•	except as required by applicable law or in accordance with the terms of any benefit plan of such party as in effect on the date of the merger agreement, and except for normal increases made in the ordinary course of business consistent with past practice, (i) increasing the wages, salaries, incentive compensation, incentive compensation opportunities of, or benefits provided to, any current, former, or retired employee or director of such party, its subsidiaries or its ERISA affiliates; (ii) establishing, adopting or becoming a party to any new employee benefit or compensation plan, program, commitment, or agreement, or amendment, modification, change, or termination of, or acceleration of any rights under, any benefit plan of such party; (iii) granting any stock options, stock appreciation rights, stock-based or stock-related awards, performance stock, or phantom or restricted stock unit awards; (iv) taking any action other than in the ordinary course of business consistent with past practice to fund or in any way secure the payment of compensation or benefits under any benefit plan of such party; (v) amending, modifying or altering any warrant or other equity-based right to purchase any shares of such party’s capital stock or other equity interests in such party or any securities exchangeable for or convertible into capital stock of such party outstanding on the date of the merger agreement; (vi) entering into any collective bargaining agreement; (vii) entering into, amending, modifying, altering, terminating, or changing any third-party vendor or service agreement related to any benefit plan of such party; or (viii) granting any severance or termination pay unless provided under any benefit plan of such party or unless such grant is in the ordinary course of business consistent with past practice;

•	selling, transferring, mortgaging, encumbering, or otherwise disposing of any material amount of its properties or assets to any person other than a subsidiary of such party, or canceling, releasing, or assigning any material amount of indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business consistent with past practice or pursuant to contracts in force at the date of the merger agreement; provided, however, that each party will be permitted under certain conditions to make certain divestitures as required by governmental entities to consummate the merger; and provided, further, that each party may make, sell, transfer or dispose of certain “Other Real Estate Owned” if such party notifies the other party and the other party does not object according to procedures provided in the merger agreement;

•	making any application for the opening, relocation, or closing of any branch office, loan production office or other material office or facility, or opening, relocating or closing any branch office, loan production office or other material office or facility;

•	acquiring, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or division of a business or entering into any new line of business or changing in any material respect its lending, investment, underwriting, risk and asset liability management, and other banking, operating, and servicing policies, except as required by applicable law, regulation, recommendation of or policies imposed by any governmental entity;

•	making any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other person outside of the ordinary course of business consistent with past practice;

•	taking any action, or knowingly failing to take any action, which is reasonably likely to prevent the merger from qualifying for the intended tax treatment defined in the merger agreement;

•	except, in the case of Chemical, for the proposed amendment to Chemical’s Articles of Incorporation to increase the number of authorized shares of common stock, amending its articles of incorporation or bylaws, or otherwise taking any action to exempt any person (other than the other party or its subsidiaries) or any action taken by any person from any takeover statute or similarly restrictive provisions of its organizational documents or terminating, amending or waiving any provisions of any confidentiality or standstill agreements in place with any third parties;

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•	other than after prior consultation with the other party, materially changing or restructuring its investment securities portfolio or its gap position, through purchases, sales, or otherwise, or the manner in which the portfolio is classified or reported;

•	other than commencement or settlement of foreclosure or debt collection actions in the ordinary course of business consistent with past practice, commencing or settling any claim, action, or proceeding where the amount in dispute is in excess of $500,000 or subjects such party or any of its subsidiaries to any material restrictions on its current or future business operations;

•	taking or failing to take any action that is intended or may reasonably be expected to result in any of the conditions to the merger set forth in the merger agreement not being satisfied;

•	implementing or adopting any material change in its tax accounting or financial accounting principles, practices or methods, changing any tax accounting period, or surrendering in writing any right to claim a tax refund, offset or other reduction in tax liability or consenting to any extension or waiver of the limitation period applicable to any tax claim or assessment relating to such party or its subsidiaries and involving in excess of $1,000,000, in each case other than as may be required by applicable law, GAAP, or regulatory guidelines;

•	filing or amending any tax return other than in the ordinary course of business, making any significant change in any method of tax or accounting (other than as may be required by applicable law, GAAP or regulatory guidelines), making or changing any tax election, or settling or compromising any disputed tax liability in excess of $1,000,000;

•	extending the term of any material contract (except for the extension of any such term for one year or less due to the automatic renewal of such term in accordance with the terms of such contract), and except for transactions in the ordinary course of business consistent with past practice, terminating or waiving any material provision of any material contract;

•	entering into or amending any contract or other transaction with any “related person” of such party (as defined in the merger agreement), except as contemplated or permitted by the merger agreement;

•	taking any action to enter into, or committing to enter into, any contract for trust, consulting, professional, or other services to such party or any of its subsidiaries that is not terminable by such party or its subsidiary without penalty upon 30 days’ or less notice, except for contracts for services under which the aggregate required payments do not exceed $500,000, and except for legal, accounting, and other ordinary expenses (not including expenses of financial advisors) related to the merger agreement;

•	taking any action to enter into, or committing to enter into, any joint venture, strategic alliance, or material relationship with any person to jointly develop, market, or offer any product or service;

•	failing to promptly notify the other party of the threat or the commencement of any material action against, relating to, or affecting (i) such party or any of its subsidiaries, (ii) such party or any of its subsidiaries’ directors, officers or employees in their capacities as such, (iii) such party’s or any of its subsidiaries’ assets, liabilities, businesses or operations, or (iv) the merger or the merger agreement;

•	except for (i) capital expenditures of amounts set forth in such party’s capital expenditure plan disclosed in writing to the other party, or (ii) capital expenditures required by law or governmental entities or incurred in connection with the repair or replacement of facilities destroyed or damaged due to casualty or accident, making any capital expenditure or permitting any subsidiary to make any capital expenditure;

•	making or renewing any charitable contributions, gifts, commitments, or pledges of cash or other assets except in the ordinary course of business consistent with past practice and not in excess of such party’s 2016 budget for such charitable contributions, gifts, commitments or pledges;

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•	taking any action that would materially impede or materially delay the completion of the transactions contemplated by the merger agreement or the ability of the parties to obtain any necessary regulatory or governmental approvals required for the transactions contemplated by the merger agreement;

•	entering into any contract that (i) is outside the ordinary course of business consistent with past practice and (ii) would constitute a “material contract” of such party (as defined in the merger agreement); or

•	except for transactions in the ordinary course of business consistent with past practice, entering into any derivative transaction.

 Restrictions on Solicitation

Except as described below, each of Chemical and Talmer has agreed that, from the time of the execution of the merger agreement until the earlier of the effective time of the merger or the termination of the merger agreement, it will not, and will not knowingly permit its authorized representatives to and will cause its subsidiaries not to, directly or indirectly: (i) solicit or initiate, or knowingly facilitate or knowingly encourage (including by way of furnishing non-public information) any inquiries regarding, or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to a proposal that constitutes, a takeover proposal; or (ii) engage or enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other person material non-public information in connection with, any takeover proposal, or otherwise cooperate with or assist or participate in, or encourage or knowingly facilitate any such inquiries, proposals, discussions or negotiations or any effort or attempt to make a takeover proposal. Each of Chemical and Talmer have, and have caused each of its respective subsidiaries and each of its and its respective subsidiaries’ representatives to, cease any solicitation, encouragement, discussions or negotiations with any person that may be ongoing with respect to any takeover proposal, and terminated all physical and electronic data room access previously granted to any such person or its representatives.

A “takeover proposal” with respect to either Chemical or Talmer means any inquiry, proposal, or offer from any person (other than the other party) or “group”, within the meaning of Section 13(d) of the Exchange Act, of persons relating to, in a single transaction or series of related transactions (other than any single transaction or series of related transactions to which the other party has consented to in writing), any (i) acquisition of assets equal to more than ten percent of consolidated assets or to which more than ten percent of net income on a consolidated basis are attributable; (ii) acquisition of more than ten percent of the outstanding common stock or the capital stock of any subsidiary; (iii) tender offer or exchange offer that, if consummated, would result in any person or group of persons beneficially owning more than ten percent of the outstanding common stock; (iv) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution, or similar transaction; or (v) any combination of the foregoing types of transactions if the sum of the percentage of consolidated assets, consolidated net income, and common stock involved is more than ten percent, in each case, other than the merger.

Notwithstanding the restrictions described above, at any time prior to obtaining the relevant shareholder approval, if a party receives a takeover proposal, it and its representatives are permitted, subject to certain conditions, to contact the person who made such proposal to request clarification of any term or condition of the takeover proposal that such party’s board of directors determines in good faith to be ambiguous or unclear. If such party’s board of directors determines in good faith, after consultation with its financial advisors and outside legal counsel, that such takeover proposal constitutes or is reasonably likely to constitute a superior proposal, such party and its representatives may furnish (pursuant to a confidentiality agreement meeting certain requirements set forth in the merger agreement) information with respect to such party and its subsidiaries to the person who made the proposal and its representatives (provided that such party provides the other party with express written notification of the availability of any written material non-public information that is provided to such person or their representatives, if such information was not previously provided to the other party or its representatives), and engage in or otherwise participate in discussions or negotiations with such person and its representatives; provided that such party will promptly provide to the other party (i) a copy of the takeover proposal together with the identity of the person(s) making the takeover proposal, and (ii) a written summary of the material terms of any such takeover proposal not made in writing.

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A “superior proposal” means, with respect to either Chemical or Talmer, any bona fide written takeover proposal with respect to such party that such party’s board of directors has determined in its good faith judgment, after consultation with its financial advisors and outside legal counsel, is reasonably likely to be consummated in accordance with its terms and that is reasonably likely to result in the consummation of a transaction more favorable to the shareholders of such party than the merger, taking into account such factors as such board of directors in good faith deems relevant, including legal, financial, regulatory and other aspects of the proposal, and any changes to the terms the merger agreement proposed by the other party in response to such proposal or otherwise. For purposes of the definition of “superior proposal,” the references to “ten percent” in the definition of takeover proposal are deemed to be references to “fifty percent.”

Changes in Board Recommendations

The respective boards of directors of Chemical and Talmer have each agreed, subject to certain exceptions discussed below, not to (i) fail to recommend the approval of the merger agreement (and, in the case of the Chemical board of directors, approval of the issuance of Chemical common stock in the merger and approval of the amendment to Chemical’s Articles of Incorporation to increase the number of authorized shares of common stock), (ii) change, qualify, withhold, withdraw or modify, or publicly propose to take such an action, in a manner adverse to the other party, their respective recommendations with respect to the merger, (iii) take any formal action or make any recommendation or public statement in connection with a tender offer or exchange offer other than a recommendation of rejection of such offer or a temporary “stop, look and listen” communication pursuant to Rule 14d-9(f) of the Exchange Act, or (iv) adopt, approve or recommend a takeover proposal. In addition, subject to certain exceptions described below and in the merger agreement, the respective boards of directors of Chemical and Talmer have agreed not to cause or permit their respective companies, or any subsidiaries thereof, to enter into any letter of intent, agreement or agreement in principle with respect to any takeover proposal (other than a confidentiality agreement meeting certain requirements set forth in the merger agreement).

Notwithstanding the restrictions described above, prior to obtaining the relevant shareholder approval, the board of directors of each of Chemical or Talmer is permitted to change, qualify, withhold, withdraw or modify in a manner adverse to the other party its recommendations with respect to the merger if, subject to certain conditions, the board of directors of Chemical or Talmer, as applicable, among other things, determines in good faith after consultation with its financial advisors and outside legal counsel that a takeover proposal received after the date of the merger agreement constitutes a superior proposal.

Prior to making a change in recommendation as described above, the party whose board of directors is making such change must (i) inform the other party in writing of its board of directors’ intention to change its recommendation at least three business days in advance, (ii) provide to such other party the material terms and conditions of and identity of the person making the takeover proposal, as well as a copy of all written materials with or from the party making such takeover proposal, and (iii) negotiate (and cause its representatives to negotiate) in good faith with the other party during such notice period, to the extent that the other party wishes to negotiate, to enable the other party to revise the terms of the merger agreement such that it would cause the superior proposal to no longer constitute a superior proposal. Following the end of such notice period, the board of directors making the change must consider in good faith any changes to the merger agreement proposed in writing by the other party, and must have determined that the superior proposal would continue to constitute a superior proposal if such revisions were to be given effect. If material revisions to a takeover proposal would have an impact, influence or other effect on the receiving party’s board of directors’ decision or discussion with respect to whether such proposal constitutes a superior proposal, that party’s board of directors must deliver to the other party a new written notice and again comply with the procedures set forth in this paragraph, except that the three business day period described above becomes a two business day period.

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Efforts to Obtain Required Shareholder Approvals

Each party has agreed to hold its special meeting, as soon as practicable following the date on which the registration statement of which this joint proxy statement and prospectus forms a part is declared effective, for the purposes of seeking the required approvals of its shareholders related to the merger agreement and the merger and, unless the board of directors of such party has changed its recommendation as permitted by the merger agreement, to use its commercially reasonable efforts to solicit the requisite shareholder approval for such proposals.

Efforts to Complete the Transactions

Chemical and Talmer have each agreed to, among other things, take, or cause to be taken, all appropriate actions, and do, or cause to be done, all things necessary, proper or advisable under the merger agreement and any applicable law to consummate and make effective the merger and the other transactions contemplated by the merger agreement as soon as reasonably practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings, and to obtain as promptly as reasonably practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any governmental entity or other third party in order to consummate the merger or any of the other transactions contemplated by the merger agreement.

Other Covenants and Agreements

The merger agreement contains certain other covenants and agreements, including, among others, the following covenants:

•	each party will hold and treat in confidence all information received from the other party in connection with the merger agreement or the merger pursuant to the provisions of the confidentiality agreement between Chemical and Talmer;

•	all employees of Talmer or any Talmer subsidiary (including employees on an authorized leave of absence) immediately before the effective time of the merger will automatically become employees of Chemical and its subsidiaries as of the effective time, and Chemical will (i) provide all former Talmer employees rates of base salary or hourly wages that are substantially similar, in the aggregate, to the base salary or hourly wages of such employees in effect immediately prior to the effective time of the merger (provided that Chemical will not be required to maintain any particular benefit plan or retain the employment of any particular employee), (ii) pay severance payments to any employee of Talmer or its subsidiaries whose jobs are eliminated as a result of the merger and whose employment is terminated by Chemical within nine months after the effective time of the merger, in accordance with Talmer’s severance practices as disclosed in writing to Chemical, (iii) provide credit for years of service at Talmer or any Talmer subsidiary (and their respective predecessors if currently honored by Talmer) for all purposes, (iv) honor and discharge all of Talmer’s obligations and assume all of its defenses under certain identified severance, change of control or employment agreements of Talmer and its subsidiaries, and (v) maintain all accruals existing as of the effective time under Talmer’s and its subsidiaries’ non-equity incentive or bonus plans, consistent with Talmer’s and its subsidiaries’ 2016 budget approved by its board of directors, and pay any such benefits accrued as of the effective time in accordance with Talmer’s and its subsidiaries’ historic payment practices for such benefits (with approval of such payments to be made in consultation with Chemical’s chairman);

•	Talmer will cooperate with Chemical in its efforts to cause certain Talmer employees identified by Chemical to enter into retention or stay bonus agreements prior to the effective time of the merger;

•	each party will give prompt written notice to the other party of any change or event (i) having or reasonably likely to have a material adverse effect on such party, or (ii) that such party believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained in the merger agreement;

•	Chemical will, at the effective time of the merger, assume the obligations of Talmer to make all payments of principal and interest on all debt securities issued pursuant to certain trust preferred securities

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agreements to which Talmer is a party, and all obligations of Talmer to perform and observe all covenants and conditions to be performed by Talmer under such trust preferred securities agreements;

•	each party will keep the other party reasonably informed with respect to the defense or settlement of any securityholder action against it or its directors or officers relating to the merger or other transactions contemplated by the merger agreement, will give the other party opportunity to consult with it regarding the defense or settlement of any such securityholder action, and will not settle any such action without the other party’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed);

•	whether or not the merger is consummated, except as otherwise expressly provided in the merger agreement, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be borne by the party incurring such expenses, except that the parties will each pay and bear one-half of (i) each regulatory filing, notification, registration or similar fee required to be paid by a party in connection with the merger agreement and the transactions contemplated thereby pursuant to the Securities Act, the Exchange Act, applicable banking laws and other applicable laws, and (ii) any fees and expenses (excluding each party’s internal costs and fees and expenses of attorneys, accountants and financial and other advisors) incurred in respect of printing, filing and mailing this joint proxy statement and prospectus and the registration statement of which this joint proxy statement and prospectus is a part;

•	the parties will coordinate with each other regarding the declaration, setting of record dates and payment dates of dividends with respect to shares of Chemical common stock and Talmer Class A common stock for the purpose of minimizing the risk that holders of shares of Talmer Class A common stock (i) in respect of any calendar quarter, receive dividends on both shares of Talmer Class A common stock and shares of Chemical common stock received as merger consideration, or (ii) in respect of any calendar quarter, fail to receive a dividend on shares of Talmer Class A common stock or shares of Chemical common stock received as merger consideration;

•	the parties will mutually agree as to a plan of merger to accomplish the consolidation of the parties’ respective subsidiary banks following the effective time of the merger, and each party will approve (and cause its subsidiary bank to approve) such plan of merger, and the parties will cooperate with each other and use their respective commercially reasonable efforts to obtain and comply with all regulatory approvals necessary to consummate the consolidation of the parties’ respective subsidiary banks following the effective time of the merger and to convert their respective information to a common information technology system; and

•	neither party will issue or cause the publication of, or permit any of its subsidiaries or agents to issue or cause the publication of, any press release or other public announcement with respect to the transactions contemplated by the merger agreement without the prior consent of the other party (which consent will not be unreasonably withheld), provided that either party may, without the prior written consent of the other party (but after prior consultation with the other party to the extent practicable under the circumstances) issue or cause the publication of any press release or other announcement, after consultation with outside legal counsel, to the extent required by law or NASDAQ rules or regulations.

Conditions to Completion of the Transaction

The obligations of Chemical and Talmer to consummate the transactions are subject to the satisfaction of the following conditions:

•	the approval of the merger agreement by holders of a majority of the outstanding shares of Talmer Class A common stock;
•	the approval of each of the merger agreement and the amendment to Chemical’s Articles of Incorporation to increase the number of authorized shares of common stock by holders of a majority of the outstanding shares of Chemical common stock, and the approval of the issuance of Chemical common stock

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constituting the merger consideration by a majority of the votes cast by the holders of shares of Chemical common stock entitled to vote on the action;

•	the authorization for listing on NASDAQ of the Chemical common stock to be issued pursuant to the merger, subject to official notice of issuance;

•	the declaration by the SEC of the effectiveness of the registration statement of which this joint proxy statement and prospectus forms a part, which registration statement must not be subject to any stop order or proceedings initiated or threatened by the SEC for such purpose;

•	the absence of any order, injunction or decree issued by any court or agency of competent jurisdiction, or any other legal restraint or prohibition, preventing consummation of the merger or any other transaction contemplated by the merger agreement, and the absence of any law, regulation, order or decree prohibiting or making illegal the consummation of the merger; and

•	the receipt and effectiveness of all required regulatory approvals, excluding regulatory approvals applicable solely to the consolidation of the parties’ respective subsidiary banks, the expiration of all statutory notice and waiting periods in respect of such regulatory approval, and the absence of any condition or restriction in connection with any such regulatory approval that would have a material adverse effect on the surviving corporation.

In addition, the obligations of Talmer to effect the merger are subject to satisfaction or waiver of the following additional conditions:

•	(i) the representations and warranties of Chemical (other than certain representations related to Chemical’s authorization and adoption of the merger agreement, enforceability of the merger agreement against Chemical, Chemical’s organization and good standing, Chemical’s capital stock, and the absence of certain changes or events), without giving effect to any limitation as to “materiality” or “material adverse effect” contained therein, being true and correct as of the date of the merger agreement and as of the effective time of the merger as though made on and as of the effective time (except that representations and warranties that by their terms speak specifically as of the date of the merger agreement or another date must be true and correct as of such date), except where the failure of such representations and warranties to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Chemical, and (ii) certain representations and warranties related to Chemical’s authorization and adoption of the merger agreement, enforceability of the merger agreement against Chemical, Chemical’s organization and good standing, Chemical’s capital stock, and the absence of certain changes or events being true and correct as of the date of the merger agreement and as of the effective time of the merger as though made on and as of the effective time (except that representations and warranties that by their terms speak specifically as of the date of the merger agreement or another date must be true and correct as of such date) in all material respects;

•	Chemical having performed in all material respects all of the obligations required to be performed by it under the merger agreement at or prior to the effective time of the merger;

•	Chemical having delivered to Talmer a certificate, dated as of the closing date, executed on behalf of Chemical by its chief executive officer or chief financial officer certifying as to the satisfaction of the conditions described in the preceding two paragraphs;

•	the absence of any change, state of facts, event, development or effect since September 30, 2015 that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Chemical; and
•	the receipt by Talmer from Nelson Mullins Riley & Scarborough LLP of a written opinion, dated as of the closing date, to the effect that the merger will be treated for federal income tax purposes as a reorganization

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within the meaning of Section 368(a) of the Code and that Talmer and Chemical will each be party to that reorganization within the meaning of Section 368(b) of the Code.

In addition, the obligations of Chemical to effect the merger are subject to satisfaction or waiver of the following additional conditions:

•	(i) the representations and warranties of Talmer (other than certain representations related to Talmer’s authorization and adoption of the merger agreement, enforceability of the merger agreement against Talmer, Talmer’s organization and good standing, Talmer’s capital stock, and the absence of certain changes or events), without giving effect to any limitation as to “materiality” or “material adverse effect” contained therein, being true and correct as of the date of the merger agreement and as of the effective time of the merger as though made on and as of the effective time (except that representations and warranties that by their terms speak specifically as of the date of the merger agreement or another date must be true and correct as of such date), except where the failure of such representations and warranties to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Talmer, and (ii) certain representations and warranties related to Talmer’s authorization and adoption of the merger agreement, enforceability of the merger agreement against Talmer, Talmer’s organization and good standing, Talmer’s capital stock, and the absence of certain changes or events being true and correct as of the date of the merger agreement and as of the effective time of the merger as though made on and as of the effective time (except that representations and warranties that by their terms speak specifically as of the date of the merger agreement or another date must be true and correct as of such date) in all material respects;

•	Talmer having performed in all material respects all of the obligations required to be performed by it under the merger agreement at or prior to the closing;

•	Talmer having delivered to Chemical a certificate, dated as of the closing date, executed on behalf of Talmer by its chief executive officer or chief financial officer certifying as to the satisfaction of the conditions described in the preceding two paragraphs;

•	the absence of any change, state of facts, event, development or effect since September 30, 2015 that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Talmer; and

•	the receipt by Chemical from Warner Norcross & Judd LLP of a written opinion, dated as of the closing date, to the effect that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that Talmer and Chemical will each be party to that reorganization within the meaning of Section 368(b) of the Code.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the effective time of the merger, and, except as described below, whether before or after the receipt of the required shareholder approvals, under the following circumstances:

•	by mutual written consent of Chemical and Talmer;

•	by either Chemical or Talmer:
•	if any governmental entity has issued an order or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the merger and such order or other action is final and nonappealable, except in the event that the party seeking to terminate has failed to perform any of its obligations under the merger agreement required to be performed at or prior to the effective time of the merger and such failure has been a substantial cause of, or a substantial factor that resulted in, the issuance of such an order or the taking of such an action;

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•	if the merger does not occur before December 31, 2016 (the “end date”), provided that the parties may extend such date by mutual written agreement, if on the end date, all conditions to closing are satisfied or capable of being satisfied except for (i) the registration statement (of which this joint proxy statement and prospectus forms a part) having been declared effective by the SEC, (ii) there being no stop order suspending the effectiveness of the registration statement or proceedings initiated or threatened by the SEC for such purpose, or (iii) the parties having obtained all regulatory approvals (excluding regulatory approvals applicable solely to the consolidation of the parties’ respective subsidiary banks), such approvals remaining in full force and effect, and there being no materially burdensome regulatory condition (as defined in the merger agreement), then the end date will be extended to February 28, 2017 if either party notifies the other party in writing on or prior to the end date of its election to extend the end date (except that a party may not extend the end date or terminate the merger agreement in the event that such party has failed to perform any of its obligations under the merger agreement required to be performed at or prior to the effective time of the merger and such failure has been a substantial cause of, or a substantial factor that resulted in, the failure of the effective time of the merger to occur on or before the end date);

•	(i) if the Chemical shareholder meeting has concluded and been finally adjourned and the requisite Chemical shareholder approval has not been obtained, or (ii) if the Talmer shareholder meeting has concluded and been finally adjourned and the requisite Talmer shareholder approval has not been obtained, except in the event that the party seeking to terminate has failed to perform any of its obligations under the merger agreement required to be performed at or prior to such party’s shareholder meeting and such failure has been a substantial cause of, or is a substantial factor that resulted in, the required approval of such party’s shareholders not having been obtained;

•	by Talmer, if Chemical has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the merger agreement, such that the mutual conditions to the parties’ respective obligations to complete the transaction or the conditions to Talmer’s obligations to complete the transaction are not satisfied, and which either (i) cannot be cured by the end date or (ii) if capable of being cured by the end date, have not been cured within 30 business days following receipt of written notice from Talmer of such breach or failure, except in the event that Talmer is then in breach of any representation, warranty, covenant or other agreement contained in the merger agreement and such breach would give rise to the failure of Talmer’s satisfaction of any condition to closing;

•	by Chemical, if Talmer has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the merger agreement, such that the mutual conditions to the parties’ respective obligations to complete the transaction or the conditions to Chemical’s obligations to complete the transaction are not satisfied, and which either (i) cannot be cured by the end date, or (ii) if capable of being cured by the end date, have not been cured within 30 business days following receipt of written notice from Chemical of such breach or failure, except in the event that Chemical is then in breach of any representation, warranty, covenant or other agreement contained in the merger agreement and such breach would give rise to the failure of Chemical’s satisfaction of any condition to closing;
•	by Talmer prior to the receipt of the Chemical shareholder approval if: (i) the Chemical board of directors has taken any of the actions in items (i) through (iv) described above in the first sentence of the section entitled “The Merger Agreement – Changes in Board Recommendations” beginning on page 101; (ii) the Chemical board of directors has failed to reject a Chemical takeover proposal and reaffirm the Chemical board recommendation within ten business days following the public announcement of such Chemical takeover proposal, and in any event at least two business days prior to the Chemical shareholder meeting; (iii) Chemical enters into an agreement with respect to any Chemical takeover proposal (other than a confidentiality agreement that meets certain requirements set forth in the merger agreement); (iv) Chemical has materially breached its non-solicitation obligations under the non-solicitation covenant of the merger agreement; (v) subject to Chemical’s right to adjourn or postpone the Chemical shareholder meeting in accordance with the merger agreement, Chemical has failed to call, give proper notice of, convene and hold the Chemical shareholder meeting materially in accordance with the requirements set forth in the merger

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agreement; or (vi) Chemical or the Chemical board of directors has publicly announced its intention to do any of the foregoing;

•	by Chemical prior to the receipt of the Talmer shareholder approval if: (i) the Talmer board of directors has taken any of the actions in items (i) through (iv) described above in the first sentence of the section entitled “The Merger Agreement – Changes in Board Recommendations” beginning on page 101; (ii) the Talmer board of directors has failed to reject a Talmer takeover proposal and reaffirm the Talmer board recommendation within 10 business days following the public announcement of such Talmer takeover proposal, and in any event at least two business days prior to the Talmer shareholder meeting; (iii) Talmer enters into an agreement with respect to any Talmer takeover proposal; (iv) Talmer has materially breached its non-solicitation obligations under the non-solicitation covenant of the merger agreement; (v) subject to Talmer’s right to adjourn or postpone the Talmer shareholder meeting in accordance with the merger agreement, Talmer has failed to call, give proper notice of, convene and hold the Talmer shareholder meeting materially in accordance with the requirements set forth in the merger agreement; or (vi) Talmer or the Talmer board of directors has publicly announced its intention to do any of the foregoing;

•	by Talmer prior to receipt of the Talmer shareholder approval, in order to enter into a definitive merger agreement or other definitive purchase or acquisition agreement that constitutes a superior proposal, provided that (i) Talmer has complied in all material respects with its non-solicitation obligations under the merger agreement, and (ii) Talmer pays a termination fee and expense reimbursement prior to or simultaneously with such termination; or

•	by Chemical prior to receipt of the Chemical shareholder approval, in order to enter into a definitive merger agreement or other definitive purchase or acquisition agreement that constitutes a superior proposal, provided that (i) Chemical has complied in all material respects with its non-solicitation obligations under the merger agreement, and (ii) Chemical pays a termination fee and expense reimbursement prior to or simultaneously with such termination.

Termination Fees and Expenses; Liability for Breach

Talmer will be obligated to pay to Chemical a termination fee of $34,000,000 (referred to as the “termination fee”) and/or reimburse Chemical in an aggregate amount not to exceed $3,000,000 for out-of-pocket fees and expenses actually incurred by or on behalf of Chemical in connection with the due diligence, authorization, preparation, negotiation, execution or performance of the merger agreement and transactions contemplated thereby (referred to as the “Chemical expense reimbursement”) upon the occurrence of the event giving rise to termination as follows:

•	Talmer will be obligated to pay the termination fee to Chemical if Chemical terminates the merger agreement because, prior to the receipt of the Talmer shareholder approval: (i) the Talmer board of directors has effected a Talmer adverse recommendation change; (ii) the Talmer board of directors has failed to reject a Talmer takeover proposal and reaffirm the Talmer board recommendation within ten business days following the public announcement of such Talmer takeover proposal, and in any event at least two business days prior to the Talmer shareholder meeting; (iii) Talmer enters into an agreement with respect to any Talmer takeover proposal (other than a confidentiality agreement that meets certain requirements set forth in the merger agreement); (iv) Talmer has materially breached its non-solicitation obligations under the non-solicitation covenant of the merger agreement; (v) subject to Talmer’s rights to adjourn or postpone the Talmer Shareholder Meeting in accordance with the merger agreement, Talmer has failed to call, give proper notice of, convene and hold the Talmer Shareholder Meeting materially in accordance with the requirements set forth in the merger agreement; or (vi) Talmer or the Talmer board of directors has publicly announced its intention to do any of the foregoing.
•	Talmer will be obligated to pay the Chemical expense reimbursement to Chemical (i) if Chemical terminates the merger agreement because Talmer has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the merger agreement, such that the mutual conditions to the parties’ respective obligations to complete the transaction or the conditions to Talmer’s obligations to complete the transaction are not satisfied, and which either (A) cannot be cured by

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the end date or (B) if capable of being cured by the end date, have not been cured within thirty business days following receipt of written notice from Talmer of such breach or failure, or (ii) if Chemical or Talmer terminates the merger agreement because the Talmer shareholder meeting has concluded and been finally adjourned and the requisite Talmer shareholder approval has not been obtained.

•	Talmer will be obligated to pay to Chemical an amount equal to the termination fee minus the amount of any Chemical expense reimbursement already paid to Chemical if (i) any person or group of persons has made (whether or not subsequently withdrawn) a takeover proposal to Chemical after the date of the merger agreement and prior to (a) the date that the merger agreement is terminated in the case of a termination by Chemical for breach, or (b) the date of the Chemical shareholder meeting in the case of a termination by Talmer or Chemical because the requisite Talmer shareholder approval has not been obtained; and (ii) at any time prior to the date that is 12 months after the date of any such termination, Talmer or any of its subsidiaries enters into a definitive agreement providing for a Talmer takeover proposal or consummates a Talmer takeover proposal (provided that for the purposes of this paragraph, references to ten percent in the definition of “Talmer takeover proposal” are deemed to be references to fifty percent).

•	Talmer will be obligated to pay the termination fee to Chemical if (i) Chemical or Talmer terminates the merger agreement because the merger does not occur on or before the end date (if the requisite Talmer shareholder approval has not been obtained by such date), (ii) any person or group of persons has made (whether or not subsequently withdrawn) a Talmer takeover proposal after the date of the merger agreement and prior to the date of any such termination, and (iii) at any time prior to the date that is 12 months after the date of such termination, Talmer or any of its subsidiaries enters into any definitive agreement providing for a Talmer takeover proposal or consummates a Talmer takeover proposal (provided that for the purposes of this paragraph, references to ten percent in the definition of “Talmer takeover proposal” are deemed to be references to fifty percent).

•	Talmer will be obligated to pay the termination fee and the Chemical expense reimbursement to Chemical if Talmer terminates the merger agreement prior to receipt of the Talmer shareholder approval in order to enter into a definitive merger agreement or other definitive purchase or acquisition agreement that constitutes a Talmer superior proposal.

Chemical will be obligated to pay the termination fee to Talmer and/or reimburse Talmer in an aggregate amount not to exceed $3,000,000 for out-of-pocket fees and expenses actually incurred by or on behalf of Talmer in connection with the due diligence, authorization, preparation, negotiation, execution or performance of the merger agreement and transactions contemplated thereby (referred to as the “Talmer expense reimbursement”) upon the occurrence of the event giving rise to termination as follows:

•	Chemical will be obligated to pay the termination fee to Talmer if Talmer terminates the merger agreement because, prior to the receipt of the Chemical shareholder approval: (i) the Chemical board of directors has effected a Chemical adverse recommendation change; (ii) the Chemical board of directors has failed to reject a Chemical takeover proposal and reaffirm the Chemical board recommendation within ten business days following the public announcement of such Chemical takeover proposal, and in any event at least two business days prior to the Chemical shareholder meeting; (iii) Chemical enters into an agreement with respect to any Chemical takeover proposal (other than a confidentiality agreement that meets certain requirements set forth in the merger agreement); (iv) Chemical has materially breached its non-solicitation obligations under the non-solicitation covenant of the merger agreement; (v) subject to Chemical’s rights to adjourn or postpone the Chemical shareholder meeting in accordance with the merger agreement, Chemical has failed to call, give proper notice of, convene and hold the Chemical shareholder meeting materially in accordance with the requirements set forth in the merger agreement; or (vi) Chemical or the Chemical board of directors has publicly announced its intention to do any of the foregoing.
•	Chemical will be obligated to pay the Talmer expense reimbursement to Talmer (i) if Talmer terminates the merger agreement because Chemical has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the merger agreement, such that the mutual conditions to the parties’ respective obligations to complete the transaction or the conditions to Talmer’s

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obligations to complete the transaction are not satisfied, and which either (a) cannot be cured by the end date or (b) if capable of being cured by the end date, have not been cured within thirty business days following receipt of written notice from Talmer of such breach or failure, or (ii) if Talmer or Chemical terminates the merger agreement because the requisite Chemical shareholder meeting has concluded and been finally adjourned and the Chemical shareholder approval has not been obtained.

•	Chemical will be obligated to pay to Talmer an amount equal to the termination fee minus the amount of any Talmer expense reimbursement already paid to Talmer if (i) any person or group of persons has made (whether or not subsequently withdrawn) a takeover proposal to Chemical after the date of the merger agreement and prior to (a) the date that the merger agreement is terminated in the case of a termination by Talmer for breach, or (b) the date of the Chemical shareholder meeting in the case of a termination by Talmer or Chemical because the requisite Chemical shareholder approval has not been obtained; and (ii) at any time prior to the date that is 12 months after the date of any such termination, Chemical or any of its subsidiaries enters into a definitive agreement providing for a Chemical takeover proposal or consummates a Chemical takeover proposal (provided that for the purposes of this paragraph, references to ten percent in the definition of “Chemical takeover proposal” are deemed to be references to fifty percent).

•	Chemical will be obligated to pay the termination fee to Talmer if (i) Talmer or Chemical terminates the merger agreement because the merger does not occur on or before the end date (if the Chemical shareholder approval has not been obtained by such date), (ii) any person or group of persons has made (whether or not subsequently withdrawn) a Chemical takeover proposal after the date of the merger agreement and prior to the date of any such termination, and (iii) at any time prior to the date that is 12 months after the date of such termination, Chemical or any of its subsidiaries enters into any definitive agreement providing for a Chemical takeover proposal or consummates a Chemical takeover proposal (provided that for the purposes of this paragraph, references to ten percent in the definition of “Chemical takeover proposal” are deemed to be references to fifty percent).

•	Chemical will be obligated to pay the termination fee and the Talmer expense reimbursement to Talmer if Chemical terminates the merger agreement prior to receipt of the Chemical shareholder approval in order to enter into a definitive merger agreement or other definitive purchase or acquisition agreement that constitutes a Chemical superior proposal.

In no event will either of Talmer or Chemical be required to pay the termination fee or the expense reimbursement on more than one occasion.

Upon the termination of the merger agreement in accordance with its terms and payment of the termination fee and/or expense reimbursement, if applicable, neither Talmer nor Chemical will have any continuing liability to the other (except with respect to press releases, confidentiality and certain miscellaneous provisions). However, each party will remain liable for damages arising from a willful or intentional breach of the merger agreement or fraud.

Governance of the Combined Company Following the Completion of the Transaction

Chemical has agreed to take all requisite action, effective as of the effective time of the merger, to cause the Chemical board of directors to consist of twelve directors, which will include: (i)  the then-current seven members of the Chemical board of directors, and (ii) five of the then-current members of the Talmer board of directors (two of whom will be Gary Torgow and David Provost). The parties will confer with regard to the other three Talmer directors to be appointed to the Chemical board of directors. The parties have agreed that the board of directors of Chemical (or the appropriate committee thereof) will cause the Talmer continuing directors to be nominated for election at the 2017 annual meeting of Chemical’s shareholders.

Effective as of the effective time of the consolidation of the parties’ respective subsidiary banks, Chemical has agreed that Chemical Bank will take all requisite action, effective as of the effective time of such consolidation, to cause the Chemical Bank board of directors to consist of fourteen directors, which will include: (i) the then-current twelve members of the Chemical Bank board of directors, and (ii) two individuals mutually agreed on by the parties. The Chemical Bank board of directors (or the appropriate committee thereof) will cause those two individuals to be nominated for election at the 2017 annual meeting of the shareholder of Chemical Bank.

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Effective as of the effective time of the merger (and, with respect to positions with Chemical Bank, effective as of the effective time of the bank consolidation), (i) David Ramaker will continue as Chief Executive Officer of Chemical and as Chairman, Chief Executive Officer and President of Chemical Bank, (ii) Gary Torgow will become and serve as Chairman of Chemical, (iii) David Provost will become and serve as an employee of Chemical and a director of Chemical, (iv) Lori Gwizdala will continue as the Chief Financial Officer of Chemical and Chemical Bank, (v) Dennis Klaeser will become and serve as an employee of Chemical and Chemical Bank, and (vi) Thomas Shafer will become and serve as Executive Vice President of Chemical Bank. Mr. Klaeser will continue to serve as the Chief Financial Officer of Talmer Bank until the effective time of the bank consolidation.

Indemnification and Insurance

Chemical has agreed that all rights to indemnification (including advancement of expenses) and exculpation from liabilities for acts or omissions occurring at or before the effective time of the merger now existing in favor of the current or former directors or officers of Talmer or its subsidiaries, as provided in Talmer’s articles of incorporation or bylaws, and any existing indemnification agreements, will survive the merger and will continue in full force and effect in accordance with their terms, and may not be amended, repealed, or otherwise modified after the effective time of the merger in any manner that would adversely affect the rights of such individuals with respect to acts or omissions occurring at or prior to the effective time of the merger or taken at the request of Chemical. The combined company will indemnify, defend, and hold harmless, and provide advancement of reasonable expenses to each of the current or former directors or officers of Talmer or its subsidiaries against all losses, claims, damages, costs, expenses, liabilities, or judgments, or amounts that are paid in settlement of or in connection with any claim based in whole or in part on or arising in whole or in part out of the fact that such individual was a director or officer of Talmer or its subsidiaries and pertaining to acts or omissions occurring at or prior to the effective time of the merger or taken at the request of Chemical, provided that with respect to predecessor entities of Talmer Bank, matters arising from acts or omissions occurring before the acquisition by Talmer of such predecessor entities are not covered by this paragraph.

For a period of six years following the effective time of the merger, the surviving corporation will maintain the current policies (or policies of substantially the same coverage) of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by Talmer and its subsidiaries for the indemnified parties prior to the effective time of the merger with respect to matters occurring at or prior to the effective time of the merger, including the transactions contemplated by the merger agreement. However, after the effective time of the merger, the combined company will not be required to pay annual premiums for insurance coverages in excess of three hundred percent of the last annual premium paid by Talmer prior to the date of the merger agreement (referred to as the “maximum amount”) in respect of the coverages required to be obtained, but in such case will purchase the greatest coverage available for a cost not exceeding the maximum amount. Alternatively, at the combined company’s option, the combined company may purchase at or after the effective time of the merger, at a cost not exceeding the maximum amount, a six-year prepaid “tail” policy on terms and conditions providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by Talmer and its subsidiaries for the indemnified parties with respect to matters occurring at or prior to the effective time of the merger, including the transactions contemplated by the merger agreement.

Amendments, Extensions and Waivers

The merger agreement may be amended by the parties at any time before or after the receipt of the Talmer shareholder approval or the Chemical shareholder approval by action taken or authorized by the parties’ respective boards of directors. After receipt of any such approval, no amendment will be made which by law or in accordance with the rules of any relevant stock exchange requires further approval by the Talmer shareholders or the Chemical shareholders, as applicable, without such further shareholder approval. The merger agreement may not be amended except by an instrument in writing signed on behalf of Chemical and Talmer.

Governing Law

The merger agreement is governed by the laws of the State of Michigan.

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No Third Party Beneficiaries

While the merger agreement is not intended to confer upon you or any other person other than Chemical and Talmer any rights or remedies, it provides limited exceptions for (i) Talmer’s and its subsidiaries’ directors and officers to continue to have indemnification and liability insurance coverage after the completion of the merger, and (ii) holders of Talmer Class A common stock after the effective time of the merger and any holder of an award granted under a Talmer stock plan to properly convert their shares of common stock and awards pursuant to the merger agreement.

Specific Performance

Chemical and Talmer agreed that irreparable damage would occur in the event that any of the provisions of the merger agreement were not performed in accordance with their specific terms or were otherwise breached. Each party will be entitled to seek an injunction, specific performance and other equitable relief to prevent breaches of the merger agreement by the other party or to enforce specifically the terms and provisions of the merger agreement.

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MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material anticipated United States federal income tax consequences generally applicable to a U.S. Holder (as defined below) of Talmer Class A common stock with respect to the exchange of Talmer Class A common stock for Chemical common stock and cash pursuant to the merger. This discussion assumes that U.S. Holders hold their Talmer Class A common stock as capital assets within the meaning of section 1221 of the Code. This summary is based on the Code, Treasury Regulations, judicial decisions and administrative pronouncements, each as in effect as of the date of this joint proxy statement and prospectus. All of the foregoing are subject to change at any time, possibly with retroactive effect, and all are subject to differing interpretation. No advance ruling has been sought or obtained from the IRS regarding the United States federal income tax consequences of the merger. As a result, no assurance can be given that the IRS would not assert or that a court would not sustain a position contrary to any of the tax consequences set forth below.

For purposes of this summary, a “U.S. Holder” is a beneficial owner of Talmer Class A common stock that is for United States federal income tax purposes:

  a United States citizen or resident alien;

  a corporation or other entity taxable as a corporation for United States federal income tax purposes, created or organized under the laws of the United States or any state therein or the District of Columbia;

  a trust if (i) it is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust, or (ii) it was in existence on August 20, 1996 and has a valid election in effect under applicable Treasury Regulations to be treated as a United States person; or

  an estate, the income of which is subject to United States federal income taxation regardless of its source.

If a partnership (including an entity treated as a partnership for United States federal income tax purposes) holds Talmer Class A common stock, the tax treatment of a partner in the partnership will generally depend on the status of each partner and the activities of the partnership.

Tax Consequences of the Merger Generally

Chemical and Talmer have structured the merger to qualify as a reorganization within the meaning of Section 368(a) of the Code. The obligations of Chemical and Talmer to consummate the merger are conditioned upon the receipt of an opinion from Warner Norcross & Judd LLP for its client, Chemical, and an opinion from Nelson Mullins Riley & Scarborough LLP for its client, Talmer, each dated as of the closing date of the merger, to the effect that (i) the merger will for federal income tax purposes qualify as a reorganization within the meaning of Section 368(a) of the Code, and (ii) each respective client will be a party to that reoroganization within the meaning of Section 368(b) of the Code, based upon customary representations made by Chemical and Talmer.

Assuming that the transactions are consummated substantially in conformity with the terms of the merger agreement, the merger will constitute a reorganization within the meaning of Section 368(a) of the Code and therefore, the material United States federal income tax consequences of the merger are as follows:

  no gain or loss will be recognized by Chemical or Talmer by reason of the merger;

  you will not recognize gain if you exchange your Talmer Class A common stock for Chemical common stock, except to the extent of any cash received as consideration for your shares of Talmer Class A common stock and in lieu of fractional shares of Chemical common stock you would otherwise be entitled to receive (see discussion below);

  you will not recognize any loss if you exchange your Talmer Class A common stock for Chemical common stock, even if you might otherwise recognize a loss in a sale to a third party, except for any loss that may result from the receipt of cash in lieu of fractional shares of Chemical common stock you would otherwise be entitled to receive;

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  your aggregate tax basis in the Chemical common stock that you receive in the merger will equal your aggregate tax basis in the Talmer Class A common stock you surrendered, decreased by the amount of cash received and increase by the amount of any gain recognized upon the receipt of cash (excluding receipt of cash in lieu of fractional shares of Chemical common stock); and

  your holding period for the Chemical common stock that you receive in the merger will include your holding period for the shares of Talmer Class A common stock that you surrender in the merger.

Exchange of Talmer Class A Common Stock for Cash and Chemical Common Stock

Talmer shareholders will exchange all of their Talmer Class A common stock for a combination of Chemical common stock and cash in the merger. Accordingly, Talmer shareholders will recognize gain (but not loss) in an amount equal to the lesser of (i) the amount of cash received in the merger; and (ii) the excess, if any, of (a) the sum of the amount of cash and the fair market value of the Chemical common stock received in the merger above (b) the Talmer shareholder’s aggregate tax basis in its Talmer Class A common stock surrendered in exchange therefor. Talmer shareholders will not recognize a loss on the receipt of cash.

The gain recognized upon receipt of a combination of stock and cash will be capital gain unless the Talmer shareholder’s receipt of cash has the effect of a distribution of a dividend, in which case the gain will be treated as ordinary income to the extent of the holder’s ratable share of Talmer’s accumulated undistributed earnings and profits, as calculated for U.S. federal income tax purposes. For purposes of determining whether a Talmer shareholder’s receipt of cash has the effect of a distribution of a dividend, the Talmer shareholder will be treated as if he, she or it first exchanged all of his, her or its Talmer Class A common stock solely in exchange for Chemical common stock and then Chemical immediately redeemed a portion of that stock for the cash that the holder actually received in the merger (referred to herein as the “deemed redemption”). Receipt of cash will generally not have the effect of a dividend to the Talmer shareholder if such receipt is, with respect to the Talmer shareholder, “not essentially equivalent to a dividend” or “substantially disproportionate,” each within the meaning of Section 302(b) of the Code. In order for the deemed redemption to be “not essentially equivalent to a dividend,” the deemed redemption must result in a “meaningful reduction” in the shareholder’s deemed percentage stock ownership of Chemical following the merger. The determination generally requires a comparison of the percentage of the outstanding stock of Chemical the shareholder is considered to have owned immediately before the deemed redemption to the percentage of the outstanding stock of Chemical the shareholder owns immediately after the deemed redemption. The Internal Revenue Service has indicated in rulings in certain transactions that any reduction in the interest of a minority shareholder that owns a small number of shares in a publicly and widely held corporation and that exercises no control over corporate affairs would result in capital gain (as opposed to dividend) treatment. Rulings issued by the Internal Revenue Service may be relied upon only if the facts of a taxpayer are substantially similar to the facts stated in the ruling.

For purposes of applying the foregoing tests, a shareholder will be deemed to own the stock the shareholder actually owns and the stock the shareholder constructively owns under the attribution rules of Section 318 of the Code. Under Section 318 of the Code, a shareholder will be deemed to own the shares of stock owned by certain family members, by certain estates and trusts of which the shareholder is a beneficiary, and by certain affiliated entities, as well as shares of stock subject to an option actually or constructively owned by the shareholder or such other persons. If, after applying these tests, the deemed redemption results in a capital gain, the capital gain will be long-term if the Talmer shareholder’s holding period for its Talmer Class A common stock is more than one year as of the date of the exchange or if the Talmer shareholder’s holding period for its Talmer Class A common stock is one year or less as of the date of the exchange, the capital gain will be a short-term capital gain taxed at ordinary income rates. If, after applying these tests, the deemed redemption results in the gain recognized by a Talmer shareholder being classified as a dividend, such dividend will be treated as either ordinary income or qualified dividend income.

Any gain treated as qualified dividend income will be taxable to individual Talmer shareholders at the long-term capital gains rate, provided that the shareholder held the shares giving rise to such income for more than 60 days during the 121 day period beginning 60 days before the closing date. The determination as to whether a Talmer shareholder will recognize a capital gain or dividend income as a result of its exchange of Talmer Class A

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common stock for a combination of Chemical common stock and cash in the merger is complex and is determined on a shareholder-by-shareholder basis. Accordingly, each Talmer shareholder is urged to consult such shareholder’s own tax advisor with respect to this determination.

Backup Withholding and Information Reporting

Payments of cash to a holder of Talmer Class A common stock may, under certain circumstances, be subject to information reporting and backup withholding at a rate of 28% of the cash payable to the holder, unless the holder provides proof of an applicable exemption or furnishes his, her or its taxpayer identification number, and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a holder under the backup withholding rules are not additional tax and will be allowed as a refund or credit against the holder’s U.S. federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

Tax on Net Investment Income

Certain U.S. Holders whose income exceeds certain threshold amounts will be subject to a 3.8% Medicare contribution tax on “net investment income”. Net investment income is generally the excess of dividends and capital gains with respect to the sale, exchange, or other disposition of stock over allowable deductions. Each Talmer shareholder is urged to consult his, her or its tax advisor to determine their own particular tax consequences with respect to the merger Consideration to be received in the merger and the net investment income tax.

Tax Consequences of the Merger to Chemical and Talmer

Each of Chemical and Talmer will be a party to the merger within the meaning of Section 368(b) of the Code, and neither Chemical nor Talmer will recognize any gain or loss for U.S. federal income tax purposes as a result of the merger.

This summary does not address any tax consequences arising under United States federal tax laws other than United States federal income tax laws, nor does it address the laws of any state, local, foreign or other taxing jurisdiction, nor does it address any aspect of income tax that may be applicable to non-U.S. Holders of Talmer Class A common stock. In addition, this summary does not address all aspects of United States federal income taxation that may apply to U.S. Holders of Talmer Class A common stock in light of their particular circumstances or U.S. Holders that are subject to special rules under the Code, such as holders of Talmer Class A common stock that are partnerships or other pass-through entities (and persons holding their Talmer Class A common stock through a partnership or other pass-through entity), persons who acquired shares of Talmer Class A common stock as a result of the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan, persons subject to the alternative minimum tax, tax-exempt organizations, financial institutions, broker-dealers, traders in securities that have elected to apply a mark to market method of accounting, insurance companies, persons having a “functional currency” other than the U.S. dollar, and persons holding their Talmer Class A common stock as part of a straddle, hedging, constructive sale or conversion transaction.

The preceding discussion is intended only as a summary of material United States federal income tax consequences of the merger. It is not a complete analysis or discussion of all potential tax effects that may be important to you. Chemical and Talmer have not requested and do not intend to request any ruling from the IRS. You are urged to consult your own tax advisor as to the specific tax consequences resulting from the merger, including tax return reporting requirements, the applicability and effect of federal, state, local and other applicable tax laws and the effect of any proposed changes in the tax laws.

ACCOUNTING TREATMENT

In accordance with current accounting guidance, the merger will be accounted for using the purchase method. The result of this is that the recorded assets and liabilities of Chemical will be carried forward at their recorded amounts, the historical operating results will be unchanged for the prior periods being reported on and the assets and liabilities of Talmer will be adjusted to fair value at the date of the merger. In addition, all identified intangibles will be recorded at fair value and included as part of the net assets acquired. To the extent that the

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purchase price consideration, which is measured at the date of the effective time of the merger and consists of the cash consideration, the shares of Chemical common stock to be issued to Talmer shareholders, the “in the money” value of the stock options and cash in lieu of any fractional shares, exceeds the fair value of the net assets (including identifiable intangibles) of Talmer at the effective time of the merger, that amount will be reported as goodwill. In accordance with current accounting guidance, goodwill will not be amortized but will be evaluated for impairment annually or more often if necessary. Identified intangibles will be amortized over their estimated lives. Further, the purchase accounting method results in the operating results of Talmer being included in the consolidated financial results of Chemical beginning from the effective time of the merger.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following pro forma condensed combined financial information combines the historical consolidated financial position and results of operations of Chemical and Talmer, after giving effect to the merger, using the purchase method of accounting and giving effect to the related pro forma adjustments described in the accompanying notes. Under the purchase method of accounting, the assets and liabilities of Talmer will be recorded by Chemical at their respective fair values as of the date that the merger is completed. The pro forma condensed combined balance sheet gives effect to the merger as if the transaction had occurred on December 31, 2015. The pro forma combined income statement for the year ended December 31, 2015 gives effect to the merger as if the transaction had become effective on January 1, 2015.

The pro forma condensed combined financial information is presented for illustrative purposes only and does not indicate the financial results of the combined company had the companies actually been combined at the beginning of the period presented, nor the impact of possible business model changes. The pro forma condensed combined financial information, while helpful in illustrating the financial characteristics of the combined organization under one set of assumptions, does not reflect the potential effects of changes in market conditions on revenues, expense efficiencies, and asset dispositions, among other factors, nor does it include the funding cost or lost opportunity cost related to the cash consideration being paid to Talmer shareholders and, accordingly, does not attempt to predict or suggest future results. In addition, as explained in more detail in the accompanying notes, the preliminary allocation of the pro forma purchase price reflected in the pro forma condensed combined financial information is subject to adjustment and may vary significantly from the actual purchase price allocation that will be recorded upon completion of the merger.

The pro forma condensed combined income statement does not include estimated merger and integration costs expected to be incurred in conjunction with the merger. See Note 4 accompanying the pro forma condensed combined financial statements for additional information regarding merger and integration costs.

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Chemical Financial Corporation and Talmer Bancorp, Inc.

Unaudited Pro Forma Condensed Combined Balance Sheet

December 31, 2015

	Chemical Historical	Talmer Historical	Pro Forma Adjustments		Pro Forma Chemical and Talmer
	(Amounts in thousands, except per share data)
Assets
Cash and cash equivalents	$238,789	$387,323	$(88,468	) (1)	$537,644
Investment securities	1,063,702	892,448	-		1,956,150
Loans held-for-sale	10,327	58,223	-		68,550
Total loans	7,271,147	4,806,700	(43,953	) (2)	12,033,894
Allowance for loan losses	(73,328)	(53,953)	53,953	(3)	(73,328)
Net loans	7,197,819	4,752,747	10,000		11,960,566
Premises and equipment, net	106,317	43,570	-		149,887
Goodwill	287,393	3,524	468,459	(4)	759,376
Other intangible assets	38,104	70,921	42,792	(5)	151,817
Interest receivable and other assets	246,346	387,134	(1,735	) (6)	631,745
Total Assets	$9,188,797	$6,595,890	$431,048		$16,215,735

Liabilities and Shareholders’ Equity
Deposits	$7,456,767	$5,014,581	$(1,045	) (7)	$12,470,303
Interest payable and other liabilities	76,466	43,039	-		119,505
Short-term borrowings	397,199	348,998	-		746,197
Other borrowings	242,391	464,057	52,689	(8)	759,137
Total liabilities	8,172,823	5,870,675	51,644		14,095,142
Shareholders’ equity:
Preferred stock, no par value	-	-	-		-
Common stock, $1 par value per share	38,168	66,115	(34,876	) (9)	69,407
Additional paid-in capital	725,280	316,571	773,462	(10)	1,815,313
Retained earnings	281,558	339,130	(355,783	) (11)	264,905
Accumulated other comprehensive
income (loss)	(29,032)	3,399	(3,399	)(12)	(29,032)
Total shareholders’ equity	1,015,974	725,215	379,404		2,120,593
Total Liabilities and Shareholders’ Equity	$9,188,797	$6,595,890	$431,048		$16,215,735

Book value per share	$26.62	$10.97			$30.55
Tangible book value per share	$18.78	$10.72			$18.64

See accompanying notes to unaudited pro forma combined condensed financial statements.

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Chemical Financial Corporation and Talmer Bancorp, Inc.

Unaudited Pro Forma Condensed Combined Statement of Income

Year Ended December 31, 2015

	Chemical Historical	Talmer Historical	Pro Forma Impact of Chemical Acquisitions (A)	Pro Forma Adjustments		Pro Forma Chemical & Talmer
	(Amounts in thousands, except per share data)

Interest income	$291,789	$234,888	$22,062	$(22,533	) (13)	$526,206
Interest expense	17,781	20,222	3,969	1,865	(14)	43,837
Net interest income	274,008	214,666	18,093	(24,398)		482,369
Provision (benefit) for loan losses	6,500	(9,203)	-	-		(2,703)
Noninterest income	80,216	86,445	3,231	-		169,892
Operating expenses	223,894	226,319	13,252	5,703	(15)	469,168
Net income before income taxes	123,830	83,995	8,072	(30,101)		185,796
Income tax	37,000	23,866	148	(10,535	) (16)	50,479
Net income	$86,830	$60,129	$7,924	$(19,566)		$135,317

Net income per share
Basic	$2.41	$0.87				$1.95
Diluted	$2.39	$0.81				$1.91

Dividends per share	$1.00	$0.04				$1.00

Average shares outstanding:
Basic	36,081	68,646	2,016	(37,407	) (17)	69,336
Diluted	36,353	73,331	2,016	(40,795	) (17)	70,905

(A)	Represents the pro forma impact of Chemical’s acquisitions of Monarch Community Bancorp, Inc. on April, 1, 2015 and Lake Michigan Financial Corporation on May 31, 2015, assuming these acquisitions had been completed as of the beginning of the period presented. In accordance with Article 11 of Regulation S-X, transactions costs directly attributable to these acquisitions have been excluded.

See accompanying notes to unaudited pro forma combined condensed financial statements.

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Note 1—Basis of Presentation

The pro forma condensed combined financial information and explanatory notes have been prepared to illustrate the effects of the merger involving Chemical and Talmer under the purchase method of accounting with Chemical treated as the acquirer. The pro forma condensed combined financial information is presented for illustrative purposes only and does not necessarily indicate the financial results of the combined companies had the companies actually been combined at the beginning of the period presented, nor does it necessarily indicate the results of operations in future periods or the future financial position of the combined entities. Under the purchase method of accounting, the assets and liabilities of Talmer, as of the effective date of the merger, will be recorded by Chemical at their respective fair values and the excess of the merger consideration over the fair value of Talmer’s net assets will be allocated to goodwill.

The merger, which is currently expected to be completed in the second half of 2016, provides for Talmer common shareholders to receive 0.4725 shares of Chemical common stock and $1.61 in cash for each share of Talmer common stock they hold immediately prior to the merger. Based on the closing trading price of shares of Chemical common stock on the NASDAQ Stock Market on December 31, 2015, the date the pro forma condensed combined financial statements are presented, the value of the merger consideration of Talmer common stock was $17.80 per share. Based on the closing trading price of shares of Chemical common stock on the NASDAQ Stock Market on January 25, 2016, the last trading day before the public announcement of the signing of the merger agreement, the value of the merger consideration of Talmer common stock was $15.64 per share. Based on the closing trading price of shares of Chemical common stock on the NASDAQ on March 30, 2016, the value of the merger consideration of Talmer common stock was $18.72 per share.

The pro forma allocation of the purchase price reflected in the pro forma condensed combined financial information is subject to adjustment and may vary from the actual purchase price allocation that will be recorded at the time the merger is completed. Adjustments will include, but not be limited to, changes in (i) Talmer’s balance sheet and operating results through the effective time of the merger; (ii) the aggregate value of merger consideration paid if the price of shares of Chemical common stock varies from the assumed $17.80 per share, which represents the closing share price of Chemical common stock on December 31, 2015; (iii) total merger-related expenses from amounts included herein; and (iv) the underlying values of assets and liabilities if market conditions differ from current assumptions.

The accounting policies of both Chemical and Talmer are in the process of being reviewed in detail. Upon completion of such review, conforming adjustments or financial statement reclassification may be determined.

Note 2—Preliminary Purchase Price Allocation

The pro forma adjustments include the estimated purchase accounting entries to record the merger transaction. The excess of the purchase price over the fair value of net assets acquired, net of deferred taxes, is allocated to goodwill. Estimated fair value adjustments included in the pro forma financial statements are based upon available information and certain assumptions considered reasonable, and may be revised as additional information becomes available.

Core deposit intangible assets of $55.6 million are included in the pro forma adjustments separate from goodwill and amortized on an accelerated method over 10 years. Goodwill totaling $472 million is included in the pro forma adjustments and is not subject to amortization. The purchase price is variable based on Chemical’s price per common share at the closing date of the merger, which has not yet occurred. Accordingly, a 10% increase or decrease in Chemical’s price per share of common stock would result in a corresponding purchase price and goodwill adjustment of approximately $107 million.

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The preliminary purchase price allocation is as follows:

Pro Forma Purchase Price
(In thousands, except per share amounts)

Equity consideration:
Talmer shares outstanding as of December 31, 2015	66,115
Exchange ratio	0.4725
Chemical shares issued	31,239
Chemical share price (as of December 31, 2015)	$34.27
Equity portion of purchase price		$1,070,561

Cash consideration:
Talmer shares outstanding	66,115
Cash consideration (per Talmer share)	$1.61
Cash portion of purchase price		106,445

Option consideration (B):
Cash	19,585
Equity	50,711
Stock option portion of purchase price		70,296

Total consideration to be paid (transaction value)		$1,247,302

Talmer Net Assets at Fair Value
Assets acquired:
Cash and cash equivalents	$387,323
Investment securities	892,448
Loans held-for-sale	58,223
Net loans	4,762,747
Premises and equipment, net	43,570
Other intangible assets	113,713
Interest receivable and other assets	379,614
Total assets acquired	6,637,638
Liabilities assumed:
Deposits	5,013,536
Interest payable and other liabilities	43,039
Short-term borrowings	348,998
Other borrowings	456,746
Total liabilities assumed	5,862,319
Net assets acquired	775,319
Preliminary pro forma goodwill	$471,983

(B)	The fair value of option consideration is based on the excess of the transaction value per share as of December 31, 2015 of $17.80 over the weighted average strike price of Talmer’s stock options outstanding as of that date. Further, 25% of Talmer’s stock options are expected to be cashed out upon completion of the merger, with the remaining 75% converted into options to purchase shares of Chemical common stock in accordance with the merger agreement.

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Note 3—Pro Forma Adjustments

The following pro forma adjustments have been reflected in the pro forma condensed combined financial information. All taxable adjustments were calculated using a 35.0% tax rate to arrive at deferred tax asset or liability adjustments. All adjustments are based on current assumptions and valuations, which are subject to change.

(1)	Adjustments to cash reflect the estimated cash component of the merger consideration of $106.4 million, based on 66,114,798 shares of Talmer outstanding as of December 31, 2015, cash consideration of $19.6 million based on 25% of Talmer’s stock options being cashed out pursuant to the merger agreement, contractually obligated pre-tax merger costs of $22.4 million and reflects $60.0 million of borrowed funds to facilitate the merger. The fair value of converted stock options was determined based on the excess of the transaction value per share as of December 31, 2015 of $17.80 over the weighted average strike price of Talmer’s stock options outstanding for the 25% of Talmer’s stock options assumed to be cashed out upon completion of the merger.

(2)	Adjustment to Talmer’s loans, net of unrecognized costs, to reflect the estimated fair value of the loan portfolio based on estimates of expected cash flows, which includes credit loss expectations and current interest rates.

(3)	Elimination of Talmer’s existing allowance for loan losses. Purchased loans in a business combination are recorded at estimated fair value on the purchase date and the carryover of the related allowance for loan losses is prohibited.

(4)	Adjustments to goodwill to eliminate Talmer goodwill of $3.5 million at the merger date and record estimated goodwill associated with the merger of $472 million.

(5)	Adjustments to other intangible assets to eliminate Talmer’s core deposit intangible assets of $12.8 million and record estimated core deposit intangible assets associated with the merger of $55.6 million, based on a value of 1.75% of Talmer’s non-time customer deposits. Core deposit intangible assets recorded as a result of the merger are expected to be amortized on an accelerated basis over a period of 10 years.

(6)	Adjustment to deferred tax liabilities to reflect the effects of the acquisition accounting adjustments of $21.4 million and adjustments to deferred tax assets to recognize the tax benefit of the merger consideration related to nonqualified stock options and the tax benefit of contractually obligated merger costs of $13.9 million and $5.8 million, respectively.

(7)	Adjustment to reflect the estimated fair value of Talmer’s time deposits.

(8)	Adjustment to reflect the estimated fair value of Talmer’s long-term debt included in other borrowings and to reflect $60.0 million of borrowed funds to facilitate the merger.

(9)	Adjustment to eliminate Talmer common stock of $66.1 million and record the issuance of 31,239,242 shares Chemical common stock at $1 par value (recorded value of $31.2 million) based on 66,114,798 shares of Talmer Class A common stock outstanding at December 31, 2015 multiplied by the merger exchange ratio of 0.4725 shares.

(10)	Adjustment to eliminate Talmer additional paid-in capital of $316.6 million, record the issuance of Chemical common stock in excess of par value of $1.04 billion and record the fair value of stock option consideration attributable to Talmer stock options converted to options to purchase shares of Chemical common stock of $50.7 million. The fair value of converted stock options was determined based on the excess of the transaction value per share as of December 31, 2015 of $17.80 over the weighted average strike price of Talmer’s stock options outstanding as of that date, with 75% of Talmer’s stock options assumed to be converted into options to purchase shares of Chemical common stock in accordance with the merger agreement.

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(11)	Adjustment to eliminate retained earnings of Talmer and recognize contractually obligated after-tax merger costs of $16.6 million.

(12)	Adjustment to eliminate accumulated other comprehensive income of Talmer.

(13)	Net adjustment to interest income to recognize estimated first year discount loan accretion attributable to recording the acquired loans at fair value as of the transaction date. The discount loan accretion is expected to accrete over a period of approximately 4.4 years.

(14)	Net adjustment to interest expense to eliminate Talmer’s net amortization of premiums on previously acquired time deposits and long-term debt and record estimated net first year accretion of discounts on acquired time deposits and long-term debt. The discount accretion on deposits and the net discount accretion on long-term debt is expected to be approximately 2 years and 15 years, respectively.

(15)	Adjustment to eliminate Talmer’s amortization of core deposit intangible asset amortization of $2.6 million and recognize estimated first year core deposit intangible asset amortization of $8.3 million. See item (5) above for information regarding Chemical’s amortization of core deposit intangible assets.

(16)	Recognize the tax impact of pro forma transaction-related adjustments at 35%.

(17)	Adjustment to eliminate Talmer’s average common shares outstanding during 2015 and recognize the issuance of 31,239,242 shares of Chemical common stock based on Talmer’s 66,114,798 common shares outstanding at December 31, 2015 and the merger exchange ratio of 0.4725. Average diluted shares outstanding also includes the effect of dilutive stock options outstanding at December 31, 2015 that are assumed to be converted to options to purchase shares of Chemical common stock in accordance with the merger agreement and dilutive warrants of Talmer that were outstanding during 2015.

Note 4—Merger Integration Costs

Merger and integration related costs are estimated to be $63 million on a combined pre-tax basis, with contractually obligated pre-tax merger costs of $22.4 million ($16.6 million net of tax) due at closing. Contractually obligated merger costs are reflected in the pro forma condensed combined balance sheet as part of the pro forma adjustments discussed in Note 3. Merger and integration related costs are not included in the pro forma condensed combined statement of income since they will be recorded in the combined results of operations as they are incurred prior to, or after completion of, the merger and are not indicative of what the historical results of the combined company would have been had the companies been actually combined during the periods presented.

Note 5—Divestiture or Closure of Talmer and/or Chemical Branches

Due to the competitive considerations of the merger in accordance with regulatory guidelines, Chemical may have to divest of Talmer and/or Chemical branches in certain market areas in order to obtain regulatory approvals to complete the transactions contemplated by the merger agreement or may choose to consolidate branches after the completion of the transaction. If required by regulatory authorities, Chemical intends to divest branches in certain areas in a manner sufficient to eliminate such regulatory authorities’ competitive concerns. Branch divestitures or closures have not yet been identified and are excluded from the pro forma analysis.

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COMPARISON OF RIGHTS OF SHAREHOLDERS

Chemical and Talmer are Michigan corporations subject to the Michigan Business Corporation Act (the “MBCA”). The rights of Chemical shareholders are governed by the MBCA and Chemical’s restated articles of incorporation, as amended (“Chemical Articles”), and bylaws, as amended (“Chemical Bylaws”). The rights of Talmer shareholders are governed by the MBCA and Talmer’s restated articles of incorporation, as amended (“Talmer Articles”) and bylaws, as amended and restated (“Talmer Bylaws”). After the merger, the rights of Talmer’s common shareholders who become Chemical common shareholders will be governed by the MBCA, the Chemical Articles and the Chemical Bylaws.

The following discussion is a summary of the current rights of Talmer and Chemical shareholders. While this summary includes the material differences between the two, this summary may not contain all of the information that is important to you. You should carefully read this entire joint proxy statement and prospectus, the relevant provisions of the MBCA and the other governing documents which are referenced in this joint proxy statement and prospectus for a more complete understanding of the differences between being a shareholder of Talmer and a shareholder of Chemical. Chemical has filed with the SEC its governing documents referenced in this summary and will send copies of these documents to you, without charge, upon your request. See “Where You Can Find More Information” beginning on page 128.

Authorized Capital Stock

Chemical. The Chemical Articles authorize Chemical to issue up to 60,000,000 shares of common stock, par value $1.00 per share, and 2,000,000 shares of preferred stock, no par value. If the proposed amendment to the Chemical Articles is approved by the Chemical shareholders, as of the effective time of the merger, the Chemical Articles will authorize Chemical to issue up to 100,000,000 shares of Chemical common stock. The proposed amendment does not alter the authorized number of shares of Chemical preferred stock. As of the record date, there were [●] shares of Chemical common stock outstanding, and no shares of Chemical preferred stock outstanding.

Talmer. The Talmer Articles authorize Talmer to issue up to 200,000,000 shares of common stock, par value $1.00 per share, of which 198,000,000 shares shall be Class A voting common stock and 2,000,000 shares shall be Class B non-voting common stock, and 20,000,000 shares of preferred stock, par value $1.00 per share. As of the record date, there were [●] shares of Talmer Class A voting common stock outstanding, and no shares of Talmer Class B non-voting common stock or preferred stock outstanding.

Issuance of Additional Shares

Chemical. Chemical’s board of directors may authorize the issuance of additional shares of common stock up to the amounts authorized in the Chemical Articles, without shareholder approval, subject only to the restrictions of the MBCA and the Chemical Articles.

Chemical’s board of directors may authorize the issuance of shares of preferred stock up to the amounts specified in the Chemical Articles, without shareholder approval, subject only to the restrictions of the MBCA and the Chemical Articles and not for any defensive or anti-takeover purpose or for the purpose of implementing any shareholders rights plan.

Talmer. Talmer’s board of directors may authorize the issuance of additional shares of common stock up to the amounts authorized in the Talmer Articles, without shareholder approval, subject only to the restrictions of the MBCA and the Talmer Articles.

Talmer’s board of directors may authorize the issuance of shares of preferred stock up to the amounts authorized in the Talmer Articles, without shareholder approval, subject only to the restrictions of the MBCA and the Talmer Articles.

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Number and Classification of Directors

Chemical. The Chemical Bylaws provide that Chemical’s board must consist of at least five directors, but may not exceed 25 directors. The exact number of directors is determined from time to time by the board of directors. Chemical’s board of directors currently has eight directors, but following Chemical’s annual meeting of shareholders to be held on April 18, 2016 (and at the effective time of the merger), Chemical anticipates that its board of directors will have seven directors, due to the retirement of Terence F. Moore from the board of directors at Chemical’s annual meeting in accordance with Chemical’s mandatory age retirement policy. Chemical’s board of directors is not classified, and directors are elected annually.

Talmer. The Talmer Bylaws provide that Talmer’s board must consist of at least three directors, but may not exceed 20 directors. The exact number of directors is determined from time to time by the board of directors. Talmer’s board of directors currently has 14 directors. Talmer’s board of directors is not classified, and directors are elected annually.

Election of Directors

Chemical. Chemical’s directors are elected annually, to hold office for one-year terms (or until their respective successors are elected and qualified, or until their respective resignation or removal). Chemical’s directors are elected by a plurality of the votes cast.

Talmer. Talmer’s directors are elected annually, to hold office for one-year terms (or until their respective successors are elected and qualified, or until their respective resignation or removal). Talmer’s directors are elected by a plurality of the votes cast.

Nomination of Director Candidates by Shareholders

Chemical. The Chemical Bylaws provide that a shareholder of record entitled to vote in an election of directors may nominate a person for election to the Chemical board by delivering, not less than 120 days prior to the annual meeting, and not more than seven days following the date of notice of a special meeting called for election of directors, a notice to Chemical’s Secretary that includes, with respect to each proposed nominee, (i) the nominee’s name, age, business address and residence; (ii) the nominee’s occupation or employment; (iii) the number of shares of capital stock of Chemical that are beneficially owned by the nominee; (iv) a statement that such nominee is willing to be nominated and to serve if elected; and (v) such other information concerning such nominee as would be required under SEC rules to be provided in a proxy statement soliciting proxies for the election of such nominee.

Talmer. The Talmer Bylaws provide that a shareholder of record entitled to vote in an election of directors may nominate a person for election to the Talmer board, provided that notice is received by Talmer’s Secretary not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting (however, if the date of the annual meeting is advanced by more than 30 days prior to the anniversary date or delayed by more than 30 days after such anniversary date, then notice must be received by Talmer’s Secretary no later than the later of 60 days prior to the date of the meeting or the tenth day following the day on which notice of the annual meeting was mailed or made public), and not less than 10 days following the day on which notice of a special meeting was mailed or made public, if the special meeting calls for the election of directors. Such notice to Talmer’s Secretary must include, with respect to each proposed nominee, (a) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the shareholder is a holder of record of stock of Talmer entitled to vote at such meeting and of the number of shares beneficially owned by such shareholder (determined in accordance with Section 13(d) of the Exchange Act), and that the shareholder intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (d) such other information regarding each nominee proposed by such shareholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had each nominee been nominated, or intended to be nominated, by the board of directors; (e) the consent of each nominee to serve as a director of Talmer if so elected; and (f) a representation as to whether or not the shareholder will solicit proxies in support of his nominee(s).

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Removal of Directors

Chemical. The Chemical Bylaws provide that each Chemical director may be removed, with or without cause, by vote of the holders of a majority of the shares entitled to vote at an election of directors.

Talmer. The Talmer Bylaws provide that each Talmer director may be removed, with or without cause, by vote of the holders of a majority of the shares entitled to vote at any special meeting called for that purpose.

Indemnification of Directors, Officers and Employees

Chemical. The Chemical Articles and Chemical Bylaws each indicate that Chemical will indemnify, to the fullest extent permitted by the MBCA, persons who serve or have served as directors, officers, employees or agents of Chemical, and persons who serve or have served at the request of Chemical as directors, officers, employees, partners or agents of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise.

Talmer. The Talmer Articles and Talmer Bylaws each indicate that Talmer will indemnify, to the fullest extent permitted by the MBCA, persons who serve or have served as directors or officers of Talmer, and persons who serve or have served at the request of Talmer as directors, officers, employees, partners or agents of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interest of Talmer or its shareholders, and with respect to a criminal action or proceeding, if the person had no reasonable cause to believe his or her conduct was unlawful. For derivative actions, indemnification shall not be made for any claim, issue or matter in which the person has been found liable to Talmer unless and only to the extent that the court in which the action or suit was brought has determined on application that, despite the adjudication of liability but in view of all circumstances of the case, the person is fairly and reasonably entitled to indemnification for the reasonable expenses incurred.

Shareholder Proposals

Chemical. The Chemical Bylaws provide that a shareholder may propose a shareholder action at an annual or special meeting of shareholders if it is properly presented. For a matter to be properly presented by a shareholder, the shareholder must give notice of the matter in writing to the Secretary of Chemical. The notice must be received at the principal executive offices of Chemical not less than 120 calendar days prior to the date corresponding to the date of Chemical’s proxy statement or notice of meeting released to shareholders in connection with the last preceding annual meeting of shareholders, in the case of an annual meeting, and not more than ten days after the earlier of the date of notice of the meeting or public disclosure of the date of the meeting, in the case of a special meeting. The notice must include (i) a brief description of the matter the shareholder desires to present for action; (ii) the name and record address of the shareholder; (iii) the class and number of shares of Chemical’s stock that are beneficially owned by the shareholder; and (iv) any material interest of the shareholder in the matter proposed for action.

Talmer. The Talmer Bylaws provide that a shareholder may propose a shareholder action at an annual meeting of its shareholders if it is properly presented. For a matter to be properly presented by a shareholder, the notice of the proposal must be received by Talmer’s Secretary not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting (however, if the date of the annual meeting is advanced by more than 30 days prior to the anniversary date or delayed by more than 30 days after such anniversary date, then notice must be received by Talmer’s Secretary no later than the later of 60 days prior to the date of the meeting or the tenth day following the day on which notice of the annual meeting was mailed or made public). Such shareholder notice shall set forth (a) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting and in the event that such business includes a proposal to amend either the articles of incorporation or bylaws of Talmer, the language of the proposed amendment, (b) the name and address of the shareholder proposing such business, (c) a representation that the shareholder is a holder of record of stock of Talmer entitled to vote at such meeting and of the number of shares beneficially owned by such shareholder (determined in accordance with Section 13(d) of the Exchange Act), and that the shareholder intends to appear in person or by proxy at the meeting to propose such business, (d) any material interest of the shareholder in

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such business, and (e) a representation as to whether or not the shareholder will solicit proxies in support of his proposal.

Special Meetings of Shareholders

Chemical. The Chemical Bylaws require the President or Secretary of Chemical to call a special meeting of shareholders at the written request of shareholders holding a majority of the shares of Chemical common stock outstanding and entitled to vote at a meeting. The request must state the purpose or purposes for which the meeting is to be called. A special meeting of shareholders also may be called by Chemical’s board of directors, Chairman of the board of directors, or President.

Talmer. The Talmer Bylaws require the Chief Executive Officer or Secretary to call a special meeting of shareholders at the written request of a majority of the board of directors or shareholders holding a majority of the shares of Talmer capital stock outstanding and entitled to vote at a meeting. Such request must state the purpose or purposes of the proposed meeting. A special meeting of shareholders may also be called by the Chief Executive Officer, Chairman of the board of directors or President.

Shareholder Action Without a Meeting

Chemical. The Chemical Articles provide that any action required or permitted under the MBCA to be taken at an annual or special meeting of the Chemical shareholders may be taken without a prior meeting, without prior notice, and without a vote, if a written consent setting forth the action so taken is signed by the holders of outstanding stock having not less than the minimum number of votes necessary to authorize or take the action at a meeting at which all shares entitled to vote were present and voted.

Talmer. The Talmer Articles provide that any action required or permitted under the MBCA to be taken at an annual or special meeting of the Talmer shareholders may be taken without a prior meeting, without prior notice, and without a vote, if a written consent setting forth the action so taken is signed by the holders of outstanding stock having not less than the minimum number of votes necessary to authorize or take the action at a meeting at which all shares entitled to vote were present and voted. Such written consents are not effective unless within 60 days after the record date for determining shareholders entitled to express consent or dissent from a proposal without a meeting, written consents dated not more than 10 days before the record date and signed by a sufficient number of shareholders to take the action are delivered to Talmer.

Amendment of Articles of Incorporation and Bylaws

Chemical. The Chemical Articles may be amended by the affirmative vote of the holders of a majority of the outstanding Chemical shares entitled to vote. The Chemical Bylaws may be amended, altered or repealed by the Chemical board of directors or by the Chemical shareholders at a meeting.

Talmer. The Talmer Articles may be amended by the affirmative vote of the holders of a majority of the outstanding Talmer shares entitled to vote. The Talmer Bylaws may be amended, altered or repealed by the Talmer board of directors or by the Talmer shareholders holding a majority of the shares of Talmer capital stock outstanding and entitled to vote at a meeting.

Business Combination Restrictions and Other Shareholder Limitations

Chemical. Neither the Chemical Articles nor the Chemical Bylaws contain any special provisions relating to the approval of business combinations.

Talmer. Neither the Talmer Articles nor the Talmer Bylaws contain any special provisions relating to the approval of business combinations.

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NO APPRAISAL OR DISSENTERS’ RIGHTS

Dissenters’ rights are rights that, if available under law, enable shareholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to shareholders in connection with the extraordinary transaction. Under the MBCA, as well as the governing documents of each company, neither the holders of Chemical capital stock nor the holders of Talmer capital stock are entitled to appraisal rights or dissenters’ rights in connection with the merger.

LEGAL MATTERS

The validity of the shares of Chemical common stock to be issued pursuant to the merger will be passed upon by Warner Norcross & Judd LLP, 111 Lyon Street NW, Suite 900, Grand Rapids, Michigan 49503. The material U.S. federal income tax consequences relating to the merger will be passed upon for Chemical by Warner Norcross & Judd LLP and for Talmer by Nelson Mullins Riley & Scarborough LLP, 201 17th Street NW, Suite 1700, Atlanta, Georgia 30363. J. Brennan Ryan, a partner of Nelson Mullins Riley & Scarborough LLP, holds stock options to acquire up to 350,000 shares of Talmer’s Class A common stock with a weighted average exercise price of $7.00 per share.  In addition, Mr. Ryan holds shares of Talmer restricted stock for which restrictions lapse for 22,000 shares in June 2019 and 22,300 shares in March 2020, and 21,500 shares for which restrictions lapse in one-third increments in February 2017, 2018 and 2019.

EXPERTS

Chemical

The consolidated financial statements of Chemical as of December 31, 2015 and 2014 and for each of the years in the three-year period ended December 31, 2015, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2015, appearing in Chemical’s Annual Report on Form 10-K for the year ended December 31, 2015, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, which reports have been incorporated by reference herein and in the registration statement by inclusion of such reports in our Annual Report on Form 10-K for the year ended December 31, 2015, and upon the authority of said firm as experts in accounting and auditing.

Talmer

The consolidated financial statements of Talmer as of December 31, 2015 and 2014 and for each of the three years in the period ended December 31, 2015, and the effectiveness of Talmer’s internal control over financial reporting as of December 31, 2015 have been audited by Crowe Horwath LLP, an independent registered public accounting firm, as set forth in their report appearing in the Talmer Annual Report on Form 10-K, as amended, and incorporated in this joint proxy statement and prospectus by reference, such consolidated financial statements have been so incorporated in reliance on the report of such firm given upon their authority as experts in auditing and accounting.

SHAREHOLDER PROPOSALS

A Chemical shareholder seeking to present a proposal at a Chemical annual meeting of shareholders must submit a notice to the Secretary of Chemical in accordance with Chemical’s bylaws not less than 120 calendar days prior to the date corresponding to the date of Chemical’s proxy statement or notice of meeting released to shareholders in connection with the last preceding annual meeting of shareholders, in the case of an annual meeting (unless Chemical did not hold an annual meeting within the last year, or if the date of the upcoming annual meeting changed by more than 30 days from the date of the last preceding meeting, then the notice must be delivered or mailed and received not more than 10 days after the earlier of the date of the notice of the meeting or public disclosure of the date of the meeting), and not more than ten days after the earlier of the date of the notice of the meeting or public disclosure of the date of the meeting, in the case of a special meeting. A Chemical shareholder seeking to include a proposal in Chemical’s proxy statement and form of proxy relating to a meeting of shareholders

126

must submit the proposal to Chemical in accordance with SEC Rule 14a-8. With respect to Chemical’s 2017 annual meeting of shareholders, the deadline to submit a notice of a proposal and to include a proposal in Chemical’s proxy statement and form of proxy relating to the meeting is November 4, 2016.

A Chemical shareholder seeking to nominate an individual for election as a Chemical director must submit a notice to the Secretary of Chemical in accordance with the Chemical Bylaws not less than 120 days prior to the date of the meeting, in the case of an annual meeting, and not more than seven days following the date of notice of the meeting, in the case of a special meeting.

Talmer does not currently anticipate holding an annual meeting of shareholders in 2016. However, if the merger is not completed as anticipated, Talmer may hold a 2016 annual meeting of shareholders. If such an annual meeting is held, it will not likely fall within 30 days of the anniversary of Talmer’s 2015 annual meeting, which was held on June 8, 2015. Accordingly, under SEC rules, if Talmer holds a 2016 annual meeting, shareholder proposals must be submitted a reasonable time before Talmer begins to print and send its proxy materials. Such proposals will be subject to the requirements of the proxy rules adopted under the Exchange Act and Talmer’s Bylaws.

Under Talmer’s Bylaws, in order for a shareholder to make a proposal for business to be brought before the 2016 annual meeting or to nominate an individual for election as a Talmer director at the 2016 annual meeting, if such a meeting is held, the shareholder must submit each such notice to Talmer’s Secretary not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting (however, if the date of the annual meeting is advanced by more than 30 days prior to the anniversary date or delayed by more than 30 days after such anniversary date, then notice must be received by Talmer’s Secretary no later than the later of 60 days prior to the date of the meeting or the tenth day following the day on which notice of the annual meeting was mailed or made public).

OTHER MATTERS PRESENTED AT THE MEETINGS

As of the date of this joint proxy statement and prospectus, neither the Chemical board of directors nor the Talmer board of directors knows of any matters that will be presented for consideration at either the Chemical special meeting or the Talmer special meeting, respectively, other than as described in this joint proxy statement and prospectus. If any other matters come before either the Chemical special meeting or the Talmer special meeting or any adjournment or postponement thereof and are voted upon, the proposed proxy will be deemed to confer authority to the individuals named as authorized therein to vote the shares represented by the proxy and the persons named in the enclosed proxy and acting thereunder will vote in accordance with their discretion on such matters.

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WHERE YOU CAN FIND MORE INFORMATION

Chemical and Talmer each file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any of this information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. In addition, Chemical and Talmer each file such reports and other information with the SEC electronically, and the SEC maintains an internet website located at www.sec.gov containing this information. The reports and other information that Chemical and Talmer file with the SEC is also available at their respective websites, www.chemicalbankmi.com and www.talmerbank.com. Information included on Chemical’s and Talmer’s websites is not incorporated by reference into this joint proxy statement and prospectus.

You can obtain any reports, proxy statements or other information filed by Chemical or Talmer with the SEC, without charge, electronically at the SEC’s website above. In addition, Chemical will provide you with copies of any reports, proxy statements or other information filed by Chemical with the SEC, without charge, upon written or oral request to: Chemical Financial Corporation, 235 East Main Street, Midland, Michigan 48640. Attn: Lori A. Gwizdala, telephone no. (989) 839-5350. Talmer will provide you with copies of any reports, proxy statements or other information filed by Talmer with the SEC, without charge, upon written or oral request to: Talmer Bancorp, Inc., 2301 West Big Beaver Road, Suite 525, Troy, Michigan 48084, Attention: Brad Adams, telephone no. (248) 489-2852.

You should rely only on the information contained in or incorporated by reference into this joint proxy statement and prospectus. We have not authorized anyone to provide you with information that is different from what is contained in or incorporated by reference into this joint proxy statement and prospectus. The information contained in this joint proxy statement and prospectus speaks only as of the date of this joint proxy statement and prospectus unless the information specifically indicates that another date applies. You should not assume that the information contained in this joint proxy statement and prospectus is accurate as of any date other than the date of this joint proxy statement and prospectus, and neither the delivery of this joint proxy statement and prospectus to you nor the issuance of Chemical common stock under it shall create any implication to the contrary.

If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this joint proxy statement and prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this joint proxy statement and prospectus does not extend to you.

This document contains a description of the representations and warranties that each of Chemical and Talmer made to the other in the merger agreement. Representations and warranties made by Chemical, Talmer and other applicable parties are also set forth in contracts and other documents (including the merger agreement) that are attached or filed as exhibits to this document or are incorporated by reference into this document. These materials are included or incorporated by reference only to provide you with information regarding the terms and conditions of the agreements, and not to provide any other factual information regarding Chemical, Talmer or their businesses. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the other information provided elsewhere in this document or incorporated by reference into this document.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The following documents filed by Chemical or Talmer, as applicable, with the SEC are incorporated by reference into this joint proxy statement and prospectus. You should carefully read and consider all of these documents before making an investment decision.

(a)    The description of Chemical’s common stock in Chemical’s Form S-3 Registration Statement filed June 12, 2014, including any amendments or reports filed for the purpose of updating the description.

(b)   Chemical’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed on February 26, 2016.

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(c)    Chemical’s definitive Proxy Statement on Schedule 14A for its 2016 annual meeting of shareholders, filed March 4, 2016.

(d)   Chemical’s Current Reports on Form 8-K filed January 26, 2016, February 1, 2016 and February 11, 2016 (other than those portions of the documents deemed to be furnished and not filed).

(e)    The description of Talmer’s common stock, which is contained in Talmer’s Form S-1 Registration Statement filed on January 10, 2014, including any amendments or reports filed for the purpose of updating such description.

(f)    Talmer’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed on February 29, 2016, as amended by the Amendment to such Annual Report filed on March 30, 2016.

(g)   Talmer’s Current Reports on Form 8-K or Form 8-K/A filed January 26, 2016, February 1, 2016, February 11, 2016 and February 26, 2016 (other than those portions of the documents deemed to be furnished and not filed).

Chemical also incorporates by reference all documents that it may file with the SEC pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, after the date of this joint proxy statement and prospectus and prior to the date of the special meeting (except, with respect to each of the foregoing, for portions of such reports which are deemed to be furnished and not filed). Such documents are considered to be a part of this joint proxy statement and prospectus, effective as of the date such documents are filed.

In addition, Talmer incorporates by reference any future filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement and prospectus and prior to the date of the Talmer special meeting (except, with respect to each of the foregoing, for portions of such reports which are deemed to be furnished and not filed). Such documents are considered to be a part of this joint proxy statement and prospectus, effective as of the date such documents are filed.

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ANNEX A

EXECUTION COPY

______________________________________________________________________________

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

CHEMICAL FINANCIAL CORPORATION

AND

TALMER BANCORP, INC.

Dated as of January 25, 2016

___________________________________________________________________________

A-ii

3.20	Environmental Matters	A-18
3.21	Duties as Fiduciary	A-18
3.22	Investment Bankers and Brokers	A-18
3.23	Fairness Opinion	A-18
3.24	Talmer-Related Persons	A-19
3.25	Change in Business Relationships	A-19
3.26	Insurance	A-19
3.27	Books and Records	A-19
3.28	Loan Guarantees	A-19
3.29	Data Security and Customer Privacy	A-20
3.30	Allowance for Loan and Lease Losses	A-20
3.31	Loans and Investments	A-20
3.32	Loan Origination and Servicing	A-20
3.33	Securities Laws Matters	A-20
3.34	Joint Ventures; Strategic Alliances	A-21
3.35	Policies and Procedures	A-21
3.36	Shareholder Rights Plan	A-21
3.37	Absence of Undisclosed Liabilities	A-21
3.38	No Other Representations and Warranties	A-21

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF CHEMICAL		A-21
4.1	Authorization, No Conflicts, Etc.	A-22
4.2	Organization and Good Standing	A-22
4.3	Subsidiaries	A-22
4.4	Capital Stock	A-23
4.5	Financial Statements	A-24
4.6	Absence of Certain Changes or Events	A-24
4.7	Legal Proceedings	A-24
4.8	Regulatory Filings	A-25
4.9	No Indemnification Claims	A-25
4.10	Conduct of Business	A-25
4.11	Transaction Documents	A-25
4.12	Agreements With Bank Regulators	A-25
4.13	Tax Matters	A-25
4.14	Properties	A-26
4.15	Intellectual Property	A-27
4.16	Required Licenses, Permits, Etc.	A-27
4.17	Material Contracts and Change of Control	A-27
4.18	Labor and Employment Matters	A-29
4.19	Employee Benefits	A-30

A-iii

4.20	Environmental Matters	A-32
4.21	Duties as Fiduciary	A-32
4.22	Investment Bankers and Brokers	A-33
4.23	Fairness Opinion	A-33
4.24	Chemical-Related Persons	A-33
4.25	Change in Business Relationships	A-33
4.26	Insurance	A-33
4.27	Books and Records	A-34
4.28	Loan Guarantees	A-34
4.29	Data Security and Customer Privacy	A-34
4.30	Allowance for Loan and Lease Losses	A-34
4.31	Loans and Investments	A-34
4.32	Loan Origination and Servicing	A-34
4.33	Securities Laws Matters	A-34
4.34	Joint Ventures; Strategic Alliances	A-35
4.35	Policies and Procedures	A-35
4.36	Shareholder Rights Plan	A-35
4.37	Absence of Undisclosed Liabilities	A-35
4.38	No Other Representations and Warranties	A-35

ARTICLE V COVENANTS RELATING TO CONDUCT OF BUSINESS		A-36
5.1	Conduct of Business Before the Effective Time	A-36
5.2	Talmer Forbearances	A-36
5.3	Chemical Forbearances	A-39

ARTICLE VI ADDITIONAL AGREEMENTS		A-42
6.1	Regulatory Matters	A-42
6.2	Access to Information; Confidentiality	A-43
6.3	Preparation of the Joint Proxy Statement and Registration Statement; Shareholders’ Meetings	A-44
6.4	NASDAQ Listing	A-45
6.5	Employee Matters	A-46
6.6	Indemnification; Directors’ and Officers’ Insurance	A-47
6.7	Additional Agreements	A-48
6.8	Advice of Changes	A-48
6.9	No Solicitation by Talmer	A-48
6.10	No Solicitation by Chemical	A-50
6.11	Corporate Governance	A-52
6.12	Restructuring Efforts	A-52
6.13	Exemption from Liability Under Section 16(b)	A-52
6.14	Trust Preferred Securities; Senior Debt Facility	A-53
6.15	Data Conversion	A-53

A-iv

6.16	Commercially Reasonable Efforts; Cooperation	A-53
6.17	Securityholder Litigation	A-53
6.18	Expenses	A-53
6.19	Fairness Opinions	A-54
6.20	Dividends	A-54

ARTICLE VII CONDITIONS PRECEDENT		A-54
7.1	Conditions to Each Party’s Obligation To Effect the Merger	A-54
7.2	Conditions to Obligations of Talmer	A-54
7.3	Conditions to Obligations of Chemical	A-55

ARTICLE VIII TERMINATION AND AMENDMENT		A-56
8.1	Termination	A-56
8.2	Effect of Termination	A-57
8.3	Amendment	A-59
8.4	Extension; Waiver	A-59

ARTICLE IX DEFINITIONS		A-59

ARTICLE X GENERAL PROVISIONS		A-69
10.1	Closing	A-69
10.2	Nonsurvival of Representations, Warranties and Agreements	A-69
10.3	Notices	A-69
10.4	Interpretation	A-70
10.5	Entire Agreement	A-70
10.6	Governing Law	A-70
10.7	Exclusive Jurisdiction	A-70
10.8	Waiver of Jury Trial	A-70
10.9	Publicity	A-70
10.10	Assignment; Third-Party Beneficiaries	A-71
10.11	Enforcement	A-71
10.12	Severability	A-71
10.13	Counterparts	A-71
10.14	Construction	A-71
10.15	Calculation of Dates and Deadlines	A-71

EXHIBITS

EXHIBIT A-1	—	FORM OF TALMER SUPPORT AGREEMENT
EXHIBIT A-2	—	FORM OF CHEMICAL SUPPORT AGREEMENT

A-v

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of January 25, 2016, is entered into by and between Chemical Financial Corporation, a Michigan corporation (“Chemical”), and Talmer Bancorp, Inc., a Michigan corporation (“Talmer”). Each of Chemical and Talmer is referred to herein as a “Party” and, together, as the “Parties.”

W I T N E S S E T H:

WHEREAS, the Boards of Directors of Chemical and Talmer (the “Chemical Board” and the “Talmer Board,” respectively) have determined that it is in the best interests of their respective companies and their shareholders to consummate the strategic business combination transaction provided for in this Agreement in which Talmer will, on the terms and subject to the conditions set forth in this Agreement, merge with and into Chemical (the “Merger”), so that Chemical is the surviving corporation in the Merger (sometimes referred to in such capacity as the “Surviving Corporation”);

WHEREAS, the Chemical Board and the Talmer Board have each adopted this Agreement, duly authorized the Merger and the other transactions contemplated hereby, and resolved to recommend that the shareholders of each of Chemical and Talmer approve this Agreement and the transactions contemplated hereby, including the Merger;

WHEREAS, concurrently with the execution of this Agreement, each member of the Chemical Board and each member of the Talmer Board is entering into a voting and support agreement substantially in the forms attached hereto as Exhibit A-1 and Exhibit A-2, respectively (each, a “Support Agreement”);

WHEREAS, it is intended that, following the Merger, Talmer Bank and Trust, a Michigan banking corporation and wholly-owned subsidiary of Talmer (“Talmer Bank”), will be merged with and into Chemical Bank, a Michigan banking corporation and wholly-owned subsidiary of Chemical (“Chemical Bank”), so that Chemical Bank is the surviving bank (sometimes referred to in such capacity as the “Surviving Bank”);

WHEREAS, for federal income Tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended and including the Treasury Regulations promulgated thereunder (the “Code”); and

WHEREAS, the Parties desire to make certain representations, warranties and agreements in connection with the Merger and to prescribe certain conditions precedent to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties, and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

Article I
THE MERGER

1.1     The Merger. Subject to the terms and conditions of this Agreement, in accordance with the Michigan Business Corporation Act (the “MBCA”), at the Effective Time, Talmer shall merge with and into Chemical. Chemical shall be the surviving entity in the Merger and shall continue its corporate existence under the laws of the State of Michigan. As of the Effective Time, the separate corporate existence of Talmer shall cease.

1.2     Effective Time. The Merger shall become effective on the date and at the time for effectiveness set forth in the Certificate of Merger (the “Effective Time”) accepted for filing by the Michigan Department of Licensing and Regulatory Affairs (the “Certificate of Merger”). The Parties agree, if requested by Chemical, that the Effective Time shall occur on either the last day or the first day of a month, but shall not occur during a month in which a calendar quarter ends.

A-1

1.3     Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in this Agreement and in the relevant provisions of the MBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers, and franchises of Talmer shall vest in the Surviving Corporation, and all debts, liabilities, and duties of Talmer shall become the debts, liabilities, and duties of the Surviving Corporation.

1.4     Conversion of Shares. At the Effective Time, by virtue of the Merger and without any further action on the part of Chemical, Talmer, or the holder of any of the following securities:

(a)     Each share of Common Stock, $1.00 par value per share, of Chemical (the “Chemical Common Stock”) issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.

(b)     All shares of Class A Common Stock, $1.00 par value per share, of Talmer (the “Talmer Common Stock”) issued and outstanding immediately prior to the Effective Time that are owned, directly or indirectly, by Talmer or Chemical (other than Trust Account Shares and other than shares of Talmer Common Stock held as a result of debts previously contracted) shall no longer be outstanding, shall automatically be cancelled, and shall cease to exist, and no Chemical Common Stock or other consideration shall be delivered in exchange therefor.

(c)     Subject to Section 1.4(e), each share of Talmer Common Stock, except for shares of Talmer Common Stock owned by Chemical, Talmer, or any of their respective wholly-owned Subsidiaries (other than Trust Account Shares and shares of Talmer Common Stock held as a result of debts previously contracted), shall be converted into the right to receive (i) 0.4725 shares (the “Exchange Ratio”) of validly issued, fully paid, and nonassessable shares of Chemical Common Stock (the “Stock Consideration”); and (ii) $1.61 in cash, without interest (the “Cash Consideration” and, together with the Stock Consideration, the “Merger Consideration”).

(d)     All of the shares of Talmer Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding, shall automatically be cancelled, and shall cease to exist as of the Effective Time, and each book entry notation of record ownership and each certificate previously representing any such shares of Talmer Common Stock shall thereafter represent only the right to receive the Merger Consideration into which the shares of Talmer Common Stock represented by such book entry notation of record ownership or such certificate have been converted pursuant to this Section 1.4, as well as any dividends to which holders of Talmer Common Stock become entitled in accordance with Section 2.2.

(e)     If, between the date of this Agreement and the Effective Time, there is declared (with an effective time prior to the Effective Time) or effected a reorganization, reclassification, recapitalization, stock split (including a reverse stock split), split-up, stock dividend or stock distribution (including any dividend or distribution of securities convertible into Chemical Common Stock or Talmer Common Stock), combination, exchange, or readjustment of shares with respect to, or rights issued in respect of, Chemical Common Stock or Talmer Common Stock, the Exchange Ratio shall be proportionately adjusted accordingly to provide to the holders of Talmer Common Stock the same economic effect as contemplated by this Agreement prior to such event. Notwithstanding any other provisions of this Section 1.4(e), no adjustment shall be made in the event of the issuance of additional shares of Chemical Common Stock or Talmer Common Stock pursuant to any dividend reinvestment plan or direct investment plan of Chemical or Talmer, as applicable, pursuant to the exercise of stock options awarded under any director, employee or affiliate stock option plans of Chemical or Talmer, as applicable, or their Subsidiaries, or upon the grant or sale of shares or rights to receive shares to or for the account of any director, employee, or Affiliate of Chemical or Talmer, as applicable, or any of their Subsidiaries pursuant to any stock option or other compensation or benefit plans of Chemical or Talmer, as applicable, or in connection with the issuance of shares as consideration in a transaction where Chemical or Talmer, as applicable, is the surviving corporation or in connection with any offering of shares where Chemical or Talmer, as applicable, receives consideration in exchange for the shares so offered.

A-2

1.5     Stock Options and Other Stock-Based Awards.

(a)     Unless otherwise expressly provided in this Agreement, the provisions of this Section 1.5 pertain to all plans sponsored by Talmer under which options, restricted stock and other stock-based awards are granted, and the award agreements thereunder (collectively, the “Talmer Stock Plans”).

(b)     As of the Effective Time, each outstanding option to purchase a share or shares of Talmer Common Stock (each, a “Talmer Stock Option”), excluding any Talmer Stock Options cancelled immediately prior to the Effective Time in accordance with Section 1.5(c)) (the “Cancelled Talmer Stock Options”), shall be assumed by Chemical substantially in accordance with the terms of the Talmer Stock Plans and the option grants or other award agreements by which they are evidenced in accordance with the terms of the applicable Talmer Stock Plans, such that after the Merger and without any action on the part of the holders of such Talmer Stock Options, the Talmer Stock Options shall be converted into and become stock options with respect to Chemical Common Stock (each, a “Surviving Corporation Stock Option”). From and after the Effective Time, (i) each Talmer Stock Option may be exercised solely for shares of Chemical Common Stock; (ii) the number of shares of Chemical Common Stock subject to such Talmer Stock Option shall be equal to the product of (A) the total number of shares of Talmer Common Stock subject to such Talmer Stock Option multiplied by (B) the Equity Award Exchange Ratio, rounded up or down, if necessary, to the nearest whole share of Chemical Common Stock; and (iii) the per-share exercise price under each such Talmer Stock Option shall be adjusted to equal the quotient of (x) the exercise price per share of such Talmer Stock Option at which such Talmer Stock Option was exercisable immediately prior to the Effective Time divided by (y) the Equity Award Exchange Ratio, rounded up or down to the nearest whole cent, if necessary. For purposes of this Agreement, the “Equity Award Exchange Ratio” shall mean the sum of (1) the Exchange Ratio plus (2) the quotient of (I) the Cash Consideration divided by (II) the Chemical Closing Price.

(c)     Talmer may offer to cancel, effective immediately prior to the Effective Time, up to twenty-five percent (25%) of the Talmer Stock Options outstanding as of the date of this Agreement. In exchange for the cancellation of any such Cancelled Talmer Stock Options, each holder thereof shall be entitled to receive, for each Cancelled Talmer Stock Option, cash in an amount equal to the Option Cash-Out Consideration, less any required withholding taxes. For purposes of this Agreement, the “Option Cash-Out Consideration” shall mean, for each Cancelled Talmer Stock Option, cash in an amount equal to the difference between (i) the sum of (A) the product of (x) the Exchange Ratio multiplied by (y) the Chemical Closing Price, plus (B) the Cash Consideration, minus (ii) the per-share exercise price under each such Cancelled Talmer Stock Option. Prior to any offer by Talmer to cancel Talmer Stock Options in accordance with this Section 1.5(c), the Parties shall mutually agree regarding which holders of Talmer Stock Options may be given the opportunity to cancel Talmer Stock Options in exchange for the Option Cash-Out Consideration in accordance with this Section 1.5(c) and the manner in which Talmer would make any such offer to any such holders of Talmer Stock Options.

(d)     Each restricted stock award granted under a Talmer Stock Plan (a “Talmer Stock Award”) which is unvested or contingent and outstanding immediately prior to the Effective Time shall cease, at the Effective Time, to represent any rights with respect to shares of Talmer Common Stock and shall be converted, without any action on the part of the holder thereof, into a restricted stock award of Chemical (a “Surviving Corporation Stock Award”), on the same terms and conditions as were applicable under the applicable Talmer Stock Plans (but taking into account any changes thereto, including any acceleration of vesting thereof, provided for in the applicable Talmer Stock Plans or in the related award document by reason of the Merger). The number of shares of Chemical Common Stock subject to each such Surviving Corporation Stock Award shall be equal to the product of (i) the total number of shares of Talmer Common Stock subject to the Talmer Stock Award multiplied by (ii) the Equity Award Exchange Ratio, rounded up or down, if necessary, to the nearest whole share of Chemical Common Stock. Talmer or Chemical, as applicable, shall be entitled to deduct and withhold such amounts as may be required to be deducted and withheld under the Code and any applicable state or local Tax laws with respect to the lapsing of any restrictions on Talmer Stock Awards pursuant to this Section 1.5(d).

(e)     Chemical shall take all corporate action necessary to reserve a sufficient number of shares of Chemical Common Stock for delivery upon the exercise or settlement of each of the Surviving Corporation Stock Options and the Surviving Corporation Stock Awards. As soon as reasonably practicable after the Effective Time, if and to the extent necessary to cause a sufficient number of shares of Chemical Common Stock to be registered and issuable upon the exercise or settlement of the Surviving Corporation Stock Options and the

A-3

Surviving Corporation Stock Awards, Chemical shall file a post-effective amendment to the Form S-4 or one or more registration statements on Form S-8 (or any successor or other appropriate form) with respect to the shares of Chemical Common Stock subject to the Surviving Corporation Stock Options or Surviving Corporation Stock Awards and shall use its commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Surviving Corporation Stock Options and Surviving Corporation Stock Awards remain outstanding.

(f)      At or prior to the Effective Time, Chemical, the Chemical Board, and the compensation committee of the Chemical Board, as applicable, and Talmer, the Talmer Board and the compensation committee of the Talmer Board, as applicable, shall adopt any resolutions and take any actions (including obtaining any Talmer or Talmer Bank employee or other participant consents or providing any required or advisable notices to any Talmer or Talmer Bank employee) necessary to effectuate the provisions of this Section 1.5.

1.6     Articles of Incorporation. At the Effective Time, the Articles of Incorporation of Chemical, including any amendments thereto (the “Chemical Articles”), shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended in accordance with applicable Law.

1.7     Bylaws. At the Effective Time, the Bylaws of Chemical, including any amendments thereto (the “Chemical Bylaws”), shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with applicable Law.

1.8     Tax Consequences. It is intended that the Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code (collectively, the “Intended Tax Treatment”). Each Party shall not, and shall not permit any of its respective Subsidiaries to, take any action or fail to take any action that would reasonably be expected to jeopardize the qualification of the Merger as a reorganization under Section 368(a) of the Code. Each Party shall use commercially reasonable efforts, and shall cause their respective Subsidiaries to use commercially reasonable efforts, to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, including providing reasonable and customary representations, covenants and certificates requested by legal counsel. Within forty-five (45) days following the Effective Time, the Surviving Corporation shall comply with the reporting requirements of Section 1.6045B-1(a)(2) of the Treasury Regulations. Each Party shall report the Merger as a reorganization within the meaning of Section 368(a) of the Code on its United States federal income Tax Return, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

1.9     Bank Merger. Following the Merger, Talmer Bank shall merge with and into Chemical Bank (the “Bank Merger”). Chemical Bank shall be the surviving entity in the Bank Merger and shall continue its corporate existence. Following the Bank Merger, the separate corporate existence of Talmer Bank shall cease. The Bank Merger shall be effected pursuant to a subsidiary plan of merger in a form to be mutually agreed upon by the Parties (the “Subsidiary Plan of Merger”). In order to obtain the Regulatory Approvals for the Bank Merger, the Parties shall cause the following to be accomplished prior to the filing of applications for such Regulatory Approvals: (a) Chemical shall cause Chemical Bank to approve the Subsidiary Plan of Merger; (b) Chemical, as the sole shareholder of Chemical Bank, shall approve the Subsidiary Plan of Merger; (c) Chemical shall cause Chemical Bank to duly execute and deliver the Subsidiary Plan of Merger to Talmer; (d) Talmer shall cause Talmer Bank to approve the Subsidiary Plan of Merger; (e) Talmer, as the sole shareholder of Talmer Bank, shall approve the Subsidiary Plan of Merger; and (f) Talmer shall cause Talmer Bank to duly execute and deliver the Subsidiary Plan of Merger to Chemical.

1.10         Directors and Officers. At the Effective Time, (a) the directors of the Surviving Corporation shall be as set forth in Section 6.11(a) until such time as their successors are duly elected and qualified; and (b) the officers of the Surviving Corporation shall be as set forth in Section 6.11(c).

1.11     Name. At the Effective Time, the name of the Surviving Corporation shall be “Chemical Financial Corporation.”

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1.12     Additional Actions. At any time after the Effective Time, the Surviving Corporation may determine that deeds, assignments, or assurances or any other acts are necessary or desirable to vest, perfect, or confirm, of record or otherwise, in the Surviving Corporation its rights, title, or interest in, to, or under any of the rights, properties, or assets of Chemical and Talmer acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or to otherwise carry out the purposes of this Agreement. Chemical and Talmer grant to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments, and assurances and to do all acts necessary, proper, or convenient to accomplish this purpose. This irrevocable power of attorney shall only be operative following the Effective Time and at such time the officers and directors of the Surviving Corporation shall be fully authorized in the name of Chemical and Talmer to take any and all such actions contemplated by this Agreement.

1.13     Right to Revise Structure. At Chemical’s election, the Merger may be alternatively structured so that (a) Talmer is merged with and into any direct or indirect wholly-owned subsidiary of Chemical or (b) any direct or indirect wholly-owned subsidiary of Chemical is merged with and into Talmer; provided, however, that no such change shall (i) alter or change the amount or kind of the Merger Consideration or the treatment of the holders of Talmer Common Stock; (ii) prevent the Parties from obtaining the opinions of legal counsel referred to in Section 7.2(e) and Section 7.3(e) or otherwise cause the Merger to fail to qualify for the Intended Tax Treatment; or (iii) materially impede or delay consummation of the transactions contemplated by this Agreement. In the event of such an election, the Parties agree to execute an appropriate amendment to this Agreement (to the extent such amendment only changes the method of effecting the business combination and does not substantively affect this Agreement or the rights and obligations of the Parties or their respective shareholders) in order to reflect such election.

Article II
DELIVERY OF MERGER CONSIDERATION

2.1     Chemical to Make Shares Available. At or prior to the Effective Time, Chemical shall deposit, or shall cause to be deposited, with Computershare Investor Services, LLC or such other bank or trust company designated by Chemical and reasonably acceptable to Talmer (the “Exchange Agent”), for the benefit of the holders of certificates representing shares of Talmer Common Stock immediately prior to the Effective Time (“Talmer Certificates,” it being understood that any reference herein to “Talmer Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of Talmer Common Stock, and it being further understood that provisions herein relating to Talmer Certificates shall be interpreted in a manner that appropriately accounts for book-entry shares, including that, in lieu of delivery of a Talmer Certificate and a letter of transmittal as specified herein, shares held in book-entry form may be transferred by means of an “agent’s message” to the Exchange Agent or such other evidence of transfer as the Exchange Agent may reasonably request), for exchange in accordance with this Article II, (a) evidence of shares in book-entry form representing shares of Chemical Common Stock (collectively, “Chemical Certificates”) to be issued pursuant to this Agreement and exchanged pursuant to Section 2.2(a) in exchange for outstanding shares of Talmer Common Stock, and (b) cash in an amount sufficient to pay (i) the Cash Consideration and (ii) cash in lieu of issuing any fractional shares (such cash and Chemical Certificates described in the foregoing clauses (a) and (b), together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”).

2.2     Exchange of Shares.

(a)     As promptly as practicable after the Effective Time, but in no event later than ten (10) days thereafter, Chemical shall cause the Exchange Agent to mail to each holder of record of one or more Talmer Certificates representing shares of Talmer Common Stock immediately prior to the Effective Time that have been converted at the Effective Time into the right to receive the Merger Consideration pursuant to Article I, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Talmer Certificates shall pass, only upon proper delivery of the Talmer Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Talmer Certificates in exchange for certificates representing the number of whole shares of Chemical Common Stock, any cash in lieu of fractional shares, and the Cash Consideration that the shares of Talmer Common Stock represented by such Talmer Certificate or Talmer Certificates shall have been converted into the right to receive pursuant to this Agreement, as well as any dividends or distributions to be paid pursuant to Section 2.2(b). From and after the Effective Time, upon proper surrender of a Talmer Certificate or Talmer Certificates for exchange and cancellation to the Exchange Agent, together with such properly completed letter of

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transmittal, duly executed, the holder of such Talmer Certificate or Talmer Certificates shall be entitled to receive in exchange therefor, as applicable, (i) book-entry shares representing that number of whole shares of Chemical Common Stock to which such holder of Talmer Common Stock shall have become entitled pursuant to the provisions of Article I and (ii) a check representing the amount of (A) the Cash Consideration which such holder has the right to receive in respect of the Talmer Certificate or Talmer Certificates surrendered pursuant to the provisions of this Article II, (B) any cash in lieu of fractional shares which such holder has the right to receive in respect of the Talmer Certificate or Talmer Certificates surrendered pursuant to the provisions of this Article II, and (C) any dividends or distributions which the holder thereof has the right to receive pursuant to this Section 2.2, and the Talmer Certificate or Talmer Certificates so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 2.2, each Talmer Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the Merger Consideration, any cash in lieu of fractional shares payable pursuant to Section 2.2(e), and any cash in respect of dividends or distributions as contemplated by this Section 2.2.

(b)     No dividends or other distributions declared with respect to Chemical Common Stock shall be paid to the holder of any unsurrendered Talmer Certificate until the holder thereof has surrendered such Talmer Certificate in accordance with this Article II. After the surrender of a Talmer Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, with respect to the whole shares of Chemical Common Stock that the shares of Talmer Common Stock represented by such Talmer Certificate have been converted into (i) with a record date and a payment date on or after the Effective Time and on or prior to the date of such surrender, and (ii) at the appropriate payment date, with a record date on or after the Effective Time but prior to the date of such surrender and a payment date subsequent to the date of such surrender.

(c)     If any Chemical Certificate representing shares of Chemical Common Stock is to be issued in a name other than that in which the Talmer Certificate or Talmer Certificates surrendered in exchange therefor is or are registered, it shall be a condition to the issuance thereof that the Talmer Certificate or Talmer Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar taxes required by reason of the issuance of a Chemical Certificate representing shares of Chemical Common Stock in any name other than that of the registered holder of the Talmer Certificate or Talmer Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(d)     After the Effective Time, there shall be no transfers on the stock transfer books of Talmer of the shares of Talmer Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Talmer Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration, cash in lieu of fractional shares, and dividends or distributions that the holder presenting such Talmer Certificates is entitled to, as provided in this Article II.

(e)     Notwithstanding anything to the contrary contained herein, no Chemical Certificates or scrip representing fractional shares of Chemical Common Stock shall be issued upon the surrender for exchange of Talmer Certificates, no dividend or distribution with respect to Chemical Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Chemical. In lieu of the issuance of any such fractional share, Chemical shall pay to each former shareholder of Talmer who otherwise would be entitled to receive such fractional share an amount in cash (rounded up to the nearest cent), without any interest thereon, equal to the product of (i) the Chemical Closing Price multiplied by (ii) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of Chemical Common Stock which such holder would otherwise be entitled to receive pursuant to Section 1.4.

(f)     Any former holders of Talmer Common Stock who have not exchanged their Talmer Certificates pursuant to this Article II shall look only to the Exchange Agent for payment of the Merger Consideration, cash in lieu of fractional shares, and any unpaid dividends and distributions on the Chemical Common Stock deliverable in respect of each former share of Talmer Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing,

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none of Chemical, Talmer, the Surviving Corporation, the Exchange Agent or any other Person shall be liable to any former holder of Talmer Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat, or similar laws.

(g)     Chemical shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from the Merger Consideration, any cash in lieu of fractional shares of Chemical Common Stock, cash dividends or distributions payable pursuant to this Section 2.2, or any other cash amounts otherwise payable pursuant to this Agreement to any holder of Talmer Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld by Chemical or the Exchange Agent, as the case may be, and paid over to the appropriate governmental authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Talmer Common Stock in respect of which the deduction and withholding was made by Chemical or the Exchange Agent, as the case may be.

(h)     In the event any Talmer Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Talmer Certificate to be lost, stolen or destroyed and the posting by such Person of a bond in such amount as the Exchange Agent would charge other similarly situated holders of Chemical Common Stock as indemnity against any claim that may be made against it with respect to such Talmer Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Talmer Certificate the Merger Consideration, any cash in lieu of fractional shares deliverable in respect thereof, and any dividends or distributions that the holder presenting such Talmer Certificates is entitled to, each as provided pursuant to this Agreement.

Article III
REPRESENTATIONS AND WARRANTIES OF TALMER

Except as disclosed in the Talmer SEC Reports filed with or furnished to the SEC prior to the date of this Agreement (excluding any risk factor disclosures set forth under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other forward-looking statement of risk that does not contain a reasonable level of detail about the risks of which the statement warns) or as disclosed in the disclosure schedules delivered by Talmer to Chemical prior to or concurrently with the execution of this Agreement (the “Talmer Disclosure Schedules”), it being understood and agreed that the disclosure of any item in the Talmer SEC Reports shall be deemed a disclosure only to the extent the relevance of such disclosure to the sections or subsections of this Article III is reasonably apparent on the face of such disclosure, Talmer represents and warrants to Chemical that:

3.1     Authorization, No Conflicts, Etc.

(a)     Talmer has the requisite corporate power and authority to execute and deliver this Agreement, and, subject to receipt of the Talmer Shareholder Approval, to consummate the transactions contemplated by this Agreement. This Agreement has been duly adopted, and the consummation of the Merger and the other transactions contemplated by this Agreement have been duly authorized, by the Talmer Board. The Talmer Board has (i) determined that the terms of this Agreement are fair to and in the best interests of Talmer and the Talmer Shareholders, and (ii) adopted this Agreement and authorized the transactions contemplated by this Agreement and resolved to make the Talmer Board Recommendation. Except for the Talmer Shareholder Approval, no other corporate proceedings on the part of Talmer are necessary to authorize this Agreement or to consummate the Merger (other than the submission to the Talmer Shareholders of an advisory (non-binding) vote on the compensation that may be paid or become payable to Talmer’s named executive officers that is based on or otherwise related to the transactions contemplated by this Agreement). This Agreement has been duly executed and delivered by, and (assuming due authorization, execution and delivery by Chemical) constitutes valid and binding obligations of, Talmer and is enforceable against Talmer in accordance with its terms, except to the extent that (A) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, relating to creditors’ rights generally and (B) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

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(b)     The execution, delivery, and performance of this Agreement by Talmer and the consummation of the Merger, do not and will not violate, conflict with, or result in a breach of: (i) any provision of the articles of incorporation or bylaws (or similar organizational documents) of Talmer or any Subsidiary of Talmer (each a “Talmer Subsidiary” and collectively, the “Talmer Subsidiaries”); or (ii) any Law or Order applicable to Talmer or any Talmer Subsidiary, assuming the timely receipt of each of the approvals referred to in Section 3.1(d).

(c)     The execution, delivery, and performance of this Agreement by Talmer and the consummation of the Merger do not and will not violate, conflict with, result in a breach of, constitute a default under, or require any consent, approval, waiver, extension, amendment, authorization, notice, or filing under, any cease and desist order, written agreement, memorandum of understanding, board resolutions or other Regulatory Agreement or commitment with or from a Governmental Entity to which Talmer or any Talmer Subsidiary is a party or subject, or by which Talmer or any Talmer Subsidiary is bound or affected.

(d)     No notice to, filing with, authorization of, exemption by, or consent or approval of, any Governmental Entity is necessary for the consummation of the transactions contemplated by this Agreement by Talmer other than in connection or compliance with the provisions of the MBCA, compliance with federal and state securities laws, and the consents, authorizations, approvals, or exemptions required under the BHC Act and the Michigan Banking Code. Talmer has no Knowledge of any reason why the Regulatory Approvals referred to in this Section 3.1(d) cannot be obtained or why the regulatory approval process would be materially impeded.

3.2     Organization and Good Standing. Talmer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Michigan. Talmer has all requisite corporate power and authority to own, operate, and lease its properties and assets and to carry on its business as it is now being conducted in all material respects. Talmer is a bank holding company duly registered as such with the Federal Reserve Board under the BHC Act. Talmer is not, and is not required to be, qualified or admitted to conduct business as a foreign corporation in any other state, except where such failure to be so qualified has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Talmer.

3.3     Subsidiaries.

(a)     Talmer has provided to Chemical a true and complete list of each Talmer Subsidiary as of the date of this Agreement. Other than the Talmer Subsidiaries, Talmer does not have “control” (as defined in Section 2(a)(2) of the BHC Act, using five percent (5%) rather than twenty-five percent (25%)), either directly or indirectly, of any Person engaged in an active trade or business or that holds any significant assets. Talmer or a Talmer Subsidiary owns all of the issued and outstanding capital stock or other equity interests of each of the Talmer Subsidiaries, free and clear of any claim or Lien of any kind. There is no legally binding and enforceable subscription, option, warrant, right to acquire, or any other similar agreement pertaining to the capital stock or other equity interests of any Talmer Subsidiary.

(b)     Each of the Talmer Subsidiaries (i) is duly organized and validly existing under the laws of its jurisdiction of organization; (ii) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, or local) where its ownership or leasing of property or the conduct of its business requires it to be so qualified; and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted, except in each of (ii) and (iii) as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Talmer.

(c)     The deposits of Talmer Bank are insured by the FDIC to the fullest extent permitted by Law, and all premiums and assessments to be paid in connection therewith have been paid when due. No proceeding for the revocation or termination of such deposit insurance is pending or, to the Knowledge of Talmer, threatened. Talmer and each Talmer Subsidiary has paid as and when due all material fees, charges, assessments, and the like as required by Law to each and every Governmental Entity having jurisdiction over Talmer or each Talmer Subsidiary.

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3.4     Capital Stock.

(a)     The authorized capital stock of Talmer consists of 198,000,000 shares of Talmer Common Stock, of which, as of the close of business on January 21, 2016 (the “Capitalization Date”), 66,129,873 shares were issued and outstanding, 2,000,000 shares of Class B Non-Voting Common Stock, $1.00 par value per share (the “Talmer Class B Common Stock”), of which, as of the Capitalization Date, no shares were issued and outstanding, and 20,000,000 shares of Preferred Stock, $1.00 par value per share (the “Talmer Preferred Stock”), of which, as of the Capitalization Date, no shares were issued and outstanding. Except for the Talmer Share-Based Awards, as of the date of this Agreement, there is no security or class of securities outstanding that represents, is convertible into, or is exercisable for capital stock of Talmer.

(b)     Section 3.4(b) of the Talmer Disclosure Schedules sets forth, as of the date of this Agreement, the number of shares of Talmer Common Stock that are authorized and reserved for issuance under each Talmer Stock Plan, and the number of shares of Talmer Common Stock that are subject to outstanding Talmer Stock Options and Talmer Stock Awards (collectively, “Talmer Share-Based Awards”) issued under a Talmer Stock Plan. All Talmer Share-Based Awards have been awarded under a Talmer Stock Plan, and, as of the date of this Agreement, there are no other compensatory awards outstanding pursuant to which Talmer Common Stock has been issued or is issuable, or that relate to or are determined by reference to the value of Talmer Common Stock. All outstanding shares of Talmer Common Stock, and all Talmer Common Stock reserved for issuance under the Talmer Stock Plans when issued in accordance with the respective terms of the Talmer Stock Plans, are or will be duly authorized, validly issued, fully paid and non-assessable and not issued in violation of any preemptive rights, purchase option, call or right of first refusal rights.

(c)     After the date of this Agreement, the number of issued and outstanding shares of Talmer Common Stock, Talmer Class B Common Stock, and Talmer Preferred Stock is not subject to change before the Effective Time, other than the issuance of shares of Talmer Common Stock upon the exercise of any Talmer Stock Options granted pursuant to a Talmer Stock Plan prior to the date of this Agreement.

(d)     Other than the issued and outstanding shares of Talmer Common Stock described in Section 3.4(a), neither Talmer nor any Talmer Subsidiary has outstanding any security or issue of securities the holder or holders of which have the right to vote on the approval of the Merger or this Agreement, or that entitle the holder or holders to consent to, or withhold consent on, the Merger or this Agreement.

(e)     No Talmer Shareholder will be entitled to appraisal rights pursuant to the MBCA as a result of the consummation of the Merger.

3.5     Financial Statements.

(a)     The consolidated financial statements of Talmer as of and for each of the three (3) years ended December 31, 2014, 2013, and 2012, as reported on by Talmer’s independent accountants, and the unaudited consolidated financial statements of Talmer as of and for each quarter in 2015 ended before the date of this Agreement, including all schedules and notes relating to such statements, as previously delivered to Chemical (collectively, “Talmer Financial Statements”), fairly present, and the unaudited consolidated financial statements of Talmer as of and for each quarter ending after the date of this Agreement until the Effective Time, including all schedules and notes relating to such statements, will fairly present the financial condition and the results of operations, changes in shareholders’ equity, and cash flows of Talmer as of the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, consistently applied, subject, in the case of unaudited interim financial statements, to normal, recurring year-end adjustments (the effect of which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Talmer) and the absence of notes (that, if presented, would not differ materially from those included in Talmer Financial Statements). No financial statements of any entity or enterprise other than the Talmer Subsidiaries are required by GAAP to be included in the consolidated financial statements of Talmer.

(b)     The following reports (including all related schedules, notes, and exhibits) were prepared and filed in conformity with applicable regulatory requirements and were correct and complete in all material respects when filed:

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(i)     The Consolidated Reports of Condition and Income (Form FFIEC 041) of each Talmer Subsidiary required to file such reports (including any amendments) as of and for each of the fiscal years ended December 31, 2014, 2013, and 2012, and as of and for each of the first, second and third quarter of 2015 as filed with the FDIC; and

(ii)     The Consolidated Financial Statements for Bank Holding Companies (Form FR Y-9C) and Parent Company Only Financial Statements for Large Bank Holding Companies (Form FR Y-9LP) (including any amendments) for Talmer as of and for each of the fiscal years ended December 31, 2014, 2013, and 2012, and as of and for each quarter ended in 2015 before the date of this Agreement as filed with the Federal Reserve Board. All of such reports required to be filed prior to the Effective Time by Talmer or any Talmer Subsidiary will be prepared and filed in conformity with applicable regulatory requirements applied consistently throughout their respective periods (except as otherwise noted in such reports) and will be correct and complete in all material respects when filed. All of the reports identified in this Section 3.5(b) are collectively referred to as the “Talmer Call Reports.”

3.6     Absence of Certain Changes or Events. Since September 30, 2015, (a) Talmer and the Talmer Subsidiaries have conducted their respective businesses in the ordinary course consistent with past practice and (b) no event has occurred that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Talmer.

3.7     Legal Proceedings. There is no Action pending or, to the Knowledge of Talmer, threatened against Talmer or any of the Talmer Subsidiaries that (a) as of the date of this Agreement, challenges or seeks to enjoin, alter, prevent or materially delay the Merger or (b) has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Talmer. There is no material unsatisfied judgment, penalty or award against Talmer or any of the Talmer Subsidiaries. Neither Talmer nor any of the Talmer Subsidiaries, nor any of their respective properties or assets, is subject to any Order or any investigation by a Governmental Entity that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Talmer. No officer or director of Talmer or any of the Talmer Subsidiaries is a defendant in any Action commenced by any shareholder of Talmer or any of the Talmer Subsidiaries with respect to the performance of his or her duties as an officer or a director of Talmer or any of the Talmer Subsidiaries under any applicable Law, except for any Action arising out of or relating to the Merger and the transactions contemplated by this Agreement.

3.8     Regulatory Filings. In the last three (3) years:

(a)     Talmer and each Talmer Subsidiary has filed in a timely manner all filings with Governmental Entities as required by applicable Law; and

(b)     All such filings, as of their respective filing dates, complied in all material respects with all Laws, forms, and guidelines applicable to such filings.

3.9     No Indemnification Claims. To the Knowledge of Talmer, there has been no event, action, or omission by or with respect to any director, officer, employee, trustee, agent, or other Person who may be entitled to receive indemnification or reimbursement of any claim, loss, or expense under any Contract or arrangement providing for indemnification or reimbursement of any such Person by Talmer or any Talmer Subsidiary.

3.10     Conduct of Business. Talmer and each Talmer Subsidiary has conducted its business and used its properties in compliance with all applicable Laws, including without limitation applicable federal and state laws and regulations concerning banking, securities, truth-in-lending, truth-in-savings, mortgage origination and servicing, usury, fair credit reporting, consumer protection, occupational safety, fair lending, civil rights, employee protection, fair employment practices, fair labor standards, real estate settlement and procedures, insurance, privacy, and Environmental Laws; except for violations that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Talmer.

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3.11     Transaction Documents. None of the information supplied or to be supplied by Talmer for inclusion or incorporation by reference in any Transaction Document will contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, (a) in the case of any Transaction Document (other than the Form S-4 and the Joint Proxy Statement), at the time it is filed or at any time it is amended or supplemented, (b) in the case of the Form S-4, at the time it is filed with the SEC, at any time it is amended or supplemented and at the time it becomes effective under the Securities Act, and (c) in the case of the Joint Proxy Statement, at the date it is first mailed to the Chemical Shareholders and the Talmer Shareholders and at the time of the Chemical Shareholder Meeting and the Talmer Shareholder Meeting. The Joint Proxy Statement (other than those portions relating solely to the Chemical Shareholder Meeting) will, at the time the Joint Proxy Statement is filed with the SEC, at any time it is amended or supplemented, at the date it is first mailed to the Chemical Shareholders and the Talmer Shareholders and at the time of the Chemical Shareholder Meeting and the Talmer Shareholder Meeting, comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by Talmer with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Chemical for inclusion or incorporation by reference in the Joint Proxy Statement.

3.12     Agreements With Bank Regulators. Neither Talmer nor any Talmer Subsidiary is a party to any Contract, cease and desist order, written agreement or memorandum of understanding with, or a party to any commitment letter, board resolution or similar undertaking to, or is subject to any Order by, or is a recipient of any extraordinary supervisory letter from, any Governmental Entity that restricts materially the conduct of Talmer’s or a Talmer Subsidiary’s business, or in any manner relates to the capital adequacy, credit or reserve policies or management of Talmer or any Talmer Subsidiary (a “Regulatory Agreement”), nor has Talmer nor any Talmer Subsidiary been advised by any Governmental Entity that a Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) an Order or a Regulatory Agreement. Neither Talmer nor any Talmer Subsidiary is required by Section 32 of the Federal Deposit Insurance Act or FDIC Regulation Part 359 or the Federal Reserve Board to give prior notice to a federal banking agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive officer or to limit golden parachute payments or indemnification.

3.13     Tax Matters.

(a)     All material Tax Returns required by applicable Law to have been filed by Talmer and each Talmer Subsidiary since January 1, 2010 have been filed when due (taking into account any extensions), and each such Tax Return is complete and accurate and correctly reflects the liability for Taxes in all material respects. Since January 1, 2010, Talmer and each Talmer Subsidiary has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any third party. Since January 1, 2010, all material Taxes that are due and payable by Talmer and each Talmer Subsidiary have been paid.

(b)     There is no audit or other proceeding pending against or with respect to Talmer or any Talmer Subsidiary with respect to any material amount of Tax. There are no material Liens on any of the assets of Talmer or any of the Talmer Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax, other than Liens for Taxes not yet due and payable.

(c)     Neither Talmer nor any Talmer Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Taxes, which waiver or extension is still open.

(d)     Except as required by Law, neither Talmer nor any Talmer Subsidiary is a party to any Tax allocation or sharing agreement.

(e)     Neither Talmer nor any Talmer Subsidiary has been included in any “consolidated,” “unitary” or “combined” Tax Return for any taxable period for which the statute of limitations has not expired (other than a group of which Talmer and one or more Talmer Subsidiaries are the only members). Neither Talmer nor any Talmer Subsidiary is a general partner in any partnership that is material to its business operations.

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(f)     Within the past three (3) years, neither Talmer nor any Talmer Subsidiary has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax-free treatment under Section 355 of the Code.

(g)     Neither Talmer nor any Talmer Subsidiary has participated in or been a party to a transaction that, as of the date of this Agreement, constitutes a “listed transaction” for purposes of Section 6011 of the Code (or a similar provision of state Law).

(h)     Neither Talmer nor any Talmer Subsidiary has taken any action or has Knowledge of any fact that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

(i)     There has been no disallowance of a deduction under Section 162(m) or 280G of the Code for any amount paid or payable by Talmer or any Talmer Subsidiary as employee compensation, whether under any Contract, plan, program or arrangement, understanding or otherwise.

3.14     Properties.

(a)     Except with such exceptions that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Talmer, Talmer and each Talmer Subsidiary has good and valid title to, or valid leasehold interests in, all of their respective personal and real properties and assets as used in their respective businesses as presently conducted, and all such personal and real properties and assets, other than personal and real properties and assets in which Talmer or any of the Talmer Subsidiaries has leasehold interests, are free and clear of all Liens, except for Permitted Liens. Talmer and each Talmer Subsidiary has complied in all material respects with the terms of all leases to which it is a party. All material leases to which Talmer or any Talmer Subsidiary is a party and under which it is in possession of any personal or real property are valid and binding contracts and are in full force and effect, and neither Talmer nor any Talmer Subsidiary has received any written notice alleging violation, breach, or default of such lease. Talmer and each Talmer Subsidiary is in possession of the properties or assets purported to be leased under all its material leases (except where Talmer or a Talmer Subsidiary is the lessor). The tangible personal and real property and assets of Talmer and all Talmer Subsidiaries are in good operating condition and repair, reasonable wear and tear excepted, and, subject to maintenance and repair in the ordinary course of business consistent with past practice, are adequate for the uses to which they are being put.

(b)     With respect to real property owned by Talmer or any Talmer Subsidiary, none of Talmer nor any Talmer Subsidiary (i) has received written notice of any pending, and to the Knowledge of Talmer there is no threatened, condemnation proceeding against any of such real property or (ii) has received written notice from any Governmental Entity that such real property is not in compliance with any applicable Law, except as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Talmer.

(c)     With respect to real property leased, subleased or licensed by Talmer or any Talmer Subsidiary, none of Talmer nor any Talmer Subsidiary (i) has received any written notice alleging a violation, breach or default under any lease of such real property, except for matters being contested in good faith for which adequate accruals or reserves have been established on the books and records of Talmer or (ii) (A) has received written notice of any pending, and to the Knowledge of Talmer there is no threatened, condemnation proceeding with respect to any of such real property or (B) has received written notice from any Governmental Entity that such real property is not in compliance with any applicable Law, except as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Talmer.

(d)     No lease or license pursuant to which Talmer or any Talmer Subsidiary, as lessor, lessee, licensor or licensee, has possession of, or leases or licenses to others, any real or personal property, excluding any personal property lease with payments of less than $500,000 per year, contains any provision, including any prohibition against assignment by Talmer or any Talmer Subsidiary, by operation of Law or otherwise, that would require any third party consent or approval for, or that would materially interfere with, the possession, use or rights with respect to the property by the Surviving Corporation or its Subsidiaries for the same purposes and upon the same rental and other terms following consummation of the Merger.

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3.15     Intellectual Property. Talmer and the Talmer Subsidiaries exclusively own, or have a valid license or other valid right to use, all material Intellectual Property as used in their business as presently conducted; it being understood that the foregoing shall not be construed to expand or diminish the scope of the non-infringement representations and warranties that follow in this Section 3.15. No Actions, suits or other proceedings are pending or, to the Knowledge of Talmer, threatened that Talmer or any of the Talmer Subsidiaries is infringing, misappropriating or otherwise violating the rights of any Person with regard to any Intellectual Property. To the Knowledge of Talmer, no Person is materially infringing, misappropriating or otherwise violating the rights of Talmer or any of the Talmer Subsidiaries with respect to any material Intellectual Property owned or purported to be owned by Talmer or any of the Talmer Subsidiaries (collectively the “Talmer-Owned Intellectual Property”). Except as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Talmer, to the Knowledge of Talmer: (a) no circumstances exist which could reasonably be expected to give rise to any (i) Action that challenges the rights of Talmer or any of the Talmer Subsidiaries with respect to the validity or enforceability of the Talmer-Owned Intellectual Property or (ii) claim of infringement, misappropriation, or violation of the Intellectual Property rights of any Person, and (b) the consummation of the transactions contemplated by this Agreement will not give rise to any claim by any Person to a right to own, purchase, transfer, use, alter, impair, extinguish or restrict any Talmer-Owned Intellectual Property or Intellectual Property licensed to Talmer or any Talmer Subsidiary.

3.16     Required Licenses, Permits, Etc. Talmer and each Talmer Subsidiary hold all material Permits and other rights from all appropriate Governmental Entities necessary for the conduct of its business as presently conducted. All such material Permits and rights are in full force and effect. Each Talmer Subsidiary, as applicable, is an approved seller-servicer for each mortgage investor with whom it conducts business, and holds all material Permits, authorizations, and approvals necessary to carry on a mortgage banking business.

3.17     Material Contracts and Change of Control.

(a)     For the purposes of this Agreement, the term “Talmer Material Contract” means any of the following Contracts to which Talmer or any of the Talmer Subsidiaries is a party or bound as of the date of this Agreement:

(i)     Each Contract that (A) has been or (B) would be required to be, but has not been, filed by Talmer as a material contract pursuant to Item 601(b)(10) of Regulation S-K on Form 10-K under the Exchange Act as if such Form 10-K were filed as of the date of this Agreement;

(ii)     Each Contract, other than any Contracts contemplated by this Agreement, that limits (or purports to limit) in any material respect the ability of Talmer or any of the Talmer Subsidiaries to engage or compete in any business (including geographic restrictions and exclusive or preferential arrangements);

(iii)     Each Contract that creates a material partnership or joint venture to which Talmer or any of the Talmer Subsidiaries is a party;

(iv)     Each Contract between or among Talmer and any Talmer Subsidiary;

(v)     Each Contract with a correspondent banker;

(vi)     Each Contract relating to the borrowing of money by Talmer or any Talmer Subsidiary or guarantee by Talmer or any Talmer Subsidiary of such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, FHLB advances of depository institution Talmer Subsidiaries, trade payables and Contracts relating to borrowings or guarantees made in the ordinary course of business consistent with past practice) in excess of $2,000,000;

(vii)     Each Contract that relates to the acquisition or disposition of any material business (whether by merger, sale of stock, sale of assets or otherwise) or material asset, other than this

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Agreement, pursuant to which Talmer or any of the Talmer Subsidiaries has any material continuing obligations, contingent or otherwise;

(viii)     Each Contract that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of Talmer or any of the Talmer Subsidiaries to own, operate, sell, transfer, pledge or otherwise dispose of any material amount of assets or businesses;

(ix)     Each voting agreement or registration rights agreement with respect to the capital stock of Talmer or any of the Talmer Subsidiaries;

(x)     Each Contract granting Talmer or any Talmer Subsidiary the right to use, restricting Talmer’s or any Talmer Subsidiary’s right to use, or granting any other Person the right to use Intellectual Property that is material to the conduct of Talmer’s or any Talmer Subsidiary’s business (including any license, franchise agreement, co-existence agreement, concurrent-use agreement, settlement agreement or other similar type Contract);

(xi)     Each Contract that limits the payment of dividends by Talmer or any Talmer Subsidiary;

(xii)     Each Contract involving a standstill or similar obligation of Talmer or any of the Talmer Subsidiaries relating to the purchase of securities of Talmer or any other Person;

(xiii)     Except transactions made in accordance with Regulation O and agreements entered into in the ordinary course of business consistent with past practice for compensation or indemnity, any Contract between Talmer or any Talmer Subsidiary, on the one hand, and, on the other hand (A) any officer or director of Talmer or a Talmer Subsidiary, or (B) to the Knowledge of Talmer, any (1) record or beneficial owner of five percent (5%) or more of the voting securities of Talmer, (2) Affiliate or family member of any such officer, director, or record or beneficial owner, or (3) other Affiliate of Talmer, except those Contracts of a type available to employees of Talmer generally;

(xiv)     Each Contract for any one capital expenditure or a series of capital expenditures, the aggregate amount of which is in excess of $1,000,000;

(xv)     Each Contract or commitment to make a loan not yet fully disbursed or funded to any Person, wherein the undisbursed or unfunded amount exceeds $10,000,000;

(xvi)     Each Contract or commitment for a loan participation agreement with any other Person in excess of $10,000,000;

(xvii)     Each employment Contract with an employee of Talmer or any Talmer Subsidiary or any other compensatory Contract or plan in which any executive officer of Talmer or any Talmer Subsidiary participates (other than any compensatory Contract or plan which pursuant to its terms is available to employees, officers or directors generally and which in operation provides for the same method of allocation of benefits between management and non-management participants); and

(xviii)     Each Contract that is material to the financial condition, results of operations or business of Talmer or any Talmer Subsidiary.

(b)     Prior to the date of this Agreement, Talmer has provided or made available to Chemical a true and complete copy of each Talmer Material Contract in effect as of the date of this Agreement. Except for matters that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Talmer, (i) all Talmer Material Contracts are in full force and effect as of the date of this Agreement, (ii) neither Talmer nor any of the Talmer Subsidiaries is in violation or breach of or default under (or with notice or lapse of time, or both, would be in violation or breach of or default under) the terms of any Talmer Material Contract, (iii) to the Knowledge of Talmer, no other party to any Talmer Material Contract is in breach of

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or in default under any Talmer Material Contract, and (iv) neither Talmer nor any Talmer Subsidiary has received written notice of breach or termination (or proposed breach or termination) of any Talmer Material Contract.

(c)     There is no Talmer Material Contract under which (i) a consent or approval is required, (ii) a prohibited assignment by operation of Law could occur, (iii) a waiver or loss of any right could occur, or (iv) an acceleration of any obligation could occur, in each case as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated herein, where any such occurrence would reasonably be expected to (A) materially interfere with the ordinary course of business conducted by Talmer, any Talmer Subsidiary or the Surviving Corporation or (B) have a Material Adverse Effect on Talmer.

(d)     (i) All data processing Contracts of Talmer or any of the Talmer Subsidiaries are cancelable by Talmer or a Talmer Subsidiary on or immediately after the Effective Time without cost, penalty or further obligation, except for costs, penalties or further obligations that, in the aggregate with respect to any Contract, do not exceed $1,000,000; and (ii) neither Talmer nor any Talmer Subsidiary is party to any Contract that would require any payment to another party upon termination in excess of $1,000,000.

3.18     Labor and Employment Matters.

(a)      (i) Talmer and all of the Talmer Subsidiaries are in compliance with all applicable Laws relating to labor and employment practices, including those relating to wages, employee benefits, hours and overtime, workplace safety and health, immigration, individual and collective termination, non-discrimination and data privacy, workers’ compensation, the identification of particular employees or job classifications as “exempt” or “non-exempt” for purposes of such obligations, and any and all other matters involving compensation or benefits afforded to or not afforded to employees, contractors or consultants except for such noncompliance as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Talmer; (ii) as of the date of this Agreement, there is no unfair labor practice charge or complaint pending before the NLRB or, to the Knowledge of Talmer, threatened against Talmer or any of the Talmer Subsidiaries; (iii) as of the date of this Agreement and during the past three (3) years, there has been no labor strike, slowdown, work stoppage or lockout pending or, to the Knowledge of Talmer, threatened against or affecting Talmer or any of the Talmer Subsidiaries; (iv) there is no representation claim or petition pending before the NLRB or any similar foreign agency relating to the employees of Talmer or any Talmer Subsidiary; (v) as of the date of this Agreement, Talmer has not received written notice of charges with respect to or relating to Talmer or any Talmer Subsidiary pending before the Equal Employment Opportunity Commission or other Governmental Entity responsible for the prevention of unlawful employment practices, nor is there any claim pending before any court or administrative agency regarding any unlawful employment practices relating to Talmer or any Talmer Subsidiary; and (vi) neither Talmer nor any Talmer Subsidiary has received any written notice from any Governmental Entity responsible for the enforcement of labor or employment laws of an intention to conduct an investigation of Talmer or any Talmer Subsidiary and, to the Knowledge of Talmer, no such investigation is in progress.

(b)     Neither Talmer nor any Talmer Subsidiary is party to, bound by, or negotiating any Collective Bargaining Agreement or any other Contract with any labor organization, union, works council, employee representative or association.

(c)     All salaried employees, hourly employees, and temporary employees of Talmer and its Subsidiaries are employed on an at-will basis by Talmer and/or its Subsidiaries and may be terminated at any time with or without cause and without any severance or other liabilities to Talmer or any Talmer Subsidiary, or have signed an agreement or acknowledged in writing that their employment is at will. There has been no written representation by Talmer or any Talmer Subsidiary made to any employee that commits Talmer, any Talmer Subsidiary, or the Surviving Corporation to retain them as employees for any period of time subsequent to the Closing.

(d)     Since January 1, 2013, neither Talmer nor any Talmer Subsidiary has effectuated a “plant closing” or a “mass lay off” (in each case, as defined in the WARN Act), in either case affecting any site of employment or facility of Talmer or any Talmer Subsidiary, except in compliance with the WARN Act.

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(e)     There is no audit, investigation, charge or proceeding with respect to a material violation of any occupational health and safety standards that is pending or unremedied, or, to the Knowledge of Talmer, threatened against Talmer or any Talmer Subsidiary. Talmer and all of the Talmer Subsidiaries are in compliance with all applicable occupational health and safety Laws, except for such failures to comply as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Talmer.

(f)     Neither Talmer nor any Talmer Subsidiary is a party or subject to any Contract which restricts Talmer or any Talmer Subsidiary from relocating, closing or terminating any of its operations or facilities or any portion of its operations or facilities.

(g)     The consummation of the transactions contemplated by this Agreement will not create Liabilities for any act by Talmer or any Talmer Subsidiary on or prior to the Closing under any Collective Bargaining Agreement, Contract or Talmer Benefit Plan.

(h)     Talmer has implemented commercially reasonable procedures to ensure that all employees who are performing services for Talmer or any Talmer Subsidiary in the United States are legally permitted to work in the United States and will be legally permitted to work in the United States for the Surviving Corporation or any of its Subsidiaries following the consummation of the transactions contemplated by this Agreement.

(i)     The policies, programs, and practices of Talmer and all Talmer Subsidiaries relating to equal opportunity and affirmative action, wages, employee classifications (including independent contractor versus employee and exempt versus non-exempt), hours of work, employee disabilities, employment termination, employment discrimination, employee safety, labor relations, and other terms and conditions of employment are in compliance in all material respects with applicable Law governing or relating to employment and employer practices and facilities.

3.19     Employee Benefits.

(a)     Talmer has delivered or made available to Chemical true and complete copies of all material Talmer Benefit Plans. Each Talmer Benefit Plan is in compliance with all applicable requirements of ERISA, the Code and all other applicable Laws and has been administered in accordance with its terms and such Laws, except for such noncompliance that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Talmer.

(b)     Each Talmer Benefit Plan that is intended to be qualified within the meaning of Section 401 of the Code is so qualified and has at all times since its adoption been so qualified, and, to the Knowledge of Talmer, no condition exists and no event has occurred that could reasonably be expected to result in the loss or revocation of such qualification in any material respect.

(c)     All contributions, payments or premiums required to be made with respect to any Talmer Benefit Plan by Talmer on or before the date of this Agreement have been timely made, and all benefits accrued under any unfunded Talmer Benefit Plan have been paid, accrued or otherwise adequately reserved in accordance with GAAP, and each of Talmer and the Talmer Subsidiaries have performed all material obligations required to be performed under all Talmer Benefit Plans with respect to which Talmer or any ERISA Affiliate of Talmer has an obligation to contribute.

(d)     Neither Talmer nor any ERISA Affiliate of Talmer (or, to Talmer’s Knowledge, their respective predecessors) participates in nor since December 31, 1973, has ever participated in any Multiemployer Plan, and neither Talmer nor any ERISA Affiliate of Talmer (or, to Talmer’s Knowledge, their respective predecessors) maintains or contributes to, or is party to, and, at no time maintained, contributed to, or was a party to, any plan, program, agreement or policy that (i) is a “defined benefit plan” within the meaning of Section 414(j) of the Code or Section 3(35) of ERISA, (ii) is a “multiple employer plan” as defined in ERISA or the Code (whether or not subject thereto), (iii) is described in Section 401(a)(1) of ERISA (whether or not subject thereto), (iv) is a multiple employer welfare arrangement within the meaning of Section 3(40)(A) of ERISA, (v) is a voluntary employees beneficiary association within the meaning of Code Section 501(c)(9), or (vi) is primarily for the benefit

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of employees who reside outside of the United States. No Liability under Title IV of ERISA has been or is expected to be incurred by Talmer or any Talmer Subsidiary with respect to any applicable Talmer Benefit Plan. Except as may arise in connection with the transactions contemplated by this Agreement, there has been no “reportable event,” within the meaning of ERISA Section 4043, for which the 30-day reporting requirement has not been waived in relation to any applicable Talmer Benefit Plan. In relation to each applicable Talmer Benefit Plan, (A) all contributions required to be made under one or both of Section 412 and 430 of the Code have been timely made, (B) there has been no application for any waiver of the minimum funding premium standards imposed by Section 412 of the Code, and such minimum funding standards have been met to date, and (C) there is no “amount of unfunded benefit liabilities” as defined in Section 4001(a)(18) of ERISA.

(e)     Except as required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or any state Laws requiring continuation of benefits coverage following termination of employment, neither Talmer nor any Talmer Subsidiary provides health or welfare benefits for any retired or former employee following such employee’s retirement or other termination of service.

(f)     The execution, delivery of, and performance by Talmer of its obligations under the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional or subsequent event) will not (i) result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any current, former or retired employees, officers, consultants, independent contractors, agents or directors of Talmer or any of the Talmer Subsidiaries; (ii) result in the triggering or imposition of any restrictions or limitations on the right of Talmer or any of the Talmer Subsidiaries to amend or terminate any Talmer Benefit Plan; or (iii) result in any “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code that would result in a deduction disallowance under Code Section 280G(a) on the part of Talmer or any Talmer Subsidiary.

(g)     Talmer and the Talmer Subsidiaries may, subject to the limitations imposed by applicable Law and the terms of the applicable Talmer Benefit Plan, without the consent of any employee, beneficiary, or other Person, prospectively terminate, modify, or amend any such Talmer Benefit Plan effective as of any date on or after the date of this Agreement.

(h)     With respect to each Talmer Benefit Plan that is a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code), (i) such plan has been operated and administered in compliance with Section 409A of the Code or (ii) any payments under such plan have been earned and vested on or prior to December 31, 2004, and such plans have not been materially modified other than modifications to comply with Code Section 409A and the regulations promulgated thereunder. Neither Talmer nor any of the Talmer Subsidiaries have entered into any agreement or arrangement to, and do not otherwise have any obligation to, indemnify or hold harmless any Person for any Liability that results from the failure to comply with the requirements of Section 409A of the Code and the regulations promulgated thereunder.

(i)     There is no pending or, to the Knowledge of Talmer, threatened Action with respect to any Talmer Benefit Plans, other than ordinary and usual claims for benefits by participants and beneficiaries.

(j)     Since January 1, 2015, neither Talmer nor any of the Talmer Subsidiaries have agreed or otherwise committed to, whether in writing or otherwise, adopt any new plan, program, agreement or policy that would constitute a Talmer Benefit Plan or result in participation in a Multiemployer Plan or increase or improve the compensation, benefits, or terms and conditions of employment or service of any director, officer, employee, or consultant, except (i) in the ordinary course of business consistent with past practice with respect to individual employees who are not officers (and not with respect to a substantial class of employees) or (ii) as required by applicable Law or any applicable Talmer Benefit Plan.

(k)     Each of the Talmer Benefit Plans which is an “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA is in compliance with the Patient Protection and Affordable Care Act and its companion bill, the Health Care and Education Reconciliation Act of 2010, to the extent applicable, except for such noncompliance that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Talmer. Additionally, Talmer and Talmer Subsidiaries operate such Talmer Benefit Plans to avoid assessable payments under Code Sections 4980H(a) and (b).  Neither Talmer nor any of the Talmer

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Subsidiaries have any liability in the nature of a retroactive rate adjustment, loss sharing arrangement or other material Liability arising wholly or partially out of events occurring on or before the Closing.

(l)     No stock options, stock appreciation rights or other grants of stock-based awards by Talmer or any Talmer Subsidiaries were backdated, spring-loaded, or granted at less than fair market value.

3.20     Environmental Matters.

(a)     Except for any matters that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Talmer: (i) Talmer and each of the Talmer Subsidiaries is and has been in compliance with and has no Liability under applicable Environmental Laws; (ii) Talmer and each of the Talmer Subsidiaries possesses, has possessed and is and has been in compliance with all required Environmental Permits; (iii) there are no Environmental Claims pending or, to the Knowledge of Talmer, threatened against Talmer or any of the Talmer Subsidiaries, and, to the Knowledge of Talmer, there are no facts or circumstances which could reasonably be expected to form the basis for any Environmental Claim against Talmer or any of the Talmer Subsidiaries; (iv) no Releases of Hazardous Materials have occurred and no Person has been exposed to any Hazardous Materials at, from, in, to, on, or under any Talmer Site and no Hazardous Materials are present in, on, about or migrating to or from any Talmer Site in quantities or concentrations or under circumstances that could give rise to an Environmental Claim against Talmer or any of the Talmer Subsidiaries; (v) neither Talmer nor any of the Talmer Subsidiaries has entered into or is subject to, any judgment, decree, order or other similar requirement of or agreement with any Governmental Entity under any Environmental Laws; (vi) neither Talmer nor any of the Talmer Subsidiaries has assumed responsibility for or agreed to indemnify or hold harmless any Person for any Liability, arising under or relating to Environmental Laws; and (vii) neither Talmer nor any of the Talmer Subsidiaries, any predecessors of Talmer or any of the Talmer Subsidiaries, nor any entity previously owned by Talmer or any of the Talmer Subsidiaries, has transported or arranged for the treatment, storage, handling, disposal, or transportation of any Hazardous Material to any off-Site location which has or could result in an Environmental Claim against Talmer or any of the Talmer Subsidiaries.

(b)     To the Knowledge of Talmer, each underground storage tank presently or previously located on any Talmer Site has been operated, maintained and removed or closed in place, as applicable, in compliance with all applicable Environmental Laws, and has not been the source of any Release of a Hazardous Material to the environment that has not been fully remediated as required by applicable Environmental Laws.

3.21     Duties as Fiduciary. To the Knowledge of Talmer, Talmer and each Talmer Subsidiary has performed all of its respective duties in any capacity as trustee, executor, administrator, registrar, guardian, custodian, escrow agent, receiver, or other fiduciary in a fashion that complies in all material respects with all applicable Laws, Contracts, wills, instruments and common law standards. Neither Talmer nor any Talmer Subsidiary has received any notice of any Action, claim, allegation or complaint from any Person that Talmer or any Talmer Subsidiary failed to perform these duties in a manner that complies in all material respects with all applicable Laws, Contracts, wills, instruments and common law standards, except for notices involving matters that have been resolved and any cost of such resolution is reflected in the Talmer Financial Statements.

3.22     Investment Bankers and Brokers. Talmer has employed Keefe, Bruyette & Woods, Inc. (the “Talmer Investment Banker”) in connection with the Merger. Talmer, the Talmer Subsidiaries, and their respective Representatives have not employed, engaged, or consulted with any broker, finder, or investment banker other than the Talmer Investment Banker in connection with this Agreement or the Merger. Other than the fees and expenses payable by Talmer to the Talmer Investment Banker in connection with the Merger, as described in Section 3.22 of the Talmer Disclosure Schedules, there is no investment banking fee, financial advisory fee, brokerage fee, finder’s fee, commission, or compensation of a similar type payable by Talmer or any Talmer Subsidiary to any Person with respect to the Agreement or the consummation of the Merger. Talmer has provided to Chemical true and complete copies of each agreement, arrangement, and understanding between Talmer and the Talmer Investment Banker prior to the date of this Agreement.

3.23     Fairness Opinion. The Talmer Board has received the opinion (which, if initially rendered orally, has been or will be confirmed by a written opinion, dated the same date) of the Talmer Investment Banker, to the effect that, as of the date of such opinion and based on and subject to the assumptions, qualifications and limitations

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contained therein, the Merger Consideration is fair to the holders of Talmer Common Stock from a financial point of view. Such opinion has not been rescinded as of the date of this Agreement.

3.24     Talmer-Related Persons.

(a)     No Talmer-Related Person has any loan, credit or other Contract outstanding with Talmer or any Talmer Subsidiary that does not conform to applicable rules and regulations of the FDIC, the Federal Reserve Board, or any other Governmental Entity with jurisdiction over Talmer or any Talmer Subsidiary.

(b)     Other than in a capacity as a shareholder, director, or executive officer of Talmer or any Talmer Subsidiary, no Talmer-Related Person owns or controls any assets or properties that are used in the business of Talmer or any Talmer Subsidiary.

(c)     Other than ordinary and customary banking relationships, no Talmer-Related Person has any contractual relationship with Talmer or any Talmer Subsidiary.

(d)     No Talmer-Related Person has any outstanding loan or loan commitment from, or on whose behalf an irrevocable letter of credit has been issued by, Talmer or any Talmer Subsidiary in a principal amount of $2,000,000 or more.

3.25     Change in Business Relationships. As of the date of this Agreement, no director or executive officer of Talmer has Knowledge, whether on account of the Merger or otherwise, that any customer, agent, representative, supplier of Talmer or any Talmer Subsidiary, or other Person with whom Talmer or any Talmer Subsidiary has a contractual relationship, intends to discontinue, diminish, or change its relationship with Talmer or any Talmer Subsidiary, the effect of which would reasonably be expected to have a Material Adverse Effect on Talmer.

3.26     Insurance. Talmer and the Talmer Subsidiaries maintain in full force and effect insurance on their respective assets, properties, premises, operations, and personnel in such amounts and against such risks and losses as are customary and adequate for comparable entities engaged in the same business and industry. There is no unsatisfied claim of $400,000 or more under such insurance as to which the insurance carrier has denied liability. Since January 1, 2014, no insurance company has canceled or refused to renew a policy of insurance covering Talmer’s or any Talmer Subsidiary’s assets, properties, premises, operations, directors or personnel. Talmer and the Talmer Subsidiaries have given adequate and timely notice to each insurance carrier, and have complied with all policy provisions, with respect to any material known claim for which a defense or indemnification or both may be available to Talmer or the Talmer Subsidiaries.

3.27     Books and Records. The books of account, minute books, stock record books, and other records of Talmer are complete and correct in all material respects, represent bona fide transactions, and have been maintained in accordance with sound business practices, including the maintenance of an adequate internal control system. The corporate minute books of Talmer and the Talmer Subsidiaries contain accurate and complete records of all meetings of, and corporate action taken by, their shareholders, boards, and committees in all material respects. Since January 1, 2013, the minutes of each meeting (or corporate action without a meeting) of any such shareholders, boards, or committees have been duly prepared and are contained in such minute books. All such minute books and related exhibits or attachments for all meetings since January 1, 2013, have been made available for Chemical’s review prior to the date of this Agreement without material omission or redaction (other than with respect to the minutes relating to (a) the Merger or recent and similarly proposed transactions or (b) matters which Talmer is prohibited from disclosing pursuant to applicable Law).

3.28     Loan Guarantees. Except as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Talmer, all guarantees of indebtedness owed to Talmer or any Talmer Subsidiary, including without limitation those of the Federal Housing Administration, the Small Business Administration, and any other Governmental Entity, are valid and enforceable, except as limited by bankruptcy, insolvency, moratorium, reorganization, or similar laws affecting the rights of creditors generally and the availability of equitable remedies.

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3.29     Data Security and Customer Privacy. Talmer and each Talmer Subsidiary is in compliance in all material respects with (a) all applicable Laws and applicable requirements of Governmental Entities regarding the security of each of their customers’ data and the systems operated by Talmer and each Talmer Subsidiary, and (b) their respective privacy policies, including as relates to the use of individually identifiable personal information relating to identifiable or identified natural persons.

3.30     Allowance for Loan and Lease Losses. The allowance for loan and lease losses as reflected in Talmer’s consolidated financial statements and the Talmer Call Reports as of December 31, 2014 and as of each quarter ended after December 31, 2014 was, in the reasonable opinion of Talmer’s management, (a) adequate to meet all reasonably anticipated loan and lease losses, net of recoveries related to loans previously charged off as of those dates, (b) consistent with GAAP and reasonable and sound banking practices, and (c) in conformance with recommendations and comments in reports of examination in all material respects.

3.31     Loans and Investments. All investments and, except as would not reasonably be expected to have a Material Adverse Effect on Talmer, all loans of Talmer and each Talmer Subsidiary are: (a) evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be; (b) legal and enforceable in accordance with their terms, except as may be limited by any bankruptcy, insolvency, moratorium, or other laws affecting the rights of creditors generally or by the exercise of judicial discretion; (c) authorized under all applicable Laws; and (d) to the extent secured, secured by valid Liens which have been perfected.

3.32     Loan Origination and Servicing. In originating, underwriting, servicing, selling, transferring, and discharging loans, mortgages, land contracts, and other contractual obligations, either for its own account or for the account of others, Talmer and each Talmer Subsidiary has complied with all applicable terms and conditions of such obligations and with all applicable Laws, Contracts, rules, and procedures, except for incidents of noncompliance that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Talmer.

3.33     Securities Laws Matters.

(a)     Since the date of becoming a reporting company with the SEC, Talmer has filed or furnished all forms, documents and reports required to be filed or furnished with the SEC under the Securities Act or the Exchange Act (collectively with any amendments thereto, but excluding the Joint Proxy Statement and the Form S-4, the “Talmer SEC Reports”). Each of the Talmer SEC Reports, in each case as of its filing or furnishing date, or, if amended, as finally amended prior to the date of this Agreement (with respect to those Talmer SEC Reports filed or furnished prior to the date of this Agreement), has complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and none of the Talmer SEC Reports, when filed or furnished or, if amended, as finally amended prior to the date of this Agreement, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Talmer Subsidiaries are or ever have been required to file periodic reports with the SEC. As of the date of this Agreement, there are no material outstanding or unresolved comments received from the SEC with respect to any of the Talmer SEC Reports.

(b)     Talmer has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act) as required by Rule 13a-15(a) under the Exchange Act, and Talmer has established and maintains internal controls over financial reporting (as such term is defined in Rule 13a-15(f) under the Exchange Act) as required by Rule 13a-15(a) under the Exchange Act. Talmer has disclosed, based on its most recent evaluation prior to the date of this Agreement, to Talmer’s auditors and the audit committee of the Talmer Board (i) any significant deficiencies and material weaknesses in the design or operation of its internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Talmer’s ability to record, process, summarize and report financial information and (ii) any fraud that involves management or other employees who have a significant role in Talmer’s internal controls over financial reporting. Since January 1, 2012, neither Talmer nor any of the Talmer Subsidiaries has Knowledge of any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of Talmer or any Talmer Subsidiary or their respective internal accounting controls, including any written complaint, allegation, assertion or claim that Talmer or any Talmer Subsidiary has engaged in

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questionable accounting or auditing practices, which, if true, would constitute a significant deficiency or a material weakness. Since the date of becoming a reporting company with the SEC, subject to any applicable grace periods, Talmer has been and is in compliance with (A) the applicable provisions of the Sarbanes Oxley Act of 2002 and (B) the applicable listing and corporate governance rules and regulations of NASDAQ, except in each case as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Talmer.

3.34     Joint Ventures; Strategic Alliances. Neither Talmer nor any Talmer Subsidiary is, directly or indirectly, a party to or bound by any material joint venture, partnership, limited partnership, limited liability company, or strategic alliance agreement or arrangement with or through any unaffiliated Person providing for their joint or cooperative development, marketing, referrals, or sales of banking, securities, insurance, or other financial products or services, or their joint investment in and management of any active business enterprise.

3.35     Policies and Procedures. Talmer and each Talmer Subsidiary have complied in all material respects with the policies and procedures as formally adopted and disclosed to Chemical as applicable to the periods when those policies and procedures were in effect.

3.36     Shareholder Rights Plan. Talmer does not have in effect any shareholder rights plan, “poison pill,” or similar plan or arrangement.

3.37     Absence of Undisclosed Liabilities. There exist no Liabilities of Talmer or any Talmer Subsidiary of the type required to be disclosed in the liabilities column of a balance sheet prepared in accordance with GAAP, other than (a) Liabilities that are adequately reflected, reserved for or disclosed in the Talmer Financial Statements, (b) Liabilities under executory contracts to which Talmer or a Talmer Subsidiary is a party or otherwise incurred in the ordinary course of business of Talmer or a Talmer Subsidiary, or (c) Liabilities that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Talmer.

3.38     No Other Representations and Warranties. Except for the express representations and warranties made by Talmer and the Talmer Subsidiaries in this Article III, neither Talmer nor any other Person makes or has made any representation or warranty with respect to Talmer or the Talmer Subsidiaries or their respective business, operations, assets, Liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to Chemical or any of its Affiliates or Representatives of any documentation, projections, forecasts, estimates, budgets, prospect information or other information with respect to any one or more of the foregoing. Talmer has not relied on any representations or warranties relating to Chemical or any Chemical Subsidiary in determining to enter into this Agreement, except for those expressly made by Chemical in Article IV.

Article IV
REPRESENTATIONS AND WARRANTIES OF CHEMICAL

Except as disclosed in the Chemical SEC Reports filed with or furnished to the SEC prior to the date of this Agreement (excluding any risk factor disclosures set forth under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other forward-looking statement of risk that does not contain a reasonable level of detail about the risks of which the statement warns) or as disclosed in the disclosure schedules delivered by Chemical to Talmer prior to or concurrently with the execution of this Agreement (the “Chemical Disclosure Schedules”), it being understood and agreed that the disclosure of any item in the Chemical SEC Reports shall be deemed a disclosure only to the extent the relevance of such disclosure to the sections or subsections of this Article IV is reasonably apparent on the face of such disclosure, Chemical represents and warrants to Talmer that:

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4.1     Authorization, No Conflicts, Etc.

(a)     Chemical has the requisite corporate power and authority to execute and deliver this Agreement, and, subject to receipt of the Chemical Shareholder Approval, to consummate the transactions contemplated by this Agreement. This Agreement has been duly adopted, and the consummation of the Merger and the other transactions contemplated by this Agreement have been duly authorized, by the Chemical Board. The Chemical Board has (i) determined that the terms of this Agreement are fair to and in the best interests of Chemical and the Chemical Shareholders, and (ii) adopted this Agreement and authorized the transactions contemplated by this Agreement and resolved to make the Chemical Board Recommendation to the Chemical Shareholders. Except for the Chemical Shareholder Approval, no other corporate proceedings on the part of Chemical are necessary to authorize this Agreement or to consummate the Merger (other than the submission to the Chemical Shareholders of an advisory (non-binding) vote on the compensation that may be paid or become payable to Chemical’s named executive officers that is based on or otherwise related to the transactions contemplated by this Agreement). This Agreement has been duly executed and delivered by, and (assuming due authorization, execution and delivery by Talmer) constitutes valid and binding obligations of, Chemical and is enforceable against Chemical in accordance with its terms, except to the extent that (A) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, relating to creditors’ rights generally and (B) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b)     The execution, delivery, and performance of this Agreement by Chemical, the issuance of shares of Chemical Common Stock constituting the Merger Consideration, and the consummation of the Merger, do not and will not violate, conflict with, or result in a breach of: (i) any provision of the articles of incorporation or bylaws (or similar organizational documents) of Chemical or any Subsidiary of Chemical (each a “Chemical Subsidiary” and collectively, the “Chemical Subsidiaries”); or (ii) any Law or Order applicable to Chemical or any Chemical Subsidiary, assuming the timely receipt of each of the approvals referred to in Section 4.1(d).

(c)     The execution, delivery, and performance of this Agreement by Chemical, the issuance of shares of Chemical Common Stock constituting the Merger Consideration, and the consummation of the Merger do not and will not violate, conflict with, result in a breach of, constitute a default under, or require any consent, approval, waiver, extension, amendment, authorization, notice, or filing under, any cease and desist order, written agreement, memorandum of understanding, board resolutions or other Regulatory Agreement or commitment with or from a Governmental Entity to which Chemical or any Chemical Subsidiary is a party or subject, or by which Chemical or any Chemical Subsidiary is bound or affected.

(d)     No notice to, filing with, authorization of, exemption by, or consent or approval of, any Governmental Entity is necessary for the consummation of the transactions contemplated by this Agreement by Chemical other than in connection or compliance with the provisions of the MBCA, compliance with federal and state securities laws, and the consents, authorizations, approvals, or exemptions required under the BHC Act and the Michigan Banking Code. Chemical has no Knowledge of any reason why the Regulatory Approvals referred to in this Section 4.1(d) cannot be obtained or why the regulatory approval process would be materially impeded.

4.2     Organization and Good Standing. Chemical is a corporation duly organized, validly existing, and in good standing under the laws of the State of Michigan. Chemical has all requisite corporate power and authority to own, operate, and lease its properties and assets and to carry on its business as it is now being conducted in all material respects. Chemical is a financial holding company duly registered as such with the Federal Reserve Board under the BHC Act. Chemical is not, and is not required to be, qualified or admitted to conduct business as a foreign corporation in any other state, except where such failure to be so qualified has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Chemical.

4.3     Subsidiaries.

(a)     Chemical has provided to Talmer a true and complete list of each Chemical Subsidiary as of the date of this Agreement. Other than the Chemical Subsidiaries, Chemical does not have “control” (as defined in Section 2(a)(2) of the BHC Act, using five percent (5%) rather than twenty-five percent (25%)), either directly or indirectly, of any Person engaged in an active trade or business or that holds any significant assets. Chemical or a

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Chemical Subsidiary owns all of the issued and outstanding capital stock or other equity interests of each of the Chemical Subsidiaries, free and clear of any claim or Lien of any kind. There is no legally binding and enforceable subscription, option, warrant, right to acquire, or any other similar agreement pertaining to the capital stock or other equity interests of any Chemical Subsidiary.

(b)     Each of the Chemical Subsidiaries (i) is duly organized and validly existing under the laws of its jurisdiction of organization; (ii) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, or local) where its ownership or leasing of property or the conduct of its business requires it to be so qualified; and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted, except in each of (ii) and (iii) as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Chemical.

(c)     The deposits of Chemical Bank are insured by the FDIC to the fullest extent permitted by Law, and all premiums and assessments to be paid in connection therewith have been paid when due. No proceeding for the revocation or termination of such deposit insurance is pending or, to the Knowledge of Chemical, threatened. Chemical and each Chemical Subsidiary has paid as and when due all material fees, charges, assessments, and the like as required by Law to each and every Governmental Entity having jurisdiction over Chemical or each Chemical Subsidiary.

4.4     Capital Stock.

(a)     The authorized capital stock of Chemical consists of 60,000,000 shares of Chemical Common Stock, of which, as of the Capitalization Date, 38,167,861 shares were issued and outstanding; and 2,000,000 shares of Preferred Stock (the “Chemical Preferred Stock”), of which, as of the Capitalization Date, no shares were issued and outstanding. Except for the Chemical Share-Based Awards, as of the date of this Agreement, there is no security or class of securities outstanding that represents, is convertible into, or is exercisable for capital stock of Chemical.

(b)     Section 4.4(b) of the Chemical Disclosure Schedules sets forth, as of the date of this Agreement, the number of shares of Chemical Common Stock that are authorized and reserved for issuance under each plan sponsored by Chemical under which options and other stock-based awards are granted, and the award agreements thereunder (collectively, the “Chemical Stock Plans”), and the number of shares of Chemical Common Stock that are subject to outstanding Chemical Stock Options and Chemical Stock Awards (collectively, “Chemical Share-Based Awards”) issued under a Chemical Stock Plan. All Chemical Share-Based Awards have been awarded under a Chemical Stock Plan, and, as of the date of this Agreement, there are no other compensatory awards outstanding pursuant to which Chemical Common Stock has been issued or is issuable, or that relate to or are determined by reference to the value of Chemical Common Stock. All outstanding shares of Chemical Common Stock, and all Chemical Common Stock reserved for issuance under the Chemical Stock Plans when issued in accordance with the respective terms of the Chemical Stock Plans, are or will be duly authorized, validly issued, fully paid and non-assessable and not issued in violation of any preemptive rights, purchase option, call or right of first refusal rights.

(c)     After the date of this Agreement, the number of issued and outstanding shares of Chemical Common Stock and Chemical Preferred Stock is not subject to change before the Effective Time, other than the issuance of shares of Chemical Common Stock upon the exercise of any Chemical Stock Options granted pursuant to a Chemical Stock Plan prior to the date of this Agreement.

(d)     Other than the issued and outstanding shares of Chemical Common Stock described in Section 4.4(a), neither Chemical nor any Chemical Subsidiary has outstanding any security or issue of securities the holder or holders of which have the right to vote on the approval of the Merger, this Agreement, or the issuance of Chemical Common Stock that constitutes the Merger Consideration, or that entitle the holder or holders to consent to, or withhold consent on, the Merger, this Agreement or the issuance of Chemical Common Stock that constitutes the Merger Consideration.

(e)     No Chemical Shareholder will be entitled to appraisal rights pursuant to the MBCA as a result of the consummation of the Merger.

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4.5     Financial Statements.

(a)     The consolidated financial statements of Chemical as of and for each of the three (3) years ended December 31, 2014, 2013, and 2012, as reported on by Chemical’s independent accountants, and the unaudited consolidated financial statements of Chemical as of and for each quarter in 2015 ended before the date of this Agreement, including all schedules and notes relating to such statements, as previously delivered to Talmer (collectively, “Chemical Financial Statements”), fairly present, and the unaudited consolidated financial statements of Chemical as of and for each quarter ending after the date of this Agreement until the Effective Time, including all schedules and notes relating to such statements, will fairly present the financial condition and the results of operations, changes in shareholders’ equity, and cash flows of Chemical as of the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, consistently applied, subject, in the case of unaudited interim financial statements, to normal, recurring year-end adjustments (the effect of which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Chemical) and the absence of notes (that, if presented, would not differ materially from those included in Chemical Financial Statements). No financial statements of any entity or enterprise other than the Chemical Subsidiaries are required by GAAP to be included in the consolidated financial statements of Chemical.

(b)     The following reports (including all related schedules, notes, and exhibits) were prepared and filed in conformity with applicable regulatory requirements and were correct and complete in all material respects when filed:

(i)     The Consolidated Reports of Condition and Income (Form FFIEC 041) of each Chemical Subsidiary required to file such reports (including any amendments) as of and for each of the fiscal years ended December 31, 2014, 2013, and as of and for each of the first, second and third quarter of 2015 as filed with the FDIC; and

(ii)     The Consolidated Financial Statements for Bank Holding Companies (Form FR Y-9C) and Parent Company Only Financial Statements for Large Bank Holding Companies (Form FR Y-9LP) (including any amendments) for Chemical as of and for each of the fiscal years ended December 31, 2014, 2013, and 2012, and as of and for each quarter ended in 2015 before the date of this Agreement as filed with the Federal Reserve Board. All of such reports required to be filed prior to the Effective Time by Chemical or any Chemical Subsidiary will be prepared and filed in conformity with applicable regulatory requirements applied consistently throughout their respective periods (except as otherwise noted in such reports) and will be correct and complete in all material respects when filed. All of the reports identified in this Section 4.5(b) are collectively referred to as the “Chemical Call Reports.”

4.6     Absence of Certain Changes or Events. Since September 30, 2015, (a) Chemical and the Chemical Subsidiaries have conducted their respective businesses in the ordinary course consistent with past practice and (b) no event has occurred that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Chemical.

4.7     Legal Proceedings. There is no Action pending or, to the Knowledge of Chemical, threatened against Chemical or any of the Chemical Subsidiaries that (a) as of the date of this Agreement, challenges or seeks to enjoin, alter, prevent or materially delay the Merger or (b) has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Chemical. There is no material unsatisfied judgment, penalty or award against Chemical or any of the Chemical Subsidiaries. Neither Chemical nor any of the Chemical Subsidiaries, nor any of their respective properties or assets, is subject to any Order or any investigation by a Governmental Entity that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Chemical. No officer or director of Chemical or any of the Chemical Subsidiaries is a defendant in any Action commenced by any shareholder of Chemical or any of the Chemical Subsidiaries with respect to the performance of his or her duties as an officer or a director of Chemical or any of the Chemical Subsidiaries under any applicable Law, except for any Action arising out of or relating to the Merger and the transactions contemplated by this Agreement.

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4.8     Regulatory Filings. In the last three (3) years:

(a)     Chemical and each Chemical Subsidiary has filed in a timely manner all filings with Governmental Entities as required by applicable Law; and

(b)     All such filings, as of their respective filing dates, complied in all material respects with all Laws, forms, and guidelines applicable to such filings.

4.9     No Indemnification Claims. To the Knowledge of Chemical, there has been no event, action, or omission by or with respect to any director, officer, employee, trustee, agent, or other Person who may be entitled to receive indemnification or reimbursement of any claim, loss, or expense under any Contract or arrangement providing for indemnification or reimbursement of any such Person by Chemical or any Chemical Subsidiary.

4.10     Conduct of Business. Chemical and each Chemical Subsidiary has conducted its business and used its properties in compliance with all applicable Laws, including without limitation applicable federal and state laws and regulations concerning banking, securities, truth-in-lending, truth-in-savings, mortgage origination and servicing, usury, fair credit reporting, consumer protection, occupational safety, fair lending, civil rights, employee protection, fair employment practices, fair labor standards, real estate settlement and procedures, insurance, privacy, and Environmental Laws; except for violations that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Chemical.

4.11     Transaction Documents. None of the information supplied or to be supplied by Chemical for inclusion or incorporation by reference in any Transaction Document will contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, (a) in the case of any Transaction Document (other than the Form S-4 and the Joint Proxy Statement), at the time it is filed or at any time it is amended or supplemented, (b) in the case of the Form S-4, at the time it is filed with the SEC, at any time it is amended or supplemented and at the time it becomes effective under the Securities Act, and (c) in the case of the Joint Proxy Statement, at the date it is first mailed to the Chemical Shareholders and the Talmer Shareholders and at the time of the Chemical Shareholder Meeting and the Talmer Shareholder Meeting. The Joint Proxy Statement (other than those portions relating solely to the Talmer Shareholder Meeting) will, at the time the Joint Proxy Statement is filed with the SEC, at any time it is amended or supplemented, at the date it is first mailed to the Chemical Shareholders and the Talmer Shareholders and at the time of the Chemical Shareholder Meeting and the Talmer Shareholder Meeting, comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by Chemical with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Talmer for inclusion or incorporation by reference in the Joint Proxy Statement.

4.12     Agreements With Bank Regulators. Neither Chemical nor any Chemical Subsidiary is a party to any Regulatory Agreement, nor has Chemical nor any Chemical Subsidiary been advised by any Governmental Entity that a Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) an Order or a Regulatory Agreement. Neither Chemical nor any Chemical Subsidiary is required by Section 32 of the Federal Deposit Insurance Act or FDIC Regulation Part 359 or the Federal Reserve Board to give prior notice to a federal banking agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive officer or to limit golden parachute payments or indemnification.

4.13     Tax Matters.

(a)     All material Tax Returns required by applicable Law to have been filed by Chemical and each Chemical Subsidiary since January 1, 2010 have been filed when due (taking into account any extensions), and each such Tax Return is complete and accurate and correctly reflects the liability for Taxes in all material respects. Since January 1, 2010, Chemical and each Chemical Subsidiary has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any third party. Since January 1, 2010, all material Taxes that are due and payable by Chemical and each Chemical Subsidiary have been paid.

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(b)     There is no audit or other proceeding pending against or with respect to Chemical or any Chemical Subsidiary with respect to any material amount of Tax. There are no material Liens on any of the assets of Chemical or any of the Chemical Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax, other than Liens for Taxes not yet due and payable.

(c)     Neither Chemical nor any Chemical Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Taxes, which waiver or extension is still open.

(d)     Except as required by Law, neither Chemical nor any Chemical Subsidiary is a party to any Tax allocation or sharing agreement.

(e)     Neither Chemical nor any Chemical Subsidiary has been included in any “consolidated,” “unitary” or “combined” Tax Return for any taxable period for which the statute of limitations has not expired (other than a group of which Chemical and one or more Chemical Subsidiaries are the only members). Neither Chemical nor any Chemical Subsidiary is a general partner in any partnership that is material to its business operations.

(f)     Within the past three (3) years, neither Chemical nor any Chemical Subsidiary has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax-free treatment under Section 355 of the Code.

(g)     Neither Chemical nor any Chemical Subsidiary has participated in or been a party to a transaction that, as of the date of this Agreement, constitutes a “listed transaction” for purposes of Section 6011 of the Code (or a similar provision of state Law).

(h)     Neither Chemical nor any Chemical Subsidiary has taken any action or has Knowledge of any fact that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

(i)     There has been no disallowance of a deduction under Section 162(m) or 280G of the Code for any amount paid or payable by Chemical or any Chemical Subsidiary as employee compensation, whether under any Contract, plan, program or arrangement, understanding or otherwise.

4.14     Properties.

(a)     Except with such exceptions that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Chemical, Chemical and each Chemical Subsidiary has good and valid title to, or valid leasehold interests in, all of their respective personal and real properties and assets as used in their respective businesses as presently conducted, and all such personal and real properties and assets, other than personal and real properties and assets in which Chemical or any of the Chemical Subsidiaries has leasehold interests, are free and clear of all Liens, except for Permitted Liens. Chemical and each Chemical Subsidiary has complied in all material respects with the terms of all leases to which it is a party. All material leases to which Chemical or any Chemical Subsidiary is a party and under which it is in possession of any personal or real property are valid and binding contracts and are in full force and effect, and neither Chemical nor any Chemical Subsidiary has received any written notice alleging violation, breach, or default of such lease. Chemical and each Chemical Subsidiary is in possession of the properties or assets purported to be leased under all its material leases (except where Chemical or a Chemical Subsidiary is the lessor). The tangible personal and real property and assets of Chemical and all Chemical Subsidiaries are in good operating condition and repair, reasonable wear and tear excepted, and, subject to maintenance and repair in the ordinary course of business consistent with past practice, are adequate for the uses to which they are being put.

(b)     With respect to real property owned by Chemical or any Chemical Subsidiary, none of Chemical nor any Chemical Subsidiary (i) has received written notice of any pending, and to the Knowledge of Chemical there is no threatened, condemnation proceeding against any of such real property or (ii) has received written notice from any Governmental Entity that such real property is not in compliance with any applicable Law, except as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Chemical.

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(c)     With respect to real property leased, subleased or licensed by Chemical or any Chemical Subsidiary, none of Chemical nor any Chemical Subsidiary (i) has received any written notice alleging a violation, breach or default under any lease of such real property, except for matters being contested in good faith for which adequate accruals or reserves have been established on the books and records of Chemical or (ii) (A) has received written notice of any pending, and to the Knowledge of Chemical there is no threatened, condemnation proceeding with respect to any of such real property or (B) has received written notice from any Governmental Entity that such real property is not in compliance with any applicable Law, except as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Chemical.

(d)     No lease or license pursuant to which Chemical or any Chemical Subsidiary, as lessor, lessee, licensor or licensee, has possession of, or leases or licenses to others, any real or personal property, excluding any personal property lease with payments of less than $500,000 per year, contains any provision, including any prohibition against assignment by Chemical or any Chemical Subsidiary, by operation of Law or otherwise, that would require any third party consent or approval for, or that would materially interfere with, the possession, use or rights with respect to the property by the Surviving Corporation or its Subsidiaries for the same purposes and upon the same rental and other terms following consummation of the Merger.

4.15     Intellectual Property. Chemical and the Chemical Subsidiaries exclusively own, or have a valid license or other valid right to use, all material Intellectual Property as used in their business as presently conducted; it being understood that the foregoing shall not be construed to expand or diminish the scope of the non-infringement representations and warranties that follow in this Section 4.15. No Actions, suits or other proceedings are pending or, to the Knowledge of Chemical, threatened that Chemical or any of the Chemical Subsidiaries is infringing, misappropriating or otherwise violating the rights of any Person with regard to any Intellectual Property. To the Knowledge of Chemical, no Person is materially infringing, misappropriating or otherwise violating the rights of Chemical or any of the Chemical Subsidiaries with respect to any material Intellectual Property owned or purported to be owned by Chemical or any of the Chemical Subsidiaries (collectively the “Chemical-Owned Intellectual Property”). Except as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Chemical, to the Knowledge of Chemical: (a) no circumstances exist which could reasonably be expected to give rise to any (i) Action that challenges the rights of Chemical or any of the Chemical Subsidiaries with respect to the validity or enforceability of the Chemical-Owned Intellectual Property or (ii) claim of infringement, misappropriation, or violation of the Intellectual Property rights of any Person, and (b) the consummation of the transactions contemplated by this Agreement will not give rise to any claim by any Person to a right to own, purchase, transfer, use, alter, impair, extinguish or restrict any Chemical-Owned Intellectual Property or Intellectual Property licensed to Chemical or any Chemical Subsidiary.

4.16     Required Licenses, Permits, Etc. Chemical and each Chemical Subsidiary hold all material Permits and other rights from all appropriate Governmental Entities necessary for the conduct of its business as presently conducted. All such material Permits and rights are in full force and effect. Each Chemical Subsidiary, as applicable, is an approved seller-servicer for each mortgage investor with whom it conducts business, and holds all material Permits, authorizations, and approvals necessary to carry on a mortgage banking business.

4.17     Material Contracts and Change of Control.

(a)     For the purposes of this Agreement, the term “Chemical Material Contract” means any of the following Contracts to which Chemical or any of the Chemical Subsidiaries is a party or bound as of the date of this Agreement:

(i)     Each Contract that (A) has been or (B) would be required to be, but has not been, filed by Chemical as a material contract pursuant to Item 601(b)(10) of Regulation S-K on Form 10-K under the Exchange Act as if such Form 10-K were filed as of the date of this Agreement;

(ii)     Each Contract, other than any Contracts contemplated by this Agreement, that limits (or purports to limit) in any material respect the ability of Chemical or any of the Chemical Subsidiaries to engage or compete in any business (including geographic restrictions and exclusive or preferential arrangements);

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(iii)     Each Contract that creates a material partnership or joint venture to which Chemical or any of the Chemical Subsidiaries is a party;

(iv)     Each Contract between or among Chemical and any Chemical Subsidiary;

(v)     Each Contract with a correspondent banker;

(vi)     Each Contract relating to the borrowing of money by Chemical or any Chemical Subsidiary or guarantee by Chemical or any Chemical Subsidiary of such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, FHLB advances of depository institution Chemical Subsidiaries, trade payables and Contracts relating to borrowings or guarantees made in the ordinary course of business consistent with past practice) in excess of $2,000,000;

(vii)     Each Contract that relates to the acquisition or disposition of any material business (whether by merger, sale of stock, sale of assets or otherwise) or material asset, other than this Agreement, pursuant to which Chemical or any of the Chemical Subsidiaries has any material continuing obligations, contingent or otherwise;

(viii)     Each Contract that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of Chemical or any of the Chemical Subsidiaries to own, operate, sell, transfer, pledge or otherwise dispose of any material amount of assets or businesses;

(ix)     Each voting agreement or registration rights agreement with respect to the capital stock of Chemical or any of the Chemical Subsidiaries;

(x)     Each Contract granting Chemical or any Chemical Subsidiary the right to use, restricting Chemical’s or any Chemical Subsidiary’s right to use, or granting any other Person the right to use Intellectual Property that is material to the conduct of Chemical’s or any Chemical Subsidiary’s business (including any license, franchise agreement, co-existence agreement, concurrent-use agreement, settlement agreement or other similar type Contract);

(xi)     Each Contract that limits the payment of dividends by Chemical or any Chemical Subsidiary;

(xii)     Each Contract involving a standstill or similar obligation of Chemical or any of the Chemical Subsidiaries relating to the purchase of securities of Chemical or any other Person;

(xiii)     Except transactions made in accordance with Regulation O and agreements entered into in the ordinary course of business consistent with past practice for compensation or indemnity, any Contract between Chemical or any Chemical Subsidiary, on the one hand, and, on the other hand (A) any officer or director of Chemical or a Chemical Subsidiary, or (B) to the Knowledge of Chemical, any (1) record or beneficial owner of five percent (5%) or more of the voting securities of Chemical, (2) Affiliate or family member of any such officer, director, or record or beneficial owner, or (3) other Affiliate of Chemical, except those Contracts of a type available to employees of Chemical generally;

(xiv)     Each Contract for any one capital expenditure or a series of capital expenditures, the aggregate amount of which is in excess of $1,000,000;

(xv)     Each Contract or commitment to make a loan not yet fully disbursed or funded to any Person, wherein the undisbursed or unfunded amount exceeds $10,000,000;

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(xvi)     Each Contract or commitment for a loan participation agreement with any other Person in excess of $10,000,000;

(xvii)     Each employment Contract with an employee of Chemical or any Chemical Subsidiary or any other compensatory Contract or plan in which any executive officer of Chemical or any Chemical Subsidiary participates (other than any compensatory Contract or plan which pursuant to its terms is available to employees, officers or directors generally and which in operation provides for the same method of allocation of benefits between management and non-management participants); and

(xviii)     Each Contract that is material to the financial condition, results of operations or business of Chemical or any Chemical Subsidiary.

(b)     Prior to the date of this Agreement, Chemical has provided or made available to Talmer a true and complete copy of each Chemical Material Contract in effect as of the date of this Agreement. Except for matters that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Chemical, (i) all Chemical Material Contracts are in full force and effect as of the date of this Agreement, (ii) neither Chemical nor any of the Chemical Subsidiaries is in violation or breach of or default under (or with notice or lapse of time, or both, would be in violation or breach of or default under) the terms of any Chemical Material Contract, (iii) to the Knowledge of Chemical, no other party to any Chemical Material Contract is in breach of or in default under any Chemical Material Contract, and (iv) neither Chemical nor any Chemical Subsidiary has received written notice of breach or termination (or proposed breach or termination) of any Chemical Material Contract.

(c)     There is no Chemical Material Contract under which (i) a consent or approval is required, (ii) a prohibited assignment by operation of Law could occur, (iii) a waiver or loss of any right could occur, or (iv) an acceleration of any obligation could occur, in each case as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated herein, where any such occurrence would reasonably be expected to (A) materially interfere with the ordinary course of business conducted by Chemical, any Chemical Subsidiary or the Surviving Corporation or (B) have a Material Adverse Effect on Chemical.

(d)     (i) All data processing Contracts of Chemical or any of the Chemical Subsidiaries are cancelable by Chemical or a Chemical Subsidiary on or immediately after the Effective Time without cost, penalty or further obligation, except for costs, penalties or further obligations that, in the aggregate with respect to any Contract, do not exceed $1,000,000; and (ii) neither Chemical nor any Chemical Subsidiary is party to any Contract that would require any payment to another party upon termination in excess of $1,000,000.

4.18     Labor and Employment Matters.

(a)     (i) Chemical and all of the Chemical Subsidiaries are in compliance with all applicable Laws relating to labor and employment practices, including those relating to wages, employee benefits, hours and overtime, workplace safety and health, immigration, individual and collective termination, non-discrimination and data privacy, workers’ compensation, the identification of particular employees or job classifications as “exempt” or “non-exempt” for purposes of such obligations, and any and all other matters involving compensation or benefits afforded to or not afforded to employees, contractors or consultants except for such noncompliance as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Chemical; (ii) as of the date of this Agreement, there is no unfair labor practice charge or complaint pending before the NLRB or, to the Knowledge of Chemical, threatened against Chemical or any of the Chemical Subsidiaries; (iii) as of the date of this Agreement and during the past three (3) years, there has been no labor strike, slowdown, work stoppage or lockout pending or, to the Knowledge of Chemical, threatened against or affecting Chemical or any of the Chemical Subsidiaries; (iv) there is no representation claim or petition pending before the NLRB or any similar foreign agency relating to the employees of Chemical or any Chemical Subsidiary; (v) as of the date of this Agreement, Chemical has not received written notice of charges with respect to or relating to Chemical or any Chemical Subsidiary pending before the Equal Employment Opportunity Commission or other Governmental Entity responsible for the prevention of unlawful employment practices, nor is there any claim pending before any court or administrative agency regarding any unlawful employment practices relating to Chemical or any Chemical Subsidiary; and (vi) neither Chemical nor any Chemical Subsidiary has received any written notice from any

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Governmental Entity responsible for the enforcement of labor or employment laws of an intention to conduct an investigation of Chemical or any Chemical Subsidiary and, to the Knowledge of Chemical, no such investigation is in progress.

(b)     Neither Chemical nor any Chemical Subsidiary is party to, bound by, or negotiating any Collective Bargaining Agreement or any other Contract with any labor organization, union, works council, employee representative or association.

(c)    All salaried employees, hourly employees, and temporary employees of Chemical and its Subsidiaries are employed on an at-will basis by Chemical and/or its Subsidiaries and may be terminated at any time with or without cause and without any severance or other liabilities to Chemical or any Chemical Subsidiary, or have signed an agreement or acknowledged in writing that their employment is at will. There has been no written representation by Chemical or any Chemical Subsidiary made to any employee that commits Chemical, any Chemical Subsidiary, or the Surviving Corporation to retain them as employees for any period of time subsequent to the Closing.

(d)     Since January 1, 2013, neither Chemical nor any Chemical Subsidiary has effectuated a “plant closing” or a “mass lay off” (in each case, as defined in the WARN Act), in either case affecting any site of employment or facility of Chemical or any Chemical Subsidiary, except in compliance with the WARN Act.

(e)     There is no audit, investigation, charge or proceeding with respect to a material violation of any occupational health and safety standards that is pending or unremedied, or, to the Knowledge of Chemical, threatened against Chemical or any Chemical Subsidiary. Chemical and all of the Chemical Subsidiaries are in compliance with all applicable occupational health and safety Laws, except for such failures to comply as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Chemical.

(f)     Neither Chemical nor any Chemical Subsidiary is a party or subject to any Contract which restricts Chemical or any Chemical Subsidiary from relocating, closing or terminating any of its operations or facilities or any portion of its operations or facilities.

(g)     The consummation of the transactions contemplated by this Agreement will not create Liabilities for any act by Chemical or any Chemical Subsidiary on or prior to the Closing under any Collective Bargaining Agreement, Contract or Chemical Benefit Plan.

(h)     Chemical has implemented commercially reasonable procedures to ensure that all employees who are performing services for Chemical or any Chemical Subsidiary in the United States are legally permitted to work in the United States and will be legally permitted to work in the United States for the Surviving Corporation or any of its Subsidiaries following the consummation of the transactions contemplated by this Agreement.

(i)     The policies, programs, and practices of Chemical and all Chemical Subsidiaries relating to equal opportunity and affirmative action, wages, employee classifications (including independent contractor versus employee and exempt versus non-exempt), hours of work, employee disabilities, employment termination, employment discrimination, employee safety, labor relations, and other terms and conditions of employment are in compliance in all material respects with applicable Law governing or relating to employment and employer practices and facilities.

4.19     Employee Benefits.

(a)     Chemical has delivered or made available to Talmer true and complete copies of all material Chemical Benefit Plans. Each Chemical Benefit Plan is in compliance with all applicable requirements of ERISA, the Code and all other applicable Laws and has been administered in accordance with its terms and such Laws, except for such noncompliance that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Chemical.

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(b)     Each Chemical Benefit Plan that is intended to be qualified within the meaning of Section 401 of the Code is so qualified and has at all times since its adoption been so qualified, and, to the Knowledge of Chemical, no condition exists and no event has occurred that could reasonably be expected to result in the loss or revocation of such qualification in any material respect.

(c)     All contributions, payments or premiums required to be made with respect to any Chemical Benefit Plan by Chemical on or before the date of this Agreement have been timely made, and all benefits accrued under any unfunded Chemical Benefit Plan have been paid, accrued or otherwise adequately reserved in accordance with GAAP, and each of Chemical and the Chemical Subsidiaries have performed all material obligations required to be performed under all Chemical Benefit Plans with respect to which Chemical or any ERISA Affiliate of Chemical has an obligation to contribute.

(d)     Neither Chemical nor any ERISA Affiliate of Chemical (or, to Chemical’s Knowledge, their respective predecessors) participates in nor since December 31, 1973, has ever participated in any Multiemployer Plan, and neither Chemical nor any ERISA Affiliate of Chemical (or, to Chemical’s Knowledge, their respective predecessors) maintains or contributes to, or is party to, and, at no time maintained, contributed to, or was a party to, any plan, program, agreement or policy that (i) is a “defined benefit plan” within the meaning of Section 414(j) of the Code or Section 3(35) of ERISA, (ii) is a “multiple employer plan” as defined in ERISA or the Code (whether or not subject thereto), (iii) is described in Section 401(a)(1) of ERISA (whether or not subject thereto), (iv) is a multiple employer welfare arrangement within the meaning of Section 3(40)(A) of ERISA, (v) is a voluntary employees beneficiary association within the meaning of Code Section 501(c)(9), or (vi) is primarily for the benefit of employees who reside outside of the United States. No Liability under Title IV of ERISA has been or is expected to be incurred by Chemical or any Chemical Subsidiary with respect to any applicable Chemical Benefit Plan. Except as may arise in connection with the transactions contemplated by this Agreement, there has been no “reportable event,” within the meaning of ERISA Section 4043, for which the 30-day reporting requirement has not been waived in relation to any applicable Chemical Benefit Plan. In relation to each applicable Chemical Benefit Plan, (A) all contributions required to be made under one or both of Section 412 and 430 of the Code have been timely made, (B) there has been no application for any waiver of the minimum funding premium standards imposed by Section 412 of the Code, and such minimum funding standards have been met to date, and (C) there is no “amount of unfunded benefit liabilities” as defined in Section 4001(a)(18) of ERISA.

(e)     Except as required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or any state Laws requiring continuation of benefits coverage following termination of employment, neither Chemical nor any Chemical Subsidiary provides health or welfare benefits for any retired or former employee following such employee’s retirement or other termination of service.

(f)     The execution, delivery of, and performance by Chemical of its obligations under the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional or subsequent event) will not (i) result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any current, former or retired employees, officers, consultants, independent contractors, agents or directors of Chemical or any of the Chemical Subsidiaries; (ii) result in the triggering or imposition of any restrictions or limitations on the right of Chemical or any of the Chemical Subsidiaries to amend or terminate any Chemical Benefit Plan; or (iii) result in any “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code that would result in a deduction disallowance under Code Section 280G(a) on the part of Chemical or any Chemical Subsidiary.

(g)     Chemical and the Chemical Subsidiaries may, subject to the limitations imposed by applicable Law and the terms of the applicable Chemical Benefit Plan, without the consent of any employee, beneficiary, or other Person, prospectively terminate, modify, or amend any such Chemical Benefit Plan effective as of any date on or after the date of this Agreement.

(h)     With respect to each Chemical Benefit Plan that is a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code), (i) such plan has been operated and administered in compliance with Section 409A of the Code or (ii) any payments under such plan have been earned and vested on or prior to December 31, 2004, and such plans have not been materially modified other than modifications to comply with Code Section 409A and the regulations promulgated thereunder. Neither Chemical nor any of the Chemical

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Subsidiaries have entered into any agreement or arrangement to, and do not otherwise have any obligation to, indemnify or hold harmless any Person for any Liability that results from the failure to comply with the requirements of Section 409A of the Code and the regulations promulgated thereunder.

(i)     There is no pending or, to the Knowledge of Chemical, threatened Action with respect to any Chemical Benefit Plans, other than ordinary and usual claims for benefits by participants and beneficiaries.

(j)     Since January 1, 2015, neither Chemical nor any of the Chemical Subsidiaries have agreed or otherwise committed to, whether in writing or otherwise, adopt any new plan, program, agreement or policy that would constitute a Chemical Benefit Plan or result in participation in a Multiemployer Plan or increase or improve the compensation, benefits, or terms and conditions of employment or service of any director, officer, employee, or consultant, except (i) in the ordinary course of business consistent with past practice with respect to individual employees who are not officers (and not with respect to a substantial class of employees) or (ii) as required by applicable Law or any applicable Chemical Benefit Plan.

(k)     Each of the Chemical Benefit Plans which is an “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA is in compliance with the Patient Protection and Affordable Care Act and its companion bill, the Health Care and Education Reconciliation Act of 2010, to the extent applicable, except for such noncompliance that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Chemical. Additionally, Chemical and the Chemical Subsidiaries operate such Chemical Benefit Plans to avoid assessable payments under Code Sections 4980H(a) and (b).  Neither Chemical nor any of the Chemical Subsidiaries have any liability in the nature of a retroactive rate adjustment, loss sharing arrangement or other material Liability arising wholly or partially out of events occurring on or before the Closing.

(l)     No stock options, stock appreciation rights or other grants of stock-based awards by Chemical or any Chemical Subsidiaries were backdated, spring-loaded, or granted at less than fair market value.

4.20     Environmental Matters.

(a)     Except for any matters that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Chemical: (i) Chemical and each of the Chemical Subsidiaries is and has been in compliance with and has no Liability under applicable Environmental Laws; (ii) Chemical and each of the Chemical Subsidiaries possesses, has possessed and is and has been in compliance with all required Environmental Permits; (iii) there are no Environmental Claims pending or, to the Knowledge of Chemical, threatened against Chemical or any of the Chemical Subsidiaries, and, to the Knowledge of Chemical, there are no facts or circumstances which could reasonably be expected to form the basis for any Environmental Claim against Chemical or any of the Chemical Subsidiaries; (iv) no Releases of Hazardous Materials have occurred and no Person has been exposed to any Hazardous Materials at, from, in, to, on, or under any Chemical Site and no Hazardous Materials are present in, on, about or migrating to or from any Chemical Site in quantities or concentrations or under circumstances that could give rise to an Environmental Claim against Chemical or any of the Chemical Subsidiaries; (v) neither Chemical nor any of the Chemical Subsidiaries has entered into or is subject to, any judgment, decree, order or other similar requirement of or agreement with any Governmental Entity under any Environmental Laws; (vi) neither Chemical nor any of the Chemical Subsidiaries has assumed responsibility for or agreed to indemnify or hold harmless any Person for any Liability, arising under or relating to Environmental Laws; and (vii) neither Chemical nor any of the Chemical Subsidiaries, any predecessors of Chemical or any of the Chemical Subsidiaries, nor any entity previously owned by Chemical or any of the Chemical Subsidiaries, has transported or arranged for the treatment, storage, handling, disposal, or transportation of any Hazardous Material to any off-Site location which has or could result in an Environmental Claim against Chemical or any of the Chemical Subsidiaries.

(b)     To the Knowledge of Chemical, each underground storage tank presently or previously located on any Chemical Site has been operated, maintained and removed or closed in place, as applicable, in compliance with all applicable Environmental Laws, and has not been the source of any Release of a Hazardous Material to the environment that has not been fully remediated as required by applicable Environmental Laws.

4.21     Duties as Fiduciary. To the Knowledge of Chemical, Chemical and each Chemical Subsidiary has performed all of its respective duties in any capacity as trustee, executor, administrator, registrar, guardian,

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custodian, escrow agent, receiver, or other fiduciary in a fashion that complies in all material respects with all applicable Laws, Contracts, wills, instruments and common law standards. Neither Chemical nor any Chemical Subsidiary has received any notice of any Action, claim, allegation or complaint from any Person that Chemical or any Chemical Subsidiary failed to perform these duties in a manner that complies in all material respects with all applicable Laws, Contracts, wills, instruments and common law standards, except for notices involving matters that have been resolved and any cost of such resolution is reflected in the Chemical Financial Statements.

4.22     Investment Bankers and Brokers. Chemical has employed Sandler O’Neill & Partners, L.P. (the “Chemical Investment Banker”) in connection with the Merger. Chemical, the Chemical Subsidiaries, and their respective Representatives have not employed, engaged, or consulted with any broker, finder, or investment banker other than the Chemical Investment Banker in connection with this Agreement or the Merger. Other than the fees and expenses payable by Chemical to the Chemical Investment Banker in connection with the Merger, as described in Section 4.22 of the Chemical Disclosure Schedules, there is no investment banking fee, financial advisory fee, brokerage fee, finder’s fee, commission, or compensation of a similar type payable by Chemical or any Chemical Subsidiary to any Person with respect to the Agreement or the consummation of the Merger. Chemical has provided to Talmer true and complete copies of each agreement, arrangement, and understanding between Chemical and the Chemical Investment Banker prior to the date of this Agreement.

4.23     Fairness Opinion. The Chemical Board has received the opinion (which, if initially rendered orally, has been or will be confirmed by a written opinion, dated the same date) of the Chemical Investment Banker, to the effect that, as of the date of such opinion and based on and subject to the assumptions, qualifications and limitations contained therein, the Merger Consideration is fair to Chemical from a financial point of view. Such opinion has not rescinded as of the date of this Agreement.

4.24     Chemical-Related Persons.

(a)     No Chemical-Related Person has any loan, credit or other Contract outstanding with Chemical or any Chemical Subsidiary that does not conform to applicable rules and regulations of the FDIC, the Federal Reserve Board, or any other Governmental Entity with jurisdiction over Chemical or any Chemical Subsidiary.

(b)     Other than in a capacity as a shareholder, director, or executive officer of Chemical or any Chemical Subsidiary, no Chemical-Related Person owns or controls any assets or properties that are used in the business of Chemical or any Chemical Subsidiary.

(c)     Other than ordinary and customary banking relationships, no Chemical-Related Person has any contractual relationship with Chemical or any Chemical Subsidiary.

(d)     No Chemical-Related Person has any outstanding loan or loan commitment from, or on whose behalf an irrevocable letter of credit has been issued by, Chemical or any Chemical Subsidiary in a principal amount of $2,000,000 or more.

4.25     Change in Business Relationships. As of the date of this Agreement, no director or executive officer of Chemical has Knowledge, whether on account of the Merger or otherwise, that any customer, agent, representative, supplier of Chemical or any Chemical Subsidiary, or other Person with whom Chemical or any Chemical Subsidiary has a contractual relationship, intends to discontinue, diminish, or change its relationship with Chemical or any Chemical Subsidiary, the effect of which would reasonably be expected to have a Material Adverse Effect on Chemical.

4.26     Insurance. Chemical and the Chemical Subsidiaries maintain in full force and effect insurance on their respective assets, properties, premises, operations, and personnel in such amounts and against such risks and losses as are customary and adequate for comparable entities engaged in the same business and industry. There is no unsatisfied claim of $400,000 or more under such insurance as to which the insurance carrier has denied liability. Since January 1, 2014, no insurance company has canceled or refused to renew a policy of insurance covering Chemical’s or any Chemical Subsidiary’s assets, properties, premises, operations, directors or personnel. Chemical and the Chemical Subsidiaries have given adequate and timely notice to each insurance carrier, and have complied

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with all policy provisions, with respect to any material known claim for which a defense or indemnification or both may be available to Chemical or the Chemical Subsidiaries.

4.27     Books and Records. The books of account, minute books, stock record books, and other records of Chemical are complete and correct in all material respects, represent bona fide transactions, and have been maintained in accordance with sound business practices, including the maintenance of an adequate internal control system. The corporate minute books of Chemical and the Chemical Subsidiaries contain accurate and complete records of all meetings of, and corporate action taken by, their shareholders, boards, and committees in all material respects. Since January 1, 2013, the minutes of each meeting (or corporate action without a meeting) of any such shareholders, boards, or committees have been duly prepared and are contained in such minute books. All such minute books and related exhibits or attachments for all meetings since January 1, 2013, have been made available for Talmer’s review prior to the date of this Agreement without material omission or redaction (other than with respect to the minutes relating to (a) the Merger or recent and similarly proposed transactions or (b) matters which Chemical is prohibited from disclosing pursuant to applicable Law).

4.28     Loan Guarantees. Except as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Chemical, all guarantees of indebtedness owed to Chemical or any Chemical Subsidiary, including without limitation those of the Federal Housing Administration, the Small Business Administration, and any other Governmental Entity, are valid and enforceable, except as limited by bankruptcy, insolvency, moratorium, reorganization, or similar laws affecting the rights of creditors generally and the availability of equitable remedies.

4.29     Data Security and Customer Privacy. Chemical and each Chemical Subsidiary is in compliance in all material respects with (a) all applicable Laws and applicable requirements of Governmental Entities regarding the security of each of their customers’ data and the systems operated by Chemical and each Chemical Subsidiary, and (b) their respective privacy policies, including as relates to the use of individually identifiable personal information relating to identifiable or identified natural persons.

4.30     Allowance for Loan and Lease Losses. The allowance for loan and lease losses as reflected in Chemical’s consolidated financial statements and the Chemical Call Reports as of December 31, 2014 and as of each quarter ended after December 31, 2014 was, in the reasonable opinion of Chemical’s management, (a) adequate to meet all reasonably anticipated loan and lease losses, net of recoveries related to loans previously charged off as of those dates, (b) consistent with GAAP and reasonable and sound banking practices, and (c) in conformance with recommendations and comments in reports of examination in all material respects.

4.31     Loans and Investments. All investments and, except as would not reasonably be expected to have a Material Adverse Effect on Chemical, all loans of Chemical and each Chemical Subsidiary are: (a) evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be; (b) legal and enforceable in accordance with their terms, except as may be limited by any bankruptcy, insolvency, moratorium, or other laws affecting the rights of creditors generally or by the exercise of judicial discretion; (c) authorized under all applicable Laws; and (d) to the extent secured, secured by valid Liens which have been perfected.

4.32     Loan Origination and Servicing. In originating, underwriting, servicing, selling, transferring, and discharging loans, mortgages, land contracts, and other contractual obligations, either for its own account or for the account of others, Chemical and each Chemical Subsidiary has complied with all applicable terms and conditions of such obligations and with all applicable Laws, Contracts, rules, and procedures, except for incidents of noncompliance that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Chemical.

4.33     Securities Laws Matters.

(a)     Since January 1, 2012, Chemical has filed or furnished all forms, documents and reports required to be filed or furnished with the SEC under the Securities Act or the Exchange Act (collectively with any amendments thereto, but excluding the Joint Proxy Statement and the Form S-4, the “Chemical SEC Reports”). Each of the Chemical SEC Reports, in each case as of its filing or furnishing date, or, if amended, as finally amended prior to the date of this Agreement (with respect to those Chemical SEC Reports filed or furnished prior to

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the date of this Agreement), has complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and none of the Chemical SEC Reports, when filed or furnished or, if amended, as finally amended prior to the date of this Agreement, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Chemical Subsidiaries are or ever have been required to file periodic reports with the SEC. As of the date of this Agreement, there are no material outstanding or unresolved comments received from the SEC with respect to any of the Chemical SEC Reports.

(b)     Chemical has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act) as required by Rule 13a-15(a) under the Exchange Act, and Chemical has established and maintains internal controls over financial reporting (as such term is defined in Rule 13a-15(f) under the Exchange Act) as required by Rule 13a-15(a) under the Exchange Act. Chemical has disclosed, based on its most recent evaluation prior to the date of this Agreement, to Chemical’s auditors and the audit committee of the Chemical Board (i) any significant deficiencies and material weaknesses in the design or operation of its internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Chemical’s ability to record, process, summarize and report financial information and (ii) any fraud that involves management or other employees who have a significant role in Chemical’s internal controls over financial reporting. Since January 1, 2012, neither Chemical nor any of the Chemical Subsidiaries has Knowledge of any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of Chemical or any Chemical Subsidiary or their respective internal accounting controls, including any written complaint, allegation, assertion or claim that Chemical or any Chemical Subsidiary has engaged in questionable accounting or auditing practices, which, if true, would constitute a significant deficiency or a material weakness. Since January 1, 2012, subject to any applicable grace periods, Chemical has been and is in compliance with (A) the applicable provisions of the Sarbanes Oxley Act of 2002 and (B) the applicable listing and corporate governance rules and regulations of NASDAQ, except in each case as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Chemical.

4.34     Joint Ventures; Strategic Alliances. Neither Chemical nor any Chemical Subsidiary is, directly or indirectly, a party to or bound by any material joint venture, partnership, limited partnership, limited liability company, or strategic alliance agreement or arrangement with or through any unaffiliated Person providing for their joint or cooperative development, marketing, referrals, or sales of banking, securities, insurance, or other financial products or services, or their joint investment in and management of any active business enterprise.

4.35     Policies and Procedures. Chemical and each Chemical Subsidiary have complied in all material respects with the policies and procedures as formally adopted and disclosed to Talmer as applicable to the periods when those policies and procedures were in effect.

4.36     Shareholder Rights Plan. Chemical does not have in effect any shareholder rights plan, “poison pill,” or similar plan or arrangement. Chemical is not an “interested shareholder” of Talmer as defined in Section 778 of the MBCA.

4.37     Absence of Undisclosed Liabilities. There exist no Liabilities of Chemical or any Chemical Subsidiary of the type required to be disclosed in the liabilities column of a balance sheet prepared in accordance with GAAP, other than (a) Liabilities that are adequately reflected, reserved for or disclosed in the Chemical Financial Statements, (b) Liabilities under executory contracts to which Chemical or a Chemical Subsidiary is a party or otherwise incurred in the ordinary course of business of Chemical or a Chemical Subsidiary, or (c) Liabilities that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Chemical.

4.38     No Other Representations and Warranties. Except for the express representations and warranties made by Chemical and the Chemical Subsidiaries in this Article IV, neither Chemical nor any other Person makes or has made any representation or warranty with respect to Chemical or the Chemical Subsidiaries or their respective business, operations, assets, Liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to Talmer or any of its Affiliates or Representatives of any documentation, projections, forecasts,

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estimates, budgets, prospect information or other information with respect to any one or more of the foregoing. Chemical has not relied on any representations or warranties relating to Talmer or any Talmer Subsidiary in determining to enter into this Agreement, except for those expressly made by Talmer in Article III.

Article V
COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1     Conduct of Business Before the Effective Time. Except as expressly contemplated by or permitted by this Agreement or required by applicable Law or with the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed, during the period from the date of this Agreement until the earlier of the Effective Time and the date of termination of this Agreement in accordance with Article VIII, each Party shall, and shall cause each of its Subsidiaries, as applicable, to:

(a)     conduct its business in the ordinary course consistent with past practice in all material respects; and

(b)     use commercially reasonable efforts to (i) maintain and preserve intact its business organization and advantageous business relationships, and (ii) retain the services of its key officers and key employees.

5.2     Talmer Forbearances. During the period from the date of this Agreement until the earlier of the Effective Time and the date of termination of this Agreement in accordance with Article VIII, except as expressly contemplated or permitted by this Agreement, or as set forth on the correspondingly labeled section of the Talmer Disclosure Schedules or required by applicable Law, Talmer shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Chemical (which consent shall not be unreasonably withheld, conditioned, or delayed):

(a)     other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money, assume, guarantee, endorse, or otherwise as an accommodation become responsible for the obligations of, or make any loan or advance or capital contribution to, or investment in, any other Person (it being understood and agreed that incurrence of indebtedness in the ordinary course of business consistent with past practice shall include the creation of deposit liabilities, purchases of federal funds, borrowings from the Federal Home Loan Bank, sales of certificates of deposit, and entry into repurchase agreements);

(b)     adjust, split, combine or reclassify any of its capital stock;

(c)     make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase, or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (i) dividends paid by any of the Talmer Subsidiaries to Talmer or to any of its wholly-owned Subsidiaries, (ii) regular quarterly dividends on Talmer Common Stock as set forth in Section 5.2(c) of the Talmer Disclosure Schedules, (iii) dividends in respect of the outstanding trust preferred securities of Talmer as of the date of this Agreement, and (iv) the acceptance of shares of Talmer Common Stock in payment of the exercise price or withholding taxes incurred by any employee or director in connection with the vesting of equity-based awards in respect of Talmer Common Stock granted under Talmer Stock Plans, in each case in accordance with past practice and the terms of the applicable Talmer Stock Plans and related award agreements);

(d)     grant any stock options, restricted shares, or other equity-based award with respect to shares of Talmer Common Stock under the Talmer Stock Plans, or otherwise, or grant any Person any right to acquire any shares of Talmer Capital Stock;

(e)     issue any additional shares of Talmer Capital Stock or other securities except pursuant to the settlement of equity-based awards previously granted under the Talmer Stock Plans; provided, however, Talmer may in its reasonable discretion engage in a bona fide capital raising transaction under this Section 5.2(e) without the prior written consent of Chemical;

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(f)     amend any existing employment, consulting, severance, termination or change in control agreements or enter into any new employment, consulting, severance, termination or change in control agreements;

(g)     except as required by applicable Law or in accordance with the terms of any Talmer Benefit Plan as in effect on the date of this Agreement, and except for normal increases made in the ordinary course of business consistent with past practice, (i) increase the wages, salaries, incentive compensation, incentive compensation opportunities of, or benefits provided to, any current, former, or retired employee or director of Talmer or any of its Subsidiaries or ERISA Affiliates; (ii) establish, adopt, or become a party to any new employee benefit or compensation plan, program, commitment, or agreement, or amend, modify, change, or terminate, or accelerate any rights under, any Talmer Benefit Plan; (iii) grant any stock options, stock appreciation rights, stock-based or stock-related awards, performance stock, or phantom or restricted stock unit awards; (iv) take any action other than in the ordinary course of business consistent with past practice, to fund or in any way secure the payment of compensation or benefits under any Talmer Benefit Plan; (v) amend, alter, or modify any warrant or other equity-based right to purchase any shares of Talmer Capital Stock or other equity interests in Talmer or any securities exchangeable for or convertible into Talmer Capital Stock outstanding on the date hereof, except as otherwise permitted in this Agreement; (vi) enter into any Collective Bargaining Agreement; (vii) enter into, amend, modify, alter, terminate, or change any third-party vendor or service agreement related to any Talmer Benefit Plan; or (viii) grant any severance or termination pay unless provided under any Talmer Benefit Plan or unless such grant is in the ordinary course of business consistent with past practice;

(h)     sell, transfer, mortgage, encumber, or otherwise dispose of any material amount of its properties or assets to any Person other than a Talmer Subsidiary, or cancel, release, or assign any material amount of indebtedness to any such Person or any claims held by any such Person, in each case other than in the ordinary course of business consistent with past practice or pursuant to contracts in force at the date of this Agreement; provided, however, that Talmer shall be permitted to divest of immaterial amounts of deposit liabilities, banking offices, and/or loans as required by Governmental Entities to consummate the Merger and which do not constitute, individually or in the aggregate, a Materially Burdensome Regulatory Condition; provided, further, that, if Talmer or any of its Subsidiaries shall request the prior approval of Chemical in accordance with this Section 5.2 to make, sell, transfer, or dispose of any “Other Real Estate Owned” of Talmer outside of the ordinary course of business consistent with past practice, and Chemical shall not have disapproved such request in writing within five (5) Business Days upon receipt of such request from Talmer or any of its Subsidiaries, as applicable, then such request shall be deemed to be approved by Chemical in writing, and Talmer or its Subsidiary, as applicable, may effect the sale, transfer, or disposal referenced in such request on the terms described therein; provided, further, that the foregoing shall not apply to dealings with financial assets or investment securities nor prohibit Talmer and its Subsidiaries from transferring, licensing, selling, leasing or disposing of obsolete or unused equipment, fixtures or assets, in each case in the ordinary course of business consistent with past practice;

(i)     make any application for the opening, relocation, or closing of any branch office, loan production office or other material office or facility, or open, relocate or close any branch office, loan production office or other material office or facility;

(j)     acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or division of a business or enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management, and other banking, operating, and servicing policies, except as required by applicable Law, regulation, recommendation of or policies imposed by any Governmental Entity;

(k)     make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other Person outside of the ordinary course of business consistent with past practice;

(l)     take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to prevent the Merger from qualifying for the Intended Tax Treatment;

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(m)     amend the Talmer Articles or Talmer Bylaws, or otherwise take any action to exempt any Person (other than Chemical or its Subsidiaries) or any action taken by any Person from any Takeover Statute or similarly restrictive provisions of its organizational documents or terminate, amend, or waive any provisions of any confidentiality or standstill agreements in place with any third parties;

(n)     other than after prior consultation with Chemical, materially change or restructure its investment securities portfolio or its gap position, through purchases, sales, or otherwise, or the manner in which the portfolio is classified or reported;

(o)     other than commencement or settlement of foreclosure or debt collection actions in the ordinary course of business consistent with past practice, commence or settle any claim, action, or proceeding where the amount in dispute is in excess of $500,000 or subjects Talmer or any of its Subsidiaries to any material restrictions on its current or future business operations (including the future business and operations of the Surviving Corporation or the Surviving Bank);

(p)     take any action or fail to take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied;

(q)     implement or adopt any material change in its tax accounting or financial accounting principles, practices or methods, change any tax accounting period, or surrender in writing any right to claim a Tax refund, offset or other reduction in Tax liability or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to Talmer or its Subsidiaries and involving in excess of $1,000,000, in each case other than as may be required by applicable Law, GAAP, or regulatory guidelines;

(r)     file or amend any Tax Return other than in the ordinary course of business, make any significant change in any method of Tax or accounting (other than as may be required by applicable Law, GAAP or regulatory guidelines), make or change any Tax election, or settle or compromise any disputed Tax liability in excess of $1,000,000;

(s)     extend the term of any Talmer Material Contract (except for the extension of any such term for one year or less due to the automatic renewal of such term in accordance with the terms of the Talmer Material Contract), and except for transactions in the ordinary course of business consistent with past practice, terminate or waive any material provision of any Talmer Material Contract;

(t)     enter into or amend any Contract or other transaction with any Talmer-Related Person, except as contemplated or permitted by this Agreement;

(u)     take any action to enter into, or commit to enter into, any Contract for trust, consulting, professional, or other services to Talmer or any Talmer Subsidiary that is not terminable by Talmer or such Talmer Subsidiary without penalty upon thirty (30) days’ or less notice, except for contracts for services under which the aggregate required payments do not exceed $500,000, and except for legal, accounting, and other ordinary expenses (not including expenses of financial advisors) related to this Agreement or the transactions contemplated hereby;

(v)     take any action to enter into, or commit to enter into, any joint venture, strategic alliance, or material relationship with any Person to jointly develop, market, or offer any product or service;

(w)     fail to promptly notify Chemical of the threat (to the Knowledge of Talmer) or the commencement of any material Action against, relating to, or affecting (i) Talmer or any Talmer Subsidiary, (ii) Talmer’s or any Talmer Subsidiary’s directors, officers or employees in their capacities as such, (iii) Talmer’s or any Talmer Subsidiary’s assets, liabilities, businesses or operations, or (iv) the Merger or this Agreement;

(x)     except for (i) capital expenditures of amounts set forth in Talmer’s capital expenditure plan included in Section 5.2(x) of the Talmer Disclosure Schedules, or (ii) capital expenditures required by Law or Governmental Entities or incurred in connection with the repair or replacement of facilities destroyed or damaged due to casualty or accident (whether or not covered by insurance), make any capital expenditure or permit any Talmer Subsidiary to make any capital expenditure;

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(y)     make or renew any charitable contributions, gifts, commitments, or pledges of cash or other assets except in the ordinary course of business consistent with past practice and not in excess of Talmer’s 2016 budget for such charitable contributions, gifts, commitments or pledges;

(z)     take any action that would materially impede or materially delay the completion of the transactions contemplated by this Agreement or the ability of the Parties to obtain any necessary approvals of any Regulatory Agency or Governmental Entity required for the transactions contemplated hereby;

(aa)     enter into any Contract that (i) is outside the ordinary course of business consistent with past practice and (ii) would constitute a Talmer Material Contract;

(bb)     except for transactions in the ordinary course of business consistent with past practice, enter into any Derivative Transaction; or

(cc)     agree or commit to do any of the foregoing.

5.3     Chemical Forbearances. During the period from the date of this Agreement until the earlier of the Effective Time and the date of termination of this Agreement in accordance with Article VIII, except as expressly contemplated or permitted by this Agreement, or as set forth on the correspondingly labeled section of the Chemical Disclosure Schedules or required by applicable Law, Chemical shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Talmer (which consent shall not be unreasonably withheld, conditioned, or delayed):

(a)     other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money, assume, guarantee, endorse, or otherwise as an accommodation become responsible for the obligations of, or make any loan or advance or capital contribution to, or investment in, any other Person (it being understood and agreed that incurrence of indebtedness in the ordinary course of business consistent with past practice shall include the creation of deposit liabilities, purchases of federal funds, borrowings from the Federal Home Loan Bank, sales of certificates of deposit, and entry into repurchase agreements);

(b)     adjust, split, combine or reclassify any of its capital stock;

(c)     make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase, or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (i) dividends paid by any of the Chemical Subsidiaries to Chemical or to any of its wholly-owned Subsidiaries, (ii) regular quarterly dividends on Chemical Common Stock as set forth in Section 5.3(c) of the Chemical Disclosure Schedules, (iii) the payoff of, or dividends in respect of, the outstanding trust preferred securities of Chemical as of the date of this Agreement, and (iv) the acceptance of shares of Chemical Common Stock in payment of the exercise price or withholding taxes incurred by any employee or director in connection with the vesting of equity-based awards in respect of Chemical Common Stock granted under Chemical Stock Plans, in each case in accordance with past practice and the terms of the applicable Chemical Stock Plans and related award agreements);

(d)     grant any stock options, restricted shares, or other equity-based award with respect to shares of Chemical Common Stock under the Chemical Stock Plans, or otherwise, or grant any Person any right to acquire any shares of Chemical Capital Stock;

(e)     issue any additional shares of Chemical Capital Stock or other securities except pursuant to the settlement of equity-based awards previously granted under the Chemical Stock Plans; provided, however, Chemical may in its reasonable discretion engage in a bona fide capital raising transaction under this Section 5.3(e) without the prior written consent of Talmer,

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(f)     amend any existing employment, consulting, severance, termination or change in control agreements or enter into any new employment, consulting, severance, termination or change in control agreements;

(g)     except as required by applicable Law or in accordance with the terms of any Chemical Benefit Plan as in effect on the date of this Agreement, and except for normal increases made in the ordinary course of business consistent with past practice, (i) increase the wages, salaries, incentive compensation, incentive compensation opportunities of, or benefits provided to, any current, former, or retired employee or director of Chemical or any of its Subsidiaries or ERISA Affiliates; (ii) establish, adopt, or become a party to any new employee benefit or compensation plan, program, commitment, or agreement, or amend, modify, change, or terminate, or accelerate any rights under, any Chemical Benefit Plan; (iii) grant any stock options, stock appreciation rights, stock-based or stock-related awards, performance stock, or phantom or restricted stock unit awards; (iv) take any action other than in the ordinary course of business consistent with past practice, to fund or in any way secure the payment of compensation or benefits under any Chemical Benefit Plan; (v) amend, alter, or modify any warrant or other equity-based right to purchase any Chemical Capital Stock or other equity interests in Chemical or any securities exchangeable for or convertible into Chemical Capital Stock outstanding on the date hereof, except as otherwise permitted in this Agreement; (vi) enter into any Collective Bargaining Agreement; (vii) enter into, amend, modify, alter, terminate, or change any third-party vendor or service agreement related to any Chemical Benefit Plan; or (viii) grant any severance or termination pay unless provided under any Chemical Benefit Plan or unless such grant is in the ordinary course of business consistent with past practice;

(h)     sell, transfer, mortgage, encumber, or otherwise dispose of any material amount of its properties or assets to any Person other than a Chemical Subsidiary, or cancel, release, or assign any material amount of indebtedness to any such Person or any claims held by any such Person, in each case other than in the ordinary course of business consistent with past practice or pursuant to contracts in force at the date of this Agreement; provided, however, that Chemical shall be permitted to divest of immaterial amounts of deposit liabilities, banking offices, and/or loans as required by Governmental Entities to consummate the Merger and which do not constitute, individually or in the aggregate, a Materially Burdensome Regulatory Condition; provided, further, that, if Chemical or any of its Subsidiaries shall request the prior approval of Talmer in accordance with this Section 5.3 to make, sell, transfer, or dispose of any “Other Real Estate Owned” of Chemical outside of the ordinary course of business consistent with past practice, and Talmer shall not have disapproved such request in writing within five (5) Business Days upon receipt of such request from Chemical or any of its Subsidiaries, as applicable, then such request shall be deemed to be approved by Talmer in writing, and Chemical or its Subsidiary, as applicable, may effect the sale, transfer, or disposal referenced in such request on the terms described therein; provided, further, that the foregoing shall not apply to dealings with financial assets or investment securities nor prohibit Chemical and its Subsidiaries from transferring, licensing, selling, leasing or disposing of obsolete or unused equipment, fixtures or assets, in each case in the ordinary course of business consistent with past practice;

(i)     make any application for the opening, relocation, or closing of any branch office, loan production office or other material office or facility, or open, relocate or close any branch office, loan production office or other material office or facility;

(j)     acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or division of a business or enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management, and other banking, operating, and servicing policies, except as required by applicable Law, regulation, recommendation of or policies imposed by any Governmental Entity;

(k)     make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other Person outside the ordinary course of business consistent with past practice;

(l)     take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to prevent the Merger from qualifying for the Intended Tax Treatment;

(m)     except for the Chemical Articles Amendment, amend the Chemical Articles or Chemical Bylaws, or otherwise take any action to exempt any Person (other than Talmer or its Subsidiaries) or any action

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taken by any Person from any Takeover Statute or similarly restrictive provisions of its organizational documents or terminate, amend, or waive any provisions of any confidentiality or standstill agreements in place with any third parties;

(n)     other than after prior consultation with Talmer, materially change or restructure its investment securities portfolio or its gap position, through purchases, sales, or otherwise, or the manner in which the portfolio is classified or reported;

(o)     other than commencement or settlement of foreclosure or debt collection actions in the ordinary course of business consistent with past practice, commence or settle any claim, action, or proceeding where the amount in dispute is in excess of $500,000 or subjects Chemical or any of its Subsidiaries to any material restrictions on its current or future business operations (including the future business and operations of the Surviving Corporation or the Surviving Bank);

(p)     take any action or fail to take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied;

(q)     implement or adopt any material change in its tax accounting or financial accounting principles, practices or methods, change any tax accounting period, or surrender in writing any right to claim a Tax refund, offset or other reduction in Tax liability or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to Chemical or its Subsidiaries and involving in excess of $1,000,000, in each case other than as may be required by applicable Law, GAAP, or regulatory guidelines;

(r)     file or amend any Tax Return other than in the ordinary course of business, make any significant change in any method of Tax or accounting (other than as may be required by applicable Law, GAAP or regulatory guidelines), make or change any Tax election, or settle or compromise any disputed Tax liability in excess of $1,000,000;

(s)     extend the term of any Chemical Material Contract (except for the extension of any such term for one year or less due to the automatic renewal of such term in accordance with the terms of the Chemical Material Contract), and except for transactions in the ordinary course of business consistent with past practice terminate or waive any material provision of any Chemical Material Contract;

(t)     enter into or amend any Contract or other transaction with any Chemical-Related Person, except as contemplated or permitted by this Agreement;

(u)      take any action to enter into, or commit to enter into, any Contract for trust, consulting, professional, or other services to Chemical or any Chemical Subsidiary that is not terminable by Chemical or Chemical Subsidiary without penalty upon thirty (30) days’ or less notice, except for contracts for services under which the aggregate required payments do not exceed $500,000, and except for legal, accounting, and other ordinary expenses (not including expenses of financial advisors) related to this Agreement or the transactions contemplated hereby;

(v)     take any action to enter into, or commit to enter into, any joint venture, strategic alliance, or material relationship with any Person to jointly develop, market, or offer any product or service;

(w)     fail to promptly notify Talmer of the threat (to the Knowledge of Chemical) the commencement of any material Action against, relating to, or affecting (i) Chemical or any Chemical Subsidiary, (ii) Chemical’s or any Chemical Subsidiary’s directors, officers or employees in their capacities as such, (iii) Chemical’s or any Chemical Subsidiary’s assets, liabilities, businesses or operations, or (iv) the Merger or this Agreement;

(x)     except for (i) capital expenditures of amounts set forth in Chemical’s capital expenditure plan included in Section 5.3(x) of the Chemical Disclosure Schedules, or (ii) capital expenditures required by Law or Governmental Entities or incurred in connection with the repair or replacement of facilities destroyed or damaged

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due to casualty or accident (whether or not covered by insurance), make any capital expenditure or permit any Chemical Subsidiary to make any capital expenditure;

(y)     make or renew any charitable contributions, gifts, commitments, or pledges of cash or other assets except in the ordinary course of business consistent with past practice and not in excess of Chemical’s 2016 budget for such charitable contributions, gifts, commitments or pledges;

(z)     take any action that would materially impede or materially delay the completion of the transactions contemplated by this Agreement or the ability of the Parties to obtain any necessary approvals of any Regulatory Agency or Governmental Entity required for the transactions contemplated hereby;

(aa)     enter into any Contract that (i) is outside the ordinary course of business consistent with past practice and (ii) would constitute a Chemical Material Contract;

(bb)     except for transactions in the ordinary course of business consistent with past practice, enter into any Derivative Transaction; or

(cc)     agree or commit to do any of the foregoing.

Article VI
ADDITIONAL AGREEMENTS

6.1     Regulatory Matters.

(a)     The Parties shall cooperate with each other and use their respective commercially reasonable efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals, and authorizations of all third parties and Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties or Governmental Entities (collectively, the “Regulatory Approvals”). As soon as practicable after the date of this Agreement (but in no event more than 75 days after the date hereof), Chemical shall prepare and file with the Federal Reserve Board and each other Governmental Entity having jurisdiction all applications and documents required to obtain the Regulatory Approvals (excluding the Regulatory Approvals applicable solely to the Bank Merger), and shall use its commercially reasonable efforts to obtain each necessary approval of or consent to consummate the Merger. Chemical shall provide Talmer with reasonable opportunities to review and comment upon such documents before filing and to make such amendments and file such supplements thereto as Talmer may reasonably request. Chemical shall provide Talmer with copies of all material correspondence received from such Governmental Entities and all material responsive correspondence sent thereto. Chemical and Talmer shall have the right to review in advance, and each will consult the other on, in each case subject to applicable laws relating to the confidentiality of information, all other information relating to Chemical or Talmer, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the Parties shall act reasonably and as promptly as practicable. Each Party shall consult with the other in advance of any meeting or conference with any Governmental Entity in connection with the transactions contemplated by this Agreement and, to the extent permitted by such Governmental Entity, give the other Party and its counsel the opportunity to attend and participate in such meetings and conferences. The Parties shall consult with each other with respect to the obtaining of all permits, consents, approvals, and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement, and each Party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement. Notwithstanding the foregoing, nothing contained herein shall be deemed to require Chemical, Talmer, or any of their respective Subsidiaries to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals, and authorizations of third parties or Governmental Entities, that would have a Material Adverse Effect on the Surviving Corporation (a “Materially Burdensome Regulatory Condition”); provided, that a Materially Burdensome Regulatory Condition shall not be deemed to include (i) the applicability of any regulatory condition or

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requirement affecting the Surviving Corporation as a result of its expected asset size following the Merger; or (ii) except as would have a Material Adverse Effect on the Surviving Corporation, any requirement by a Governmental Entity that, as a condition to the Parties consummating the Merger, either Party or the Surviving Corporation divest of any amount of deposit liabilities, banking offices and/or loans.

(b)     Each of Chemical and Talmer shall, upon request, furnish to the other all information concerning itself and its Subsidiaries, directors, officers, and shareholders, and such other matters as may be reasonably necessary or advisable in connection with the applications necessary to obtain the Regulatory Approvals, the Joint Proxy Statement, the Form S-4, or any other statement, filing, notice, or application made by or on behalf of Chemical, Talmer, or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

(c)     Each of Chemical and Talmer shall promptly advise the other upon receiving any communication from any Governmental Entity, the consent or approval of which is required for consummation of the transactions contemplated by this Agreement, that causes such Party to believe that there is a reasonable likelihood that any Regulatory Approval will not be obtained or that the receipt of any such approval may be materially delayed or subject to a Materially Burdensome Regulatory Condition.

(d)      Nothing contained in this Agreement shall give Chemical or Talmer, directly or indirectly, the right to control or direct the operations of the other Party prior to the Effective Time. Prior to the Effective Time, subject to Article V, as applicable, Chemical and Talmer each shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their respective business operations.

(e)     From the date of this Agreement until the Effective Time, each Party shall promptly notify the other Party in writing of any pending or, to the Knowledge of either Party (as the case may be), threatened Action or Order by any Governmental Entity or any other Person (a) challenging or seeking material damages in connection with the Merger or the other transactions contemplated by this Agreement or (b) seeking to restrain or prohibit the consummation of the Merger or the other transactions contemplated by this Agreement. If any Action or Order is instituted (or threatened to be instituted) challenging any of the transactions contemplated by this Agreement as violative of any Law, each Party shall, and shall cause their respective Representatives to, cooperate and use their commercially reasonable efforts to contest and resist, except insofar as the Parties may otherwise agree, any such Action or Order, including any Action or Order that seeks a temporary restraining order or preliminary injunction that would prohibit, prevent or restrict consummation of the Merger or the other transactions contemplated by this Agreement.

6.2     Access to Information; Confidentiality.

(a)     Upon reasonable notice and subject to applicable laws relating to the confidentiality of information, each Party shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors, agents, and other Representatives of the other Party reasonable access, during normal business hours throughout the period before the Effective Time, to all its properties, books, contracts, commitments and records, and, during such period, such Party shall, and shall cause its Subsidiaries to, make available to the other Party (i) a copy of each report, schedule, registration statement, and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking or insurance laws (other than reports or documents that such Party is not permitted to disclose under applicable Law) and (ii) all other information concerning its business, properties, and personnel as the other Party may reasonably request. Neither Party, nor any of its Subsidiaries, shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of such Party or its Subsidiaries or contravene any Law, rule, regulation, order, judgment, decree, fiduciary duty, or binding agreement entered into before the date of this Agreement. The Parties shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b)     Each Party shall, and shall cause its respective agents and Representatives to, maintain in confidence all information received from the other Party (other than disclosure to that Party’s agents and Representatives in connection with the evaluation and consummation of the Merger) in connection with this Agreement or the Merger pursuant to the provisions of the Confidentiality Agreement and use such information

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solely to evaluate the Merger; provided that, the disclosure of such information shall be permitted if (i) the receiving Party in good faith believes that the use of such information is necessary or appropriate in making any filing or obtaining any consent required for the Merger (in which case the receiving Party shall advise the other Party before making the disclosure) or (ii) the receiving Party in good faith believes that the furnishing or use of such information is required by or necessary or appropriate in connection with any applicable laws or any listing or trading requirement concerning its publicly traded securities (in which case the receiving Party shall advise the other Party before making the disclosure).

(c)     No investigation by a Party or its agents or Representatives shall affect the representations and warranties of the other Party set forth in this Agreement.

6.3     Preparation of the Joint Proxy Statement and Registration Statement; Shareholders’ Meetings.

(a)     As promptly as practicable following the date of this Agreement, Chemical and Talmer shall use commercially reasonable efforts to: (i) jointly prepare and cause to be filed with the SEC a joint proxy statement to be sent to the Chemical Shareholders and the Talmer Shareholders relating to the Chemical Shareholder Meeting and the Talmer Shareholder Meeting (together with any amendments or supplements thereto, the “Joint Proxy Statement”) and (ii) jointly prepare, and Chemical shall cause to be filed with the SEC (not later than 75 days following the date of this Agreement), a registration statement on Form S-4 (together with any amendments or supplements thereto, the “Form S-4”), in which the Joint Proxy Statement will be included, and Chemical and Talmer shall use their respective commercially reasonable efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and use all commercially reasonable efforts to keep the Form S-4 effective as long as reasonably necessary to consummate the Merger. Prior to the filing of the Joint Proxy Statement or the Form S-4, each of Chemical and Talmer shall consult with the other Party with respect to such filings and shall afford the other Party and its Representatives reasonable opportunity to comment thereon. Each of Chemical and Talmer shall furnish all information concerning itself and its Affiliates to the other and provide such other assistance as may be reasonably requested in connection with the preparation, filing, and distribution of the Joint Proxy Statement and the Form S-4, and the Joint Proxy Statement and the Form S-4 shall include all information reasonably requested by each Party to be included.

(b)     Each of Talmer and Chemical shall promptly provide to the other copies of all correspondence between it or its Representatives, on the one hand, and the SEC, on the other hand, related to the Joint Proxy Statement or the Form S-4. Each of Talmer and Chemical shall promptly notify the other upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Joint Proxy Statement or the Form S-4 and shall provide the other with copies of all such SEC comments or requests. Each of Talmer and Chemical shall use its commercially reasonable efforts to respond as promptly as practicable to and resolve any comments from the SEC with respect to the Joint Proxy Statement or the Form S-4. Notwithstanding the foregoing, prior to filing the Form S-4 (or any amendment or supplement thereto) or mailing the Joint Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of Talmer and Chemical (i) shall provide the other an opportunity to review and comment on such document or response (including the proposed final version of such document or response), (ii) shall include in such document or response all comments reasonably proposed by the other and (iii) shall not file or mail such document or respond to the SEC prior to receiving the approval of the other, which approval shall not be unreasonably withheld, conditioned or delayed. Each of Talmer and Chemical shall advise the other, promptly after receipt of notice thereof, of the time of effectiveness of the Form S-4, the issuance of any stop order relating thereto or the suspension of the registration or qualification of the Stock Consideration for offering or sale in any jurisdiction, and each of Talmer and Chemical shall use its commercially reasonable efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Each of the Parties agrees to correct any information provided by it for use in the Joint Proxy Statement or the Form S-4 that shall have become false or misleading in any material respect.

(c)     Talmer shall, as soon as practicable following the effective date of the Form S-4, duly call, give proper notice of, convene, and hold a meeting of the Talmer Shareholders (the “Talmer Shareholder Meeting”) for the purpose of (i) obtaining the approval of this Agreement by the holders of a majority of the outstanding shares of Talmer Common Stock entitled to vote thereon; (ii) obtaining the approval by a majority of the votes cast thereon of the Chemical Articles Amendment, if required (such approvals in clauses (i) and (ii),

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collectively, the “Talmer Shareholder Approval”); and (iii) submitting a proposal to the Talmer Shareholders to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Talmer’s named executive officers that is based on or otherwise related to the transactions contemplated by this Agreement. Talmer shall use commercially reasonable efforts to (A) cause the Joint Proxy Statement to be mailed to the Talmer Shareholders and to hold the Talmer Shareholder Meeting as promptly as practicable after the Form S-4 is declared effective under the Securities Act and (B) except if the Talmer Board shall have made a Talmer Adverse Recommendation Change as permitted by Section 6.9, solicit the Talmer Shareholder Approval. Talmer shall, through the Talmer Board, recommend to the Talmer Shareholders that they vote for the Talmer Shareholder Approval and shall include such recommendation (the “Talmer Board Recommendation”) in the Joint Proxy Statement, except to the extent that the Talmer Board shall have made a Talmer Adverse Recommendation Change as permitted by Section 6.9.

(d)     Talmer may adjourn or postpone the Talmer Shareholder Meeting (i) to the extent necessary to ensure that any necessary supplement or amendment to the Joint Proxy Statement is provided to the Talmer Shareholders in advance of a vote on the Talmer Shareholder Approval or (ii) if, as of the time for which the Talmer Shareholder Meeting is originally scheduled (as set forth in the Joint Proxy Statement), there are insufficient Talmer Shareholders represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such Talmer Shareholder Meeting or there are insufficient votes to obtain the Talmer Shareholder Approval, (A) at the request of Chemical, Talmer shall adjourn or postpone the Talmer Shareholder Meeting to a date no more than ten (10) Business Days later than the date of the initial Talmer Shareholder Meeting; provided, that Chemical may not request that Talmer make such an adjournment or postponement more than once, and (B) Talmer may adjourn or postpone the Talmer Shareholder Meeting.

(e)     Chemical shall, as soon as practicable following the effective date of the Form S-4, duly call, give proper notice of, convene, and hold a special meeting of the Chemical Shareholders (the “Chemical Shareholder Meeting”) for the purpose of (i) obtaining the approval by the holders of a majority of the outstanding shares of Chemical Common Stock entitled to vote thereon of (A) this Agreement, and (B) the amendment of the Chemical Articles to increase the number of authorized shares of Chemical Common Stock to 100,000,000 (the “Chemical Articles Amendment”); (ii) obtaining the approval by a majority of the votes cast thereon of the issuance of the Stock Consideration (such approvals in clauses (i) and (ii), collectively, the “Chemical Shareholder Approval”); and (iii) submitting a proposal to the Chemical Shareholders to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Chemical’s named executive officers that is based on or otherwise related to the transactions contemplated by this Agreement. Chemical shall use commercially reasonable efforts to (A) cause the Joint Proxy Statement to be mailed to the Chemical Shareholders and to hold the Chemical Shareholder Meeting as promptly as practicable after the Form S-4 is declared effective under the Securities Act and (B) except if the Chemical Board shall have made a Chemical Adverse Recommendation Change as permitted by Section 6.10, solicit the Chemical Shareholder Approval. Chemical shall, through the Chemical Board, recommend to the Chemical Shareholders that they vote for the Chemical Shareholder Approval and shall include such recommendation (the “Chemical Board Recommendation”) in the Joint Proxy Statement, except to the extent that the Chemical Board shall have made a Chemical Adverse Recommendation Change as permitted by Section 6.10.

(f)     Chemical may adjourn or postpone the Chemical Shareholder Meeting (i) to the extent necessary to ensure that any necessary supplement or amendment to the Joint Proxy Statement is provided to the Chemical Shareholders in advance of a vote on the Chemical Shareholder Approval or (ii) if, as of the time for which the Chemical Shareholder Meeting is originally scheduled (as set forth in the Joint Proxy Statement), there are insufficient Chemical Shareholders represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such Chemical Shareholder Meeting or there are insufficient votes to obtain the Chemical Shareholder Approval, (A) at the request of Talmer, Chemical shall adjourn or postpone the Chemical Shareholder Meeting to a date no more than ten (10) Business Days later than the date of the initial Chemical Shareholder Meeting; provided, that Talmer may not request that Chemical make such an adjournment or postponement more than once and (B) Chemical may adjourn or postpone the Chemical Shareholder Meeting.

6.4     NASDAQ Listing. Chemical shall cause the shares of Chemical Common Stock to be issued in the Merger to be approved for listing on NASDAQ prior to the Effective Time.

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6.5     Employee Matters.

(a)     All individuals employed by, or on an authorized leave of absence from, Talmer or any of Talmer Subsidiaries immediately before the Effective Time (collectively, the “Covered Employees”) shall automatically become employees of the Surviving Corporation and its Subsidiaries as of the Effective Time.

(b)      The Surviving Corporation shall provide the Covered Employees rates of base salary or hourly wages that are substantially similar, in the aggregate, to the rates of base salary or hourly wages provided to such Covered Employees as in effect immediately before the Effective Time. Except as provided in the foregoing, the Surviving Corporation shall provide each Covered Employee with the same employee benefits then provided to similarly situated employees at Chemical and consistent with this Section 6.5; provided, however, that, notwithstanding the foregoing, nothing contained herein shall (i) be treated as an amendment of any particular Chemical Benefit Plan or Talmer Benefit Plan, (ii) give any third party any right to enforce the provisions of this Section 6.5, (iii) limit the right of the Surviving Corporation or any of its Subsidiaries to terminate the employment of any Covered Employee at any time or require the Surviving Corporation or any of its Subsidiaries to provide any such employee benefits, rates of base salary or hourly wage or annual bonus opportunities for any period following any such termination, or (iv) obligate Chemical or any of its Subsidiaries to (A) maintain any particular Chemical Benefit Plan or Talmer Benefit Plan, as applicable, or (B) retain the employment of any particular Covered Employee.

(c)      The Surviving Corporation shall pay severance payments to all employees of one or more of Talmer and any Talmer Subsidiaries whose jobs are eliminated as a result of the Merger and whose employment is terminated by the Surviving Corporation other than for cause within nine (9) months after the Effective Time, in accordance with Talmer’s practices as described on Section 6.5(c) of the Talmer Disclosure Schedules.

(d)     The Surviving Corporation shall provide credit for years of service at Talmer or any Talmer Subsidiary (and their respective predecessors if currently honored by Talmer) for all purposes, including, without limitation, for purposes of eligibility to participate, vesting credit, entitlement to benefits, and levels of benefits of any Chemical Benefit Plan (including, but not limited to, any 401(k) plan and vacation leave policy but excluding the Chemical Financial Corporation Employees' Pension Plan and any other plan that has been frozen) or any other employee benefit plan of the Surviving Corporation commencing after the Effective Time, and for purposes of determining seniority in connection with employment with the Surviving Corporation and its Affiliates.

(e)     Talmer will cooperate with Chemical in its efforts to cause certain employees of Talmer identified by Chemical to enter into retention or stay bonus agreements (in a form mutually agreed to by Chemical and the employee) prior to the Effective Time.

(f)     The Surviving Corporation shall honor and discharge all of Talmer’s obligations and assume all of its defenses under existing severance, change of control or employment agreements to which Talmer or any Talmer Subsidiary is a party and which are listed on Section 6.5(f) of the Talmer Disclosure Schedules in accordance with the terms thereof.

(g)     On and after the date of this Agreement, Talmer shall not make or cause to be made any discretionary employer contributions to participants, and shall prohibit any new participant elections to defer compensation, under Talmer’s deferred compensation plans. Any preexisting deferral elections that are irrevocable as of the date of this Agreement shall remain in effect for compensation paid through the end of the periods covered by such deferral elections. Talmer’s deferred compensation plans shall remain in full force and effect and payments of any benefits to participants shall be made in accordance with the terms of Talmer’s deferred compensation plans.

(h)     The Surviving Corporation shall maintain all accruals existing as of the Effective Time under Talmer’s and its Subsidiaries’ non-equity incentive and/or bonus plans consistent with Talmer’s and its Subsidiaries’ 2016 budget approved by its board of directors.  Benefits accrued thereunder as of the Effective Time shall be paid by the Surviving Corporation to employees of Talmer and its Subsidiaries in accordance with Talmer’s and its Subsidiaries’ historic payment practices for such benefits, with approval of such payments to be made in consultation with the Chairman of the Surviving Corporation.

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(i)     The Talmer Board shall, prior to the Effective Time, adopt resolutions terminating its 401(k) Plan effective as of immediately prior to the Effective Time.  The accounts of all participants and beneficiaries in the Talmer 401(k) Plan shall become fully vested upon termination of the Talmer 401(k) Plan.  As soon as practicable following the Effective Time, all account balances in the Talmer 401(k) Plan shall be either distributed to participants and beneficiaries or rolled over to an eligible tax-qualified retirement plan or individual retirement account as a participant or beneficiary may direct.  Chemical agrees to permit participants in the Talmer 401(k) Plan who become employees of Chemical or any of its Subsidiaries to roll over their 401(k) account balances in the Talmer 401(k) Plan to the Chemical 401(k) Plan.

6.6     Indemnification; Directors’ and Officers’ Insurance.

(a)     In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, or administrative (a “Claim”), including any such Claim in which any individual who is now, or has been at any time before the date of this Agreement, or who becomes before the Effective Time, a director or officer of Talmer or any of its Subsidiaries (each, an “Indemnified Party”), is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or any of the transactions contemplated by this Agreement, whether asserted or arising before or after the Effective Time, the Parties shall cooperate and use their commercially reasonable efforts to defend against and respond thereto. All rights to indemnification (including advancement of expenses) and exculpation from liabilities for acts or omissions occurring at or before the Effective Time now existing in favor of any Indemnified Party as provided in the Talmer Articles and/or the Talmer Bylaws, and any existing indemnification agreements, shall survive the Merger and shall continue in full force and effect in accordance with their terms, and shall not be amended, repealed, or otherwise modified after the Effective Time in any manner that would adversely affect the rights thereunder of such individuals for acts or omissions occurring at or before the Effective Time or taken at the request of Chemical pursuant to Section 6.7, it being understood that nothing in this sentence shall require any amendment to the Articles of Incorporation or Bylaws of the Surviving Corporation.

(b)     From and after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted by applicable Law, indemnify, defend, and hold harmless, and provide advancement of reasonable expenses to, each Indemnified Party against all losses, claims, damages, costs, expenses, liabilities, or judgments, or amounts that are paid in settlement of or in connection with any Claim based in whole or in part on or arising in whole or in part out of the fact that such Person was a director or officer of Talmer or any Talmer Subsidiary (or was serving at the request of Talmer or any of its Subsidiaries as a director, officer, employee, or trustee of another Person) and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or before the Effective Time, whether asserted or claimed before, or at or after, the Effective Time (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) or taken at the request of Chemical pursuant to Section 6.7; provided, that, and without limitation to the covenants set forth in Section 6.6(a), with respect to any predecessor entities of Talmer Bank, only matters arising from acts or omissions occurring after the acquisition by Talmer of such entities shall be covered by this Section 6.6(b).

(c)      The Surviving Corporation shall maintain in effect for not less than six (6) years from the Effective Time the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by Talmer and the Talmer Subsidiaries for the Indemnified Parties prior to the Effective Time with respect to matters occurring at or prior to the Effective Time, including the transactions contemplated by this Agreement. Alternatively, the Surviving Corporation may substitute therefor policies of substantially the same coverage containing terms and conditions that, taken as a whole, are no less advantageous to the Indemnified Parties. After the Effective Time, the Surviving Corporation shall not be required to pay premiums for insurance coverages in excess of 300% of the last annual premium (such 300% threshold, the “Maximum Amount”) paid by Talmer prior to the date of this Agreement in respect of the coverages required to be obtained pursuant to this Section 6.6(c), but in such case shall purchase the greatest coverage available for a cost not exceeding the Maximum Amount. Alternatively, the Surviving Corporation may purchase at or after the Effective Time, at a cost not exceeding the Maximum Amount, a six-year prepaid “tail” policy on terms and conditions providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by Talmer and the Talmer Subsidiaries for the Indemnified Parties with respect to matters occurring at or prior to the Effective Time, including the transactions contemplated by this Agreement. If such

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“tail” prepaid policy has been obtained, the Surviving Corporation shall maintain it in full force and effect for its full term and honor all obligations thereunder.

(d)     The provisions of this Section 6.6 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

6.7     Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including any merger between a Chemical Subsidiary and a Talmer Subsidiary) or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities, and franchises of either Party to the Merger, the proper officers and directors of each Party and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by Chemical.

6.8     Advice of Changes. Each of Chemical and Talmer shall promptly advise the other of any change or event (a) having or reasonably likely to have a Material Adverse Effect on it or (b) that it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties, or covenants contained in this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants, or agreements of the Parties (or remedies with respect thereto) or the conditions to the obligations of the Parties under this Agreement; provided, further, that a failure to comply with this Section 6.8 shall not constitute a breach of this Agreement or the failure of any condition set forth in Article VII to be satisfied unless the underlying Material Adverse Effect or material breach would independently result in the failure of a condition set forth in Article VII to be satisfied.

6.9     No Solicitation by Talmer.

(a)     Except as specifically permitted by this Section 6.9, Talmer shall not, and shall cause each of its Subsidiaries not to, and shall not authorize or knowingly permit any of its Representatives to, during the period from the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with Section 8.1, directly or indirectly, (i) solicit or initiate, or knowingly facilitate or knowingly encourage (including by way of furnishing non-public information), any inquiries regarding, or the making of any proposal or offer that constitutes or would reasonably be expected to lead to, a Talmer Takeover Proposal, or (ii) engage or enter into, continue, or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person material non-public information in connection with, any Talmer Takeover Proposal, or otherwise cooperate with or assist or participate in, or knowingly encourage or knowingly facilitate, any such inquiries, proposals, discussions, or negotiations or any effort or attempt to make a Talmer Takeover Proposal. Talmer shall, and shall cause each of the Talmer Subsidiaries and each of its and the Talmer Subsidiaries’ Representatives to, (A) immediately upon execution of this Agreement, cease any solicitation, encouragement, discussions, or negotiations with any Person that may be ongoing with respect to a Talmer Takeover Proposal as of the date of this Agreement, and (B) immediately upon execution of this Agreement, terminate all physical and electronic data room access previously granted to any such Person or its Representatives.

(b)     Notwithstanding anything to the contrary contained herein, if at any time prior to obtaining the Talmer Shareholder Approval, Talmer or any of its Representatives receives a bona fide written Talmer Takeover Proposal from any Person or group of Persons, which Talmer Takeover Proposal did not result from any breach of this Section 6.9, then Talmer and its Representatives may, (i) contact such Person or group of Persons and their Representatives to request that such Person or group of Persons provide clarification of any term or condition of such Talmer Takeover Proposal that the Talmer Board determines in good faith to be ambiguous or unclear, and (ii) if the Talmer Board determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Talmer Takeover Proposal constitutes or is reasonably likely to result in a Talmer Superior Proposal, (A) furnish, pursuant to an Acceptable Talmer Confidentiality Agreement, information (including non-public information) with respect to Talmer and its Subsidiaries to the Person or group of Persons who has made such Talmer Takeover Proposal and their respective Representatives; provided that, Talmer shall (subject to the terms of the Confidentiality Agreement) promptly make available to Chemical (through an electronic data room or otherwise), and provide express written notification via electronic mail notification to Chemical in accordance with the applicable provisions of Section 10.3 of, the availability of any written material non-public information that is provided to any such Person or group of Persons or their respective Representatives, if such information was not

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previously provided or made available to Chemical or its Representatives, and (B) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Talmer Takeover Proposal and their respective Representatives; provided, further that Talmer shall promptly provide to Chemical (1) a copy of any Talmer Takeover Proposal made in writing by any such Person or group of Persons to Talmer, any of its Subsidiaries, or any of their respective Representatives, together with the identity of the Person or group of Persons making the Talmer Takeover Proposal, and (2) a written summary of the material terms of any such Talmer Takeover Proposal not made in writing.

(c)     Talmer shall keep Chemical promptly informed of any material developments, discussions, or negotiations regarding any Talmer Takeover Proposal, including any such proposal first made to or discussed with Talmer prior to the date of this Agreement and remade after the date of this Agreement (including forwarding to Chemical any written materials provided to Talmer or its Representatives in connection with any such Talmer Takeover Proposal) on a reasonably prompt basis. Any such disclosure shall be subject to the terms of the Confidentiality Agreement. Talmer agrees that it and its Subsidiaries will not to enter into any confidentiality or other agreement with any Person subsequent to the date of this Agreement which would prohibit Talmer from providing any information to Chemical in accordance with this Section 6.9.

(d)     Except as permitted by Section 6.9(e), the Talmer Board shall not (i)(A) fail to recommend to the Talmer Shareholders that the Talmer Shareholder Approval be given or fail to include the Talmer Board Recommendation in the Joint Proxy Statement, (B) change, qualify, withhold, withdraw, or modify, or publicly propose to change, qualify, withhold, withdraw, or modify, in a manner adverse to Chemical, the Talmer Board Recommendation, (C) take any formal action or make any recommendation or public statement in connection with a tender offer or exchange offer other than a recommendation of rejection of such offer or a temporary “stop, look, and listen” communication by the Talmer Board pursuant to Rule 14d-9(f) of the Exchange Act, or (D) adopt, approve, or recommend, or publicly propose to approve or recommend to the Talmer Shareholders, a Talmer Takeover Proposal (each of the actions described in this clause (i) being referred to as a “Talmer Adverse Recommendation Change”); or (ii) cause or permit Talmer or any of the Talmer Subsidiaries to enter into any letter of intent, agreement, or agreement in principle with respect to any Talmer Takeover Proposal (other than an Acceptable Talmer Confidentiality Agreement) (each, a “Talmer Acquisition Agreement”).

(e)     Notwithstanding anything to the contrary herein, prior to the time the Talmer Shareholder Approval is obtained, the Talmer Board may, in connection with a bona fide written Talmer Takeover Proposal, which Talmer Takeover Proposal was made after the date of this Agreement (or that was made prior to the date of this Agreement and remade after the date of this Agreement) and that did not result from any breach of this Section 6.9, make a Talmer Adverse Recommendation Change or terminate this Agreement pursuant to Section 8.1(i) to enter into a definitive merger agreement or other definitive purchase or acquisition agreement with respect to such Talmer Takeover Proposal, if and only if, prior to taking such action, Talmer has complied with its obligations under this Section 6.9 and the Talmer Board has determined in good faith, after consultation with its financial advisors and outside legal counsel, that such Talmer Takeover Proposal constitutes a Talmer Superior Proposal; provided, however, that prior to taking any such action (i) Talmer has given Chemical at least three (3) Business Days prior written notice of its intention to take such action (which notice shall specify the material terms and conditions of any such Talmer Superior Proposal, including the identity of the Person or group of Persons making such Talmer Superior Proposal) and has contemporaneously provided a copy to Chemical of all written materials (including all transaction agreements and related documents) with or from the party making such Talmer Superior Proposal, (ii) Talmer has negotiated, and has caused its Representatives to negotiate, in good faith with Chemical during such notice period, to the extent Chemical wishes to negotiate, to enable Chemical to revise the terms of this Agreement such that it would cause such Talmer Superior Proposal to no longer constitute a Talmer Superior Proposal, and (iii) following the end of such notice period, the Talmer Board shall have considered in good faith any changes to this Agreement proposed in writing by Chemical, and shall have determined that the Talmer Superior Proposal would continue to constitute a Talmer Superior Proposal if such revisions were to be given effect. In the event of any material revisions to a Talmer Takeover Proposal that could have an impact, influence, or other effect on the Talmer Board’s decision or discussion with respect to whether such proposal is a Talmer Superior Proposal, Talmer shall deliver a new written notice to Chemical pursuant to the foregoing clause (i) and again comply with the requirements of this Section 6.9(e) with respect to such new written notice; provided, however, that references herein to the three (3) Business Day period shall be deemed to be references to a two (2) Business Day period with respect thereto.

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(f)     Provided that Talmer and the Talmer Board comply with their respective obligations under Section 6.9(e), nothing in this Section 6.9 shall prohibit the Talmer Board from (i) taking and disclosing to the Talmer Shareholders a position contemplated by Rule 14e-2(a), Rule 14d-9, or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, (ii) making any “stop, look, and listen” communications to Talmer Shareholders pursuant to Section 14d-9(f) promulgated under the Exchange Act (or any similar communications to the Talmer Shareholders), or (iii) making any disclosure to the Talmer Shareholders if the Talmer Board determines in good faith, after consultation with its outside legal counsel, that failure to take such action would be reasonably likely to be inconsistent with the Talmer Boards’ fiduciary duties under applicable Law; provided, however, that the taking of any action pursuant to any of the preceding clauses (i), (ii), or (iii) shall in no way limit or modify the effect of this Agreement with respect to any such action taken.

6.10     No Solicitation by Chemical.

(a)     Except as specifically permitted by this Section 6.10, Chemical shall not, and shall cause each of its Subsidiaries not to, and shall not authorize or knowingly permit any of its Representatives to, during the period from the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with Section 8.1, directly or indirectly, (i) solicit or initiate, or knowingly facilitate or knowingly encourage (including by way of furnishing non-public information), any inquiries regarding, or the making of any proposal or offer that constitutes or would reasonably be expected to lead to, a Chemical Takeover Proposal, or (ii) engage or enter into, continue, or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person material non-public information in connection with, any Chemical Takeover Proposal, or otherwise cooperate with or assist or participate in, or knowingly encourage or knowingly facilitate, any such inquiries, proposals, discussions, or negotiations or any effort or attempt to make a Chemical Takeover Proposal. Chemical shall, and shall cause each of the Chemical Subsidiaries and each of its and the Chemical Subsidiaries’ Representatives to (A) immediately upon execution of this Agreement, cease any solicitation, encouragement, discussions, or negotiations with any Person that may be ongoing with respect to a Chemical Takeover Proposal as of the date of this Agreement, and (B) immediately upon execution of this Agreement, terminate all physical and electronic data room access previously granted to any such Person or its Representatives.

(b)     Notwithstanding anything to the contrary contained herein, if at any time prior to obtaining the Chemical Shareholder Approval, Chemical or any of its Representatives receives a bona fide written Chemical Takeover Proposal from any Person or group of Persons, which Chemical Takeover Proposal did not result from any breach of this Section 6.10, then Chemical and its Representatives may, (i) contact such Person or group of Persons and their Representatives to request that such Person or group of Persons provide clarification of any term or condition of such Chemical Takeover Proposal that the Chemical Board determines in good faith to be ambiguous or unclear and (ii) if the Chemical Board determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Chemical Takeover Proposal constitutes or is reasonably likely to result in a Chemical Superior Proposal, (A) furnish, pursuant to an Acceptable Chemical Confidentiality Agreement, information (including non-public information) with respect to Chemical and its Subsidiaries to the Person or group of Persons who has made such Chemical Takeover Proposal and their respective Representatives; provided, that Chemical shall (subject to the terms of the Confidentiality Agreement) promptly make available to Talmer (through an electronic data room or otherwise), and provide express written notification via electronic mail notification to Talmer in accordance with the applicable provisions of Section 10.3 of the availability of, any written material non-public information that is provided to any such Person or group of Persons or their respective Representatives, if such information was not previously provided or made available to Talmer or its Representatives, and (B) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Chemical Takeover Proposal and their respective Representatives; provided, further that Chemical shall promptly provide to Talmer (1) a copy of any Chemical Takeover Proposal made in writing by any such Person or group of Persons to Chemical, any of its Subsidiaries, or any of their respective Representatives, together with the identity of the Person or group of Persons making the Chemical Takeover Proposal, and (2) a written summary of the material terms of any such Chemical Takeover Proposal not made in writing.

(c)     Chemical shall keep Talmer promptly informed of any material developments, discussions, or negotiations regarding any Chemical Takeover Proposal, including any such proposal first made to or discussed with Chemical prior to the date of this Agreement and remade after the date of this Agreement (including forwarding to Talmer any written materials provided to Chemical or its Representatives in connection with any such

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Chemical Takeover Proposal) on a reasonably prompt basis. Any such disclosure shall be subject to the terms of the Confidentiality Agreement. Chemical agrees that it and its Subsidiaries will not enter into any confidentiality or other agreement with any Person subsequent to the date of this Agreement which would prohibit Chemical from providing any information to Talmer in accordance with this Section 6.10.

(d)     Except as permitted by Section 6.10(e), the Chemical Board shall not (i)(A) fail to recommend to the Chemical Shareholders that the Chemical Shareholder Approval be given or fail to include the Chemical Board Recommendation in the Joint Proxy Statement; (B) change, qualify, withhold, withdraw, or modify, or publicly propose to change, qualify, withhold, withdraw, or modify, in a manner adverse to Talmer, the Chemical Board Recommendation; (C) take any formal action or make any recommendation or public statement in connection with a tender offer or exchange offer other than a recommendation of rejection of such offer or a temporary “stop, look, and listen” communication by the Chemical Board pursuant to Rule 14d-9(f) of the Exchange Act; or (D) adopt, approve, or recommend, or publicly propose to approve or recommend to the Chemical Shareholders, a Chemical Takeover Proposal (each of the actions described in this clause (i) being referred to as a “Chemical Adverse Recommendation Change”) or (ii) cause or permit Chemical or any of the Chemical Subsidiaries to enter into any letter of intent, agreement, or agreement in principle with respect to any Chemical Takeover Proposal (other than an Acceptable Chemical Confidentiality Agreement) (each, a “Chemical Acquisition Agreement”).

(e)     Notwithstanding anything to the contrary herein, prior to the time the Chemical Shareholder Approval is obtained, the Chemical Board may, in connection with a bona fide written Chemical Takeover Proposal, which Chemical Takeover Proposal was made after the date of this Agreement (or that was made prior to the date of this Agreement and remade after the date of this Agreement) and that did not result from any breach of this Section 6.10, make a Chemical Adverse Recommendation Change or terminate this Agreement pursuant to Section 8.1(j) to enter into a definitive merger agreement or other definitive purchase or acquisition agreement with respect to such Chemical Takeover Proposal, if and only if, prior to taking such action, Chemical has complied with its obligations under this Section 6.10 and the Chemical Board has determined in good faith, after consultation with its financial advisors and outside legal counsel, that such Chemical Takeover Proposal constitutes a Chemical Superior Proposal; provided, however, that prior to taking any such action (i) Chemical has given Talmer at least three (3) Business Days prior written notice of its intention to take such action (which notice shall specify the material terms and conditions of any such Chemical Superior Proposal, including the identity of the Person or group of Persons making such Chemical Superior Proposal) and has contemporaneously provided a copy to Talmer of all written materials (including all transaction agreements and related documents) with or from the party making such Chemical Superior Proposal; (ii) Chemical has negotiated, and has caused its Representatives to negotiate, in good faith with Talmer during such notice period, to the extent Talmer wishes to negotiate, to enable Talmer to revise the terms of this Agreement such that it would cause such Chemical Superior Proposal to no longer constitute a Chemical Superior Proposal; and (iii) following the end of such notice period, the Chemical Board shall have considered in good faith any changes to this Agreement proposed in writing by Talmer, and shall have determined that the Chemical Superior Proposal would continue to constitute a Chemical Superior Proposal if such revisions were to be given effect. In the event of any material revisions to a Chemical Takeover Proposal that could have an impact, influence, or other effect on the Chemical Board’s decision or discussion with respect to whether such proposal is a Chemical Superior Proposal, Chemical shall deliver a new written notice to Talmer pursuant to the foregoing clause (i) and again comply with the requirements of this Section 6.10(e) with respect to such new written notice; provided, however, that references herein to the three (3) Business Day period shall be deemed to be references to a two (2) Business Day period with respect thereto.

(f)     Provided that Chemical and the Chemical Board comply with their respective obligations under Section 6.10(e), nothing in this Section 6.10 shall prohibit the Chemical Board from (i) taking and disclosing to the Chemical Shareholders a position contemplated by Rule 14e-2(a), Rule 14d-9, or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, (ii) making any “stop, look, and listen” communications to Chemical Shareholders pursuant to Section 14d-9(f) promulgated under the Exchange Act (or any similar communications to the Chemical Shareholders), or (iii) making any disclosure to the Chemical Shareholders if the Chemical Board determines in good faith, after consultation with its outside legal counsel, that failure to take such action would be reasonably likely to be inconsistent with the Chemical Boards’ fiduciary duties under applicable Law; provided, however, that the taking of any action pursuant to any of the preceding clauses (i), (ii) or (iii) shall in no way limit or modify the effect of this Agreement with respect to any such action taken.

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6.11     Corporate Governance.

(a)            Effective as of the Effective Time, Chemical shall take all actions necessary to cause the size of the Board of Directors of the Surviving Corporation to be twelve (12) directors. The then-current seven (7) members of the Chemical Board (the “Chemical Continuing Directors”) shall continue in office and shall serve on the Board of Directors of the Surviving Corporation until such time as their successors are duly elected and qualified. As of the Effective Time, the Chemical Continuing Directors shall immediately appoint five (5) of the then-current members of the Talmer Board (two of whom shall be Gary Torgow and David Provost) (the “Talmer Continuing Directors”) to serve on the Board of Directors of the Surviving Corporation until such time as their successors are duly elected and qualified. The Board of Directors of the Surviving Corporation (or the appropriate committee thereof) shall cause the Talmer Continuing Directors to be nominated for election at the 2017 annual meeting of shareholders of the Surviving Corporation. The Parties shall confer with regard to the individuals constituting the Talmer Continuing Directors.

(b)           Effective as of the effective time of the Bank Merger, Chemical Bank shall take all actions necessary to cause the size of the Board of Directors of the Surviving Bank to be fourteen (14) directors. The then-current twelve (12) members of the Chemical Bank Board of Directors (the “Chemical Bank Continuing Directors”) shall continue in office and shall serve on the Board of Directors of the Surviving Bank until such time as their successors are duly elected and qualified. As of the effective time of the Bank Merger, the Chemical Bank Continuing Directors shall immediately appoint two individuals mutually agreed upon by the Parties to serve on the Board of Directors of the Surviving Bank until such time as their successors are duly elected and qualified. The Board of Directors of the Surviving Bank (or the appropriate committee thereof) shall cause those two individuals to be nominated for election at the 2017 annual meeting of the shareholder of the Surviving Bank.

(c)            Effective as of the Effective Time (and, with respect to positions with the Surviving Bank, effective as of the effective time of the Bank Merger), (i) David Ramaker shall continue as Chief Executive Officer of the Surviving Corporation and Chairman, Chief Executive Officer, and President of the Surviving Bank; (ii) Gary Torgow shall become and serve as Chairman of the Surviving Corporation; (iii) David Provost shall become and serve as a consultant to the Surviving Corporation and a member of the Board of Directors of the Surviving Corporation; (iv) Lori Gwizdala shall continue as the Chief Financial Officer of the Surviving Corporation and the Surviving Bank; (v) Dennis Klaeser shall become and serve as a consultant to the Surviving Corporation and the Surviving Bank; and (vi) Thomas Shafer shall become and serve as Executive Vice President of the Surviving Bank. Dennis Klaeser shall continue to serve as the Chief Financial Officer of Talmer Bank until the effective time of the Bank Merger.

(d)     On the date hereof, each of Gary Torgow, David Provost, and Dennis Klaeser shall enter into a mutually acceptable services agreement with the Surviving Corporation and Talmer Bank, which shall become effective at the Effective Time. In addition, prior to the Effective Time, Thomas Shafer shall enter into a mutually acceptable employment agreement with the Surviving Bank, which shall become effective at the effective time of the Bank Merger.

6.12     Restructuring Efforts. If either Talmer or Chemical shall have failed to obtain the requisite vote or votes of the Talmer Shareholders or the Chemical Shareholders, respectively, for the consummation of the transactions contemplated by this Agreement at a duly held shareholders’ meeting or at any adjournment thereof, then, unless this Agreement shall have been terminated pursuant to its terms, each of the Parties shall in good faith use its commercially reasonable efforts to negotiate a restructuring of the transaction provided for herein (it being understood that neither Party shall have any obligation to alter or change the amount or kind of the Merger Consideration in a manner adverse to such Party or its shareholders) and to resubmit the transaction to its shareholders for approval, with the timing of such resubmission to be determined at the request of the other Party.

6.13     Exemption from Liability Under Section 16(b). Prior to the Effective Time, Talmer and Chemical each shall take all such steps as may be required to cause (a) any dispositions of Talmer Common Stock (including derivative securities with respect to Talmer Common Stock, options and other stock-based awards) resulting from the Merger and the other transactions contemplated by this Agreement, by each individual who will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Talmer immediately prior to the Effective Time, to be exempt under Rule 16b-3 promulgated under the Exchange Act and (b) any acquisitions or

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dispositions of Chemical Common Stock (including derivative securities with respect to Chemical Common Stock, options and other stock-based awards) resulting from the Merger and the other transactions contemplated by this Agreement, by each individual who may become or is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Chemical immediately following the Effective Time, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.14     Trust Preferred Securities; Senior Debt Facility. At the Effective Time, the Surviving Corporation shall assume (a) the obligations of Talmer to make all payments of the principal and interest on all of the debt securities issued to First Place Capital Trust, First Place Capital Trust II, First Place Capital Trust III, and First of Huron Capital Trust I (collectively, the “Capital Trusts”), and (b) the performance and observance of all covenants and conditions to be performed or observed by Talmer under indentures held by or for the benefit of the Capital Trusts. In connection therewith, the Surviving Corporation shall execute and deliver such supplemental indentures as are required to make such assumptions effective, all in a form reasonably acceptable to the Surviving Corporation. The parties hereto shall provide such opinions of counsel and officer’s certificates to the trustees of the Capital Trusts for such assumptions in a form reasonably acceptable to the Parties. The Parties also agree to use commercially reasonable efforts to cooperate with U.S. Bank National Association in an attempt to obtain its consent for Chemical to retain Talmer’s current senior unsecured revolving credit facility with U.S. Bank National Association following the Merger.

6.15     Data Conversion. The Parties intend to convert their respective information and data onto a common information technology system (the “Data Conversion”). The Parties agree to use all commercially reasonable efforts to promptly commence preparations for implementation of the Data Conversion, with the goal of effecting the Data Conversion after the Effective Time and at such later time as mutually agreed upon by the Parties. The Parties agree to cooperate in preparing for the Data Conversion, including by providing reasonable access to data, information systems, and personnel having expertise with their and their respective Subsidiaries’ information and data systems; provided, however, that neither Party shall be required to terminate any third-party service provider arrangements prior to the Effective Time. In the event that either Party takes, at the request of the other Party, any action relative to third parties to facilitate the Data Conversion that results in the imposition of any termination fees or other charges or expenses, the Party that requested such action shall indemnify the other Party for all such fees, charges and expenses, and the costs of reversing the Data Conversion process, if the Merger is not consummated for any reason, other than the breach of this Agreement by the party otherwise entitled to indemnification under this Section 6.15 or the termination by Talmer under Section 8.1(i) (in the case of Talmer being otherwise entitled to indemnification under this Section 6.15) or by Chemical under Section 8.1(j) (in the case of Chemical being otherwise entitled to indemnification under this Section 6.15).

6.16     Commercially Reasonable Efforts; Cooperation. Each of Chemical and Talmer agrees to exercise good faith and use its commercially reasonable efforts to satisfy the various covenants and conditions to Closing in this Agreement, and to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper, or advisable on its part under this Agreement and applicable Law to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports, and other filings, and to obtain as promptly as reasonably practicable all consents, registrations, approvals, permits, and authorizations necessary or advisable to be obtained from any Governmental Entity or other third party in order to consummate the Merger or any of the other transactions contemplated by this Agreement.

6.17     Securityholder Litigation. Each Party shall keep the other Party reasonably informed with respect to the defense or settlement of any securityholder Action against it or its directors or officers relating to the Merger or the other transactions contemplated by this Agreement. Each Party shall give the other Party the opportunity to consult with it regarding the defense or settlement of any such securityholder Action and shall not settle any such Action without the other Party’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

6.18     Expenses. Whether or not the Merger is consummated, except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, except that Talmer and Chemical shall each pay and bear one-half of (a) each regulatory filing, notification, registration or similar fee required to be paid by any

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party in connection with this Agreement and the transactions contemplated by this Agreement under the Securities Act, the Exchange Act, applicable banking Laws and other applicable Laws and (b) any fees and expenses (excluding each Party’s internal costs and fees and expenses of attorneys, accountants and financial and other advisors) incurred in respect of printing, filing and mailing of the Registration Statement and Proxy Statement.

6.19     Fairness Opinions. Talmer will use commercially reasonable efforts to provide Chemical with a copy of the written fairness opinion referred to in Section 3.23 solely for informational purposes within ten (10) Business Days of the date of this Agreement. Chemical will use commercially reasonable efforts to provide Talmer with a copy of the written fairness opinion referred to in Section 4.23 solely for informational purposes within ten (10) Business Days of the date of this Agreement.

6.20     Dividends. Talmer and Chemical shall coordinate with each other regarding the declaration, setting of record dates, and payment dates of dividends with respect to shares of Talmer Common Stock and Chemical Common Stock for the purpose of minimizing the risk that holders of shares of Talmer Common Stock (a) in respect of any calendar quarter, receive dividends on both shares of Talmer Common Stock and shares of Chemical Common Stock received as Merger Consideration, or (b) in respect of any calendar quarter, fail to receive a dividend on shares of Talmer Common Stock or shares of Chemical Common Stock received as Merger Consideration.

Article VII
CONDITIONS PRECEDENT

7.1     Conditions to Each Party’s Obligation To Effect the Merger. The respective obligations of the Parties to effect the Merger shall be subject to the satisfaction at or before the Effective Time of the following conditions:

(a)     Shareholder Approvals. The Chemical Shareholder Approval and the Talmer Shareholder Approval shall have been obtained by the requisite affirmative votes of Chemical Shareholders and Talmer Shareholders entitled to vote thereon.

(b)     The NASDAQ Listing. The shares of Chemical Common Stock to be issued to the holders of Talmer Common Stock upon consummation of the Merger shall have been authorized for listing on NASDAQ (or such other national securities exchange mutually agreed upon by the Parties).

(c)     Form S-4. The Form S-4 shall have become effective under the Securities Act, no stop order suspending the effectiveness of the Form S-4 shall have been issued, and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(d)     No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an “Injunction”) preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, or decree shall have been enacted, entered, promulgated, or enforced by any Governmental Entity that prohibits or makes illegal the consummation of the Merger.

(e)     Regulatory Approvals. All Regulatory Approvals (excluding the Regulatory Approvals applicable solely to the Bank Merger) shall have been obtained and shall remain in full force and effect, all statutory notice and waiting periods in respect thereof shall have expired, and no such Regulatory Approval shall have resulted in the imposition of any Materially Burdensome Regulatory Condition.

7.2     Conditions to Obligations of Talmer. The obligation of Talmer to effect the Merger is also subject to the satisfaction (or waiver by Talmer), at or before the Effective Time, of the following conditions:

(a)     Representations and Warranties. (i) The representations and warranties of Chemical set forth in this Agreement (other than Sections 4.1(a), 4.2, 4.4, and 4.6) shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” contained therein) as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and

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warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date), except where the failure of such representations and warranties to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Chemical; and (ii) the representations and warranties of Chemical set forth in Sections 4.1(a), 4.2, 4.4, and 4.6 shall be true and correct as of the date of this Agreement and the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date) in all material respects.

(b)     Performance of Obligations of Chemical. Chemical shall have performed in all material respects the obligations required to be performed by it under this Agreement at or before the Effective Time.

(c)      Officer’s Certificate. Chemical shall have delivered to Talmer a certificate, dated as of the Closing Date and signed on behalf of Chemical by its Chief Executive Officer or Chief Financial Officer certifying to the effect that the conditions set forth in Sections 7.2(a) and 7.2(b) have been satisfied.

(d)     No Material Adverse Effect. Since September 30, 2015, there shall not have been any change, state of facts, event, development or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Chemical.

(e)     Federal Tax Opinion. Talmer shall have received the opinion of its counsel, Nelson Mullins Riley & Scarborough LLP, in form and substance customary in transactions of the type contemplated hereby, dated as of the Closing Date, substantially to the effect that, on the basis of facts, representations, and assumptions set forth in such opinion that are consistent with the state of facts existing at the Effective Time, (i) the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and (ii) Talmer and Chemical will each be a party to that reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, counsel may require and rely upon customary representations contained in certificates of officers of Chemical and Talmer.

7.3     Conditions to Obligations of Chemical. The obligation of Chemical to effect the Merger is also subject to the satisfaction (or waiver by Chemical) at or before the Effective Time of the following conditions:

(a)     Representations and Warranties. (i) The representations and warranties of Talmer set forth in this Agreement (other than Sections 3.1(a), 3.2, 3.4, and 3.6) shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” contained therein) as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date), except where the failure of such representations and warranties to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Talmer; and (ii) the representations and warranties of Talmer set forth in Sections 3.1(a), 3.2, 3.4, and 3.6 shall be true and correct as of the date of this Agreement and the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date) in all material respects.

(b)     Performance of Obligations of Talmer. Talmer shall have performed in all material respects the obligations required to be performed by it under this Agreement at or before the Effective Time.

(c)      Officer’s Certificate. Talmer shall have delivered to Chemical a certificate, dated as of the Closing Date and signed on behalf of Talmer by its Chief Executive Officer or Chief Financial Officer certifying to the effect that the conditions set forth in Sections 7.3(a) and 7.3(b) have been satisfied.

(d)     No Material Adverse Effect. Since September 30, 2015, there shall not have been any change, state of facts, event, development or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Talmer.

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(e)     Federal Tax Opinion. Chemical shall have received the opinion of its counsel, Warner Norcross & Judd LLP, in form and substance customary in transactions of the type contemplated hereby, dated as of the Closing Date, substantially to the effect that, on the basis of facts, representations, and assumptions set forth in such opinion that are consistent with the state of facts existing at the Effective Time, (i) the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and (ii) Talmer and Chemical will each be a party to that reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, counsel may require and rely upon customary representations contained in certificates of officers of Chemical and Talmer.

Article VIII
TERMINATION AND AMENDMENT

8.1     Termination. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or, subject to the terms of this Agreement, after receipt of the Chemical Shareholder Approval or the Talmer Shareholder Approval, as follows:

(a)     by mutual written consent of Chemical and Talmer;

(b)     by either Chemical or Talmer, if any Governmental Entity has issued an order or taken any other action permanently enjoining, restraining, or otherwise prohibiting the consummation of the Merger, and such order or other action is final and nonappealable. The right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to the Party seeking to terminate if the failure of such Party to perform any of its obligations under this Agreement required to be performed at or prior to the Effective Time has been a substantial cause of, or a substantial factor that resulted in, the issuance of such an order or the taking of such an action;

(c)     by either Chemical or Talmer, if the Merger does not occur on or before December 31, 2016 (the “End Date”); provided, however, that (i) the End Date may be extended by mutual written consent of the Parties, and (ii) if on the End Date, any of the conditions to Closing set forth in Sections 7.1(c) or 7.1(e) shall not have been satisfied but all other conditions to Closing set forth in Article VII shall be satisfied or capable of being satisfied, then the End Date shall be extended to February 28, 2017 if either Party notifies the other Party in writing on or prior to the End Date of its election to extend the End Date; provided, further, that the right to extend the End Date and the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to the Party seeking to extend or terminate if the failure of such Party to perform any of its obligations under this Agreement required to be performed at or prior to the Effective Time has been a substantial cause of, or a substantial factor that resulted in, the failure of the Effective Time to occur on or before the End Date;

(d)     by either Chemical or Talmer, if (i) the Chemical Shareholder Meeting (including any adjournments thereof) shall have concluded and been finally adjourned and the Chemical Shareholder Approval shall not have been obtained or (ii) the Talmer Shareholder Meeting (including any adjournments) shall have concluded and been finally adjourned and the Talmer Shareholder Approval shall not have been obtained. The right to terminate this Agreement pursuant to this Section 8.1(d) shall not be available to the Party seeking to terminate if the failure of such Party to perform any of its obligations under this Agreement required to be performed at or prior to the Chemical Shareholder Meeting or the Talmer Shareholder Meeting, as applicable, has been a substantial cause of, or a substantial factor that resulted in, the Chemical Shareholder Approval or the Talmer Shareholder Approval, as applicable, not having been obtained;

(e)     by Talmer, if Chemical shall have breached or failed to perform any of its representations, warranties, covenants, or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 7.1 or Section 7.2 and (ii)(A) cannot be cured by the End Date or (B) if capable of being cured by the End Date, shall not have been cured within thirty (30) Business Days following receipt of written notice (which notice shall specify in reasonable detail the nature of such breach or failure and Talmer’s intention to terminate this Agreement if such breach or failure is not cured) from Talmer of such breach or failure; provided, that Talmer shall not have a right to terminate this Agreement pursuant to this Section 8.1(e) if it is then in breach of any representation, warranty, covenant, or other agreement contained in this Agreement that would result in a failure of a condition set forth in Section 7.1 or Section 7.3;

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(f)     by Chemical, if Talmer shall have breached or failed to perform any of its representations, warranties, covenants, or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 7.1 or Section 7.3 and (ii)(A) cannot be cured by the End Date, or (B) if capable of being cured by the End Date, shall not have been cured within thirty (30) Business Days following receipt of written notice (which notice shall specify in reasonable detail the nature of such breach or failure and Chemical’s intention to terminate this Agreement if such breach or failure is not cured) from Chemical of such breach or failure; provided, that Chemical shall not have a right to terminate this Agreement pursuant to this Section 8.1(f) if it is then in breach of any representation, warranty, covenant, or other agreement contained in this Agreement that would result in a failure of a condition set forth in Section 7.1 or Section 7.2;

(g)     by Talmer prior to the receipt of the Chemical Shareholder Approval if (i) the Chemical Board shall have effected a Chemical Adverse Recommendation Change; (ii) the Chemical Board shall have failed to reject a Chemical Takeover Proposal and reaffirm the Chemical Board Recommendation within ten (10) Business Days following the public announcement of such Chemical Takeover Proposal and in any event at least two (2) Business Days prior to the Chemical Shareholder Meeting; (iii) Chemical enters into a Chemical Acquisition Agreement; (iv) Chemical shall have materially breached Section 6.10; (v) subject to Chemical’s rights to adjourn or postpone the Chemical Shareholder Meeting as permitted by Section 6.3(f), Chemical shall have failed to call, give proper notice of, convene and hold the Chemical Shareholder Meeting materially in accordance with Section 6.3(e); or (vi) Chemical or the Chemical Board shall have publicly announced its intention to do any of the foregoing;

(h)     by Chemical prior to the receipt of the Talmer Shareholder Approval if (i) the Talmer Board shall have effected a Talmer Adverse Recommendation Change; (ii) the Talmer Board shall have failed to reject a Talmer Takeover Proposal and reaffirm the Talmer Board Recommendation within ten (10) Business Days following the public announcement of such Talmer Takeover Proposal and in any event at least two (2) Business Days prior to the Talmer Shareholder Meeting; (iii) Talmer enters into a Talmer Acquisition Agreement; (iv) Talmer shall have materially breached Section 6.9; (v) subject to Talmer’s rights to adjourn or postpone the Talmer Shareholder Meeting as permitted by Section 6.3(d), Talmer shall have failed to call, give proper notice of, convene, and hold the Talmer Shareholder Meeting materially in accordance with Section 6.3(c); or (vi) Talmer or the Talmer Board shall have publicly announced its intention to do any of the foregoing;

(i)     by Talmer prior to receipt of the Talmer Shareholder Approval, in order to enter into a definitive merger agreement or other definitive purchase or acquisition agreement that constitutes a Talmer Superior Proposal; provided, however, that (i) Talmer has complied with Section 6.9 in all material respects and (ii) Talmer pays (or causes to be paid) the Termination Fee and Talmer Expense Reimbursement prior to or simultaneously with such termination; or

(j)     by Chemical prior to receipt of the Chemical Shareholder Approval, in order to enter into a definitive merger agreement or other definitive purchase or acquisition agreement that constitutes a Chemical Superior Proposal; provided, however, that (i) Chemical has complied with Section 6.10 in all material respects and (ii) Chemical pays (or causes to be paid) the Termination Fee and Chemical Expense Reimbursement prior to or simultaneously with such termination.

8.2     Effect of Termination.

(a)     In the event that:

(i)     this Agreement is terminated by Talmer pursuant to Section 8.1(g), Chemical shall pay, or cause to be paid, to Talmer cash in an amount equal to $34,000,000 (the “Termination Fee”);

(ii)     this Agreement is terminated by Chemical pursuant to Section 8.1(h), Talmer shall pay, or cause to be paid, to Chemical the Termination Fee;

(iii)     this Agreement is terminated by Talmer pursuant to Section 8.1(e), or by Talmer or Chemical pursuant to Section 8.1(d)(i), Chemical shall pay, or cause to be paid, to Talmer cash in an amount equal to the Talmer Expense Reimbursement, and if (A) any Person or group of Persons shall have

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made (whether or not subsequently withdrawn) a Chemical Takeover Proposal after the date of this Agreement and prior to (1) the date that this Agreement is terminated in the case of a termination pursuant to Section 8.1(e) or (2) the Chemical Shareholder Meeting in the case of a termination pursuant to Section 8.1(d)(i), and (B) at any time prior to the date that is 12 months after the date of any such termination, Chemical or any of its Subsidiaries enters into any definitive agreement providing for a Chemical Takeover Proposal or consummates a Chemical Takeover Proposal (provided that, for purposes of this Section 8.2(a)(iii), the references to “ten percent (10%)” in the definition of “Chemical Takeover Proposal” shall be deemed to be references to “fifty percent (50%)”), then Chemical shall pay, or cause to be paid, to Talmer cash in an amount equal to the Termination Fee minus the Talmer Expense Reimbursement (to the extent such Talmer Expense Reimbursement has been previously paid to Talmer);

(iv)     this Agreement is terminated by Chemical pursuant to Section 8.1(f), or by Talmer or Chemical pursuant to Section 8.1(d)(ii), Talmer shall pay, or cause to be paid, to Chemical cash in an amount equal to the Chemical Expense Reimbursement, and if (A) any Person or group of Persons shall have made (whether or not subsequently withdrawn) a Talmer Takeover Proposal after the date of this Agreement and prior to (1) the date that this Agreement is terminated in the case of a termination pursuant to Section 8.1(f) or (2) the Talmer Shareholder Meeting in the case of a termination pursuant to Section 8.1(d)(ii), and (B) at any time prior to the date that is 12 months after the date of any such termination, Talmer or any of its Subsidiaries enters into any definitive agreement providing for a Talmer Takeover Proposal or consummates a Talmer Takeover Proposal (provided that, for purposes of this Section 8.2(a)(iv), the references to “ten percent (10%)” in the definition of “Talmer Takeover Proposal” shall be deemed to be references to “fifty percent (50%)”), then Talmer shall pay, or cause to be paid, to Chemical cash in an amount equal to the Termination Fee minus the Chemical Expense Reimbursement (to the extent such Chemical Expense Reimbursement has been previously paid to Chemical);

(v)     (A) this Agreement is terminated by Talmer or Chemical pursuant to Section 8.1(c) (if the Chemical Shareholder Approval has not theretofore been obtained), (B) any Person or group of Persons shall have made (whether or not subsequently withdrawn) a Chemical Takeover Proposal after the date of this Agreement and prior to the date of any such termination, and (C) at any time prior to the date that is 12 months after the date of any such termination, Chemical or any of its Subsidiaries enters into any definitive agreement providing for a Chemical Takeover Proposal or consummates a Chemical Takeover Proposal (provided that, for purposes of this Section 8.2(a)(v), the references to “ten percent (10%)” in the definition of “Chemical Takeover Proposal” shall be deemed to be references to “fifty percent (50%)”), then Chemical shall pay, or cause to be paid, to Talmer cash in an amount equal to the Termination Fee;

(vi)     (A) this Agreement is terminated by Chemical or Talmer pursuant to Section 8.1(c) (if the Talmer Shareholder Approval has not theretofore been obtained), (B) any Person or group of Persons shall have made (whether or not subsequently withdrawn) a Talmer Takeover Proposal after the date of this Agreement and prior to the date of any such termination, and (C) at any time prior to the date that is 12 months after the date of any such termination, Talmer or any of its Subsidiaries enters into any definitive agreement providing for a Talmer Takeover Proposal or consummates a Talmer Takeover Proposal (provided that, for purposes of this Section 8.2(a)(vi), the references to “ten percent (10%)” in the definition of “Talmer Takeover Proposal” shall be deemed to be references to “fifty percent (50%)”), then Talmer shall pay, or cause to be paid, to Chemical cash in an amount equal to the Termination Fee;

(vii)     this Agreement is terminated by Talmer pursuant to Section 8.1(i), then Talmer shall pay, or cause to be paid, to Chemical, prior to or contemporaneously with such termination, cash in an amount equal to the Termination Fee (and any purported termination pursuant to Section 8.1(i) shall be void and of no force or effect unless and until Talmer shall have made such payment); or

(viii)     this Agreement is terminated by Chemical pursuant to Section 8.1(j), then Chemical shall pay, or cause to be paid, to Talmer, prior to or contemporaneously with such termination, cash in an amount equal to the Termination Fee (and any purported termination pursuant to Section 8.1(j) shall be void and of no force or effect unless Chemical shall have made such payment).

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(b)     Each of the Parties acknowledges and agrees that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, the other Party would not enter into this Agreement. Accordingly, (i) if Talmer fails to pay amounts due pursuant to this Section 8.2 and, in order to obtain such payment, Chemical commences a suit that results in a judgment against Talmer for the Termination Fee or the Talmer Expense Reimbursement, then Talmer shall pay Chemical its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the Termination Fee and the Chemical Expense Reimbursement, as applicable, from the date such payment was required to be made until the date of payment at the prime rate published in the Wall Street Journal on the date such payment was required to be made and (ii) if Chemical fails to pay amounts due pursuant to this Section 8.2 and, in order to obtain such payment, Talmer commences a suit that results in a judgment against Chemical for the Termination Fee or the Talmer Expense Reimbursement, then Chemical shall pay Talmer its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the Termination Fee or the Talmer Expense Reimbursement, as applicable, from the date such payment was required to be made until the date of payment at the prime rate published in the Wall Street Journal on the date such payment was required to be made.

(c)     On any termination of this Agreement pursuant to Section 8.1, this Agreement shall terminate and forthwith become void and have no further force or effect (except for the provisions of Section 6.2(b), Section 6.18, Section 8.2, and Article X), and, subject to the payment of any amounts owing pursuant to this Section 8.2, there shall be no other liability on the part of Chemical or Talmer to the other. Notwithstanding anything in this Agreement to the contrary, no Party hereto will be relieved or released from any liability or damages arising from a willful or intentional breach of any provision of this Agreement or fraud, and the aggrieved Party will be entitled to all rights and remedies available at law or in equity.

(d)     Any Termination Fee or Chemical Expense Reimbursement, as applicable, that is owed by Talmer pursuant to Section 8.2(a) will be paid in the aggregate to Chemical by or at the direction of Talmer in immediately available funds upon the occurrence of the event giving rise to the obligation to make such payment. Any Termination Fee or Talmer Expense Reimbursement, as applicable, that is owed by Chemical pursuant to Section 8.2(a) will be paid in the aggregate to Talmer by or at the direction of Chemical in immediately available funds upon the occurrence of the event giving rise to the obligation to make such payment. For the avoidance of doubt, (i) in no event shall Chemical be required to pay the Termination Fee or the Talmer Expense Reimbursement on more than one occasion; and (ii) in no event shall Talmer be required to pay the Termination Fee or the Chemical Expense Reimbursement on more than one occasion.

8.3     Amendment. This Agreement may be amended by the Parties, by action taken or authorized, in the case of Talmer, by the Talmer Board and, in the case of Chemical, by the Chemical Board, at any time before or after the receipt of the Talmer Shareholder Approval or the Chemical Shareholder Approval; provided, however, that after receipt of any such shareholder approval, no amendment shall be made which by Law or in accordance with the rules of any relevant stock exchange requires further approval by the Talmer Shareholders or the Chemical Shareholders, as applicable, without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of Talmer and Chemical.

8.4     Extension; Waiver. At any time before the Effective Time, the Parties, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement, or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Article IX

DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings. Unless context otherwise requires, references to Articles and Sections shall refer to Articles and Sections of this Agreement.

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“Acceptable Chemical Confidentiality Agreement” shall mean any confidentiality agreement or standstill agreement that contains provisions with respect to confidentiality matters that are no less favorable to Talmer than those contained in the Confidentiality Agreement and that complies with Section 6.10(c) hereof.

“Acceptable Talmer Confidentiality Agreement” shall mean any confidentiality agreement or standstill agreement that contains provisions with respect to confidentiality matters that are no less favorable to Talmer than those contained in the Confidentiality Agreement and that complies with Section 6.9(c) hereof.

“Action” shall mean (a) any litigation, claim, action, suit, hearing, proceeding or arbitration, (b) any material investigation by a Governmental Entity or (c) any demand or notice of violation by a Governmental Entity (in the case of clauses (a), (b) and (c), whether civil, criminal, administrative, labor or investigative).

“Affiliate” shall mean (unless otherwise specified), with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person, and “control,” with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by Contract, or by any other means.

“Agreement” shall have the meaning set forth in the Preamble.

“Bank Merger” shall have the meaning set forth in Section 1.9.

“Benefit Plan” shall have the meaning set forth in Section 10.10(b).

“BHC Act” shall mean the Bank Holding Company Act of 1956, as amended.

“Business Day” shall mean any day other than a Saturday, Sunday, or day on which banking institutions in the State of Michigan are authorized or obligated pursuant to legal requirements or executive order to be closed.

“Cancelled Talmer Stock Options” shall have the meaning set forth in Section 1.5(b).

“Capital Trusts” shall have the meaning set forth in Section 6.14.

“Capitalization Date” shall have the meaning set forth in Section 3.4.

“Cash Consideration” shall have the meaning set forth in Section 1.4(c).

“Certificate of Merger” shall have the meaning set forth in Section 1.2.

“Chemical” shall have the meaning set forth in the Preamble.

“Chemical Acquisition Agreement” shall have the meaning set forth in Section 6.10(d).

“Chemical Adverse Recommendation Change” shall have the meaning set forth in Section 6.10(d).

“Chemical Articles” shall have the meaning set forth in Section 1.6.

“Chemical Articles Amendment” shall have the meaning set forth in Section 6.3(e).

“Chemical Bank” shall have the meaning set forth in the Recitals.

“Chemical Bank Continuing Directors” shall have the meaning set forth in Section 6.11(b).

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“Chemical Benefit Plans” shall mean (a) any “employee benefit plan” within the meaning of Section 3(3) of ERISA, (b) any Chemical Stock Plan, and (c) any deferred compensation, retirement, defined contribution, defined benefit, pension, profit sharing, employee welfare, fringe benefit, flexible spending account, stock purchase, stock option, stock ownership, phantom stock, stock appreciation rights, restricted stock, restricted stock units, severance, separation, employment, change in control, vacation pay, leave of absence, layoff, salary continuation, sick leave, excess benefit, bonus or other incentive compensation, day or dependent care, legal services, cafeteria, health, life, accident, disability, workers’ compensation or other insurance, or other employee benefit plan, or Contract, program, or practice, whether written or oral, for the benefit of Chemical’s current or former officers, employees, independent contractors, or directors, in each case either (i) existing at the Closing Date and sponsored, maintained, or contributed to by Chemical or any Chemical Subsidiary, or (ii) existing at the Closing Date or prior thereto, in respect of which Chemical or any Chemical Subsidiary has any Liability.

“Chemical Board” shall have the meaning set forth in the Recitals.

“Chemical Board Recommendation” shall have the meaning set forth in Section 6.3(e).

“Chemical Bylaws” shall have the meaning set forth in Section 1.7.

“Chemical Call Reports” shall have the meaning set forth in Section 4.5(b)(ii).

“Chemical Capital Stock” shall mean the Chemical Common Stock and the Chemical Preferred Stock.

“Chemical Certificates” shall have the meaning set forth in Section 2.1.

“Chemical Closing Price” shall mean the volume weighted average trading price on NASDAQ of Chemical Common Stock for the fifteen (15) full trading days ending on the second trading day immediately preceding the Closing Date.

“Chemical Common Stock” shall have the meaning set forth in Section 1.4(a).

“Chemical Continuing Directors” shall have the meaning set forth in Section 6.11(a).

“Chemical Disclosure Schedules” shall have the meaning set forth in Article IV.

“Chemical Expense Reimbursement” shall mean the out-of-pocket fees and expenses (including fees and expenses of financial advisors, outside legal counsel, accountants, experts, consultants, and other Representatives) actually incurred by or on behalf of Chemical in connection with the authorization, preparation, negotiation, execution, or performance of this Agreement and the transactions contemplated by this Agreement and the due diligence and evaluation by Chemical of the transactions contemplated by this Agreement, in an aggregate amount not to exceed $3,000,000.

“Chemical Financial Statements” shall have the meaning set forth in Section 4.5(a).

“Chemical Investment Banker” shall have the meaning set forth in Section 4.22.

“Chemical Material Contract” shall have the meaning set forth in Section 4.17(a).

“Chemical-Owned Intellectual Property” shall have the meaning set forth in Section 4.15.

“Chemical Preferred Stock” shall have the meaning set forth in Section 4.4(a).

“Chemical-Related Person” shall mean any shareholder owning five percent (5%) or more of the issued and outstanding Chemical Common Stock, any director or executive officer of Chemical or any Chemical Subsidiary, their spouses and children, any Affiliate of or member of the same household as such persons, and any Person of which such persons, alone or together, have control.

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“Chemical SEC Reports” shall have the meaning set forth in Section 4.33(a).

“Chemical Share-Based Awards” shall have the meaning set forth in Section 4.4(b).

“Chemical Shareholder Approval” shall have the meaning set forth in Section 6.3(e).

“Chemical Shareholder Meeting” shall have the meaning set forth in Section 6.3(e).

“Chemical Shareholders” shall mean the shareholders of Chemical.

“Chemical Site” shall mean a Site with respect to Chemical or any Chemical Subsidiary.

“Chemical Stock Option” means any grant of an option to purchase a share or shares of Chemical Common Stock under any Chemical Stock Plan.

“Chemical Stock Plan” shall have the meaning set forth in Section 4.4(b).

“Chemical Subsidiary” shall have the meaning set forth in Section 4.1(b).

“Chemical Superior Proposal” shall mean any bona fide written Chemical Takeover Proposal that the Chemical Board has determined in its good faith judgment, after consultation with its financial advisors and outside legal counsel, is reasonably likely to be consummated in accordance with its terms and that is reasonably likely to result in the consummation of a transaction more favorable to the Chemical Shareholders than the Merger, taking into account such factors as the Chemical Board in good faith deems relevant, including legal, financial, regulatory and other aspects of the proposal, and any changes to the terms of this Agreement proposed by Talmer in response to such proposal or otherwise. For purposes of the definition of “Chemical Superior Proposal,” the references to “ten percent (10%)” in the definition of Chemical Takeover Proposal shall be deemed to be references to “fifty percent (50%).”

“Chemical Takeover Proposal” shall mean any inquiry, proposal, or offer from any Person (other than Talmer and its Subsidiaries) or “group”, within the meaning of Section 13(d) of the Exchange Act, of Persons relating to, in a single transaction or series of related transactions (other than any single transaction or series of related transactions to which Talmer has consented to in writing), any (i) acquisition of assets of Chemical and its Subsidiaries equal to more than ten percent (10%) of Chemical’s consolidated assets or to which more than ten percent (10%) of Chemical’s net income on a consolidated basis are attributable; (ii) acquisition of more than ten percent (10%) of the outstanding Chemical Common Stock or the capital stock of any Chemical Subsidiary; (iii) tender offer or exchange offer that, if consummated, would result in any Person or group of Persons beneficially owning more than ten percent (10%) of the outstanding Chemical Common Stock; (iv) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution, or similar transaction involving Chemical or any of its Subsidiaries; or (v) any combination of the foregoing types of transactions if the sum of the percentage of consolidated assets, consolidated net income, and Chemical Common Stock involved is more than ten percent (10%), in each case, other than the Merger.

“Claim” shall have the meaning set forth in Section 6.6(a).

“Closing” shall have the meaning set forth in Section 10.1.

“Closing Date” shall have the meaning set forth in Section 10.1.

“Code” shall have the meaning set forth in the Recitals.

“Collective Bargaining Agreement” means any Contract that has been entered into with any labor organization, union, works council, employee representative or association.

“Confidentiality Agreement” shall mean that certain Confidentiality Agreement, dated as of November 2, 2015, by and between Chemical and Talmer.

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“Contract” shall mean any agreement, contract, commitment, arrangement, memorandum of understanding, side letter, understanding, contractual obligation or other instrument of a contractual nature, whether written or oral.

“Covered Employees” shall have the meaning set forth in Section 6.5(a).

“Data Conversion” shall have the meaning set forth in Section 6.15.

“Derivative Transaction” shall mean any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction, or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, prices, values, or other financial or nonfinancial assets, credit-related events, or conditions or any indices, or any other similar transaction or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral, or other similar arrangements related to such transactions.

“Effective Time” shall have the meaning set forth in Section 1.2.

“End Date” shall have the meaning set forth in Section 8.1(c).

“Environmental Claim” shall mean any and all administrative or judicial actions, suits, orders, claims, liens, notices, notices of violations, investigations, complaints, requests for information, proceedings, or other communication (written or oral), whether criminal or civil, pursuant to or relating to any applicable Environmental Law.

“Environmental Law” shall mean any and all Laws, Environmental Permits, or binding agreements with any Governmental Entity, relating to the protection of health and the environment, or governing the handling, use, generation, treatment, storage, transportation, disposal, manufacture, distribution, formulation, packaging, labeling, or Release of or exposure to Hazardous Materials.

“Environmental Permit” shall mean any Permit required or issued by any Governmental Entity under or in connection with any Environmental Law, including without limitation, any and all orders, consent orders or binding agreements issued by or entered into with a Governmental Entity under any applicable Environmental Law.

“Equity Award Exchange Ratio” shall have the meaning set forth in Section 1.5(b).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended and including the regulations promulgated thereunder.

“ERISA Affiliate” shall mean any entity that is a member of (i) a controlled group of corporations (as defined in Section 414(b) of the Code), (ii) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), (iii) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), or (iv) a “controlled group” within the meaning of Section 4001 of ERISA, any of which includes Talmer or any of its Subsidiaries or Chemical or any of its Subsidiaries, as applicable.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall have the meaning set forth in Section 2.1.

“Exchange Fund” shall have the meaning set forth in Section 2.1.

“Exchange Ratio” shall have the meaning set forth in Section 1.4(c).

“FDIC” shall mean the Federal Deposit Insurance Corporation.

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“Federal Reserve Board” shall mean the Board of Governors of the Federal Reserve System or its delegees.

“Form S-4” shall have the meaning set forth in Section 6.3(a).

“GAAP” shall mean United States generally accepted accounting principles.

“Governmental Entity” shall mean any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to United States federal, state or local government or other non-United States international, multinational or other government, including any department, commission, board, agency, instrumentality, political subdivision, bureau, official or other regulatory, administrative or judicial authority thereof and any self-regulatory organization.

“Gramm-Leach-Bliley Act” shall mean the Gramm-Leach-Bliley Act of 1999.

“Hazardous Material” shall mean petroleum, petroleum hydrocarbons or petroleum products, petroleum by-products, radioactive materials, asbestos or asbestos-containing materials, gasoline, diesel fuel, pesticides, radon, urea formaldehyde, mold, lead or lead-containing materials, or polychlorinated biphenyls; and any other chemicals, materials, substances or wastes in any amount or concentration that are regulated under or for which liability can be imposed under any Environmental Law.

“Indemnified Party” shall have the meaning set forth in Section 6.6(a).

“Injunction” shall have the meaning set forth in Section 7.1(d).

“Intended Tax Treatment” shall have the meaning set forth in Section 1.8.

“Joint Proxy Statement” shall have the meaning set forth in Section 6.3(a).

“Knowledge” shall mean the actual knowledge (without investigation) of such Person’s senior executive officers.

“Law” shall mean any statute, law, ordinance, rule, code, executive order, common law, injunction, judgment, decree, Order or regulation of any Governmental Entity.

“Liability” shall mean all indebtedness, obligations and other liabilities and contingencies of a Person, whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due.

“Lien” shall mean, with respect to any property or asset, any mortgage, lien, pledge, security interest, hypothecation or other encumbrance affecting such property or asset.

“Material Adverse Effect” shall mean with respect to Talmer, Chemical, or the Surviving Corporation, as the case may be, any fact, event, change, condition, development, circumstance, or effect that, individually or in the aggregate, (i) is or would be reasonably likely to be material and adverse to the business, assets, liabilities, properties, results of operations, or financial condition of such Party and its Subsidiaries taken as a whole (provided, however, that, with respect to this clause (i), a Material Adverse Effect shall not be deemed to include any adverse fact, event, change, condition, development, circumstance or effect to the extent arising from (A) changes, after the date hereof, in GAAP or regulatory accounting requirements applicable to banks and their holding companies, generally, in each case except to the extent such Party is affected in a disproportionate manner as compared to other community banks and their holding companies in the midwestern United States, (B) changes, after the date hereof, in Laws of general applicability to banks and their holding companies, generally, or interpretations thereof by Governmental Entities, in each case except to the extent such Party is affected in a disproportionate manner as compared to other community banks and their holding companies in the midwestern United States, (C) changes, after the date hereof, in global or national political conditions (including the outbreak of war or acts of terrorism) or in general economic or market conditions affecting banks and their holding companies, generally, in each case

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except to the extent such Party is affected in a disproportionate manner as compared to other community banks and their holding companies in the midwestern United States, (D) the taking of any action required or expressly permitted by, or the failure to take any action prohibited by, this Agreement, (E) the announcement or pendency of this Agreement or the transactions contemplated hereby, (F) the occurrence of any natural or man-made disaster, or (G) acts or omissions of (1) Talmer prior to the Effective Time taken at the written request of Chemical or with the prior written consent of Chemical or (2) Chemical prior to the Effective Time taken at the written request of Talmer or with the prior written consent of Talmer); or (ii) prohibits or materially impairs or would be reasonably likely to materially impair the ability of such Party to timely consummate the Merger and the related transactions contemplated by this Agreement.

“Materially Burdensome Regulatory Condition” shall have the meaning set forth in Section 6.1(a).

“Maximum Amount” shall have the meaning set forth in Section 6.6(c).

“MBCA” shall have the meaning set forth in Section 1.1.

“Merger” shall have the meaning set forth in the Recitals.

“Merger Consideration” shall have the meaning set forth in Section 1.4(c).

“Michigan Banking Code” means the Michigan Banking Code of 1999, as amended.

“Multiemployer Plan” means a multiemployer plan within the meaning of Section 3(37) of ERISA.

“NASDAQ” shall mean the NASDAQ Global Select Market.

“NLRB” shall mean the National Labor Relations Board.

“Option Cancellation Agreements” shall have the meaning set forth in Section 1.5(c).

“Option Cash-Out Consideration” shall have the meaning set forth in Section 1.5(c).

“Order” shall mean any award, injunction, judgment, decree, order, ruling or verdict or other similar decision issued, promulgated or entered by or with any Governmental Entity of competent jurisdiction.

“Party(ies)” shall have the meaning set forth in the Preamble.

“Permit” shall mean any grant, exemption, declaration, registration, filing, order, authorization, approval, consent, exception, accreditation, certificate, license, permit or franchise of, from or required by any Governmental Entity of competent jurisdiction or pursuant to any Law.

“Permitted Liens” shall mean with respect to any Person, (a) Liens for Taxes that are not yet due and payable or that may hereafter be paid without material penalty or that are being contested in good faith for which adequate accruals or reserves have been established on the books and records of such Person, (b) statutory Liens of landlords and workers’, carriers’ and mechanics’ or other like Liens incurred in the ordinary course of business for amounts that are not yet due and payable or that are being contested in good faith for which adequate accruals or reserves have been established on the books and records of such Person, (c) Liens and encroachments that do not materially interfere with the present use of the properties or assets they affect, (d) Liens that will be released prior to or as of the Closing, (e) Liens that are disclosed on the most recent consolidated balance sheet of such Person or notes thereto included in the Talmer SEC Reports or Chemical SEC Reports, as applicable, or securing liabilities reflected on such balance sheet, (f) Liens that were incurred in the ordinary course of business since the date of the most recent consolidated balance sheet of such Person, (g) Liens set forth in Section 9 of the Talmer Disclosure Schedules or Section 9 of the Chemical Disclosure Schedules, and (h) with respect to real property, whether owned or leased, any Lien that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Talmer or a Material Adverse Effect on Chemical, as applicable.

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“Person” shall mean an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, or other entity (including its permitted successors and assigns).

“Regulatory Agreement” shall have the meaning set forth in Section 3.12.

“Regulatory Approvals” shall have the meaning set forth in Section 6.1(a).

“Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, migrating, leaching, dumping or disposing of a Hazardous Material.

“Representatives” means, with respect to any Person, the officers, directors, managers, members, employees, consultants, accountants, brokers, financial advisors, legal counsel, agents, advisors and other representatives of that Person or of the Subsidiaries of that Person.

“SEC” shall mean the Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933.

“Site” shall mean, with respect to any Person, any real properties (in each case, including all soil, subsoil, surface waters and groundwater thereat) currently or previously owned, leased or operated by: (a) such Person or any of its Subsidiaries; (b) any predecessors of such Person or any of its Subsidiaries; or (c) any entities previously owned by such Person or any of its Subsidiaries.

“Stock Consideration” shall have the meaning set forth in Section 1.4(c).

“Subsidiary” shall mean, when used with respect to either Party, any bank, corporation, partnership, limited liability company, or other entity or organization, whether incorporated or unincorporated, that is consolidated with such Party for financial reporting purposes under GAAP.

“Subsidiary Plan of Merger” shall have the meaning set forth in Section 1.9.

“Support Agreement” shall have the meaning set forth in the Recitals.

“Surviving Bank” shall have the meaning set forth in the Recitals.

“Surviving Corporation” shall have the meaning set forth in the Recitals.

“Surviving Corporation Stock Award” shall have the meaning set forth in Section 1.5(d).

“Surviving Corporation Stock Option” shall have the meaning set forth in Section 1.5(b).

“Takeover Statute” shall mean any “moratorium,” “control share acquisition,” “fair price,” “shareholder protection,” “takeover,” or “interested shareholder” Law applicable to either Talmer or Chemical.

“Talmer” shall have the meaning set forth in the Preamble.

“Talmer Acquisition Agreement” shall have the meaning set forth in Section 6.9(d).

“Talmer Adverse Recommendation Change” shall have the meaning set forth in Section 6.9(d).

“Talmer Articles” shall mean the Articles of Incorporation of Talmer.

“Talmer Bank” shall have the meaning set forth in the Recitals.

“Talmer Benefit Plan” shall mean (a) any “employee benefit plan” within the meaning of Section 3(3) of ERISA, (b) any Talmer Stock Plan, and (c) any deferred compensation, retirement, defined contribution, defined

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benefit, pension, profit sharing, employee welfare, fringe benefit, flexible spending account, stock purchase, stock option, stock ownership, phantom stock, stock appreciation rights, restricted stock, restricted stock units, severance, separation, employment, change in control, vacation pay, leave of absence, layoff, salary continuation, sick leave, excess benefit, bonus or other incentive compensation, day or dependent care, legal services, cafeteria, health, life, accident, disability, workers’ compensation or other insurance, or other employee benefit plan, or Contract, program, or practice, whether written or oral, for the benefit of Talmer’s current or former officers, employees, independent contractors, or directors, in each case either (i) existing at the Closing Date and sponsored, maintained, or contributed to by Talmer or any Talmer Subsidiary, or (ii) existing at the Closing Date or prior thereto, in respect of which Talmer or any Talmer Subsidiary has any Liability.

“Talmer Board” shall have the meaning set forth in the Recitals.

“Talmer Board Recommendation” shall have the meaning set forth in Section 6.3(c).

“Talmer Bylaws” shall mean the Bylaws of Talmer.

“Talmer Call Reports” shall have the meaning set forth in Section 3.5(b).

“Talmer Capital Stock” shall mean the Talmer Common Stock, the Talmer Class B Common Stock, and the Talmer Preferred Stock.

“Talmer Certificates” shall have the meaning set forth in Section 2.1.

“Talmer Class B Common Stock” shall have the meaning set forth in Section 3.4(a).

“Talmer Common Stock” shall have the meaning set forth in Section 1.4(b).

“Talmer Continuing Directors” shall have the meaning set forth in Section 6.11(a).

“Talmer Disclosure Schedules” shall have the meaning set forth in Article III.

“Talmer Expense Reimbursement” shall mean the out-of-pocket fees and expenses (including fees and expenses of financial advisors, outside legal counsel, accountants, experts, consultants, and other representatives) actually incurred by or on behalf of Talmer in connection with the authorization, preparation, negotiation, execution, or performance of this Agreement and the transactions contemplated by this Agreement and the due diligence and evaluation by Talmer of the transactions contemplated by this Agreement, in an aggregate amount not to exceed $3,000,000.

“Talmer Financial Statements” shall have the meaning set forth in Section 3.5(a).

“Talmer Investment Banker” shall have the meaning set forth in Section 3.22.

“Talmer Material Contract” shall have the meaning set forth in Section 3.17(a).

“Talmer-Owned Intellectual Property” shall have the meaning set forth in Section 3.15.

“Talmer Preferred Stock” shall have the meaning set forth in Section 3.4(a).

“Talmer-Related Person” shall mean any shareholder owning five percent (5%) or more of the issued and outstanding Talmer Common Stock, any director or executive officer of Talmer or any Talmer Subsidiary, his or her spouses and children, any Affiliate of or member of the same household as such persons, and any Person of which such persons, alone or together, have control.

“Talmer SEC Reports” shall have the meaning set forth in Section 3.33(a).

“Talmer Share-Based Awards” shall have the meaning set forth in Section 3.4(b).

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“Talmer Shareholder Approval” shall have the meaning set forth in Section 6.3(c).

“Talmer Shareholder Meeting” shall have the meaning set forth in Section 6.3(c).

“Talmer Shareholders” shall mean the shareholders of Talmer.

“Talmer Site” shall mean a Site with respect to Talmer or any Talmer Subsidiary.

“Talmer Stock Award” shall have the meaning set forth in Section 1.5(d).

“Talmer Stock Options” shall have the meaning set forth in Section 1.5(b).

“Talmer Stock Plans” shall have the meaning set forth in Section 1.5(a).

“Talmer Subsidiary” shall have the meaning set forth in Section 3.1(b).

“Talmer Superior Proposal” shall mean any bona fide written Talmer Takeover Proposal that the Talmer Board has determined in its good faith judgment, after consultation with its financial advisors and outside legal counsel, is reasonably likely to be consummated in accordance with its terms and that is reasonably likely to result in the consummation of a transaction more favorable to the Talmer Shareholders than the Merger, taking into account such factors as the Talmer Board in good faith deems relevant, including legal, financial, regulatory and other aspects of the proposal, and any changes to the terms of this Agreement proposed by Chemical in response to such proposal or otherwise. For purposes of the definition of “Talmer Superior Proposal,” the references to “ten percent (10%)” in the definition of Talmer Takeover Proposal shall be deemed to be references to “fifty percent (50%).”

“Talmer Takeover Proposal” shall mean any inquiry, proposal, or offer from any Person (other than Chemical and its Subsidiaries) or “group”, within the meaning of Section 13(d) of the Exchange Act, of Persons relating to, in a single transaction or series of related transactions (other than any single transaction or series of related transactions to which Chemical has consented to in writing), any (i) acquisition of assets of Talmer and its Subsidiaries equal to more than ten percent (10%) of Talmer’s consolidated assets or to which more than ten percent (10%) of Talmer’s net income on a consolidated basis are attributable; (ii) acquisition of more than ten percent (10%) of the outstanding Talmer Common Stock or the capital stock of any Talmer Subsidiary; (iii) tender offer or exchange offer that, if consummated, would result in any Person or group of Persons beneficially owning more than ten percent (10%) of the outstanding Talmer Common Stock; (iv) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution, or similar transaction involving Talmer or any of its Subsidiaries; or (v) any combination of the foregoing types of transactions if the sum of the percentage of consolidated assets, consolidated net income, and Talmer Common Stock involved is more than ten percent (10%), in each case, other than the Merger.

“Tax” or “Taxes” shall mean any and all federal, state, local, or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, withholding, payroll, employment, excise, property, abandoned property, escheat, deed, stamp, alternative or add-on minimum, environmental, profits, windfall profits, transaction, license, lease, service, service use, occupation, severance, energy, transfer, real property transfer, recording, documentary, stamp, registration, unemployment, social security, workers’ compensation, capital, premium, and other governmental taxes, assessments, customs, duties or levies, whether disputed or not, together with any interest, penalties, additions to tax, or additional amounts with respect thereto.

“Tax Return” shall mean a report, return, or other information (including any amendments) required to be supplied to a Governmental Entity with respect to Taxes, including, where permitted or required, combined or consolidated returns for any group of entities that includes Talmer or any of its Subsidiaries or that includes Chemical or any of its Subsidiaries, as applicable.

“Termination Fee” shall have the meaning set forth in Section 8.2(a)(i).

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“Transaction Documents” means (a) the Joint Proxy Statement, (b) the Form S-4, and (c) any other documents to be filed with the SEC, the Federal Reserve Board or any other Governmental Entity in connection with the Merger.

“Trust Account Shares” shall mean any shares of Talmer Common Stock held in trust accounts (including grantor or rabbi trust accounts), managed accounts, and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties.

ARTICLE X
GENERAL PROVISIONS

10.1     Closing. On the terms and subject to conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m., or at another time designated by the Parties, on a date and at a place to be specified by the Parties, which date shall be no later than five (5) Business Days after the satisfaction or waiver (subject to applicable Law) of the latest to occur of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied or waived at the Closing), unless extended by mutual agreement of the Parties (the “Closing Date”).

10.2     Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants, and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those other covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time and this Article X.

10.3     Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given effective immediately if delivered personally, sent via facsimile (with confirmation), mailed by registered or certified mail (return receipt requested), delivered by an express courier (with confirmation), or delivered by email (with confirmation) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a)	if to Chemical, to:

Chemical Financial Corporation 235 E. Main Street P.O. Box 569 Midland, MI 48640 Attention: David B. Ramaker E-mail: david.ramaker@chemicalbankmi.com with a copy (which shall not constitute notice) to:

Chemical Financial Corporation 235 E. Main Street P.O. Box 569 Midland, MI 48640 Attention: William C. Collins, General Counsel

Warner Norcross & Judd LLP 900 Fifth Third Center 111 Lyon Street, N.W. Grand Rapids, MI 49503 Attention: Jeffrey A. Ott, Esq. Email: jott@wnj.com

and

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(b)	if to Talmer, to:

Talmer Bancorp, Inc. 2301 W. Big Beaver Rd. Troy, MI 48084 Attention: David Provost Email: dprovost@talmerbank.com with a copy (which shall not constitute notice) to:

Nelson Mullins Riley & Scarborough LLP 201 17th Street NW Suite 1700 Atlanta, GA 30363 Attention: J. Brennan Ryan, Esq. Email: brennan.ryan@nelsonmullins.com

10.4     Interpretation. When a reference is made in this Agreement to articles, sections, exhibits, or schedules, such reference shall be to an article or section of, or exhibit or schedule to, this Agreement, unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. This Agreement shall not be interpreted or construed to require any Person to take any action, or fail to take any action, if to do so would violate any applicable Law.

10.5     Entire Agreement. This Agreement (including the schedules and exhibits hereto, and the other documents and instruments referred to in this Agreement), together with the Confidentiality Agreement, constitutes the entire agreement between the Parties and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter of this Agreement, other than the Confidentiality Agreement.

10.6     Governing Law. This Agreement shall be governed and construed in accordance with the internal Laws of the State of Michigan applicable to contracts made and performed within such state, without regard to any applicable conflict of laws principles.

10.7     Exclusive Jurisdiction. Each of the Parties to this Agreement irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Circuit Courts of the State of Michigan or any federal courts of the United States of America sitting in the State of Michigan, and any appellate courts from any thereof, in any Action or proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such Action or proceeding shall be heard and determined in such Michigan court or, to the extent permitted by Law, in such federal court.

10.8     Waiver of Jury Trial. Each of the Parties waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any Action or proceeding directly or indirectly arising out of, under, or in connection with this Agreement or the transactions contemplated by this Agreement.

10.9     Publicity. Neither Party shall, and neither Party shall permit any of its Subsidiaries or agents to, issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the prior consent (which consent shall not be unreasonably withheld) of the other Party; provided, however, that either Party may, without the prior consent of the other Party (but after prior consultation with the other Party to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent required by Law or by the rules and regulations of NASDAQ after consultation with outside legal counsel.

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10.10     Assignment; Third-Party Beneficiaries.

(a)     Neither this Agreement nor any of the rights, interests, or obligations under this Agreement shall be assigned by either of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, each of the Parties and their respective successors and assigns. Other than (i) as otherwise specifically provided in Section 6.6 and (ii) Articles I and II (which, after the Effective Time, shall be for the benefit of holders of Talmer Common Stock and any holder of an award granted under a Talmer Stock Plan), this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any Person other than the Parties any rights or remedies under this Agreement.

(b)     No provision in this Agreement modifies or amends or creates any employee benefit plan, program, or document (each, a “Benefit Plan”) unless this Agreement explicitly states that the provision “amends” or “creates” that Benefit Plan, and no third party shall be entitled to enforce any provision of this Agreement on the grounds that it is an amendment to, or a creation of, a Benefit Plan, unless that provision explicitly states that such enforcement rights are being conferred. This provision shall not prevent the Parties to this Agreement from enforcing any provision of this Agreement. If a Person not entitled to enforce this Agreement brings a lawsuit or other action to enforce any provision in this Agreement as an amendment to, or creation of a Benefit Plan, and that provision is construed to be such an amendment or creation despite not being explicitly designated as one in this Agreement, that provision shall lapse retroactively, thereby precluding it from having any effect.

10.11     Enforcement. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the Parties shall be entitled to seek specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such Party is entitled at law or in equity. Each of the Parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security as a prerequisite to obtaining equitable relief.

10.12     Severability. If any term, provision, covenant, or restriction contained in this Agreement is held by a final and unappealable Order of a court of competent jurisdiction to be invalid, void, or unenforceable, then the remainder of the terms, provisions, covenants, and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired, or invalidated unless the effect would be to cause this Agreement to not achieve its essential purposes.

10.13     Counterparts. This Agreement may be executed in one or more counterparts which, taken together, shall constitute one and the same instrument. Executed counterparts of this Agreement shall be deemed to have been fully delivered and shall become legally binding if and when executed signature pages are received by facsimile or electronic mail transmission from a Party. If so delivered by facsimile or electronic mail transmission, the Parties agree, if requested by the other Party, to promptly send original, manually executed copies by nationwide overnight delivery service.

10.14     Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement, and, in the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

10.15     Calculation of Dates and Deadlines. Unless otherwise specified, any period of time to be determined under this Agreement shall be deemed to commence at 12:01 a.m. on the first full day after the specified starting date, event, or occurrence. Any deadline, due date, expiration date, or period-end to be calculated under this Agreement shall be deemed to end at 11:59 p.m. on the last day of the specified period. The time of day shall be determined with reference to the then-current local time in Michigan.

[Signature Page Follows]

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IN WITNESS WHEREOF, Chemical and Talmer have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

CHEMICAL FINANCIAL CORPORATION

By:	/s/ David B. Ramaker
Name:	David B. Ramaker
Title:	Chairman, Chief Executive Officer
and President

TALMER BANCORP, INC.

By:	/s/ David Provost
Name:	David Provost
Title:	Chief Executive Officer and President

Signature Page to Merger Agreement

EXHIBIT A-1

FORM OF TALMER SUPPORT AGREEMENT

SUPPORT AGREEMENT

This Support Agreement is entered into between Chemical Financial Corporation and the undersigned director of Talmer Bancorp, Inc. (the “Company”). The undersigned director hereby agrees in his or her individual capacity as a shareholder to vote his or her shares of Company Common Stock that are registered in his or her personal name (and agrees to use his or her reasonable efforts to cause all additional shares of Company Common Stock owned jointly by him or her with any other person or over which he or she has shared voting control to be voted) in favor of the Agreement and Plan of Merger by and between Chemical Financial Corporation and Company, dated January 25, 2016 (the “Agreement”). In addition, the undersigned director hereby agrees, that until the earlier of the record date of the Talmer Shareholder Meeting (as defined in the Agreement) or the termination of this Support Agreement, that he or she will not make any transfers of shares of Company Common Stock with the purpose of avoiding his or her agreements set forth in the preceding sentence and agrees to cause any permitted transferee of such shares to abide by the terms of this Support Agreement. The undersigned is entering into this Support Agreement solely in his or her capacity as an individual shareholder and, notwithstanding anything to the contrary in this Support Agreement, nothing in this Support Agreement is intended or shall be construed to require the undersigned, (i) in his or her capacity as a director of Company or (ii) in his or her capacity as a trustee, personal representative or other fiduciary capacity, to act or fail to act in accordance with his or her duties in such director or fiduciary capacity. Furthermore, the undersigned does not make any agreement or understanding herein in his or her capacity as a director of Company. Notwithstanding any contrary provision herein, this Support Agreement shall be effective from the date hereof and shall terminate and be of no further force and effect upon the earliest of (a) the obtainment of the Talmer Shareholder Approval (as defined in the Agreement); (b) the termination of the Agreement in accordance with its terms; or (c) a Talmer Adverse Recommendation Change (as defined in the Agreement). This Support Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same instrument.

Dated this ___ day of January, 2016.

CHEMICAL FINANCIAL CORPORATION

By:	David B. Ramaker
Its:	Chairman, Chief Executive Officer and President

DIRECTOR
By:

[Exhibit A-1]

EXHIBIT A-2

FORM OF CHEMICAL SUPPORT AGREEMENT

SUPPORT AGREEMENT

This Support Agreement is entered into between Talmer Bancorp, Inc. and the undersigned director of Chemical Financial Corporation (the “Company”). The undersigned director hereby agrees in his or her individual capacity as a shareholder to vote his or her shares of Company Common Stock that are registered in his or her personal name (and agrees to use his or her reasonable efforts to cause all additional shares of Company Common Stock owned jointly by him or her with any other person or over which he or she has shared voting control to be voted) in favor of the Agreement and Plan of Merger by and between Talmer Bancorp, Inc. and Company, dated January 25, 2016 (the “Agreement”). In addition, the undersigned director hereby agrees, that until the earlier of the record date of the Chemical Shareholder Meeting (as defined in the Agreement) or the termination of this Support Agreement, that he or she will not make any transfers of shares of Company Common Stock with the purpose of avoiding his or her agreements set forth in the preceding sentence and agrees to cause any permitted transferee of such shares to abide by the terms of this Support Agreement. The undersigned is entering into this Support Agreement solely in his or her capacity as an individual shareholder and, notwithstanding anything to the contrary in this Support Agreement, nothing in this Support Agreement is intended or shall be construed to require the undersigned, (i) in his or her capacity as a director of Company or (ii) in his or her capacity as a trustee, personal representative or other fiduciary capacity, to act or fail to act in accordance with his or her duties in such director or fiduciary capacity. Furthermore, the undersigned does not make any agreement or understanding herein in his or her capacity as a director of Company. Notwithstanding any contrary provision herein, this Support Agreement shall be effective from the date hereof and shall terminate and be of no further force and effect upon the earliest of (a) the obtainment of the Chemical Shareholder Approval (as defined in the Agreement); (b) the termination of the Agreement in accordance with its terms; or (c) a Chemical Adverse Recommendation Change (as defined in the Agreement). This Support Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same instrument.

Dated this ___ day of January, 2016.

TALMER BANCORP, INC.

By:	David Provost
Its:	Chief Executive Officer and President

DIRECTOR
By:

[Exhibit A-2]

ANNEX B

Article III of Chemical Financial Corporation’s Restated Articles of Incorporation, as amended, is deleted in its entirety and replaced with the following:

ARTICLE III

The total authorized capital stock of the Corporation is 102,000,000 shares of stock divided into two classes, as follows:

A.    100,000,000 shares of common stock, par value $1.00 per share; and

B.    2,000,000 shares of preferred stock, no par value.

The following provisions apply to the authorized capital stock of the corporation:

1.     Provisions Applicable to Common Stock.

a.      No Preference. None of the shares of common stock are entitled to any preferences, and each share of common stock is equal to every other share of common stock in every respect.

b.      Dividends. After payment or declaration of full dividends on all shares having a priority over the common stock as to dividends, and after making all required sinking or retirement fund payments, if any, on all classes of preferred stock and on any other stock of the corporation ranking with priority as to dividends or assets over the common stock, dividends on the shares of common stock may be declared and paid, but only when and as determined by the board of directors.

c.      Rights on Liquidation. On any liquidation, dissolution or winding up of the affairs of the corporation, after payment or setting aside of the full preferential amounts to which holders of all shares having priority over the common stock are entitled, the holders of the common stock will be entitled to receive pro rata all the remaining assets of the corporation available for distribution to shareholders. The board of directors may distribute in kind to the holders of common stock the remaining assets of the corporation or may sell, transfer or otherwise dispose of all or any part of the remaining assets to any person and may sell all or any part of the consideration so received and distribute any balance thereof in kind to holders of common stock. The merger or consolidation of the corporation into or with any other corporation, or the merger or consolidation of any other corporation into it, or any purchase or redemption of shares of stock of the corporation of any class, will not be deemed to be a dissolution, liquidation or winding up of the corporation for the purposes of this paragraph.

d.      Voting. At all meetings of shareholders of the corporation, the holders of the common stock are entitled to one vote for each share of common stock held by them respectively.

2.     Provisions Applicable To Preferred Stock.

a.      Provisions to be Fixed by the Board of Directors. The board of directors is expressly authorized at any time, and from time to time, to provide for the issuance of shares of preferred stock in one or more series, each having the designations and relative voting, distribution, dividend, liquidation, and other rights, preferences, and limitations, consistent with the Michigan Business Corporation Act, as amended, as are stated in the resolution or resolutions providing for the issuance of shares of preferred stock adopted by the board of directors, and as are not stated in these Restated Articles of Incorporation, or any amendments thereto, including (without limiting the generality of the foregoing) the following:

(1)    The distinctive designation and number of shares comprising the series, which number may (except where other-wise provided by the board of directors in creating the series) be increased or decreased (but

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not below the number of shares then issued and outstanding) from time to time by action of the board of directors.

(2)    The stated value of the shares of the series.

(3)    The dividend rate or rates on the shares of the series and the relation which dividends will bear to the dividends payable on any other class of capital stock or on any other series of preferred stock, the terms and conditions upon which and the periods in respect of which dividends will be pay-able, whether and upon what conditions dividends will be cumulative and, if cumulative, the date or dates from which dividends will accumulate.

(4)    Whether the shares of the series are redeemable and, if redeemable, whether redeemable for cash, property or rights, including securities of any other corporation, and whether redeemable at the option of the holder or the corporation or upon the happening of a specified event, the limitations and restrictions with respect to the redemption, the time or times when, the price or prices or rate or rates at which, the adjustments with which and the manner in which such shares are redeemable, including the manner of selecting shares of the series for redemption if less than all shares are to be redeemed.

(5)    The rights to which the holders of shares of the series are entitled, and the preferences, if any, over any other series (or of any other series over the series), upon the voluntary or involuntary liquidation, dissolution, distribution or winding up of the corporation, which rights may vary depending on whether the liquidation, dissolution, distribution or winding up is voluntary or involuntary, and, if voluntary, may vary at different dates.

(6)    Whether the shares of the series are subject to the operation of a purchase, retirement or sinking fund and, if so, whether and upon what conditions the fund will be cumulative or noncumulative, the extent to which and the manner in which the fund will be applied to the purchase or redemption of the shares of the series for retirement or to other corporation purposes and the terms and provisions relative to the operation thereof.

(7)    Whether the shares of the series are convertible into or exchangeable for shares of any other class or of any other series of any class of capital stock of the corporation or any other corporation, and, if so convertible or exchangeable, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of such conversion or exchange.

(8)    The voting powers, if any, of the shares of the series, and whether and under what conditions the shares of the series (alone or together with the shares of one or more of other series having similar provisions) are entitled to vote separately as a single class, for the election of one or more additional directors of the corporation or upon other matters.

(9)    Whether the issuance of any additional shares of the series, or of any shares of any other series, is subject to restrictions as to issuance, or as to the powers, preferences or rights of any other series.

(10)    Any other preferences, privileges and powers and relative participating, optional or other special rights, and qualifications, limitations or restrictions of the series, as the board of directors determines and as are not inconsistent with the provisions of these Restated Articles of Incorporation.

b.    Provisions Applicable to All Preferred Stock.

(1)    Subject to the designations, relative rights, preferences, and limitations applicable to separate series, each share shall be equal to every other share of the same class.

(2)    Shares of preferred stock redeemed, converted, exchanged, purchased, retired or surrendered to the corporation, or which have been issued and reacquired in any manner, may, upon compliance with any

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applicable provisions of the Michigan Business Corporation Act, as amended, be given the status of authorized and unissued shares of preferred stock and may be reissued by the board of directors as part of the series of which they were originally a part or may be reclassified into and reissued as part of a new series or as a part of any other series, all subject to the protective conditions or restrictions of any outstanding series of preferred stock.

(3)    Any of the voting, distribution, liquidation, or other rights, preferences, or limitations of a series may be made dependent upon facts or circumstances ascertainable outside of the Restated Articles of Incorporation or the resolution or resolutions providing for the issuance of shares of preferred stock adopted by the board of directors, if the manner in which the facts or events operate on the rights, preferences, or limitations is set forth in the Restated Articles of Incorporation or board resolution or resolutions.

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ANNEX C

[LETTERHEAD OF SANDLER O’NEILL & PARTNERS, L.P.]

January 25, 2016

Board of Directors

Chemical Financial Corporation

235 East Main Street

Midland, MI 48640

Gentlemen:

Chemical Financial Corporation (“Chemical”) and Talmer Bancorp, Inc. (“Talmer”) are proposing to enter into an Agreement and Plan of Merger (the “Agreement”) pursuant to which Talmer will merge with and into Chemical with Chemical being the surviving corporation (the “Merger”). Pursuant to the terms of the Agreement, upon the effective time of the Merger, each share of Talmer Class A common stock, $1.00 par value per share (“Talmer Common Stock”), except for certain shares of Talmer Common Stock as specified in the Agreement, shall be converted into the right to receive, (a) $1.61 in cash, without interest (the “Cash Consideration”), and (b) 0.4725 shares of Chemical common stock, $1.00 par value per share (the “Stock Consideration” and together with the Cash Consideration, the “Merger Consideration”). Capitalized terms used herein without definition shall have the meanings assigned to them in the Agreement. The terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to Chemical.

Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”, “we” or “our”), as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed and considered, among other things: (i) a draft of the Agreement, dated January 25, 2016; (ii) certain publicly available financial statements and other historical financial information of Chemical that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of Talmer that we deemed relevant; (iv) publicly available consensus mean analyst earnings per share estimates for Chemical for the years ending December 31, 2016 and December 31, 2017 as well as an estimated earnings per share growth rate for the years thereafter, as provided by the senior management of Chemical; (v) publicly available consensus mean analyst earnings per share estimates for Talmer for the years ending December 31, 2016 and December 31, 2017 as well as an estimated earnings per share growth rate for the years thereafter, as provided by the senior management of Talmer; (vi) the pro forma financial impact of the Merger on Chemical based on assumptions relating to transaction expenses, purchase accounting adjustments, regulatory costs and cost savings, as provided by the senior management of Chemical; (vii) the publicly reported historical price and trading activity for Chemical and Talmer common stock, including a comparison of certain stock market information for Chemical and Talmer common stock and certain stock indices as well as similar publicly available information for certain other similar companies the securities of which are publicly traded; (viii) a comparison of certain financial information for Chemical and Talmer with similar institutions for which publicly available information is available; (ix) the financial terms of certain recent business combinations in the commercial banking industry on a national basis, to the extent publicly available; (x) the current market environment generally and the banking environment in particular; and (xi) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of the senior management of Chemical the business, financial condition, results of operations and prospects of Chemical and held similar discussions with certain members of the senior management of Talmer regarding the business, financial condition, results of operations and prospects of Talmer.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by us from public sources, that was provided to us by Chemical or Talmer, or their respective representatives, or that was otherwise reviewed by us and we have assumed such accuracy and completeness for purposes of rendering this opinion without any independent verification or investigation. We have relied, at the direction of Chemical, without independent verification or investigation, on the

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assessments of the management of Chemical as to its existing and future relationships with key employees and partners, clients, products and services and we have assumed, with your consent, that there will be no developments with respect to any such matters that would affect our analyses or opinion. We have further relied on the assurances of the respective managements of Chemical and Talmer that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Chemical or Talmer, or any of their respective subsidiaries, nor have we been furnished with any such evaluations or appraisals. We render no opinion or evaluation on the collectability of any assets or the future performance of any loans of Chemical or Talmer. We did not make an independent evaluation of the adequacy of the allowance for loan losses of Chemical or Talmer, or the combined entity after the Merger, and we have not reviewed any individual credit files relating to Chemical or Talmer. We have assumed, with your consent, that the respective allowances for loan losses for both Chemical and Talmer are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Sandler O’Neill used publicly available consensus mean analyst earnings per share estimates for Chemical for the years ending December 31, 2016 and December 31, 2017 as well as an estimated earnings per share growth rate for the years thereafter, as provided by the senior management of Chemical, as well as publicly available consensus mean analyst earnings per share estimates for Talmer for the years ending December 31, 2016 and December 31, 2017 as well as an estimated earnings per share growth rate for the years thereafter, as provided by the senior management of Talmer. Sandler O’Neill also received and used in its pro forma analyses certain assumptions relating to transaction expenses, purchase accounting adjustments, regulatory costs and cost savings, as provided by the senior management of Chemical. With respect to the foregoing information, the senior managements of Chemical and Talmer confirmed to us that such information reflected (or, in the case of the publicly available mean analyst earnings per share estimates referred to above, were consistent with) the best currently available estimates and judgments of the senior managements of Chemical and Talmer, respectively, and we assumed that the financial results reflected in such information would be achieved. We express no opinion as to such estimates or judgments, or the assumptions on which they are based. We have also assumed that there has been no material change in Chemical’s or Talmer’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that Chemical and Talmer will remain as going concerns for all periods relevant to our analyses.

We have also assumed, with your consent, that (i) each of the parties to the Agreement will comply in all material respects with all material terms and conditions of the Agreement and all related agreements, that all of the representations and warranties contained in such agreements are true and correct in all material respects, that each of the parties to such agreements will perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements are not and will not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Chemical, Talmer or the Merger or any related transaction, (iii) the Merger and any related transactions will be consummated in accordance with the terms of the Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements, and (iv) the Merger will qualify as a tax-free reorganization for federal income tax purposes. Finally, with your consent, we have relied upon the advice that Chemical has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement.

Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We express no opinion as to the trading values of Chemical Common Stock or Talmer Common Stock after the date of this opinion or what the value of Chemical Common Stock will be once it is actually received by the holders of Talmer Common Stock.

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We have acted as Chemical’s financial advisor in connection with the Merger and will receive a fee for our services, a substantial portion of which is contingent upon consummation of the Merger. We will also receive a fee for rendering this opinion, which opinion fee will be credited in full towards any fee becoming payable to Sandler O’Neill on the day of closing of the Merger. Chemical has also agreed to indemnify us against certain claims and liabilities arising out of our engagement and to reimburse us for certain of our out-of-pocket expenses incurred in connection with our engagement. In the two years preceding the date of this opinion, we have provided certain other investment banking services to Chemical and received fees for such services. In addition, as we have previously advised you, in the two years preceding the date of this opinion, we have provided certain investment banking services to Talmer and received fees for such services. In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to Chemical, Talmer and their respective affiliates. We may also actively trade the equity and debt securities of Chemical and Talmer or their respective affiliates for our own account and for the accounts of our customers.

Our opinion is directed to the Board of Directors of Chemical in connection with its consideration of the Agreement and Merger and does not constitute a recommendation to any shareholder of Chemical as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the Merger. Our opinion is directed only to the fairness, from a financial point of view, of the Merger Consideration to Chemical and does not address the underlying business decision of Chemical to engage in the Merger, the form or structure of the Merger and/or other transactions contemplated in the Agreement, the relative merits of the Merger as compared to any other alternative transactions or business strategies that might exist for Chemical or the effect of any other transaction in which Chemical might engage. We also do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by any Chemical or Talmer officer, director or employee, or class of such persons, if any, relative to the amount of compensation to be received by any other shareholder. This opinion has been approved by Sandler O’Neill’s fairness opinion committee. This opinion shall not be reproduced without Sandler O’Neill’s prior written consent, provided however Sandler O’Neill will provide its consent for the opinion to be included in regulatory filings to be completed in connection with the Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair to Chemical from a financial point of view.

Very truly yours,

/s/ Sandler O’Neill & Partners, L.P.

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ANNEX D

January 25, 2016

The Board of Directors

Talmer Bancorp, Inc.

2301 West Big Beaver Road

Suite 525

Troy, MI 48084

Members of the Board:

You have requested the opinion of Keefe, Bruyette & Woods, Inc. (“KBW” or “we”) as investment bankers as to the fairness, from a financial point of view, to the common shareholders of Talmer Bancorp, Inc. (“TLMR”) of the Merger Consideration (as defined below) to be received by such shareholders in the proposed merger (the “Merger”) of TLMR with and into Chemical Financial Corporation (“CHFC”), pursuant to the Agreement and Plan of Merger (the “Agreement”) to be entered into by and between TLMR and CHFC. Pursuant to the Agreement and subject to the terms, conditions and limitations set forth therein, at the Effective Time (as defined in the Agreement), by virtue of the Merger and without any action on the part of TLMR, CHFC, the holders of shares of Class A common stock, par value $1.00 per share, of TLMR (“TLMR Common Stock”) or the holders of shares of common stock, par value $1.00 per share, of CHFC (“CHFC Common Stock”), each share of TLMR Common Stock issued and outstanding immediately prior to the Effective Time (except for shares of TLMR Common Stock owned, directly or indirectly, by TLMR or CHFC (in each case other than those held in a fiduciary capacity or as a result of debts previously contracted), shall be converted into the right to receive: (i) 0.4725 of a share of CHFC Common Stock (the “Stock Consideration”) and (ii) $1.61 in cash (the “Cash Consideration”). The Cash Consideration and the Stock Consideration, taken together, are referred to herein as the “Merger Consideration.” The terms and conditions of the Merger are more fully set forth in the Agreement.

The Agreement further provides that, following the Merger, Talmer Bank and Trust, a wholly owned subsidiary of TLMR (“Talmer Bank”), shall merge with and into Chemical Bank, a wholly owned subsidiary of CHFC (“Chemical Bank”), with Chemical Bank as the surviving entity, pursuant to a subsidiary plan of merger (such transaction, the “Bank Merger”).

KBW has acted as financial advisor to TLMR and not as an advisor to or agent of any other person. As part of our investment banking business, we are continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of their broker-dealer business and further to certain existing sales and trading relationships with TLMR and CHFC, KBW and its affiliates may from time to time purchase securities from, and sell securities to, TLMR and CHFC. As a market maker in securities, KBW and its affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of TLMR or CHFC for their own accounts and for the accounts of their customers and clients. We have acted exclusively for the board of directors of TLMR (the “Board”) in rendering this opinion and will receive a fee from TLMR for our services. A portion of our fee is payable upon the rendering of this opinion, and a significant portion is contingent upon the successful completion of the Merger. In addition, TLMR has agreed to indemnify us for certain liabilities arising out of our engagement.

In addition to this present engagement, in the past two years, both KBW and a broker-dealer acquired by an affiliate of KBW in June 2015 have provided investment banking and financial advisory services to TLMR and received compensation for such services. Both KBW and such broker-dealer served as underwriters in connection with the initial public offering of TLMR in February 2014. KBW also served as financial advisor to TLMR in

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connection with its acquisition of four banking subsidiaries of Capitol Bancorp Ltd. in January 2014 and as an underwriter in connection with a follow-on public offering of TLMR in August 2015. In the past two years, KBW has provided investment banking and financial advisory services to CHFC and received compensation for such services. KBW served as financial advisor to CHFC in connection with its acquisitions of Northwestern Bancorp in October 2014, Monarch Community Bancorp, Inc. in April 2015 and Lake Michigan Financial Corporation in May 2015, and as an underwriter in connection with a follow-on public offering of CHFC in September 2014. We may in the future provide investment banking and financial advisory services to TLMR or CHFC and receive compensation for such services.

In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the Merger and upon the financial and operating condition of TLMR and CHFC, including among other things, the following: (i) a draft of the Agreement dated January 25, 2016 (the most recent draft made available to us); (ii) the audited financial statements for the three fiscal years ended December 31, 2014, and the Annual Reports on Form 10-K for the two fiscal years ended December 31, 2014, of TLMR; (iii) the unaudited quarterly financial statements and Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2015, June 30, 2015 and September 30, 2015 of TLMR; (iv) certain unaudited quarterly and fiscal year-end financial results for the period ended December 31, 2015 of TLMR (provided to us by representatives of TLMR); (v) the audited financial statements and Annual Reports on Form 10-K for the three fiscal years ended December 31, 2014 of CHFC; (vi) the unaudited quarterly financial statements and Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2015, June 30, 2015 and September 30, 2015 of CHFC; (vii) certain draft and unaudited quarterly and fiscal year-end financial results for the period ended December 31, 2015 of CHFC (provided to us by representatives of CHFC); (viii) certain regulatory filings of TLMR, Talmer Bank, CHFC and Chemical Bank, including (as applicable) the quarterly reports on Form FRY-9C and Form FRY-9LP and the quarterly call reports filed with respect to each quarter during the three year period ended December 31, 2014 and the three quarters ended March 31, 2015, June 30, 2015 and September 30, 2015; (ix) certain other interim reports and other communications of TLMR and CHFC to their respective shareholders; and (x) other financial information concerning the businesses and operations of TLMR and CHFC that was furnished to us by TLMR and CHFC or which we were otherwise directed to use for purposes of our analyses. Our consideration of financial information and other factors that we deemed appropriate under the circumstances or relevant to our analyses included, among others, the following: (i) the historical and current financial position and results of operations of TLMR and CHFC; (ii) the assets and liabilities of TLMR and CHFC; (iii) the nature and terms of certain other merger transactions and business combinations in the banking industry; (iv) a comparison of certain financial and stock market information for TLMR and CHFC with similar information for certain other companies the securities of which are publicly traded; (v) financial and operating forecasts and projections of TLMR that were prepared by, and provided to us and discussed with us by, TLMR management and that were used and relied upon by us at the direction of such management and with the consent of the Board; (vi) publicly available consensus “street estimates” of CHFC for 2016 and 2017, as well as assumed long term growth rates provided to us by CHFC management, all of which information was discussed with us by such management and used and relied upon by us based on such discussions, at the direction of TLMR management and with the consent of the Board; and (vii) estimates regarding certain pro forma financial effects of the Merger on CHFC (including, without limitation, the cost savings and related expenses expected to result or be derived from the Merger) that were prepared (in consultation with CHFC management) by, and provided to and discussed with us by, the management of TLMR, and used and relied upon by us at the direction of TLMR management and with the consent of the Board. We have also performed such other studies and analyses as we considered appropriate and have taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. We have also held discussions with senior management of TLMR and CHFC regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as we have deemed relevant to our inquiry.

In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was provided to us or that was publicly available and we have not independently verified the accuracy or completeness of any such information or assumed any responsibility or liability for such verification, accuracy or completeness. We have relied upon the management of TLMR as to the reasonableness and achievability of the financial and operating forecasts and projections of TLMR and the estimates regarding certain pro forma financial effects of the Merger on CHFC referred to above (and the assumptions and bases for such forecasts, projections and estimates, including without limitation, the cost savings

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and related expenses expected to result or be derived from the Merger) and we have assumed, with the consent of TLMR, that such forecasts, projections and estimates were reasonably prepared on a basis reflecting the best currently available estimates and judgments of such management and that such forecasts, projections and estimates will be realized in the amounts and in the time periods currently estimated by such management. We have further relied, with the consent of TLMR, upon CHFC management as to the reasonableness and achievability of the publicly available consensus “street estimates” of CHFC and the assumed long-term growth rates provided to and discussed with us by such management referred to above and we have assumed, with the consent of TLMR, that such information was reasonably prepared on a basis reflecting, or in the case of the publicly available consensus “street estimates” of CHFC referred to above were consistent with, the best currently available estimates and judgments of CHFC management and that the forecasts, projections and estimates reflected in such information will be realized in the amounts and in the time periods currently estimated.

It is understood that the forecasts, projections, and estimates of TLMR and CHFC provided to us were not prepared with the expectation of public disclosure and that all of such forecasts, projections, and estimates, together with the publicly available consensus “street estimates” of CHFC referred to above that we were directed to use, is based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions and that, accordingly, actual results could vary significantly from those set forth in such information. We have assumed, based on discussions with the respective managements of TLMR and CHFC and with the consent of the Board, that all such information provides a reasonable basis upon which we could form our opinion and we express no view as to any such information or the assumptions or bases therefor. We have relied on all such information without independent verification or analysis and do not in any respect assume any responsibility or liability for the accuracy or completeness thereof.

We also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either TLMR or CHFC since the date of the last financial statements of each such entity that were made available to us. We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed, without independent verification and with your consent, that the aggregate allowances for loan and lease losses for TLMR and CHFC are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of TLMR or CHFC, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor have we examined any individual loan or credit files, nor did we evaluate the solvency, financial capability or fair value of TLMR or CHFC under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, we assume no responsibility or liability for their accuracy.

We have assumed, in all respects material to our analyses, the following: (i) that the Merger and any related transactions (including the Bank Merger) will be completed substantially in accordance with the terms set forth in the Agreement (the final terms of which we have assumed will not differ in any respect material to our analyses from the draft reviewed and referred to above) with no adjustments to the Merger Consideration; (ii) that the representations and warranties of each party in the Agreement and in all related documents and instruments referred to in the Agreement are true and correct; (iii) that each party to the Agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents; (iv) that there are no factors that would delay any necessary regulatory or governmental approval for the Merger or any related transaction or cause any necessary regulatory or governmental approval for the Merger or any related transaction to be subject to any adverse conditions, and that all conditions to the completion of the Merger and any related transaction will be satisfied without any waivers or modifications to the Agreement; and (v) that in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the Merger and any related transaction, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of TLMR, CHFC, the combined entity, or the contemplated benefits of the Merger, including the cost savings and related expenses expected to result or be derived from the Merger. We have assumed, in all respects material to our analyses, that the Merger will be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. We have further been advised by

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representatives of TLMR that TLMR has relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to TLMR, CHFC, the Merger, any related transaction (including the Bank Merger), and the Agreement. KBW has not provided advice with respect to any such matters.

This opinion addresses only the fairness, from a financial point of view, as of the date hereof, to the holders of TLMR Common Stock of the Merger Consideration to be received by such holders in the Merger. We express no view or opinion as to any other terms or aspects of the Merger or any term or aspect of any related transaction (including the Bank Merger), including without limitation, the form or structure of the Merger (including the form of Merger Consideration or the allocation thereof between cash and stock) or any related transaction, any consequences of the Merger or any related transaction to TLMR, its shareholders, creditors or otherwise, or any terms, aspects, merits or implications of any employment, consulting, voting, support, shareholder or other agreements, arrangements or understandings contemplated or entered into in connection with the Merger or otherwise. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof. It is understood that subsequent developments may affect the conclusion reached in this opinion and that KBW does not have an obligation to update, revise or reaffirm this opinion. Our opinion does not address, and we express no view or opinion with respect to, (i) the underlying business decision of TLMR to engage in the Merger or enter into the Agreement; (ii) the relative merits of the Merger as compared to any strategic alternatives that are, have been or may be available to or contemplated by TLMR or the Board; (iii) the fairness of the amount or nature of any compensation to any of TLMR’s officers, directors or employees, or any class of such persons, relative to the compensation to the holders of TLMR Common Stock; (iv) the effect of the Merger or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of TLMR (other than the holders of TLMR Common Stock solely with respect to the Merger Consideration, as described herein and not relative to the consideration to be received by holders of any other class of securities) or holders of any class of securities of CHFC or any other party to any transaction contemplated by the Agreement; (v) whether CHFC has sufficient cash, available lines of credit or other sources of funds to enable it to pay the aggregate amount of the Cash Consideration to the holders of TLMR Common Stock at the closing of the Merger; (vi) the actual value of CHFC Common Stock to be issued in the Merger; (vii) the prices, trading range or volume at which TLMR Common Stock or CHFC Common Stock will trade following the public announcement of the Merger or the prices, trading range or volume at which CHFC Common Stock will trade following the consummation of the Merger; (viii) any advice or opinions provided by any other advisor to any of the parties to the Merger or any other transaction contemplated by the Agreement; or (ix) any legal, regulatory, accounting, tax or similar matters relating to TLMR, CHFC, their respective shareholders, or relating to or arising out of or as a consequence of the Merger or any related transaction (including the Bank Merger), including whether or not the Merger would qualify as a tax-free reorganization for United States federal income tax purposes.

This opinion is for the information of, and is directed to, the Board (in its capacity as such) in connection with its consideration of the financial terms of the Merger. This opinion does not constitute a recommendation to the Board as to how it should vote on the Merger, or to any holder of TLMR Common Stock or any shareholder of any other entity as to how to vote in connection with the Merger or any other matter, nor does it constitute a recommendation regarding whether or not any such shareholder should enter into a voting, shareholders’, or affiliates’ agreement with respect to the Merger or exercise any dissenters’ or appraisal rights that may be available to such shareholder.

This opinion has been reviewed and approved by our Fairness Opinion Committee in conformity with our policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the holders of TLMR Common Stock in the Merger is fair, from a financial point of view, to such holders.

Very truly yours, Keefe, Bruyette & Woods, Inc.

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PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Directors and Officers

Chemical is obligated under the its Articles of Incorporation and Bylaws to indemnify its directors, officers, employees or agents and persons who serve or have served at the request of Chemical as directors, officers, employees, agents or partners of another corporation or other enterprise to the fullest extent permitted under the MBCA.

Sections 561 through 571 of the MBCA contain provisions governing the indemnification of directors and officers by Michigan corporations. That statute provides that a corporation has the power to indemnify a person who was or is a party or is threatened to be made a party to a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (other than an action by or in the right of the corporation), by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, whether for profit or not, against expenses (including attorneys’ fees), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit or proceeding, if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders, and with respect to a criminal action or proceeding, if the person had no reasonable cause to believe his or her conduct was unlawful. The termination of an action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders, and, with respect to a criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

Indemnification of expenses (including attorneys’ fees) and amounts paid in settlement is permitted in derivative actions, except that indemnification is not allowed for any claim, issue or matter in which such person has been found liable to the corporation unless and to the extent that a court decides indemnification is proper. To the extent that a director or officer has been successful on the merits or otherwise in defense of an action, suit or proceeding, or in defense of a claim, issue or matter in the action, suit or proceeding, the corporation shall indemnify him or her against actual and reasonable expenses (including attorneys’ fees) incurred by him or her in connection with the action, suit or proceeding, and any action, suit or proceeding brought to enforce the mandatory indemnification provided under the MBCA. The MBCA permits partial indemnification for a portion of expenses (including reasonable attorneys’ fees), judgments, penalties, fines and amounts paid in settlement to the extent the person is entitled to indemnification for less than the total amount.

A determination that the person to be indemnified meets the applicable standard of conduct and an evaluation of the reasonableness of the expenses incurred and amounts paid in settlement shall be made: (i) by a majority vote of a quorum of the board of directors who were not parties or threatened to be made parties to the action, suit or proceeding; (ii) if a quorum cannot be so obtained, by a majority vote of a committee of not less than two directors who are not, at the time, parties or threatened to be made parties to the action, suit or proceeding; (iii) by independent legal counsel; (iv) by all independent directors not parties or threatened to be made parties to the action, suit or proceeding; or (v) by the shareholders (excluding shares held by directors, officers, employees or agents who are parties or are threatened to be made parties to the action, suit, or proceeding). An authorization for payment of indemnification may be made by: (a) the board of directors by (i) a majority vote of all directors who are not parties or threatened to be made parties to the action, suit or proceeding, provided that there are at least two such directors, (ii) a majority vote of a committee of two or more directors who are not parties or threatened to be made parties to the action, suit or proceeding, (iii) a majority vote all “independent directors” who are not parties or threatened to be made parties to the action, suit or proceeding, provided that there is at least one such director, or (iv) if the corporation lacks the appropriate persons for alternatives (i) through (iii), by a majority vote of the entire board of directors; or (b) the shareholders (excluding shares held by directors, officers, employees or agents who are parties or threatened to be made parties to the action, suit, or proceeding). Under the MBCA, Chemical may indemnify a director without a determination that the director has met the applicable standard of conduct unless the director received a financial benefit to which he or she was not entitled, intentionally inflicted harm on the

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corporation or its shareholders, violated Section 551 of the MBCA (which prohibits certain dividends, distributions and loans to insiders of the corporation), or intentionally committed a criminal act. A director may file for a court determination of the propriety of indemnification in any of the situations set forth in the preceding sentence.

In certain circumstances, the MBCA further permits advances to cover such expenses before a final disposition of the proceeding, upon receipt of an undertaking, which need not be secured and which may be accepted without reference to the financial ability of the person to make repayment, by or on behalf of the director, officer, employee or agent to repay such amounts if it shall ultimately be determined that he or she has not met the applicable standard of conduct. If a provision in the articles of incorporation or bylaws, a resolution of the board or shareholders, or an agreement makes indemnification mandatory, then the advancement of expenses is also mandatory, unless the provision, resolution or agreement specifically provides otherwise.

The indemnification provisions of the MBCA are not exclusive of the rights to indemnification under a corporation’s articles of incorporation or bylaws or by agreement. However, the total amount of expenses advanced or indemnified from all sources combined may not exceed the amount of actual expenses incurred by the person seeking indemnification or advancement of expenses. The indemnification provided for under the MBCA continues as to a person who ceases to be a director, officer, employee or agent.

The MBCA permits Chemical to purchase insurance on behalf of its directors, officers, employees and agents against liabilities arising out of their positions with Chemical, whether or not such liabilities would be within the above indemnification provisions. Pursuant to this authority, Chemical maintains such insurance on behalf of its directors, officers, employees and agents.

Item 21. Exhibits and Financial Statements

The exhibits listed below in the “Exhibit Index” are part of this Registration Statement and are numbered in accordance with Item 601 of Regulation S-K.

Item 22. Undertakings

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) under the Securities Act of 1933, as amended, the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

The undersigned registrant undertakes that every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933, as amended, and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a

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claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Midland, State of Michigan, on March 31, 2016.

CHEMICAL FINANCIAL CORPORATION (Registrant)

By:	/s/ David B. Ramaker
David B. Ramaker Chairman, Chief Executive Officer and President (Principal Executive Officer)

By:	/s/ Lori A. Gwizdala
Lori A. Gwizdala Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

March 31, 2016	By	/s/ David B. Ramaker
David B. Ramaker Chairman, Chief Executive Officer and President (Principal Executive Officer)

March 31, 2016	By	/s/ Lori A. Gwizdala
Lori A. Gwizdala Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)

March 31, 2016	By	*/s/ Franklin C. Wheatlake
Franklin C. Wheatlake Lead Director

March 31, 2016	By	*/s/ Gary E. Anderson
Gary E. Anderson Director

March 31, 2016	By
James R. Fitterling Director

March 31, 2016		By	*/s/ Terence F. Moore
Terence F. Moore Director

March 31, 2016		By	*/s/ Larry D. Stauffer
Larry D. Stauffer Director

March 31, 2016		By	*/s/ John E. Pelizzari
John E. Pelizzari Director

March 31, 2016		By	*/s/ Richard M. Lievense
Richard M. Lievense Director

	*	By	/s/ Lori A. Gwizdala
Lori A. Gwizdala Attorney-In-Fact

EXHIBIT INDEX

Exhibit	Description
2.1	Agreement and Plan of Merger between Chemical Financial Corporation and Talmer Bancorp, Inc. Previously filed as Exhibit 2.1 to the registrant’s Current Report on Form 8-K filed on January 25, 2016. Here incorporated by reference.

3.1	Restated Articles of Incorporation of Chemical Financial Corporation. Previously filed as Exhibit 3.1 to the registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, filed with the SEC on May 5, 2011. Here incorporated by reference.

3.2	Bylaws of Chemical Financial Corporation. Previously filed as Exhibit 3.2 to the registrant’s Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on February 26, 2014. Here incorporated by reference.

4.1	Restated Articles of Incorporation of Chemical Financial Corporation. Exhibit 3.1 is here incorporated by reference.

4.2	Bylaws of Chemical Financial Corporation. Exhibit 3.2 is here incorporated by reference.

4.3	Long-Term Debt. The registrant has outstanding long-term debt which at the time of this report does not exceed 10% of the registrant’s total consolidated assets. The registrant agrees to furnish copies of the agreements defining the rights of holders of such long-term debt to the SEC upon request.

5.1	Opinion of Warner Norcross & Judd LLP regarding the validity of the securities being registered.

8.1	Opinion of Warner Norcross & Judd LLP regarding tax matters.

8.2	Opinion of Nelson Mullins Riley & Scarborough LLP regarding tax matters.

10.1	Chemical Financial Corporation Stock Incentive Plan of 2006.* Previously filed as Exhibit 10.1 to the registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2011, filed with the SEC on August 3, 2011. Here incorporated by reference.

10.2	Chemical Financial Corporation Deferred Compensation Plan for Directors.* Previously filed as Exhibit 10.2 to the registrant’s Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC on February 24, 2012. Here incorporated by reference.

10.3	Chemical Financial Corporation Deferred Compensation Plan.* Previously filed as Exhibit 10.1 to the registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, filed with the SEC on April 30, 2013. Here incorporated by reference.

10.4	Chemical Financial Corporation Supplemental Retirement Income Plan.* Previously filed as Exhibit 10.5 to the registrant’s Registration Statement on Form S-4, filed with the SEC on February 19, 2010. Here incorporated by reference.

10.5	Chemical Financial Corporation Stock Incentive Plan of 2012.* Previously filed as Appendix A to the registrant’s definitive proxy statement for the registrant’s 2012 Annual Meeting of Shareholders, filed with the SEC on March 1, 2012. Here incorporated by reference.

10.6	Chemical Financial Corporation Directors’ Deferred Stock Plan.* Previously filed as Exhibit 10.8 to the registrant’s Form 10-K for the year ended December 31, 2013, filed with the SEC on February 26, 2014. Here incorporated by reference.

Exhibit	Description
10.7	Chemical Financial Corporation Stock Incentive Plan of 2015.* Previously filed as Appendix C to the registrant’s definitive proxy statement for the registrant’s 2015 Annual Meeting of Shareholders, filed with the SEC on March 6, 2015. Here incorporated by reference.

10.8	Services Agreement, dated January 25, 2016, among Chemical Financial Corporation, Talmer Bank and Trust and Gary Torgow.

10.9	Services Agreement, dated January 25, 2016, among Chemical Financial Corporation, Talmer Bank and Trust and David Provost.

10.10	Services Agreement, dated January 25, 2016, among Chemical Financial Corporation, Talmer Bank and Trust and Dennis Klaeser.

21.1	Subsidiaries of Chemical Financial Corporation. Previously filed as Exhibit 21 to the registrant’s Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on February 26, 2016. Here incorporated by reference.

23.1	Consent of Warner Norcross & Judd, LLP (included in Exhibits 5.1 and 8.1 and here incorporated by reference).

23.2	Consent of Nelson Mullins Riley & Scarborough LLP (included in Exhibit 8.2 and here incorporated by reference).

23.3	Consent of Crowe Horwath LLP.

23.4	Consent of KPMG LLP.

24	Powers of Attorney.

99.1	Consent of Sandler O’Neill & Partners, L.P.

99.2	Consent of Keefe, Bruyette & Woods, Inc.

99.3	Form of Proxy for Chemical Financial Corporation.

99.4	Form of Proxy for Talmer Bancorp, Inc.

99.5	Form of Support Agreement, dated January 25, 2016, among Chemical Financial Corporation and Directors of Talmer Bancorp, Inc.

99.6	Form of Support Agreement, dated January 25, 2016, among Talmer Bancorp, Inc. and Directors of Chemical Financial Corporation.

*     These documents are management contracts or compensation plans or arrangements.